EXECUTION VERSION

INDENTURE

by and between

MCG Commercial Loan Trust 2006-1,

as the Issuer,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

not in its individual capacity but solely in its capacity

as the Trustee

Dated as of April 18, 2006

i

(continued)

(continued)

(continued)

EXHIBIT A-1:	Form of Class A-1 Rule 144A Global Note
EXHIBIT A-2:	Form of Class A-1 Regulation S Global Note
EXHIBIT A-3:	Form of Certificated Class A-2 Rule 144A Note
EXHIBIT A-4:	Form of Certificated Class A-2 Regulation S Note
EXHIBIT A-5:	Form of Certificated Class A-3 Rule 144A Note
EXHIBIT A-6:	Form of Certificated Class A-3 Regulation S Note
EXHIBIT A-7:	Form of Class A-3 Rule 144A Global Note
EXHIBIT A-8:	Form of Class A-3 Regulation S Global Note
EXHIBIT B-1:	Form of Class B Rule 144A Global Note
EXHIBIT B-2:	Form of Class B Regulation S Global Note
EXHIBIT C-1:	Form of Class C Rule 144A Global Note
EXHIBIT C-2:	Form of Class C Regulation S Global Note
EXHIBIT D-1:	Form of Class D Rule 144A Global Note
EXHIBIT D-2:	Form of Class D Regulation S Global Note
EXHIBIT E:	Form of Certificated Rule 144A Income Note
EXHIBIT F:	Form of Investor Certificate
EXHIBIT G:	Form of Funding Certificate
EXHIBIT H:	Form of Note Owner Certificate
EXHIBIT I:	Form of Legal Opinion of Dechert LLP (Counsel to Issuer)
EXHIBIT J:	Form of Legal Opinion of Dechert LLP (Counsel to Collateral Manager)
EXHIBIT K:	Form of Legal Opinion of In-House Counsel (Counsel to Trustee)
EXHIBIT L:	Form of Legal Opinion of Pepper Hamilton LLP (Delaware Counsel to Issuer)
EXHIBIT M:	Form of Legal Opinion of Dorsey & Whitney LLP (Minnesota Counsel to Issuer)
EXHIBIT N:	Form of Trust Receipt and Initial Certification
EXHIBIT O:	Form of Release of Required Collateral Documents

SCHEDULE A:	List of the Initial Collateral Debt Obligations
SCHEDULE B:	Moody’s Industry Classification Group List
SCHEDULE C:	S&P Industry Classification Group List
SCHEDULE D:	Diversity Score Calculation
SCHEDULE E:	Moody’s Risk Calculation
SCHEDULE F:	Independent Loan Valuation Services
SCHEDULE G:	S&P Effective Date Rating Materials

INDENTURE

THIS INDENTURE dated as of April 18, 2006 (as amended, modified, restated, replaced, substituted, supplemented, waived or extended from time to time, the “Indenture”) by and between MCG COMMERCIAL LOAN TRUST 2006-1, a Delaware statutory trust (the “Issuer”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, (not in its individual capacity but solely in its capacity as the trustee for the benefit of the Noteholders, the “Trustee”).

PRELIMINARY STATEMENT

The Issuer is duly authorized to execute and deliver this Indenture to provide for the issuance of the Notes as provided in this Indenture. All covenants and agreements made by the Issuer herein are for the benefit and security of the Holders of Secured Notes, the Collateral Manager, the Hedge Counterparty and the Trustee (collectively, the “Secured Parties”). The Issuer is entering into this Indenture, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

All things necessary to make this Indenture a valid agreement of the Issuer in accordance with its terms have been done.

GRANTING CLAUSES

The Issuer hereby Grants to the Trustee, for the benefit and security of the Secured Parties, all of its right, title and interest in, to and under the property described in clauses (a) through (e) below, and including in each case, whether now owned or existing, or hereafter acquired or arising, all accounts, Cash and currency, general intangibles, chattel paper, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, deposit accounts, investment property and any and all other property of any type or nature owned by it including, arising out of, or in relation to, the following:

(a) the Collateral Debt Obligations, Additional Collateral Debt Obligations, Substitute Collateral Debt Obligations, Equity Securities and Exchanged Equity Securities (listed as of the Closing Date on Schedule A to this Indenture and as such Schedule A may be modified, amended and revised by the Issuer subsequent to the Closing Date) which the Issuer causes to be delivered to the Trustee (directly or through a Securities Intermediary) herewith, all payments thereon or with respect thereto and all Collateral Debt Obligations, Equity Securities and Exchanged Equity Securities which are delivered to the Trustee (directly or through a Securities Intermediary) after the Closing Date pursuant to the terms hereof and all payments thereon or with respect thereto;

(b) the Accounts and the Concentration Account (as permitted under the Intercreditor and Concentration Account Administration Agreement), and all amounts deposited therein or credited thereto, and Eligible Investments purchased with funds on deposit in said accounts and all income from the investment of funds therein;

(c) the Collateral Management Agreement, the Hedge Agreement, the Collateral Administration Agreement, the Securities Purchase Agreement, the Class A-2 Note Purchase Agreement, the Class A-3 Note Purchase Agreement, the Credit and Warehouse Agreement, the Warehouse Conveyance Agreement, the Purchase and Sale Agreement, the Master Conveyance Agreement, the Intercreditor and Concentration Account Administration Agreement and the Joinder in the Intercreditor and Concentration Account Administration Agreement;

(d) all Cash and Money delivered to the Trustee (directly or through a Securities Intermediary); and

(e) all proceeds (including insurance proceeds), accessions, profits, income benefits, substitutions and replacements, whether voluntary or involuntary, of and to any of the property of the Issuer described in the preceding clauses (collectively, the “Collateral”).

Such Grants are made, however, in trust, to secure the Secured Notes equally and ratably without prejudice, priority or distinction between any Class of Secured Notes by reason of difference in time of issuance or otherwise, except as expressly provided in this Indenture, and to secure (i) the payment of all other sums payable under this Indenture and (ii) compliance with the provisions of this Indenture, all as provided in this Indenture (collectively, the “Secured Obligations”).

Except to the extent otherwise provided in this Indenture, the Issuer does hereby constitute and irrevocably appoint the Trustee the true and lawful attorney of the Issuer, with full power (in the name of the Issuer or otherwise), to exercise all rights of the Issuer with respect to the Collateral held for the benefit and security of the Secured Parties and to ask, require, demand, receive, settle, compromise, compound and give acquittance for any and all moneys and claims for moneys due and to become due under or arising out of any of the Collateral held for the benefit and security of the Secured Parties, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Trustee may deem to be necessary or advisable in the premises. The power of attorney granted pursuant to this Indenture and all authority hereby conferred are granted and conferred solely to protect the Trustee’s interest in the Collateral held for the benefit and security of the Secured Parties and shall not impose any duty upon the Trustee to exercise any power. This power of attorney shall be irrevocable as one coupled with an interest prior to the payment in full of all the obligations secured hereby.

Except to the extent otherwise provided in this Indenture, this Indenture shall constitute a security agreement under the laws of the State of New York applicable to agreements made and to be performed therein. Upon the occurrence of any Event of Default and in addition to any other rights available under this Indenture or any other instruments included in the Collateral held for the benefit and security of the Secured Parties or otherwise available at law or in equity, the Trustee shall have all rights and remedies of a secured party on default under the laws of the State of New York and other applicable law to enforce the related assignments and security interests contained herein and, in addition, shall have the right, subject to compliance with any mandatory requirements of applicable law, to sell or apply any rights and other interests assigned or pledged hereby in accordance with the terms hereof at public or private sale.

It is expressly agreed that anything therein contained to the contrary notwithstanding, the Issuer shall remain liable under any instruments included in the Collateral to perform all the obligations assumed by it thereunder, all in accordance with and pursuant to the terms and provisions thereof, and except as otherwise expressly provided herein, the Trustee shall not have any obligations or liabilities under such instruments by reason of or arising out of this Indenture, nor shall the Trustee be required or obligated in any manner to perform or fulfill any obligations of the Issuer under or pursuant to such instruments or to make any payment, to make any inquiry as to the nature or sufficiency of any payment received by it, to present or file any claim, or to take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

The Trustee acknowledges such Grants, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform the duties herein such that the interests of the Secured Parties may be adequately and effectively protected.

For the avoidance of doubt, all rights and interests of the Trustee as Securitization Agent (as defined in the Intercreditor and Concentration Account Administration Agreement) under the Intercreditor and Concentration Account Administration Agreement for the benefit of the Secured Parties hereunder shall be part of the Collateral.

ARTICLE I

DEFINITIONS

Section 1.01. Definitions

Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture. Whenever any reference is made to an amount the determination of which is governed by Section 1.03, the provisions of Section 1.03 shall be applicable to such determination or calculation, whether or not reference is specifically made to Section 1.03, unless some other method of calculation or determination is expressly specified in the particular provision.

“A/B Exchange”: An exchange or sale of one security (the “A Security”) and the subsequent delivery of or reinvestment in another security (the “B Security”) which shall be issued by the issuer or issuers of the A Security and shall have substantially identical terms to the A Security, except that one or more restrictions on the ability of the holder to sell or otherwise dispose of the A Security are intended to be inapplicable to the B Security and Cash or Cash equivalents in settlement of fractional or unauthorized denominations of A Securities tendered for exchange or B Securities received in exchange.

“Account Control Agreement”: The Account Control Agreement, dated as of the Closing Date, by and among the Issuer, the Trustee and the Custodian, as may be modified and supplemented and in effect from time to time.

“Accountant’s Certificate”: A certificate of a firm of Independent certified public accountants of recognized national reputation in the United States appointed by the Issuer pursuant to Section 10.06, which may be the firm of Independent Accountants that reviews or performs procedures with respect to the financial reports prepared by the Issuer or the Collateral Manager.

“Accounts”: Collectively, the Custodial Account, the Collection Account (consisting of the Principal Collection Subaccount, the Interest Collection Subaccount, the Income Notes Financed Principal Collection Subaccount and the Income Notes Financed Interest Collection Subaccount), the Unused Proceeds Account (consisting of the Secured Notes Unused Proceeds Account and the Income Notes Unused Proceeds Account), the Exposure Reserve Account, the Hedge Counterparty Collateral Account, the Class A-2 Holder Collateral Account, the Class A-3 Holder Collateral Account, the Special Reserve Account, the Closing Date Expense Account and the Expense Account.

“Additional Collateral Debt Obligation”: Any Collateral Debt Obligation other than a Substitute Collateral Debt Obligation that is purchased after the Closing Date by the Issuer with Unused Proceeds or proceeds from a Draw or Borrowing and pledged to the Trustee as security for the Secured Notes, excluding any Retained Interests.

“Administrative Expenses”: Amounts (including indemnities) due from, or accrued for the account of, the Issuer with respect to any Payment Date to (i) the Trustee for amounts owing to the Trustee pursuant to this Indenture; (ii) the Independent Accountants, agents and counsel of the Issuer for fees and expenses; (iii) the Rating Agencies for fees and expenses in connection with any rating

(including the annual surveillance fee payable with respect to the monitoring of any rating) of the Notes or in connection with the surveillance of any credit estimate issued with respect to any Collateral Debt Obligation, including fees and expenses due or accrued in connection with any rating of the Collateral Debt Obligations; (iv) the Collateral Manager and its counsel for fees (excluding the Collateral Management Fee), and expenses as provided in the Collateral Management Agreement; (v) the Collateral Administrator for the Collateral Administrator Fee and Collateral Administrator Expenses; (vi) any other Person in respect of any governmental fee, charge or tax; and (vii) any other Person in respect of any other fees, indemnities or expenses permitted under this Indenture and the documents delivered pursuant to or in connection with the other Transaction Documents; provided that Administrative Expenses shall not include any amounts due or accrued with respect to the actions taken on or in connection with the Closing Date to the extent paid or otherwise settled on or prior to the Closing Date.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by, or under common control with, such specified Person or is a director or officer of such specified Person; provided that “Affiliate” will not include any Person that is a Portfolio Investment. For the purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 10% or more of the voting securities of such Person or to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise. The Trustee may conclusively presume that a Person is not an Affiliate of another Person unless a Responsible Officer of the Trustee has actual knowledge to the contrary.

“Aggregate Collateral Balance”: With respect to any date of determination, an amount equal to the sum of (a) the Aggregate Principal Amount of the Collateral Debt Obligations, plus (b) the Aggregate Principal Amount of Cash and Eligible Investments representing Principal Collections (or purchased with Unused Proceeds prior to the Effective Date) other than any Principal Collections which were held as reserves for Exposure Amounts during the related Due Period, plus (c) on or prior to the Effective Date, all Unused Proceeds; provided that for purposes of calculating the Portfolio Percentage Limitations, the Base Management Fee and the Subordinated Management Fee, the Aggregate Collateral Balance shall be deemed to include (i) the excess, if any, of (a) the total amount of unfunded and unutilized Class A-2 Commitments over (b) the excess, if any, of (1) the total of all Exposure Amounts over (2) all amounts standing to the credit of the Exposure Reserve Account, and (ii) the total amount of unfunded and unutilized Class A-3 Commitments.

“Aggregate Drawn Amount”: At any time, with respect to the Class A-2 Notes and the Class A-3 Notes, collectively or as applicable, the aggregate amount of funded Class A-2 Commitments and Class A-3 Commitments in respect of all Class A-2 Notes and all Class A-3 Notes.

“Aggregate Fees and Expenses”: With respect to any Payment Date, the sum of (a) the Trustee Fee, the Class A-2 Note Agent Fee and Collateral Administrator Fee with respect to such Payment Date and any unpaid Trustee Fee, the Class A-2 Note Agent Fee and Collateral Administrator Fee accrued with respect to a previous Payment Date, (b) all unpaid expenses of the Collateral Manager payable by the Issuer pursuant to the Collateral Management Agreement accrued on or prior to such Payment Date, (c) the Trustee Expenses and Collateral Administrator Expenses with respect to such Payment Date and any unpaid Trustee Expenses and Collateral Administrator Expenses accrued with respect to a previous Payment Date, (d) taxes, registration and filing fees payable by the Issuer, if any, and (e) all other expenses of the Issuer payable on such Payment Date pursuant to clauses (A), (B) and (O) of the Interest Waterfall described herein and clauses (A) and (M) of the Principal Waterfall described herein (but only to the extent such clause refers to amounts payable pursuant to clause (A), (B) or (O) of the Interest Waterfall) (to the extent not included in clauses (a) through (d) above).

“Aggregate Principal Amount”: With respect to any date of determination, (a) when used with respect to any Pledged Securities, the sum of the Principal Balances of such Pledged Securities on such date of determination; (b) when used with respect to the Class A-2 Notes as a whole on any date of determination, the funded amount of all Class A-2 Commitments as of such date (and with respect to any specified Class A-2 Notes, the pro rata amount of funded Class A-2 Commitments applicable to such specified Class A-2 Notes), (c) when used with respect to the Class A-3 Notes as a whole on any date of determination (i) during the Initial Investment Period, the funded amount of all Class A-3 Commitments as of such date (and with respect to any specified Class A-3 Notes, the pro rata amount of funded Class A-3 Commitments applicable to such specified Class A-3 Notes) and (ii) following the Initial Investment Period, the principal amount of the Class A-3 Notes (or any specified Class A-3 Notes) as of the end of the Initial Investment Period reduced by all prior payments, if any, made with respect to the principal of the Class A-3 Notes (or such specified Class A-3 Notes), (d) when used with respect to any Notes as a whole (or any specified Notes of such Class), the original principal amount of such Class (or of such specified Notes) reduced by all prior payments, if any, made with respect to the principal of such Class (or such Notes, as the case may be), and, in the case of the Class C Notes or the Class D Notes, increased by the Cumulative Deferred Interest Amount (as determined with respect to the Payment Date preceding such date of determination) related to such Class (or such Notes, as the case may be), and (e) when used with respect to all of the Notes, the sum of (i) the Aggregate Principal Amount of the Class A Notes, (ii) the Aggregate Principal Amount of the Class B Notes, (iii) the Aggregate Principal Amount of the Class C Notes, (iv) the Aggregate Principal Amount of the Class D Notes and (v) the Aggregate Principal Amount of the Income Notes; provided that, (x) for purposes of determining the Collateral Coverage Tests as of any Measurement Date, the Aggregate Principal Amount of the Class A-2 Notes and the Aggregate Principal Amount of Collateral Debt Obligations (to the extent not otherwise double counting any amounts included in clause (a) above) shall include unfunded Class A-2 Commitments, up to a maximum amount equal to the total Exposure Amount minus any amounts in the Exposure Reserve Account as of such Measurement Date and (y) prior to the end of the Initial Investment Period, for purposes of determining the Collateral Coverage Tests as of any Measurement Date, the Aggregate Principal Amount of the Class A-3 Notes and the Aggregate Principal Amount of Collateral Debt Obligations, shall include unfunded Class A-3 Commitments.

“Aggregate Undrawn Amount”: At any time, with respect to the Class A-2 Notes and the Class A-3 Notes, individually or in the aggregate, as the context may require, the unutilized Class A-2 Commitments available for Borrowing by the Issuer and the unutilized Class A-3 Commitments, to be Drawn by the Issuer.

“Alternate Base Rate”: As of any date of determination, the sum of (x) the spread over LIBOR borne by the Class A-2 or Class A-3 Notes, as applicable, and (y) the greater of (i) Overnight LIBOR and (ii) the Federal Funds Rate plus 0.05%.

“Assigned Moody’s Rating”: The monitored publicly available rating or the monitored estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal and interest promised.

“Assumed Reinvestment Rate”: A rate per annum equal to the excess, if any, of (i) LIBOR (calculated assuming the applicable date of determination is a LIBOR Determination Date) over (ii) 1.0%.

“Authenticating Agent”: With respect to the Notes or any Class of Notes, the Person designated by the Trustee to authenticate such Notes on behalf of the Trustee pursuant to Section 6.16.

“Authorized Officer”: With respect to the Issuer, any Officer of the Issuer who is authorized to act for the Issuer in matters relating to, and binding upon, the Issuer; with respect to the Collateral

Manager, any Officer, employee or agent of the Collateral Manager who is authorized to act for the Collateral Manager in matters relating to, and binding upon, the Collateral Manager with respect to the subject matter of the request, certificate or order in question; and with respect to the Trustee or any other bank or trust company acting as trustee of an express trust or as Custodian, a Responsible Officer. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any Person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Available Funds”: With respect to any Payment Date, the amount of any positive Balance (of Cash and Eligible Investments) in the Collection Account as of the Calculation Date relating to such Payment Date and, with respect to any other date, such amount as of that date.

“Average Life”: On any date of determination with respect to any Collateral Debt Obligation, the quotient (as calculated by the Collateral Manager) obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one tenth thereof) from such date of determination to the respective dates of each successive Scheduled Distribution of principal of such Collateral Debt Obligation and (b) the respective amounts of principal of such Scheduled Distributions by (ii) the sum of all successive Scheduled Distributions of principal on such Collateral Debt Obligation.

“Balance”: On any date, with respect to Cash or Eligible Investments in any Account, the aggregate of (a) the face amount or current balance, as the case may be, of Cash, demand deposits, time deposits, certificates of deposit, bankers’ acceptances and federal funds; (b) the outstanding principal amounts of interest-bearing government and corporate securities, money market accounts and repurchase obligations; and (c) the purchase price (but not greater than the face amount) of non-interest-bearing government and corporate securities and commercial paper.

“Bank”: Wells Fargo Bank, National Association, a national banking association, in its individual capacity and not as Trustee.

“Bankruptcy Code”: Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as amended, and any successor statute thereto.

“Base Management Fee”: With respect to each Payment Date, an amount equal to 0.25% multiplied by the Aggregate Collateral Balance on the last day of the Due Period immediately preceding such Payment Date calculated on the basis of the actual number of days elapsed in the applicable period over a 360-day year.

“Borrowing”: Any borrowing by the Issuer (at the direction of the Collateral Manager) under the Class A-2 Notes.

“Borrowing Date”: With respect to a Borrowing, the date on which such Borrowing occurs, which must be a Business Day.

“Bridge Loan”: Any Collateral Debt Obligation that is incurred in connection with a merger, acquisition, consolidation, sale of all or substantially all of the assets of a Person, restructuring or similar transaction, which debt obligation (a) by its terms is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (other than any additional borrowing or refinancing if one or more financial institutions shall have provided the issuer of such debt obligation with a binding written commitment to provide the same) and (b) has, as determined by the Collateral Manager, an S&P Rating and a Moody’s Rating.

“Business Day”: (1) Any day other than Saturday, Sunday or a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in New York City or the city of the principal Corporate Trust Office of the Trustee or, in the case of the final payment of principal of a Note, the place of presentation of such Note or (2) for the purpose of (i) calculating the Note Interest Rate (including the determination of LIBOR Determination Dates) for the Notes, (ii) effecting a prepayment in respect of, or delivering a Borrowing request in connection with a Borrowing under, the Class A-2 Notes and (iii) delivering a notice of the Issuer’s intention to effect a Draw under the Class A-3 Notes, any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market and in New York City. To the extent action is required of the Paying Agent in Ireland, Dublin, Ireland shall be considered in determining Business Day for purposes of determining when such Paying Agent action is required.

“Calculation Agent”: The meaning specified in Section 6.17(a).

“Calculation Date”: With respect to any Payment Date, the last day of the related Due Period.

“Call Period”: The period commencing on (and including) the Payment Date occurring in April 2010 and continuing until the Stated Maturity Date.

“Call Premiums”: Any proceeds received with respect to the redemption of a Collateral Debt Obligation in excess of the due and unpaid interest on and the outstanding Aggregate Principal Amount of such Collateral Debt Obligation.

“Cash”: Such funds denominated in the currency of the United States of America as at the time shall be legal tender for payment of all public and private debts, including funds credited to a deposit account or a Securities Account.

“C-Basket Excess Amount”: The Aggregate Principal Amount of Collateral Debt Obligations owned by the Issuer as of any date of determination that are C-Basket Securities (excluding Current Pay Securities and Discount Securities) that is in excess of 35% of the Aggregate Collateral Balance.

“C-Basket Excess Securities”: The Aggregate Collateral Balance of those C-Basket Securities representing the C-Basket Excess Amount, selected by ranking all C-Basket Securities, as of any date of determination, from highest Market Value to lowest Market Value, with those ranking lowest in Market Value and having an Aggregate Collateral Balance in excess of the C-Basket Excess Amount constituting “C-Basket Excess Securities”.

“C-Basket Securities”: With respect to any date of determination, any Collateral Debt Obligations (other than Defaulted Obligations) that are Rated (i) “Caa1” and below by Moody’s or (ii) “B3” by Moody’s and on watch for possible downgrade or (x) “CCC+” and below by S&P or (y) “B-” by S&P and on watch for possible downgrade.

“Certificate”: A certificate representing a fractional undivided ownership interest in the Issuer pursuant to the Trust Agreement.

“Certificate of Authentication”: The meaning specified in Section 2.01.

“Certificated Class A-2 Note”: The meaning specified in Section 2.02(a)(ii).

“Certificated Class A-3 Note”: The meaning specified in Section 2.02(a)(ii).

“Certificated Income Note”: The meaning specified in Section 2.02(a)(iii).

“Certificated Notes”: The Certificated Class A-2 Notes, the Certificated Class A-3 Notes and the Certificated Income Notes, collectively and as applicable.

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Certificateholder”: The Holder of the Certificate.

“Class”: Each of the Class A-1 Notes, Class A-2 Notes, Class A-3 Notes, Class B Notes, Class C Notes, Class D Notes and the Income Notes.

“Class A/B Collateral Coverage Ratios”: The Class A/B Interest Coverage Ratio and the Class A/B Overcollateralization Ratio.

“Class A/B Collateral Coverage Tests”: The Class A/B Interest Coverage Test and the Class A/B Overcollateralization Test.

“Class A/B Interest Coverage Ratio”: On any date of determination, the ratio of (x) an amount equal to the Interest Coverage Amount for the Due Period in which such date of determination occurs to (y) an amount equal to the Interest on the Class A-1 Notes, Interest on the Class A-2 Notes and Class A-3 Notes, Class A-2 Commitment Fees and Class A-3 Commitment Fees, and Interest for the Class B Notes for the Payment Date immediately following such date of determination.

“Class A/B Interest Coverage Test”: On any date of determination on which any Class A Notes or Class B Notes remain Outstanding, a test that is satisfied if the Class A/B Interest Coverage Ratio on such date of determination equals or exceeds (a) with respect to any date of determination prior to the first Payment Date, 100.00% and (b) with respect to any subsequent date of determination, 120.00%.

“Class A/B Overcollateralization Ratio”: On any date of determination, the ratio of (x) the Overcollateralization Amount on such date to (y) an amount equal to the Aggregate Principal Amount of the Class A Notes then Outstanding and the Class B Notes then Outstanding.

“Class A/B Overcollateralization Test”: On any date of determination on which any Class A Notes or Class B Notes remain Outstanding, a test that is satisfied if the Class A/B Overcollateralization Ratio on such date of determination equals or exceeds 146.70%.

“Class A Break-Even Loss Rate”: At any time, the maximum percentage of defaults which the Current Portfolio or the Proposed Portfolio, as applicable, can sustain, as determined through the application of the S&P CDO Monitor for the then-applicable Minimum Weighted Average Spread, which, after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments, will result in sufficient funds remaining for the repayment of the principal of the Class A Notes in full and the timely payment of Interest on the Class A Notes, Class A-2 Commitment Fees and Class A-3 Commitment Fees.

“Class A Loss Differential”: At any time, the rate calculated by subtracting the Class A Scenario Default Rate from the Class A Break-Even Loss Rate at such time.

“Class A Notes”: The Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes.

“Class A Scenario Default Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with an “AAA” rating of the Class A Notes by S&P, determined by the application of the S&P CDO Monitor at such time.

“Class A-1 Notes”: The $106,250,000 in original principal amount Class A-1 First Priority Senior Notes due 2018.

“Class A-2 Borrowing Conditions”: The following conditions, all of which must be satisfied prior to any Borrowing:

(1) during the period prior to the first Payment Date, the Issuer may not request more than two separate Borrowings in any calendar week;

(2) the proceeds of such Borrowing will be applied to a Class A-2 Note Permitted Use;

(3) in no event may the Aggregate Principal Amount of the Class A-2 Notes at any time exceed the aggregate amount of Class A-2 Commitments;

(4) each Common Prepayment/Borrowing Condition is satisfied on and as of such Borrowing Date (both before and after giving effect to such Borrowing); and

(5) the Issuer has delivered a Borrowing request to the Class A-2 Note Agent (with a copy to each Holder of Class A-2 Notes) not less than one Business Day before the proposed Borrowing Date; provided that if such request is delivered less than three Business Days before the proposed Borrowing Date, the Alternate Base Rate will apply with respect to such Borrowing Date to the date which is three Business Days after such Borrowing request is delivered.

“Class A-2 Breakage Costs”: With respect to (i) any Prepayment of Class A-2 Notes (whether in connection with a permitted Prepayment of Borrowings due to acceleration or otherwise) or (ii) failure to effect a Borrowing on the scheduled date therefor after having submitted a Borrowing request to the Class A-2 Note Agent in accordance with the Class A-2 Note Purchase Agreements, the amounts payable to any Holder of Class A-2 Notes for any loss, cost and expense to such Holder of Class A-2 Notes attributable to such Prepayment or failed Borrowing. The loss to any Holder of Class A-2 Notes attributable to any such Prepayment or failed Borrowing will be deemed to be an amount determined by such Noteholder to be equal to either (i) the excess, if any, of (A) such Noteholder’s cost of funding the principal amount of such Prepayment or failed Borrowing, for the period from the date of such Prepayment or failed Borrowing to but excluding the next Payment Date over (B) the amount of interest obtainable by such Holder of Class A-2 Notes upon the redeployment (in deposits with leading banks which are rated “A-1+” by S&P and “P-1” by Moody’s) of an amount of funds equal to the amount of such Prepayment or failed Borrowing for the period from the date of such Prepayment or failed Borrowing to but excluding the next Payment Date or (ii) if such Holder of Class A-2 Notes is able to terminate the funding source of such Prepayment or failed Borrowing before its scheduled maturity date, any costs associated with such termination. The Issuer will pay such Holder of Class A-2 Notes the amount claimed by such Holder of Class A-2 Notes on the Payment Date following the Due Period in which such claim is made (together with interest thereon at the Note Interest Rate applicable to the Class A-2 Notes for the period from such prepayment or failure to borrow through such Payment Date). For any Holder of Class A-2 Notes that is an agent under the Class A-2 Note Purchase Agreements, references above to such Holder’s cost of funding, the amount of interest obtainable by such Holder of Class A-2 Notes upon redeployment of funds or other similar matters will include reference to the applicable members of the related ownership group under the Class A-2 Note Purchase Agreement.

“Class A-2 Commitment”: The maximum aggregate outstanding principal amount of advances (whether at the time funded or unfunded) that a Holder of Class A-2 Notes is obligated from time to time under its Class A-2 Note Purchase Agreement to make to the Issuer.

“Class A-2 Commitment Fee”: A commitment fee payable at a per annum rate equal to 0.20% on the Aggregate Undrawn Amount of the Class A-2 Commitments.

“Class A-2 Commitment Fee Amount”: With respect to the Class A-2 Notes as of any Payment Date, the sum of (a) the aggregate amount of Class A-2 Commitment Fee accrued during the related Due Period plus (b) any Class A-2 Commitment Fee Amount due but not paid on any prior Payment Date plus (c) any Defaulted Interest in respect of any Class A-2 Commitment Fee Amount due but not paid on any prior Payment Date (which Defaulted Interest shall accrue at the Note Interest Rate for the Class A-2 Notes).

“Class A-2 Commitment Period”: The period starting on and including the Closing Date and ending on and excluding the date upon which the Class A-2 Commitments have been reduced to zero and the Issuer is not permitted under the Class A-2 Note Purchase Agreements to request any further Borrowing.

“Class A-2 Commitment Reduction”: Has the meaning given in Section 9.02.

“Class A-2 Funding Event”: Prepayment of the Class A-2 Notes as permitted under the Class A-2 Note Purchase Agreements or any Borrowing under the Class A-2 Notes.

“Class A-2 Holder Collateral Account”: The Securities Account designated the Class A-2 Holder Collateral Account and established in the name of the Trustee pursuant to Section 10.02(i).

“Class A-2 Increased Costs”: For any Payment Date, amounts payable under certain circumstances by the Issuer to one or more of the Holders of Class A-2 Notes (or one or more of their respective Liquidity Providers) through the related Calculation Date under the increased cost provisions in the Class A-2 Note Purchase Agreements.

“Class A-2 Note Agent”: Wells Fargo Bank, National Association, in its capacity as Class A-2 Note Agent, together with its permitted successors and assigns.

“Class A-2 Note Agent Fee”: The quarterly fee payable to the Class A-2 Note Agent under the Class A-2 Note Purchase Agreements, which shall be included in and deemed paid in full for any Payment Date upon payment to the Trustee of the Trustee Fee payable for such Payment Date; provided that the Class A-2 Note Agent Fee will be payable on each Payment Date only to the extent that funds are available for such purpose in accordance with the Priority of Payments.

“Class A-2 Note Permitted Use”: Each of the following is a Class A-2 Note Permitted Use: (a) during the Initial Investment Period, to acquire Additional Collateral Debt Obligations, (b) during the Reinvestment Period, to acquire Substitute Collateral Debt Obligations (and, to the extent necessary, after the Reinvestment Period to acquire Substitute Collateral Debt Obligations pursuant to commitments by the Issuer to purchase such Substitute Collateral Debt Obligations made during the Reinvestment Period), and (c) at any time, to fund or provide for funding of Exposure Amounts under Delayed Draw Collateral Debt Obligations and Revolving Collateral Debt Obligations.

“Class A-2 Note Purchase Agreement”: Each of the Class A-2 Note Purchase Agreements, dated on or prior to the Closing Date, among the Issuer, the Class A-2 Note Agent and any of the Holders of the

Class A-2 Notes, as modified and supplemented and in effect from time to time (collectively, the “Class A-2 Note Purchase Agreements”).

“Class A-2 Note Register”: The meaning specified in Section 2.05(a).

“Class A-2 Notes”: The $50,000,000 in original principal amount Class A-2 First Priority Senior Revolving Notes due 2018.

“Class A-2 Prepayment Conditions”: Has the meaning specified in Section 9.01(d).

“Class A-3 Commitment”: The commitment of the Holders of Class A-3 Notes to fund Draws under the Class A-3 Notes during the Initial Investment Period.

“Class A-3 Commitment Fee”: A commitment fee payable at a per annum rate equal to 0.17% on the Aggregate Undrawn Amount of the Class A-3 Commitments.

“Class A-3 Commitment Fee Amount”: With respect to the Class A-3 Notes as of any Payment Date, the sum of (a) the aggregate amount of Class A-3 Commitment Fee accrued during the related Due Period plus (b) any Class A-3 Commitment Fee due but not paid on any prior Payment Date plus (c) any Defaulted Interest in respect of any Class A-3 Commitment Fee Amount due but not paid on any prior Payment Date (which Defaulted Interest shall accrue at the Note Interest Rate for the Class A-3 Notes).

“Class A-3 Commitment Period”: The period starting on and including the Closing Date and ending on the Class A-3 Commitment Termination Date.

“Class A-3 Commitment Termination Date”: The earliest of (i) April 15, 2007, (ii) the date on which the fourth Draw Date occurs and (iii) the date on which the Class A-3 Commitments are terminated automatically following an Event of Default of the type specified in Section 5.01(e), (g) or (h).

“Class A-3 Holder Collateral Account”: The Securities Account designated the Class A-3 Holder Collateral Account and established in the name of the Trustee pursuant to Section 10.02(i).

“Class A-3 Note Agent”: Wells Fargo Bank, National Association, in its capacity as Class A-3 Note Agent, together with its permitted successors and assigns.

“Class A-3 Note Purchase Agreement”: Each of the Class A-3 Note Purchase Agreements, dated on or prior to the Closing Date, by and among the Issuer, the Class A-3 Note Agent and any of the Holders of the Class A-3 Notes, as modified and supplemented and in effect from time to time.

“Class A-3 Note Register”: The meaning specified in Section 2.05(a).

“Class A-3 Notes”: The $85,000,000 in original principal amount Class A-3 First Priority Senior Delayed Draw Floating Rate Notes due 2018.

“Class B Break-Even Loss Rate”: At any time, the maximum percentage of defaults which the Current Portfolio or the Proposed Portfolio, as applicable, can sustain, as determined through the application of the S&P CDO Monitor for the then-applicable Minimum Weighted Average Spread, which, after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments provisions described herein, will result in sufficient funds remaining for the repayment of the principal of the Class B Notes in full and the timely payment of interest on the Class B Notes.

“Class B Loss Differential”: At any time, the rate calculated by subtracting the Class B Scenario Default Rate from the Class B Break-Even Loss Rate at such time.

“Class B Notes”: The $58,750,000 in original principal amount Class B Second Priority Senior Notes due 2018.

“Class B Scenario Default Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with an “AA” rating of the Class B Notes by S&P, determined by the application of the S&P CDO Monitor at such time.

“Class C Break-Even Loss Rate”: At any time, the maximum percentage of defaults which the Current Portfolio or the Proposed Portfolio, as applicable, can sustain, as determined through the application of the S&P CDO Monitor for the then-applicable Minimum Weighted Average Spread, which, after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments provisions described herein, will result in sufficient funds remaining for the repayment of the principal of the Class C Notes in full and the timely payment of interest on the Class C Notes.

“Class C Collateral Coverage Ratios”: The Class C Interest Coverage Ratio and the Class C Overcollateralization Ratio.

“Class C Collateral Coverage Tests”: The Class C Interest Coverage Test and the Class C Overcollateralization Test.

“Class C Interest Coverage Ratio”: On any date of determination, the ratio of (x) an amount equal to the Interest Coverage Amount for the Due Period in which such date of determination occurs to (y) an amount equal to the sum of (1) the Interest on the Class A Notes and Class A-2 Commitment Fees and Class A-3 Commitment Fees, plus (2) the Interest on the Class B Notes for the Payment Date related to such date of determination, plus (3) the Interest on the Class C Notes, in each case for the Payment Date immediately following such date of determination.

“Class C Interest Coverage Test”: On any date of determination on which any Class C Notes remain Outstanding, a test that is satisfied if the Class C Interest Coverage Ratio on such date of determination equals or exceeds, (a) with respect to any date of determination prior to the first Payment Date, 100.00% and (b) with respect to any subsequent date of determination, 115.00%.

“Class C Loss Differential”: At any time, the rate calculated by subtracting the Class C Scenario Default Rate from the Class C Break-Even Loss Rate at such time.

“Class C Notes”: The $45,000,000 in original principal amount Class C Third Priority Senior Subordinate Deferrable Notes due 2018.

“Class C Overcollateralization Ratio”: On any date of determination, the ratio of (x) the Overcollateralization Amount on such date to (y) an amount equal to the sum of (1) the Aggregate Principal Amount of the Class A Notes then Outstanding, plus (2) the Aggregate Principal Amount of the Class B Notes then Outstanding, plus (3) the Aggregate Principal Amount of the Class C Notes then Outstanding.

“Class C Overcollateralization Test”: On any date of determination on which any Class C Notes remain Outstanding, a test that is satisfied if the Class C Overcollateralization Ratio on such date of determination equals or exceeds 129.90%.

“Class C Scenario Default Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with an “A” rating of the Class C Notes by S&P, determined by the application of the S&P CDO Monitor at such time.

“Class D Break-Even Loss Rate”: At any time, the maximum percentage of defaults which the Current Portfolio or the Proposed Portfolio, as applicable, can sustain, as determined through the application of the S&P CDO Monitor for the then-applicable Minimum Weighted Average Spread, which, after giving effect to S&P’s assumptions on recoveries and timing and to the Priority of Payments provisions described herein, will result in sufficient funds remaining for the repayment of the principal of the Class D Notes in full and the timely payment of interest on the Class D Notes.

“Class D Collateral Coverage Ratios”: The Class D Interest Coverage Ratio and the Class D Overcollateralization Ratio.

“Class D Collateral Coverage Tests”: The Class D Interest Coverage Test and the Class D Overcollateralization Test.

“Class D Interest Coverage Ratio”: On any date of determination, the ratio of (x) an amount equal to the Interest Coverage Amount for the Due Period in which such date of determination occurs to (y) an amount equal to the sum of (1) the Interest for the Class A Notes and Class A-2 Commitment Fees and Class A-3 Commitment Fees, plus (2) the Interest for the Class B Notes, plus (3) the Interest for the Class C Notes, plus (4) the Interest for the Class D Notes, in each case, for the Payment Date immediately following such date of determination.

“Class D Interest Coverage Test”: On any date of determination on which any Class D Notes remain Outstanding, a test that is satisfied if the Class D Interest Coverage Ratio on such date of determination equals or exceeds, (a) with respect to any date of determination prior to the first Payment Date, 100.00% and (b) with respect to any subsequent date of determination, 110.0%.

“Class D Loss Differential”: At any time, the rate calculated by subtracting the Class D Scenario Default Rate from the Class D Break-Even Loss Rate at such time.

“Class D Note Interest Rate”: The Note Interest Rate applicable to the Class D Notes.

“Class D Notes”: The $47,500,000 in original principal amount Class D Fourth Priority Junior Subordinate Deferrable Notes due 2018.

“Class D Overcollateralization Ratio”: On any date of determination, the ratio of (x) the Overcollateralization Amount on such date to (y) an amount equal to the sum of (1) the Aggregate Principal Amount of the Class A Notes then Outstanding, plus (2) the Aggregate Principal Amount of the Class B Notes then Outstanding, plus (3) the Aggregate Principal Amount of the Class C Notes then Outstanding, plus (4) the Aggregate Principal Amount of the Class D Notes then Outstanding.

“Class D Overcollateralization Test”: On any date of determination on which any Class D Notes remain Outstanding, a test that is satisfied if the Class D Overcollateralization Ratio on such date of determination equals or exceeds 120.40%.

“Class D Scenario Default Rate”: At any time, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with a “BBB” rating of the Class D Notes by S&P, determined by the application of the S&P CDO Monitor at such time.

“Clearing Agency”: An organization registered as a clearing agency pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.

“Clearstream, Luxembourg”: Clearstream Banking, société anonyme.

“Closing Date”: April 18, 2006.

“Closing Date Expense Account”: The Securities Account designated the Closing Date Expense Account and established in the name of the Trustee pursuant to Section 10.02(j).

“Code”: The U.S. Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral”: The meaning specified in the Granting Clause of this Indenture.

“Collateral Administration Agreement”: The Collateral Administration Agreement, dated as of the Closing Date, by and among the Issuer, the Collateral Manager and the Collateral Administrator, as amended, modified and supplemented and in effect from time to time.

“Collateral Administrator”: Wells Fargo Bank, National Association, a national banking association, and its successors and permitted assigns.

“Collateral Administrator Expenses”: With respect to any Payment Date, an amount equal to the sum of all amounts (including indemnities) incurred by or otherwise owing to the Collateral Administrator during the preceding Due Period in accordance with the Collateral Administration Agreement other than the Collateral Administrator Fee.

“Collateral Administrator Fee”: With respect to any Payment Date (including the Final Maturity Date), a fee in an amount established in a letter agreement dated as of the Closing Date between the Issuer, the Collateral Manager and the Collateral Administrator and calculated based on the Aggregate Collateral Balance as of the related Calculation Date.

“Collateral Coverage Tests”: The Class A/B Collateral Coverage Tests, Class C Collateral Coverage Tests and Class D Collateral Coverage Tests.

“Collateral Debt Obligation”: Any U.S. Dollar-denominated (1) Loan or (2) Mezzanine Obligation, that, in each case, at the time the Issuer enters into a binding obligation to acquire it:

(a) provides for periodic payments of interest thereon in Cash no less frequently than semi-annually and does not permit the deferment or capitalization of payment of interest, unless such obligation or security is a Partial PIK Security;

(b) provides for a fixed amount of principal to be payable in Cash according to a fixed schedule or at maturity or upon another prepayment permitted pursuant to the Underlying Instruments;

(c) does not provide for either earlier amortization at a price of less than par or prepayment at a price of less than par;

(d) is not a Credit Risk Security (other than a Credit Risk Security pursuant to the proviso to the definition thereof), Current Pay Security, Defaulted Security, Equity Security or Exchanged Equity Security;

(e) is not the subject of an Offer, other than an Offer (i) pursuant to the terms of which the Obligor in respect of a debt obligation offers to acquire such debt obligation (including a Collateral Debt Obligation) for cash or immediately available funds and (ii) as to which the Collateral Manager has determined in its reasonable commercial judgment that such Obligor has sufficient access to financing to consummate the Offer;

(f) has an S&P Rating and a Moody’s Rating, or that is guaranteed as to the payment of principal and interest by the U.S. government or any agency or instrumentality thereof;

(g) does not have a rating from S&P which contains a subscript of “r”, “t”, “p”, “pi” or “q”;

(h) is not rated by S&P as to the payment of principal only or interest only, unless the Rating Condition as to S&P has been satisfied with respect to the acquisition of such obligation or security;

(i) does not subject the Issuer, with respect to payments due under its terms or proceeds of its disposal, to a withholding tax, other than a withholding tax as to which the Obligor or issuer must make additional payments so that the net amount received by the Issuer after satisfaction of such tax is the amount due to the Issuer before the imposition of any withholding tax;

(j) is not an obligation or security whose timely payment of principal and interest is subject to substantial non-credit related risk, as determined by the Collateral Manager;

(k) is eligible to be sold to the Issuer and pledged to the Trustee in accordance with its Underlying Instruments and the laws of the United States and any applicable state thereof and is not an obligation or security of an issuer or Obligor that is, or is domiciled in, a sovereign country with respect to which business transactions and other dealings are prohibited by any such laws;

(l) unless such obligation or security is a Delayed Drawdown Collateral Debt Obligation or Revolving Collateral Debt Obligation, does not require any future advances to be made to the related issuer or Obligor on or after the Closing Date;

(m) after giving effect to the inclusion of the Collateral Debt Obligation in the Collateral, not more than 15% of the Aggregate Principal Amount of Collateral Debt Obligations consist of obligations (including participations or certificates of beneficial ownership therein) that are principally secured by an interest in real property, a regular or residual interest in a real estate mortgage investment conduit or a stripped bond or stripped coupon representing a right to a payment on a real estate mortgage (or an interest therein);

(n) is not an operating lease;

(o) is not an obligation or security that is convertible into any currency different from the currency in which such obligation or security is denominated at closing;

(p) will not cause the Issuer to own more than 5% of the voting securities (or securities convertible into voting securities) of any issuer;

(q) is not an obligation or security with respect to which the Collateral Manager or any of its Affiliates is the Obligor thereunder;

(r) is not the primary obligation of an Obligor organized under the laws of, or whose principal place of business is located in, a country other than the United States, Canada, a Moody’s Group I Country, a Moody’s Group II Country, a Moody’s Group III Country or a Moody’s Group IV Country;

(s) does not mature after the Stated Maturity Date of the Secured Notes; and

(t) if such Collateral Debt Obligation is a Registration Required Obligation, is Registered.

“Collateral Documents”: The documents relating to the Collateral (including Certificated Securities and Instruments) that are held in physical form by the Custodian (on behalf of the Trustee) in accordance with Section 3.03 hereof.

“Collateral List”: An electronic list of the physical Collateral funded under or otherwise serving as collateral for the indebtedness under this Indenture which is to be held by the Custodian, in a form reasonably acceptable to the Custodian, as such list is provided by the Issuer to the Custodian and as such list may be amended, supplemented or modified from time to time in accordance with this Indenture. Such list shall contain such information as is reasonably necessary to permit the Custodian to perform the review process set forth in Section 3.03, including, but not limited to, with respect to each document to be inventoried by the Custodian.

“Collateral Management Agreement”: The Collateral Management Agreement, dated as of the Closing Date, between the Issuer and the Collateral Manager relating to the Notes and the Collateral, as amended, supplemented and otherwise modified and in effect from time to time to the extent permitted thereby and hereby.

“Collateral Management Fee”: The Base Management Fee and the Subordinated Management Fee.

“Collateral Manager”: MCG Capital Corporation, a Delaware corporation, and/or its permitted successors and assigns under the Collateral Management Agreement.

“Collateral Manager Order” and “Collateral Manager Request”: A written order or request dated and signed in the name of the Collateral Manager by an Authorized Officer of the Collateral Manager or, if the Issuer so elects in an Issuer Order, which may be in the form of a standing order, blanket order or request.

“Collateral Quality Tests”: Collectively, the Minimum Weighted Average Recovery Rate Test, the Moody’s Weighted Average Rating Test, the S&P CDO Monitor Test, the Weighted Average Coupon Test, the Weighted Average Life Test and the Weighted Average Spread Test.

“Collection Account”: The Securities Account designated the Collection Account and established in the name of the Trustee pursuant to Section 10.02(a).

“Collections”: With respect to any Payment Date, the sum of (i) the Interest Collections with respect to the applicable Due Period and (ii) the Principal Collections with respect to the applicable Due Period.

“Common Prepayment/Borrowing Conditions”: With respect to any Class A-2 Funding Event, each of the following conditions, as determined by the Collateral Manager:

(a) at the time of and immediately after giving effect to a Class A-2 Funding Event, no Default or Event of Default has occurred and is continuing or would result therefrom;

(b) no Special Amortization has occurred;

(c) at the time of and immediately after giving effect to such Class A-2 Funding Event, each of the Collateral Coverage Tests is satisfied (or, if such Class A-2 Funding Event is a Borrowing, all or a portion of the proceeds of such Borrowing are to be used to (1) during the Initial Investment Period, purchase one or more Additional Collateral Debt Obligations, (2) during the Reinvestment Period, purchase one or more Substitute Collateral Debt Obligations and (3) to fund any Exposure Amount as permitted herein and, with respect to each of subclauses (1) and (2) above, if immediately prior to such Borrowing one or more Collateral Coverage Tests was not satisfied, (x) such Collateral Coverage Test that was not satisfied will be either maintained or improved by such purchase and (y) each Collateral Coverage Test that was satisfied immediately prior to such Borrowing continues to be satisfied); and

(d) the representations and warranties of the Issuer in the Class A-2 Note Purchase Agreements are true and correct in all material respects (both before and after giving effect to such Class A-2 Funding Event).

“Controlling Class”: (a) The Class A Notes, so long as any Class A Notes remain Outstanding, (b) thereafter the Class B Notes, so long as any Class B Notes remain Outstanding, (c) thereafter the Class C Notes, so long as any Class C Notes remain Outstanding, and (d) thereafter the Class D Notes so long as any Class D Notes remain Outstanding.

“Corporate Trust Office”: The designated corporate trust office of the Trustee currently located at Sixth and Marquette Avenue, MAC N9311-161, Minneapolis, Minnesota 55479, or at such other address as the Trustee may designate from time to time by notice to the Noteholders, the Collateral Manager and the Issuer or the principal corporate trust office of any successor Trustee.

“Credit and Warehouse Agreement”: The Credit and Warehouse Agreement, dated as of June 9, 2005, among the Warehouse Fund, Merrill Lynch Capital Corp., an Affiliate of Merrill Lynch, and the Collateral Manager, as amended, supplemented and otherwise modified and in effect from time to time to the extent permitted thereby and hereby.

“Credit Event”: A “Credit Event” as defined in the 2003 ISDA Credit Derivatives Definitions.

“Credit Improved Security”: Any Collateral Debt Obligation that, in the Collateral Manager’s reasonable business judgment, has significantly improved in credit quality; provided that, if the rating of the Class A Notes has been reduced by one or more rating subcategories from that in effect on the Closing Date or withdrawn by Moody’s (unless it has been reinstated to the rating assigned on the Closing Date) or the rating of the Class B Notes or Class C Notes has been reduced by two or more rating subcategories from that in effect on the Closing Date or withdrawn by Moody’s (unless it has been reinstated to the rating assigned on the Closing Date), then such Collateral Debt Obligation will be considered a Credit Improved Security only if (1) (x) it has been upgraded by at least one rating subcategory by Moody’s or S&P since it was purchased by or for account of the Issuer or is, as of the date of the proposed sale thereof, on watch for possible upgrade by Moody’s or S&P, (y) has experienced a reduction in its credit spread of 10% or more compared to the credit spread at which such Collateral Debt Obligation was purchased by the Issuer, such reduction in spread being determined by reference to an applicable index selected by the Collateral Manager or (z) it is currently trading at a purchase price above par, unless a Majority of the Controlling Class votes to treat such Collateral Debt Obligation as a Credit Improved Security and (2) such Collateral Debt Obligation, in the Collateral Manager’s reasonable business judgment, has significantly improved in credit quality.

“Credit Risk Criteria”: With respect to any Collateral Debt Obligation, the occurrence of any of the following:

(a) such Collateral Debt Obligation has been downgraded or placed on watch list for possible downgrade by Moody’s or S&P after the date on which such Collateral Debt Obligation was purchased by the Issuer; or

(b) (i) the spread for such Collateral Debt Obligation has been increased since the date of purchase by (1) 0.25% or more (in the case of a Collateral Debt Obligation with a spread over the applicable reference rate selected by the Collateral Manager in the exercise of its reasonable business judgment (prior to such increase) less than or equal to 2.00%), (2) 0.375% or more (in the case of a Collateral Debt Obligation with a spread (prior to such increase) greater than 2.00% but less than or equal to 4.00%) or (3) 0.50% or more (in the case of a Collateral Debt Obligation with a spread (prior to such increase) greater than 4.00%), due, in each case, to a deterioration in the related borrower’s financial ratios or financial results in accordance with the underlying Collateral Debt Obligation or (ii) the Market Value of such Collateral Debt Obligation has decreased by at least 2.50% of the price paid by the Issuer for such Collateral Debt Obligation; or

(c) any event other than those specified on clauses (a) or (b) above, as the Collateral Manager has determined in its reasonable judgment, that results in such Collateral Debt Obligation becoming a Credit Risk Security so long as Moody’s has confirmed that the sale of such Collateral Debt Obligation will not result in a withdrawal or downgrade of its then current rating of any Class of Notes.

“Credit Risk Security”: Any Collateral Debt Obligation in the Collateral that is not a Defaulted Security but which, in the Collateral Manager’s reasonable business judgment, has a significant risk of declining in credit quality or becoming a Defaulted Security; provided that, if the rating of the Class A Notes has been reduced by one or more rating subcategories from that in effect on the Closing Date or withdrawn by Moody’s (unless it has been reinstated to the rating assigned on the Closing Date), or the rating of the Class B Notes or the Class C Notes has been reduced by two or more rating subcategories from that in effect on the Closing Date or withdrawn by Moody’s (unless it has been reinstated to the rating assigned on the Closing Date), then such Collateral Debt Obligation shall not be considered a Credit Risk Security unless it satisfies the Credit Risk Criteria.

“Cumulative Deferred Interest Amount”: With respect to any date of determination, the sum of the Deferred Interest Amounts, if any, for the Class C Notes and Class D Notes with respect to each Payment Date preceding such date of determination, less any amounts applied on preceding Payment Dates pursuant to the Priority of Payments to reduce such sum.

“Current Pay Security”: Any Collateral Debt Obligation (other than a DIP Loan) that is currently owned by the Issuer and that would be a Defaulted Security but for the exclusion of Current Pay Securities from the definition thereof and as to which (i) all payments due in cash have been paid, (ii) no principal payments the payment of which has been authorized by a court of competent jurisdiction are due and payable but unpaid and (iii) no capitalized interest is outstanding; provided that if following the occurrence of any event or condition of the type described in the definition of Defaulted Securities, there was an increase in the contractual rate of interest payable pursuant to the Underlying Instrument on such

Collateral Debt Obligation as in effect prior to such event or condition (the “Initial Contract Rate”) and no portion of interest at such Initial Contract Rate will be or is capitalized, such Collateral Debt Obligation may have outstanding capitalized interest in an amount no greater than the aggregate amount of the additional interest paid or accrued on such Collateral Debt Obligation on account of such increase) and, in any case, with respect to which the Collateral Manager has certified to the Trustee in writing that it believes, in its reasonable business judgment, that the issuer or Obligor of such Collateral Debt Obligation will continue to make scheduled payments of interest and principal thereon in cash and:

(a) (i) such Collateral Debt Obligation has (1) an issue rating of either (A) at least “Caa1” by Moody’s and the Market Value thereof is at least 80% of par or (B) at least “Caa2” by Moody’s, and the Market Value thereof is at least 85% of par and, in the case of a rating of “Caa1” or “Caa2”, such Collateral Debt Obligation is not on credit watch for downgrade by Moody’s and (2) an S&P issue rating either (A) “C” or higher and the Market Value thereof is at least 80% of par or (B) below “C” or unrated and the Market Value thereof is at least 85% of par, and (ii) if the Obligor is the subject of a bankruptcy proceeding, an order of the bankruptcy court shall have been entered that permits such Obligor to make scheduled interest payments on such Collateral Debt Obligation; or

(b) (i) the treatment of such Collateral Debt Obligation as a Current Pay Security satisfies the Rating Condition, (ii) if the Obligor is the subject of a bankruptcy proceeding, an order of the bankruptcy court shall have been entered that permits such Obligor to make the scheduled interest payments on such Collateral Debt Obligation and (iii) a Majority of the Controlling Class consents in writing to the treatment of such Collateral Debt Obligation as a Current Pay Security;

provided that the Aggregate Principal Amount of all Current Pay Securities cannot exceed 5% of the Aggregate Principal Amount of the Collateral Debt Obligations, and to the extent the Aggregate Principal Amount of all Collateral Debt Obligations that would otherwise be Current Pay Securities exceeds 5% of the Aggregate Principal Amount of the Collateral Debt Obligations, such Collateral Debt Obligations representing such excess Principal Balance shall not constitute Current Pay Securities.

“Current Portfolio”: The portfolio (measured by Aggregate Principal Amount) of Collateral Debt Obligations and Eligible Investments representing Principal Collections immediately prior to the sale, maturity or other disposition of a Collateral Debt Obligation or immediately prior to the acquisition of a Collateral Debt Obligation, as the case may be.

“Custodial Account”: A custodial account established with the Custodian in the name of the Trustee pursuant to Section 10.02(e).

“Custodian”: The meaning specified in Section 3.03(a).

“Cut-Off Date”: The meaning given in Section 1.03(f) and, in the case of the initial Cut-Off Date, shall be April 14, 2006.

“Default”: Any event or condition, the occurrence or existence of which would, with the giving of notice or lapse of time or both, become an Event of Default.

“Default Requirement”: With respect to any Collateral Debt Obligation, the threshold specified in the Underlying Instruments governing such Collateral Debt Obligation as to which such Collateral Debt Obligation may become or be declared due and payable before it would otherwise have been due and payable as a result of, or on the basis of, the occurrence of an event of default in respect of other indebtedness of the related Obligor in an aggregate amount above such threshold; provided that, if no such threshold is so specified, the Default Requirement shall be 5% of the stockholders’ equity of the issuer of or Obligor on such Collateral Debt Obligation as of the last day of the fiscal year for which the most recent audited financial statements of such issuer or Obligor are available.

“Defaulted Interest”: Any interest or, in the case of the Class A-2 Notes and the Class A-3 Notes, commitment fee, due and payable in respect of any Note which is not punctually paid or duly provided for on the applicable Payment Date or at the Stated Maturity Date and which remains unpaid. In no event shall interest which is deferred and capitalized as a Deferred Interest Amount for any Class of Deferrable Notes in accordance with Section 2.07(d) constitute Defaulted Interest.

“Defaulted Securities Amount”: At any time, the amount obtained by (a) first, determining for each Defaulted Security the lesser of (i) the product of (x) the lesser of (A) the Moody’s Recovery Rate for such Defaulted Security and (B) the S&P Priority Category Recovery Rate for such Defaulted Security multiplied by (y) the par amount of such Defaulted Security and (ii) the Market Value of such Defaulted Security and (b) second, summing the amounts obtained pursuant to the foregoing clause (a).

“Defaulted Security”: Any Collateral Debt Obligation:

(a) in respect of which (i) a default as to the payment of principal and/or interest has occurred (and, in the case of a Syndicated Loan, is continuing for more than 5 Business Days or, in the case of Middle Market Loan, is continuing for more than 10 Business Days) with respect to such Collateral Debt Obligation or (ii) except with respect to DIP Loans, the Collateral Manager has received notice, or as to which there is Publicly Available Information to the effect that a default as to the payment of principal and/or interest has occurred and is continuing with respect to one or more obligations of the Obligor ranking senior or pari passu in right of payment with such Collateral Debt Obligation in an aggregate amount equal to or greater than the Default Requirement (as to subclause (i) and subclause (ii), only so long as such default has not been cured or payment has not otherwise been made);

(b) as to which any bankruptcy, insolvency or receivership proceeding has been initiated in connection with the issuer of such Collateral Debt Obligation or there has been proposed or effected any distressed exchange or other debt restructuring where the issuer of such Collateral Debt Obligation has offered the debt holders a new security or package of securities that, in the reasonable judgment of the Collateral Manager, either (i) amounts to a diminished financial obligation or (ii) has the purpose of helping the issuer to avoid default;

(c) that is a participation interest in a loan or other debt security that would, if such loan or other debt security were a Collateral Debt Obligation, constitute a Defaulted Security under clause (a);

(d) that is a participation interest in a loan or other debt security (other than a participation interest in a loan or other debt security that would, if such loan or other debt security were a Collateral Debt Obligation, constitute a Defaulted Security) with respect to which (i) the short-term debt or deposit obligations of the Selling Institution are rated less than “P-1” by Moody’s, the long-term senior unsecured debt obligations of the Selling Institution are rated “D” or “SD” by S&P (or were so rated at the time such ratings were withdrawn), or any such debt or deposit obligations shall cease to be rated; or (ii) the Selling Institution has defaulted in the performance of any of its payment obligations under the related participation agreement;

(e) that is a Partial PIK Security if the portion of interest payable in cash thereon has not been paid in full when due;

(f) that is rated “D”, “SD” or “CC” or lower by S&P or was so rated when its rating was withdrawn by S&P, provided that the definition S&P Rating will not apply for the purposes of this clause (f); or

(g) that is designated to be a Defaulted Security by the Collateral Manager;

provided that a Current Pay Security will not be a Defaulted Security.

“Deferrable Notes”: The Class C Notes and the Class D Notes.

“Deferred Interest Amount”: The meaning specified in Section 2.07(d).

“Deferred Management Fee”: Any portion of the Base Management Fee and the Subordinate Management Fee that was due and payable in accordance with the Priority of Payments in respect of which the Collateral Manager elects to defer cash payment for one or more Payment Dates, plus interest on such amount accruing at the rate payable on the Class A-1 Notes.

“Delayed Drawdown Collateral Debt Obligation”: A Collateral Debt Obligation that (a) requires the Issuer to make one or more future advances to the Obligor under the instrument or agreement pursuant to which such Collateral Debt Obligation was issued or created, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, (c) does not permit the re-borrowing of any amount previously repaid and (d) as to which, on the date of acquisition thereof and on each date thereafter until all commitments to make advances to the borrower expire or are terminated or reduced to zero, it is assumed, for the purposes of the Collateral Quality Tests, that the principal balance thereof includes the maximum aggregate principal amount that may be drawn thereunder (assuming the satisfaction of each applicable condition precedent) after such date; provided that, on the date that all commitments by the Issuer to make advances to the borrower under such Delayed Drawdown Collateral Debt Obligation expire or are terminated or reduced to zero, such Collateral Debt Obligation shall cease to be a Delayed Drawdown Collateral Debt Obligation; provided, further that any Collateral Debt Obligation as to which the Collateral Manager retains a Retained Interest shall be treated as a term loan.

“Depository”: DTC, its nominees and their respective successors.

“Depository Participant”: A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of notes deposited with the Depository.

“DIP Loan”: Any interest in a loan or financing facility rated by (or with respect to which an estimated rating has been obtained from) Moody’s and S&P that is acquired directly by way of assignment (i) which is an obligation of a debtor-in-possession as described in Section 1107 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code) (a “Debtor”) organized under the laws of the United States or any State therein, (ii) which is paying interest on a current basis, (iii) the terms of which have been approved by an order of the United States Bankruptcy Court, the United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) and which order provides that: (a) such DIP Loan is secured by liens on the Debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code; (b) such DIP Loan is secured by liens of equal or senior priority on property of the Debtor’s estate that is otherwise subject to a lien pursuant to Section 364(d) of the Bankruptcy Code; (c) such DIP Loan is secured by junior liens on the Debtor’s encumbered assets and is fully secured based upon a current valuation or appraisal report; or (d) if the DIP Loan or any portion thereof is unsecured, the repayment of such DIP Loan retains priority over all other administrative expenses pursuant to § 364(c)(1) of the Bankruptcy Code; provided that, in the case of clause (d), prior to the acquisition of any such DIP Loan, the Rating Condition is satisfied with respect to the acquisition of such DIP Loan, and (iv) unless the Rating Condition is satisfied with respect to the acquisition of such DIP Loan, such Collateral Debt Obligation has an issue rating or estimated rating (a) either (1) at least “Caa1” by Moody’s and the Market Value thereof is at least 88% of par or (2) at least “Caa2” by Moody’s and the Market Value thereof is at least 90% of par and, in the case of a rating of “Caa1” or “Caa2”, such Collateral Debt Obligation is not on credit watch for downgrade and such rating shall have been confirmed by Moody’s since the time of the most recent filing of any petition or proceeding in bankruptcy, and (b) at least “CCC” by S&P (which rating shall have been confirmed by S&P since the most recent filing of any petition or proceeding in bankruptcy). The Issuer shall notify the Rating Agencies in writing of any amendment to any DIP Loan promptly upon receipt by the Issuer of notice thereof.

“Discount Securities”: Any Collateral Debt Obligation acquired by the Issuer (including Collateral Debt Obligations purchased by the Issuer prior to the Closing Date with financing obtained pursuant to the Credit and Warehouse Agreement) at a price that is less than 85% of par; provided that any Collateral Debt Obligation that is classified as a Discount Security upon its acquisition by the Issuer shall cease to be so classified beginning on the first day after such acquisition on which such Collateral Debt Obligation shall have maintained a Market Value equal to or greater than 90% of par for a period of 30 consecutive days.

“Discretionary Sale”: The meaning specified in Section 12.01(e).

“Distribution”: Any payment of principal, interest or fee or any distribution or premium payment made on, or in respect of, an obligation or security.

“Diversity Score”: A single number that indicates collateral concentration in terms of both issuer and industry concentration, as calculated using the formula set out in Schedule D attached hereto.

“Diversity Test”: A test satisfied on any date of determination on or after the Effective Date if the Diversity Score is equal to or greater than 25 (subject to the table set forth in the definition of Moody’s Weighted Average Rating Test); provided that the Diversity Test will be deemed satisfied if, as of such date of determination, the Diversity Score equals or exceeds the Minimum Diversity Score.

“Dollar” or “$”: A dollar or other equivalent unit in such coin or currency of the United States as at the time shall be legal tender for all debts, public and private.

“Downgrade Advance”: The meaning specified in the Class A-2 Note Purchase Agreement or Class A-3 Note Purchase Agreement, as applicable.

“Draw”: Any of the installments funding the Class A-3 Notes.

“Draw Date”: The date of any Draw.

“DTC”: The Depository Trust Company, a New York corporation.

“Due Date”: Each date on which a Scheduled Distribution is due on a Pledged Security.

“Due Period”: For the first Payment Date, the period from and including the Closing Date to and including the 10th day of the calendar month in which the first Payment Date occurs, and for any

Payment Date thereafter, the period from and including the 11th day of the calendar month in which the previous Payment Date occurred to and including the 10th day of the calendar month in which such Payment Date occurs.

“Effective Date”: The earliest to occur of (i) the Calculation Date occurring in April, 2007, (ii) the date on which the Collateral Manager certifies to the Trustee that 100% of the Expected Aggregate Principal Amount of the Collateral Debt Obligations have been purchased and (iii) such earlier date as selected by the Collateral Manager in accordance with an earlier termination of the Initial Investment Period.

“Effective Date Ratings Downgrade”: The meaning specified in Section 9.01(b).

“Eligible Asset”: Any Financial Asset, either fixed or revolving, that by its terms converts into Cash within a finite time period plus any right or other asset designed to assure the servicing or timely distribution of proceeds to securityholders.

“Eligible Financial Institution”: A corporation or trust company, (a) organized and doing business under the laws of the United States or of any state thereof and authorized under such laws to exercise corporate trust powers, (b) having a combined capital and surplus of at least $200,000,000, (c) subject to supervision or examination by federal or state authority, (d) having a rating of at least “Baa1” by Moody’s and “BBB+” by S&P, (e) having an office within the United States, (f) that is not affiliated, as that term is defined in Rule 405 under the Securities Act, with the Issuer, the Collateral Manager or with any Person involved in the organization or operation of the Issuer and (g) which does not offer or provide credit or credit enhancement to the Issuer. If such corporation or trust company publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of determining whether such corporation or trust company constitutes an Eligible Financial Institution, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of conditions so published.

“Eligible Investments”: Any funds denominated in U.S. Dollars and any U.S. Dollar-denominated investment that, at the time it is Granted to the Trustee, is one or more of the following obligations or securities, including those investments for which the Trustee or an Affiliate of the Trustee provides services:

(a) direct Registered obligations of, and Registered obligations the timely payment of principal of and interest on which is fully and expressly guaranteed by, the United States of America, or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(b) demand and time deposits in, certificates of deposit of, banker’s acceptances issued by, or federal funds sold by a depository institution or trust company (including the Trustee) incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities so long as the commercial paper or other debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or the contractual commitment providing for such investment has a credit rating of “AAA” by S&P and “Aaa” by Moody’s (and if so rated by Moody’s, is not on watch for possible downgrade) in the case of debt obligations other than commercial paper and time deposits, and “A-1” (or, if other than overnight deposits, “A-1+”) by S&P (provided that such debt obligations are in overnight funds only) and “P-1” by Moody’s (and if so rated by Moody’s, is not on watch for possible downgrade) in the case of commercial paper and time deposits;

(c) Registered debt securities bearing interest or sold at a discount issued by any corporation under the laws of the United States of America or any state thereof that have a credit rating of “AAA” by S&P and “Aaa” by Moody’s at the time of such investment or the contractual commitment providing for such investment;

(d) unleveraged repurchase obligations with respect to any security described in clause (a) above, entered into with a depository institution or trust company (acting as principal) described in clause (b) above or entered into with a corporation (acting as principal) whose short-term debt has a credit rating of “A-1+” by S&P and “P-1” by Moody’s at the time of such investment in the case of any repurchase obligation for a security having a maturity not more than 183 days from the date of its issuance or whose long-term debt has a credit rating of “AAA” by S&P and “Aaa” by Moody’s at the time of such investment in the case of any repurchase obligation for a security having a maturity more than 183 days from the date of its issuance;

(e) commercial paper or other short term obligations having at the time of such investment a credit rating of “A-1+” by S&P and “P-1” by Moody’s, which are either bearing interest or are sold at a discount from the face amount thereof and that have a maturity of not more than 183 days from their date of issuance; provided that, in the case of commercial paper with a maturity of longer than 91 days, the issuer of such commercial paper (or, in the case of a principal depository institution in a holding company system, the holding company of such system), if rated by the Rating Agencies, must have at the time of such investment a long-term credit rating of “AAA” by S&P and “Aaa” by Moody’s;

(f) U.S. money market funds with respect to any investments described in clauses (a) through (e) above having, at the time of such investment, a credit rating of not less than “AAAm” or “AAAmg” by S&P and (if such funds are rated by Moody’s) “Aaa” by Moody’s (including those for which the Trustee is investment manager or advisor); and

(g) any other investments that satisfy the Rating Condition;

provided that (x) Eligible Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities as mature no later than the Business Day prior to the Payment Date next succeeding the date of investment in such obligations or securities, or are investments of the type described in clause (f) above, in which event such Eligible Investments may mature on such Payment Date, (y) none of the foregoing obligations or securities shall constitute Eligible Investments if all, or substantially all, of the remaining amounts payable thereunder shall consist of interest and not principal payments, if such security is purchased at a price in excess of 100% of par, if such security is subject to an Offer or if such security is subject to substantial non-credit related risk, as determined by the Collateral Manager or if such security is rated by S&P and such rating includes the subscript “r”, “t”, “p”, “pi” or “q” and (z) none of the foregoing obligations shall constitute Eligible Investments if the income from such obligation or security is or will be subject to deduction or withholding for or on account of any withholding or similar tax, unless the issuer is required to make gross up payments equal to the full amount of any such withholding tax, or the acquisition (including the manner of acquisition), ownership, enforcement or disposition of such obligation or security will subject the Issuer to net income tax in any jurisdiction other than its jurisdiction of incorporation. Eligible Investments may not include obligations secured by real property, including mortgage-backed securities.

“Entitlement Holder”: The meaning specified in Section 8-102(a)(7) of the UCC.

“Equity Security”: Any security that by its terms does not provide for periodic payments of interest at a stated coupon rate and repayment of principal at a stated maturity (other than a Zero Coupon Security), any other security that is not eligible for purchase by the Issuer as a Collateral Debt Obligation and any security which the Issuer had initially purchased as part of a unit with a Collateral Debt Obligation and which has been detached from the Collateral Debt Obligation and which is itself not eligible for purchase by the Issuer; provided that Equity Security shall not include an Exchanged Equity Security.

“ERISA”: The U.S. Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“Euroclear”: The Euroclear Clearance System plc.

“Event of Default”: The meaning specified in Section 5.01.

“Excel Default Model Input File”: An electronic spreadsheet file to be provided to S&P, which file shall include the following information (to the extent such information is not confidential) with respect to each Collateral Debt Obligation: (a) the name and country of domicile of the issuer thereof and the particular issue held by the Issuer, (b) the CUSIP or other applicable identification number associated with such Collateral Debt Obligation, (c) the par value of such Collateral Debt Obligation, (d) the type of issue (including, by way of example, whether such Collateral Debt Obligation is a bond, loan or asset-backed security), using such abbreviations as may be selected by the Issuer, (e) a description of the index or other applicable benchmark upon which the interest payable on such Collateral Debt Obligation is based (including, by way of example, fixed rate, step-up rate, zero coupon and LIBOR), (f) the coupon (in the case of a Collateral Debt Obligation which bears interest at a fixed rate) or the spread over the applicable index (in the case of a Collateral Debt Obligation which bears interest at a floating rate), (g) the S&P Industry Classification Group for such Collateral Debt Obligation, (h) the stated maturity date of such Collateral Debt Obligation, (i) the S&P rating of such Collateral Debt Obligation or the issuer thereof, as applicable and (j) the priority category assigned by S&P to such Collateral Debt Obligation, if available, and (k) such other information as the Collateral Manager may determine to include in such file.

“Exchange Act”: The U.S. Securities Exchange Act of 1934, as amended, and any successor statute thereto.

“Exchanged Equity Security”: Any Equity Security received by the Issuer in exchange for a Collateral Debt Obligation or a portion thereof in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the issuer thereof and that is not eligible for purchase by the Issuer as a Collateral Debt Obligation.

“Expected Aggregate Principal Amount”: An Aggregate Principal Amount of Collateral Debt Obligations at least equal to $500,000,000.

“Expected Sale Proceeds”: The sum of the proceeds as measured by the Market Value of each type of Collateral Debt Obligation (as set out in the table below) multiplied by the applicable factor (as set out in the table below, without interpolation) based on the number of days that will elapse from (but not including) the date of certification by the Collateral Manager in respect of the sale of the Collateral Debt Obligation pursuant to Section 9.07(f)(ii) through the date of the contemplated sale of such Collateral Debt Obligation as measured by trade date; provided that, for any sale in which a sale agreement has been entered into and such agreement satisfies the requirements of Section 9.07(f)(i), the applicable factor will be 100%:

	Sale Proceeds Factor Given Number of Business Days for Sale of Collateral after Certification
Collateral Type	Same Day	One to Two Business Days	Three to Five Business Days	Six to Fifteen Business Days
Cash or Eligible Investments	100%	100%	100%	100%
Loans that are not Defaulted Securities	100%	93%	92%	88%
Mezzanine Obligations that (a) have a Moody’s Rating of at least “B3” and (b) are not Defaulted Securities	100%	89%	85%	75%
Loans that are Defaulted Securities	100%	80%	73%	60%
Mezzanine Obligations that (a) do not have a Moody’s Rating of at least “B3” or (b) are Defaulted Securities	100%	75%	65%	45%

“Expense Account”: The Securities Account designated the Expense Account and established in the name of the Trustee pursuant to Section 10.02(g).

“Exposure Amount”: As of any date of determination in respect of any Delayed Drawdown Collateral Debt Obligation or Revolving Collateral Debt Obligation, the excess, if any, of (i) the amount that the Issuer is committed to advance to the Obligor under the terms of the related loan agreement over (ii) the Aggregate Principal Amount of advances then outstanding by the Issuer with respect to such Delayed Drawdown Collateral Debt Obligation or Revolving Collateral Debt Obligation, as the case may be

“Exposure Reserve Account”: The Securities Account designated the Exposure Reserve Account established in the name of the Trustee pursuant to Section 10.02(h).

“Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the overnight federal funds rates as published in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Class A-2 Note Agent or Class A-3 Note Agent, as applicable (or, if such day is not a Business Day, for the preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined in the sole opinion of the Class A-2 Note Agent or Class A-3 Note Agent, as applicable, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. (New York time).

“Final Maturity Date”: The Stated Maturity Date with respect to any Class of Notes, or such earlier date on which the Aggregate Principal Amount of such Class of Notes is paid in full.

“Final Offering Circular”: The final offering circular dated April 14, 2006 prepared by the Issuer summarizing the terms and conditions of the issue of the Notes.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Fixed Rate Excess”: As of any date of determination, an amount equal to a fraction (expressed as a percentage) the numerator of which is equal to the product of (a) the excess, if any, of the Weighted

Average Coupon for such date of determination over the Minimum Weighted Average Coupon for such date of determination and (b) the Aggregate Principal Amount of all fixed rate Collateral Debt Obligations (other than Defaulted Securities) held by the Issuer as of such date of determination, and the denominator of which is the Aggregate Principal Amount of all floating rate Collateral Debt Obligations (other than Defaulted Securities) held by the Issuer as of such date of determination. In computing the Fixed Rate Excess on any date of determination, the Weighted Average Coupon for such date of determination will be computed as if the Spread Excess were equal to zero.

“FSA”: The meaning specified in Section 10.05(f).

“Global Note”: The meaning specified in Section 2.02(a)(i).

“Grant”: To grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Pledged Securities, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, in each case to the extent of the rights, powers, and options of the granting party, the immediate continuing right to claim for, collect, receive and receipt for principal, interest and fee payments in respect of the Pledged Securities or such other instruments, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Hedge Agreement”: Any interest rate protection agreement entered into by the Issuer on or after the Closing Date.

“Hedge Counterparty”: Any counterparty to a Hedge Agreement that satisfies the Hedge Counterparty Ratings Requirement.

“Hedge Counterparty Collateral Account”: The Securities Account designated the “Hedge Counterparty Collateral Account” and established in the name of the Trustee pursuant to Section 16.1(d).

“Hedge Counterparty Ratings Requirement”: With respect to a Hedge Counterparty or any transferee thereof, (a) (i) the rating of the short term, unsecured, unguaranteed and otherwise unsupported debt obligations of such Hedge Rating Determining Party or such transferee is at least “A-1” by S&P or (ii) if the Hedge Rating Determining Party or such transferee does not have a short term rating, the long term senior unsecured, unguaranteed and otherwise unsupported debt obligations of such Hedge Rating Determining Party or such transferee is at least “A+” by S&P and (b) (i) if such Hedge Rating Determining Party or such transferee has an unsecured, unguaranteed and otherwise unsupported long term debt rating by Moody’s, the rating of the long term senior unsecured, unguaranteed and otherwise unsupported debt obligations of such Hedge Rating Determining Party or such transferee is at least “Aa3” (and is not on credit watch for possible downgrade) by Moody’s or (ii) if such Hedge Rating Determining Party or such transferee has both a long term and a short term rating, (x) the rating of the unsecured, unguaranteed and otherwise unsupported long term senior debt obligations of such Hedge Rating Determining Party or such transferee is at least “A1” (and is not on credit watch for possible downgrade) by Moody’s and (y) the rating of the unsecured, unguaranteed and otherwise unsupported short term senior debt obligations of such Hedge Rating Determining Party or such transferee (or any affiliate of such transferee that unconditionally and absolutely guarantees the obligations of such transferee under the Hedge Agreement to which it is a party) is “P-1” (and is not on credit watch for possible downgrade) by Moody’s. For the purpose of this definition, no direct or indirect recourse against one or more shareholders of any Hedge Counterparty (or against any Person in control of, or controlled by, or under common control with, any such shareholder) shall be deemed to constitute a guarantee, security or support of the obligations of such Hedge Counterparty.

“Hedge Rating Determining Party”: With respect to a Hedge Agreement, (a) unless clause (b) applies with respect to such Hedge Agreement, the Hedge Counterparty or any transferee thereof or (b) any Affiliate of the Hedge Counterparty or any transferee thereof that unconditionally and absolutely guarantees (with such form of guarantee satisfying S&P’s then-current criteria with respect to guarantees) the obligations of such Hedge Counterparty or such transferee, as the case may be, under such Hedge Agreement. For the purpose of this definition, no direct or indirect recourse against one or more shareholders of the Hedge Counterparty or any such transferee (or against any Person in control of, or controlled by, or under common control with, any such shareholder) shall be deemed to constitute a guarantee, security or support of the obligations of such Hedge Counterparty or any such transferee.

“Holder”: A Noteholder or Certificateholder, as applicable.

“Holder Subaccount”: The meaning given in Section 10.02(i).

“Included Income Notes”: At any time, the Voting Percentage of a Holder of Income Notes at such time multiplied by the Aggregate Principal Amount of Income Notes held by all Holders of Income Notes at such time.

“Income Notes”: The $117,450,000 in original principal amount Income Notes due 2018.

“Income Notes Financed Collateral Debt Obligations”: Collateral Debt Obligations that (i) were purchased on or prior to the Closing Date and which were designated by the Collateral Manager to the Trustee as Collateral Debt Obligations the Distributions on which, and the proceeds received in respect of which, are to be deposited in the Income Notes Financed Principal Collection Subaccount or the Income Notes Financed Interest Collection Subaccount, as applicable; provided that the amount of the Collateral Debt Obligations (measured by the Issuer’s acquisition cost) to be designated as Income Notes Financed Collateral Debt Obligations by the Collateral Manager on the Closing Date, plus any amount deposited in the Income Notes Unused Proceeds Account on the Closing Date shall not exceed $25,000,000, and (ii) are purchased after the Closing Date with funds from the Income Notes Unused Proceeds Account, the Income Notes Financed Principal Collection Subaccount or the Income Notes Financed Interest Collection Subaccount.

“Income Notes Financed Interest Collection Subaccount”: The Securities Account designated the Income Notes Financed Interest Collection Subaccount and established in the name of the Trustee pursuant to Section 10.02(a).

“Income Notes Financed Principal Collection Subaccount”: The Securities Account designated the Income Notes Financed Principal Collection Subaccount and established in the name of the Trustee pursuant to Section 10.02(a).

“Income Notes Unused Proceeds Account”: The Securities Account designated the Income Notes Unused Proceeds Account and established in the name of the Trustee pursuant to Section 10.02(f).

“Independent”: When used with respect to any specified Person, a Person who (a) is in fact independent of the Issuer and any other Obligor upon the Notes and the Collateral Manager or any Affiliate of the Issuer or such other Obligor or the Collateral Manager, (b) does not have and is not committed to acquire any material direct financial interest or any material indirect financial interest in the Issuer or in any such other Obligor or the Collateral Manager or in an Affiliate of the Issuer or such other

Obligor or the Collateral Manager and (c) is not connected with the Issuer or any such other Obligor or the Collateral Manager or any Affiliate of the Issuer or such other Obligor or the Collateral Manager as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions. Whenever it is provided herein that any Independent Person’s opinion or certificate shall be furnished to the Trustee, such Person shall be appointed by Issuer Order and approved by the Trustee in the exercise of reasonable care (if and to the extent such approval by the Trustee is required by the applicable terms of this Indenture) and such opinion or certificate shall state that the signer has read this definition and that the signer is independent within the meaning thereof.

“Independent Accountants”: The meaning given in Section 10.06(a).

“Initial Collateral Debt Obligations”: The Collateral Debt Obligations listed in Schedule A hereto as of the Closing Date, excluding any Retained Interests.

“Initial Investment Period”: The period from the Closing Date to and including the Effective Date.

“Initial Purchasers”: Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, a subsidiary of UBS AG, acting through AG’s global investment banking and securities business, each in its respective capacity as an Initial Purchaser under the Securities Purchase Agreement.

“Insolvency Law”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief law from time to time in effect affecting the rights of creditors generally.

“Instruction”: The meaning specified in Section 8-102(a)(12) of the UCC.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Intercreditor and Concentration Account Administration Agreement”: The Intercreditor and Concentration Account Administration Agreement, dated as of November 10, 2004, among PNC Bank, Wells Fargo Bank, National Association and MCG, as amended, supplemented and otherwise modified and in effect from time to time to the extent permitted thereby and hereby.

“Interest”: (i) Interest on the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class B Notes, the Class C Notes or the Class D Notes, as the context may require, payable on each Payment Date and accruing during each Interest Accrual Period on the Aggregate Principal Amount of such Class of Notes at the applicable Note Interest Rate plus (ii) any Defaulted Interest in respect of the Notes of such Class and accrued interest thereon. Interest with respect to the Class A-2 Notes and the Class A-3 Notes, as applicable, shall be determined on any Calculation Date by dividing the sum of the Aggregate Drawn Amount of the Class A-2 Notes or the Class A-3 Notes, as applicable, on each day during the related Due Period by the number of days in such Due Period and multiplying that result by the Note Interest Rate for the Class A-2 Notes or the Class A-3 Notes, as applicable.

“Interest Accrual Period”: (A) (i) In the case of the initial Interest Accrual Period, the period from and including the Closing Date (or, in the case of the Class A-2 Notes, the relevant Borrowing Date and in the case of Class A-3 Notes during the Initial Investment Period, the relevant Draw Date), to but excluding the first Payment Date and (ii) thereafter, the period from and including the Payment Date immediately following the preceding Interest Accrual Period to but excluding the next succeeding Payment Date and (B) with respect to any Borrowing made under the Class A-2 Notes and, during the

Initial Investment Period, any Draw under the Class A-3 Notes, (i) the period from and including the relevant Borrowing Date or Draw Date, as applicable, to but excluding the first Payment Date thereafter, and (ii) after the initial Interest Accrual Period for such Borrowing or Draw, as applicable, each successive period from and including the Payment Date to but excluding the next succeeding Payment Date until such Borrowing or Draw, as applicable, is paid in full; provided that if the nominal Payment Date is not a Business Day and the Payment Date has been deemed to be the next succeeding Business Day, with respect to any Notes, interest shall accrue on such payment for the period from and after April 20, July 20, October 20 or January 20, as applicable, and ending on the deemed Payment Date.

“Interest Collection Subaccount”: The Securities Account designated the Interest Collection Subaccount and established in the name of the Trustee pursuant to Section 10.02(a).

“Interest Collections”: With respect to any Due Period and the related Payment Date, without duplication, the sum of (i) all payments of interest in cash with respect to any Pledged Security that are received during the related Due Period (but which shall not include interest on Pledged Securities accrued to the date of acquisition thereof by the Issuer purchased with Principal Collections or Unused Proceeds or that the Collateral Manager has designated will be treated as Principal Collections), (ii) all accrued interest received in cash by the Issuer during the related Due Period with respect to Pledged Securities sold by the Issuer (other than interest on Pledged Securities to the date of acquisition thereof by the Issuer and purchased with Principal Collections or Unused Proceeds), (iii) all payments on Eligible Investments purchased with Interest Collections, (iv) all amendment and waiver fees, all call premiums, all prepayment fees, all late payment fees, all commitment fees, consent payments, all other fees and commissions received during the related Due Period and all Call Premiums (other than fees and commissions received in connection with (x) the purchase of Collateral Debt Obligations, (y) Defaulted Securities, until the aggregate of all collections in respect of such Defaulted Security equals the outstanding principal balance of such Defaulted Security when it became a Defaulted Security and (z) fees and commissions or Call Premiums, as the case may be, designated by the Collateral Manager to be Principal Collections in accordance with clause (ii) of the definition of Principal Collections), (v) all payments received in Cash by the Issuer pursuant to the Hedge Agreements on or prior to the Payment Date (excluding any payments received by the Issuer on or prior to the preceding Payment Date or payments resulting from the termination and liquidation of any Hedge Agreement other than any scheduled payment under such Hedge Agreement which accrued prior to such termination) less any scheduled amounts payable by the Issuer under the Hedge Agreements on or prior to the Payment Date (excluding any payments made by the Issuer on or prior to the preceding Payment Date), (vi) at the Collateral Manager’s discretion, any amounts received by the Issuer that are not Principal Collections or are Principal Collections received in respect of a Collateral Debt Obligation that are in excess of the outstanding principal balance of such Collateral Debt Obligation and (vii) all proceeds of the foregoing; provided that Interest Collections shall in no event include (x) any payments received with respect to Defaulted Securities until the aggregate of all collections in respect of such Defaulted Security equals the outstanding principal balance of such Defaulted Security when it became a Defaulted Security, (y) any payment or proceeds specifically defined as Principal Collections in the definition thereof or (z) any payment that was reinvested or designated by the Collateral Manager for reinvestment in Substitute Collateral Debt Obligations.

“Interest Coverage Amount”: For any Due Period, (a) the amount received or scheduled to be received as Interest Collections during such Due Period (including the Reserve Amount and all payments received in Cash by the Issuer pursuant to any Hedge Agreement on the related Payment Date but excluding any payments received by the Issuer on or prior to the preceding Payment Date or payments resulting from the termination and liquidation of any Hedge Agreement other than any scheduled payment under such Hedge Agreement which accrued prior to such termination), minus (b) the portion of Aggregate Fees and Expenses payable on the related Payment Date pursuant to Sections 11.01(a)(i)(A),

11.01(a)(i)(B) and 11.01(a)(i)(C), minus (c) the portion of Aggregate Fees and Expenses payable on the related Payment Date pursuant to Section 11.01(a)(ii)(A); provided that for purposes of calculating the Class A/B Interest Coverage Ratio, the Class C Interest Coverage Ratio and the Class D Interest Coverage Ratio, (i) scheduled Interest Collections will not include any amount scheduled to be received on Defaulted Securities and (ii) the expected interest income on floating rate Collateral Debt Obligations and Eligible Investments will be calculated using the then-current interest rate applicable thereto.

“Interest Coverage Tests”: The Class A/B Interest Coverage Test, the Class C Interest Coverage Test and the Class D Interest Coverage Test.

“Interest Diversion Test”: On any date of determination on which any Notes remain Outstanding, a test that is satisfied if the Class D Overcollateralization Ratio on such date of determination equals or exceeds 123.40%.

“Interest Waterfall”: The Priority of Payments set forth in Section 11.01(a)(i).

“Investment Company Act”: The U.S. Investment Company Act of 1940, as amended, and any successor statute thereto.

“Investor Application”: Applications for purchase of Notes from prospective investors therein made to the Initial Purchasers in the case of the Secured Notes.

“Investor Certificate”: The certificate in the form specified in Exhibit F required to be executed and delivered by each transferee of an Income Note.

“Irish Paying Agent”: The meaning specified in Section 7.03(b).

“IRS”: The U.S. Internal Revenue Service.

“Issuer”: MCG Commercial Loan Trust 2006-1, a Delaware statutory trust.

“Issuer Order”: A written order or request dated and signed in the name of the Issuer by an Authorized Officer of the Issuer or a Person designated in writing by an Authorized Officer of the Issuer or by an Authorized Officer of the Collateral Manager where permitted pursuant to this Indenture or the Collateral Management Agreement, as the context may require or permit, which may be in the form of a standby or blanket order or request.

“Joinder in the Intercreditor and Concentration Account Administration Agreement”: The joinder to the Intercreditor and Concentration Account Administration Agreement, dated as of the Closing Date, executed by Wells Fargo Bank National Association, as amended, supplemented and otherwise modified and in effect from time to time to the extent permitted thereby and hereby.

“LIBOR”: As determined by the Calculation Agent with respect to each Interest Accrual Period (other than the first Interest Accrual Period), the rate, as obtained by the Calculation Agent for three-month U.S. dollar deposits, which appears on Telerate Page 3750 as reported by Bloomberg Financial Markets Commodities News, or such page as may replace Telerate Page 3750, as of 11:00 a.m. (London time) on the related LIBOR Determination Date. If, on any LIBOR Determination Date, such rate does not appear on Telerate Page 3750, or such page as may replace Telerate Page 3750, the Calculation Agent shall determine the arithmetic mean of the offered quotations of the Reference Banks to leading banks in the London interbank market for three-month U.S. Dollar deposits in an amount determined by the Calculation Agent by reference to requests for quotations as of approximately 11:00 a.m. (London time)

on the LIBOR Determination Date. If, on any LIBOR Determination Date, at least two of the Reference Banks provide such quotations, LIBOR shall equal such arithmetic mean of such quotations. If, on any LIBOR Determination Date, only one or none of the Reference Banks provide such quotations, LIBOR shall be deemed to be the arithmetic mean of the offered quotations that leading banks in The City of New York selected by the Calculation Agent (after consultation with the Collateral Manager) are quoting on the relevant LIBOR Determination Date for three-month U.S. Dollar loans to leading European banks in an amount determined by the Calculation Agent; provided that, (i) if the Calculation Agent is required but is unable to determine a rate in accordance with at least one of the procedures provided above, LIBOR shall be LIBOR as determined on the previous LIBOR Determination Date and (ii) in the case of the Class A-2 Notes and the Class A-3 Notes, as applicable, for any Interest Accrual Period (other than the first Interest Accrual Period) having a term other than three months, LIBOR shall be determined through the use of straight-line interpolation by reference to two rates calculated in accordance with the foregoing procedures, one of which shall be determined as if the maturity of the U.S. Dollar deposits referred to therein were the period of time for which rates are available next shorter than such Interest Accrual Period, and the other of which shall be determined as if such maturity were the period of time for which rates are available next longer than such Interest Accrual Period; provided that, if an Interest Accrual Period is less than or equal to seven days, then LIBOR shall be determined by reference to a rate calculated in accordance with the foregoing as if the maturity of the U.S. Dollar deposits referred to therein were a period of time equal to seven days.

“LIBOR Determination Date”: The second Business Day prior to the commencement of an Interest Accrual Period; provided that for purposes of the determination of LIBOR in respect of the Class A-2 Notes and the Class A-3 Notes, the LIBOR Determination Date shall be the date on which a Borrowing request or Draw request, as applicable, is delivered to the Class A-2 Note Agent or the Class A-3 Note Agent, as applicable, pursuant to the Class A-2 Note Purchase Agreement or Class A-3 Note Purchase Agreement.

“Liquidity Facility”: For any entity, a liquidity loan agreement, a liquidity asset purchase agreement or other arrangement through which credit or liquidity support is provided (a copy of which is delivered to the Class A-2 Note Agent or the Class A-3 Note Agent, as applicable, the Issuer and each Rating Agency) and that provides for the several commitments of the Liquidity Providers party thereto to make loans to, purchase assets from, or otherwise provide credit or liquidity support to, such entity in an aggregate principal amount at any one time outstanding equal to or greater than the Class A-2 Commitment or the Class A-3 Commitment, as applicable, of such entity.

“Liquidity Provider”: One or more banks or other financial institutions providing a Liquidity Facility that meet the Rating Criteria.

“Listed Notes”: Collectively, the Class A-1 Notes, the Class B Notes, the Class C Notes, the Class D Notes and, following the Initial Investment Period, the Class A-3 Notes.

“Loan”: A Senior Secured Loan or a Second Lien Loan, and the term “Loan” shall not include a third lien loan.

“Majority”: With respect to any Class of Notes, the Holders of more than 50% of the Aggregate Principal Amount of the Notes of such Class of Notes, as the case may be.

“Margin Stock”: Margin Stock as defined under Regulation U.

“Market Value”: With respect to any Collateral Debt Obligation as of each date fair market value information is publicly published by the Collateral Manager, if such Collateral Debt Obligation has been reduced in value on such date below the original principal amount (other than as a result of the allocation of a portion of the original principal amount to warrants or other instruments) the fair market value of such Collateral Debt Obligation as required by, and in accordance with, the Investment Company Act and any orders of the Securities and Exchange Commission issued to the Collateral Manager, to be determined by the board of directors of the Collateral Manager and reviewed by its auditors. Notwithstanding the preceding sentence, the Market Value of any Syndicated Loan that is part of a facility in an amount exceeding $250,000,000 and that has a public rating issued by Moody’s and/or S&P shall not exceed the arithmetic mean of the “bid” and “ask” price quotations for such Syndicated Loan as reported on Markit (successor to LoanX) or another generally available quotation system as determined as of any date of determination by the Collateral Manager; provided further that if, as of any such date of determination, “bid” and “ask” price quotations for such Syndicated Loan are not reported on a generally available quotation system as determined by the Collateral Manager, the Market Value of such Syndicated Loan shall be determined as set forth in the preceding sentence.

“Master Conveyance Agreement”: The Master Conveyance Agreement, dated as of the Closing Date, by and among MCG, the Trust Depositor and the Issuer, as amended, supplemented and otherwise modified and in effect from time to time to the extent permitted thereby and hereby.

“MCG”: MCG Capital Corporation, a Delaware corporation, and/or its permitted successors and assigns.

“Measurement Date”: Each of (a) the Effective Date, (b) the date on which the Issuer acquires an Additional Collateral Debt Obligation or a Substitute Collateral Debt Obligation and (c) solely in the case of the Collateral Coverage Tests, each Calculation Date.

“Mezzanine Obligation”: Either (a) a debt obligation (including high yield bonds) of an Obligor that is not a Loan, the payment of which obligation may contain a form of equity participation in the issuer or Obligor and may be secured by a pledge from the parent of the Obligor of the equity in such Obligor or otherwise or, (b) a third lien loan or (c) an unsecured loan; provided that the classification of a debt obligation as a Mezzanine Obligation will be determined by the Collateral Manager in good faith and in the exercise of its reasonable business judgment.

“Middle Market Loan”: Any Loan issued as part of a loan facility with an original loan size (including any first and second lien loans included in the facility) of less than U.S.$150,000,000, including for purposes of this definition the maximum available amount of commitments under any Revolving Collateral Debt Obligations and Delayed Drawdown Collateral Debt Obligations.

“Minimum Diversity Score”: As of any date of determination, will be determined in accordance with the matrix set forth in the definition of “Moody’s Weighted Average Rating Test”, and will be equal to the Diversity Score set forth in that matrix in the appropriate column above the cell in the matrix where the actual Weighted Average Rating of the Collateral Debt Obligations is set forth opposite the actual Weighted Average Spread of the Collateral Debt Obligations, in each case as of such date of determination.

“Minimum Weighted Average Coupon”: As of any date of determination, will equal 9%.

“Minimum Weighted Average Recovery Rate Test”: A test with respect to the Collateral Debt Obligations that is satisfied on any date of determination if: (i) the S&P Weighted Average Recovery Rate on such date of determination equals or exceeds 41.65%; and (ii) the Moody’s Weighted Average Recovery Rate on such date of determination equals or exceeds 38.5%.

“Minimum Weighted Average Spread”: As of any date of determination, the Minimum Weighted Average Spread will be determined in accordance with the matrix set forth in the definition of “Moody’s Weighted Average Rating Test”, and will be equal to the Weighted Average Spread in the appropriate row opposite the cell in the matrix where the actual Weighted Average Rating of the Collateral Debt Obligations is set forth below the actual Diversity Score of the Collateral Debt Obligations, in each case as of such date of determination.

“Money”: The meaning specified in Section 1-201(24) of the UCC.

“Monthly Report”: The meaning specified in Section 10.05(a).

“Moody’s”: Moody’s Investors Service, Inc. or any successor thereto.

“Moody’s Equivalent Senior Unsecured Rating”: With respect to any Loan or bond and the Obligor thereof as of any date of determination, is the rating determined in accordance with the following, in the following order of priority:

(a) if the Obligor has a senior unsecured obligation with an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(b) if the preceding clause does not apply, the Moody’s “issuer rating” for the Obligor;

(c) if the preceding clauses do not apply, but the Obligor has a subordinated obligation with an Assigned Moody’s Rating, then

(i) if such Assigned Moody’s Rating is at least “B3” (and, if rated “B3”, not on watch for downgrade), the Moody’s Equivalent Senior Unsecured Rating shall be the rating which is one rating subcategory higher than such Assigned Moody’s Rating, or

(ii) if such Assigned Moody’s Rating is less than “B3” (or rated “B3” and on watch for downgrade), the Moody’s Equivalent Senior Unsecured Rating shall be such Assigned Moody’s Rating;

(d) if the preceding clauses do not apply, but the Obligor has a senior secured obligation with an Assigned Moody’s Rating, then:

(i) if such Assigned Moody’s Rating is at least “Caa3” (and, if rated “Caa3”, not on watch for downgrade), the Moody’s Equivalent Senior Unsecured Rating shall be the rating which is one subcategory below such Assigned Moody’s Rating, or

(ii) if such Assigned Moody’s Rating is less than “Caa3” (or rated “Caa3” and on watch for downgrade), then the Moody’s Equivalent Senior Unsecured Rating shall be “C”;

(e) if the preceding clauses do not apply, but such Obligor has a corporate family rating from Moody’s, the Moody’s Equivalent Senior Unsecured Rating shall be one rating subcategory below such corporate family rating;

(f) if the preceding clauses do not apply, but the Obligor has a senior unsecured obligation (other than a bank loan) with a monitored public rating from S&P (without any postscripts,

asterisks or other qualifying notations, that addresses the full amount of principal and interest promised), then the Moody’s Equivalent Senior Unsecured Rating shall be:

(i) one rating subcategory below the Moody’s equivalent of such S&P rating if it is “BBB–” or higher, or

(ii) two rating subcategories below the Moody’s equivalent of such S&P rating if it is “BB+” or lower;

(g) if the preceding clauses do not apply, but the Obligor has a subordinated obligation (other than a bank loan) with a monitored public rating from S&P (without any postscripts, asterisks or other qualifying notations, that addresses the full amount of principal and interest promised), the Assigned Moody’s Rating shall be deemed to be:

(i) one rating subcategory below the Moody’s equivalent of such S&P rating if it is “BBB–” or higher; or

(ii) two rating subcategories below the Moody’s equivalent of such S&P rating if it is “BB+” or lower,

and the Moody’s Equivalent Senior Unsecured Rating shall be determined pursuant to clause (c) above;

(h) if the preceding clauses do not apply, but the Obligor has a senior secured obligation with a monitored public rating from S&P (without any postscripts, asterisks or other qualifying notations, that addresses the full amount of principal and interest promised), the Assigned Moody’s Rating shall be deemed to be:

(i) one rating subcategory below the Moody’s equivalent of such S&P rating if it is “BBB–” or higher; or

(ii) two rating subcategories below the Moody’s equivalent of such S&P rating if it is “BB+” or lower,

and the Moody’s Equivalent Senior Unsecured Rating shall be determined pursuant to clause (d) above;

(i) if the preceding clauses do not apply and each of the following clauses 1 through 8 do apply, the Moody’s Equivalent Senior Unsecured Rating will be “Caa1”:

(1) neither the Obligor nor any of its Affiliates is subject to reorganization or bankruptcy proceedings,

(2) no debt securities or obligations of the Obligor are in default,

(3) neither the Obligor nor any of its Affiliates has defaulted on any debt during the preceding two years,

(4) the Obligor has been in existence for the preceding five years,

(5) the Obligor is current on any cumulative dividends,

(6) the fixed-charge ratio for the Obligor exceeds 125% for each of the preceding two fiscal years and for the most recent quarter,

(7) the Obligor had a net profit before tax in the past fiscal year and the most recent quarter, and

(8) the annual financial statements of such Obligor are unqualified and certified by a firm of Independent accountants of international reputation, and quarterly statements are unaudited but signed by a corporate officer;

(j) if the preceding clauses do not apply but each of the following clause (1) and (2) do apply, the Moody’s Equivalent Senior Unsecured Rating will be “Caa3”:

(1) neither the Obligor nor any of its Affiliates is subject to reorganization or bankruptcy proceedings; and

(2) no debt security or obligation of such Obligor has been in default during the past two years; and

(k) if the preceding clauses do not apply and a debt security or obligation of the Obligor has been in default during the past two years, the Moody’s Equivalent Senior Unsecured Rating will be “Ca.”

Notwithstanding the foregoing, no more than 7.5% of the Collateral Obligations, by Aggregate Principal Amount, may be given a Moody’s Equivalent Senior Unsecured Rating based on a rating given by S&P as provided in clauses (f), (g) and (h) above.

“Moody’s Group I Country”: Any of the following countries: Australia, the Netherlands, the United Kingdom and any country subsequently determined by Moody’s to be a Moody’s Group I Country; provided that a Collateral Debt Obligation issued by an issuer organized or with headquarters in Bermuda or the Cayman Islands shall only be treated as issued by an issuer in a Moody’s Group I Country if in the reasonable business judgment of the Collateral Manager, the revenues of such issuer are originated primarily in any Moody’s Group I Country (other than Bermuda or the Cayman Islands) or the United States or Canada.

“Moody’s Group II Country”: Any of the following countries: Germany, Ireland, Sweden, Switzerland and any country subsequently determined by Moody’s to be a Moody’s Group II Country.

“Moody’s Group III Country”: Any of the following countries: Austria, Belgium, Denmark, Finland, France, Iceland, Liechtenstein, Luxembourg, Norway, Spain and any country subsequently determined by Moody’s to be a Moody’s Group III Country.

“Moody’s Group IV Country”: Any of the following countries: Greece, Italy, Portugal, Japan and any country subsequently determined by Moody’s to be a Moody’s Group IV Country.

“Moody’s Industry Classification Group”: As set forth in Schedule B hereto, any of the Moody’s industry classification groups, and any additional classification groups that may be subsequently established by Moody’s with respect to the Initial Collateral Debt Obligations, any Additional Collateral Debt Obligation or any Substitute Collateral Debt Obligation and provided, in each case, by the Collateral Manager or Moody’s to the Trustee.

“Moody’s Non Senior Secured Loan”: Any Loan that is neither (i) a Moody’s Senior Secured Loan nor (ii) a Loan described in clause (d) of the definition of Moody’s Senior Secured Loan.

“Moody’s Obligation Rating”: With respect to any Collateral Debt Obligation as of any date of determination, the rating determined in accordance with the following, in the following order of priority:

(a) With respect to a Moody’s Senior Secured Loan:

(i) if it has an Assigned Moody’s Rating, such Assigned Moody’s Rating; or

(ii) if the preceding clause does not apply, the Moody’s Equivalent Senior Unsecured Rating; and

(b) With respect to a Moody’s Non Senior Secured Loan or a Mezzanine Obligation:

(i) if it has an Assigned Moody’s Rating, such Assigned Moody’s Rating; or

(ii) if the preceding clause does not apply, the rating that is one rating subcategory below the Moody’s corporate family rating; and

(c) With respect to a DIP Loan, the Assigned Moody’s Rating thereof.

Notwithstanding the foregoing, if the Moody’s rating or ratings used to determine the Moody’s Rating are on watch for downgrade or upgrade by Moody’s, such rating or ratings will be adjusted down one subcategory (if on watch for downgrade) or up one subcategory (if on watch for upgrade).

“Moody’s Rating”: With respect to any Collateral Debt Obligation, if the Collateral Debt Obligation has been specifically assigned a rating in connection with a credit estimate as to such Collateral Debt Obligation, such rating and otherwise the rating determined in accordance with the following, in the following order of priority:

(a) with respect to a Moody’s Senior Secured Loan:

(i) if the Loan’s Obligor has a corporate family rating from Moody’s, such corporate family rating;

(ii) if the preceding clause does not apply, the Moody’s Obligation Rating of such Loan;

(iii) if the preceding clauses do not apply, the Moody’s rating that is one rating subcategory above the current outstanding Assigned Moody’s Rating for a senior unsecured obligation of the Obligor of such Loan; and

(iv) if the preceding clauses do not apply, the rating that is one rating subcategory above the Moody’s Equivalent Senior Unsecured Rating;

(b) with respect to a Moody’s Non-Senior Secured Loan or a bond:

(i) if the Obligor has a senior unsecured obligation with an Assigned Moody’s Rating, such rating; and

(ii) if the preceding clause does not apply, the Moody’s Equivalent Senior Unsecured Rating of the Loan or bond, as applicable; and

(c) with respect to a DIP Loan, the rating that is one rating subcategory below the Assigned Moody’s Rating thereof;

provided that, (1) with respect to any Moody’s Second Lien Loan which has been specifically assigned a rating in connection with a credit estimate which becomes part of the Collateral on the Closing Date, the Moody’s Rating for such Second Lien Loan shall be the corporate family rating from Moody’s and (2) with respect to the Pledged Securities generally, if at any time Moody’s or any successor to it ceases to provide rating services, reference to rating categories of Moody’s in this Indenture shall be deemed instead to be references to the equivalent categories of any other nationally recognized investment rating agency selected by the Issuer (with written notice to the Trustee), as of the most recent date on which such other rating agency and Moody’s published ratings for the type of security in respect of which such alternative rating agency is used.

Notwithstanding the foregoing, if the Moody’s rating or ratings used to determine the Moody’s Rating are on watch for downgrade or upgrade by Moody’s, such rating or ratings will be adjusted down one subcategory (if on watch for downgrade) or up one subcategory (if on watch for upgrade).

“Moody’s Rating Factor”: For any Collateral Debt Obligation with a given Moody’s Rating, the number set forth under the heading “Moody’s Rating Factor” across from the Moody’s Rating of such Collateral Debt Obligation in the table set forth in the definition of “Weighted Average Rating”.

“Moody’s Recovery Rate”: With respect to any Collateral Debt Obligation as of any date of determination, the recovery rate determined in accordance with the following, in the following order of priority:

(a) if the Collateral Debt Obligation has been specifically assigned a recovery rate by Moody’s (for example, in connection with the assignment by Moody’s of an estimated rating), such recovery rate;

(b) if the preceding clause does not apply to the Collateral Debt Obligation and the Collateral Debt Obligation is a Moody’s Senior Secured Loan, a Moody’s Non Senior Secured Loan or a Mezzanine Obligation, the rate determined pursuant to the table below based on the number of rating subcategories difference between the Collateral Debt Obligation’s Moody’s Obligation Rating and its Moody’s Rating (for purposes of clarification, if the Moody’s Obligation Rating is higher than the Moody’s Rating, the rating subcategories difference will be positive and if lower, negative):

Number of Moody’s Ratings Subcategories Difference Between the Moody’s Obligation Rating and the Moody’s Rating	Moody’s Senior Secured Loans	Moody’s Non Senior Secured Loans	Mezzanine Obligations
+2 or more	60.0%	45.0%	40.0%
+1	50.0%	42.5%	35.0%
0	45.0%	40.0%	30.0%
-1	40.0%	30.0%	15.0%
-2	30.0%	15.0%	10.0%
-3 or less	20.0%	10.0%	2.0%

(c) if no recovery rate has been determined with respect to a Loan pursuant to clauses (a) or (b) above, and the Loan is a DIP Loan, 50%.

“Moody’s Second Lien Loan”: A Second Lien Loan that (i) is secured and contractually subordinate in right of payment to any other obligation of the Obligor of the Second Lien Loan or (ii) is a Loan of the type described in clause (d)(ii) of the definition of Moody’s Senior Secured Loan.

“Moody’s Senior Secured Loan”:

(a) A Loan that:

(i) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the Loan,

(ii) is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Loan, and

(iii) the value of the collateral securing the Loan together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the Loan in accordance with its terms and to repay all other Loans of equal seniority secured by a first lien or security interest in the same collateral, or

(b) a Loan that:

(i) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the Loan, other than, with respect to a Loan described in clause (a) above, with respect to the liquidation of such Obligor or the collateral for such Loan,

(ii) is secured by a valid second priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Loan, and

(iii) the value of the collateral securing the Loan together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the Loan in accordance with its terms and to repay all other Loans of equal or higher seniority secured by a first or second lien or security interest in the same collateral, and

(c) if the Loan is a Loan of the type described in clause (b) above and has an Assigned Moody’s Rating, such Assigned Moody’s Rating is not lower than the Loan’s Moody’s corporate family rating, and

(d) the Loan is not:

(i) a DIP Loan,

(ii) a Loan for which the security interest or lien (or the validity or effectiveness thereof) in substantially all of its collateral attaches, becomes effective, or otherwise springs into existence after the origination thereof, or

(iii) a type of loan that Moody’s has identified as having unusual terms and with respect to which its Moody’s Recovery Rate has been or is to be determined on a case-by-case basis.

“Moody’s Weighted Average Rating Test”: A test satisfied on any date of determination if, for any given actual Diversity Score as of such date of determination, the Weighted Average Rating is less than or equal to the number in the appropriate column opposite the Weighted Average Spread as of such date of determination, as set forth in the following chart:

Diversity Score	Weighted Average Spread	Weighted Average Rating
25	5.00%	3650
30	5.00%	3700
35	5.00%	3750
25	5.25%	3800
30	5.25%	3850
35	5.25%	3950
25	5.50%	3875
30	5.50%	3900
35	5.50%	4150
25	5.75%	3900
30	5.75%	4000
35	5.75%	4300
25	6.00%	3950
30	6.00%	4200
35	6.00%	4450
25	6.25%	4000
30	6.25%	4400
35	6.25%	4600

“Moody’s Weighted Average Recovery Rate”: As of any date of determination, is the percentage obtained by summing the products obtained by multiplying the Principal Balance of each applicable Collateral Debt Obligation by its Moody’s Recovery Rate, dividing such sum by the Aggregate Principal Amount of all such Collateral Debt Obligations and rounding up to the first decimal place.

“More Senior Class”: With respect to any Class of Notes then Outstanding, any other Class of Notes then Outstanding ranking prior in right of payment to such first Class of Notes in the event of a Principal Prepayment pursuant to Section 9.01(a).

“Net-Worth”: With respect to any Person, the consolidated assets minus the consolidated liabilities of such Person, determined in accordance with generally accepted accounting principles as in effect from time to time in the United States of America, as and to the extent applicable to such Person.

“Non-Permitted Holder”: The meaning specified in Section 2.10(d).

“Non-Qualifying Security”: Any Collateral Debt Obligation that at the time of acquisition, conversion or exchange does not satisfy the requirements of a Collateral Debt Obligation.

“Note Interest Rate”: With respect to any Interest Accrual Period and each Class of Notes, the applicable rate of interest set forth in the table below.

Class of Notes	Note Interest Rate for first Interest Accrual Period	Note Interest Rate for each subsequent Interest Accrual Period
Class A-1 Notes	5.40% per annum	LIBOR + 0.33% per annum
Class A-2 Notes	5.42% per annum	LIBOR + 0.35% per annum
Class A-3 Notes	5.40% per annum	LIBOR + 0.33% per annum
Class B Notes	5.65% per annum	LIBOR + 0.58% per annum
Class C Notes	6.12% per annum	LIBOR + 1.05% per annum
Class D Notes	7.32% per annum	LIBOR + 2.25% per annum

“Note Owner Certificate” a certificate substantially in the form of Exhibit H to this Indenture.

“Note Register”: The meaning specified in Section 2.05(a).

“Note Registrar”: The meaning specified in Section 2.05(a).

“Note Valuation Report”: The meaning specified in Section 10.05(b).

“Noteholder”: With respect to any Note, the Person in whose name such Note is registered in the Note Register.

“Notes”: Collectively, the Secured Notes and the Income Notes.

“Notice”: The meaning specified in Section 14.05(a).

“Obligor”: The obligor under a Loan or Mezzanine Obligation; provided that, for purposes of the definitions of “Collateral Debt Obligations” and “Portfolio Percentage Limitations”, the Obligor shall be the obligor or obligors whose assets and cash flows were principally underwritten in the making or acquiring of such Loan or Mezzanine Obligation.

“Offer”: With respect to any security, (a) any offer by the issuer of such security or by any other Person made to all of the holders of such security to purchase or otherwise acquire such security (other than (i) pursuant to any redemption in accordance with the terms of the related Underlying Instruments or (ii) an A/B Exchange) or to convert or exchange such security into or for Cash or for any other security or other property or (b) any solicitation by the issuer of such security or any other Person to amend, modify or waive any provision of such security or any related Underlying Instruments in any manner.

“Officer”: (A) With respect to any corporation, the Chairman of the Board of Directors, the President, any Vice President, the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of such entity; (B) with respect to any bank or trust company acting as trustee of an express trust or as Custodian, any Responsible Officer; (C) with respect to the Issuer any officer of the Owner Trustee who is authorized to act for the Owner Trustee in matters relating to the Issuer, and (D) with respect to any limited liability company, any managing member or manager thereof or any Person to whom the rights and powers of management thereof are delegated in accordance with the limited liability company agreement of such limited liability company.

“Officer’s Certificate”: A certificate signed on behalf of the Issuer or the Collateral Manager by an Authorized Officer of the Issuer or the Collateral Manager, as the case may be.

“Opinion of Counsel”: A written opinion, addressed to the Trustee and each Rating Agency and in form and substance reasonably satisfactory to the Trustee and each Rating Agency, of a nationally recognized attorney at law admitted to practice before the highest court of any state of the United States or the District of Columbia, which attorney may, except as otherwise expressly provided in this Indenture, be counsel for the Issuer, the Collateral Manager or the Trustee and which attorney shall be reasonably satisfactory to the Trustee. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so admitted and so satisfactory which opinions of other counsel shall accompany such Opinion of Counsel and shall either be addressed to the Trustee and each Rating Agency or shall state that the Trustee and each Rating Agency shall be entitled to rely thereon.

“Outstanding”: With respect to the Notes, as of any date of determination, all Notes theretofore authenticated and delivered under this Indenture other than Notes cancelled, redeemed, exchanged or replaced in accordance with the terms herein; provided that, in determining whether the Holders of the requisite Aggregate Principal Amount have given any request, demand, authorization, direction, notice, consent or waiver hereunder or under the Collateral Management Agreement, (a) during the Class A-2 Commitment Period and Class A-3 Commitment Period, as applicable, the aggregate outstanding amount of Class A-2 Notes or Class A-3 Notes, as applicable, shall be deemed to include, for all purposes other than the calculation of any Collateral Coverage Test or the Interest Diversion Test, the Aggregate Undrawn Amount of such Notes, (b) Notes beneficially owned by the Issuer or any other Obligor upon the Notes or any Affiliate of any of them shall be disregarded and deemed not to be Outstanding and (c) Notes beneficially owned by the Collateral Manager, any Affiliate of the Collateral Manager or any account managed on a discretionary basis by the Collateral Manager or an Affiliate of the Collateral Manager shall be disregarded and deemed not to be Outstanding with respect to any amendment or other modification of the Collateral Management Agreement or this Indenture increasing the rights or decreasing the obligations of the Collateral Manager, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver or in approving transactions between the Collateral Manager and the Issuer, only Notes that the Trustee knows to be beneficially owned in the manner indicated in clause (b) and (c) above shall be so disregarded; provided that the Trustee shall be entitled to rely on a certificate of the Collateral Manager attesting to the Collateral Manager’s ownership of Notes, if any. Notes owned in the manner indicated in clause (b) or (c) above that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Issuer, the Collateral Manager or any other Obligor upon the Notes or any Affiliate of the Issuer, the Collateral Manager or such other Obligor or an account managed by the Collateral Manager or an Affiliate of the Collateral Manager.

“Overcollateralization Amount”: As of any date of determination, an amount equal to the sum (without duplication) of (a) the amount of Principal Collections held as Cash or Eligible Investments other than any Principal Collections which were held as reserves for Exposure Amounts during the related Due Period plus (b) the Aggregate Principal Amount of the Collateral Debt Obligations (other than Current Pay Securities, Defaulted Securities, Equity Securities, Exchanged Equity Securities, C-Basket Excess Securities and Discount Securities) plus (c) the Defaulted Securities Amount plus (d) interest on Pledged Securities accrued to the date of acquisition thereof by the Issuer purchased with Principal Collections or that the Collateral Manager has designated on or prior to such determination will, when received, be treated as Principal Collections plus (e) on or prior to the Effective Date, any amounts on deposit in the Unused Proceeds Account plus (f) the aggregate Market Value of all Current Pay Securities plus (g) the Market Value of any Discount Securities (not including any Current Pay Securities or any C-

Basket Excess Securities) plus (h) the lesser of (i) the Market Value of all C-Basket Excess Securities and (ii) 70% of the Aggregate Principal Amount of all C-Basket Excess Securities.

“Overcollateralization Ratios”: The Class A/B Overcollateralization Ratio, the Class C Overcollateralization Ratio and the Class D Overcollateralization Ratio.

“Overcollateralization Tests”: The Class A/B Overcollateralization Test, the Class C Overcollateralization Test and the Class D Overcollateralization Test.

“Overnight LIBOR”: As of any date of determination, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the London interbank offered rate for overnight deposits in U.S. Dollars published opposite the caption “O/N” under the heading “Euro-Dollar” in the “Bid” column on Telerate Page 314 for such day as at 11:00 a.m., London time, on such day, as reported by Bloomberg Financial Markets Commodities News, or such page as may replace Telerate Page 3750, as determined by the Class A-2 Note Agent or Class A-3 Note Agent, as applicable.

“Owner Trustee”: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee of the Issuer, and any successor Owner Trustee thereof.

“Partial PIK Security”: Any Collateral Debt Obligation that provides for periodic payments of interest thereon in cash no less frequently than semi-annually and permits a portion of such periodic payments of interest to be deferred and capitalized as additional principal thereof; provided, that for purposes of determining compliance with the Interest Coverage Tests, Weighted Average Coupon Test and Weighted Average Spread Test, only the portion of interest payable in cash and that cannot be deferred shall be included in the calculation of the Interest Coverage Tests, Weighted Average Coupon Test and Weighted Average Spread Test.

“Participation”: An interest in a Loan that is acquired indirectly by way of a participation from a Selling Institution, which may include pre-funded revolving loans and letter of credit facilities. At the time on or after the Effective Date that a Participation is acquired by the Issuer, the percentage by Aggregate Principal Amount of the Collateral Debt Obligations that represent Participations acquired by the Issuer from Selling Institutions (or their respective Affiliates) having the same credit rating will not exceed the percentage set forth below for such credit rating (in the event of a split rating, the lower rating shall apply) (provided that if the rating of any Selling Institution has been placed on watch by Moody’s for possible upgrade or downgrade, such rating shall be deemed to have been upgraded or downgraded, as the case may be, by one rating subcategory):

Credit Rating of Selling Institution (Moody’s/S&P)	Individual Participation Selling Institution Percentage	Aggregate Participation Selling Institution Percentage
“Aaa”/ “AAA”	20%	20%
“Aa1”/ “AA+”	10%	10%
“Aa2”/ “AA”	10%	10%
“Aa3”/ “AA-”	10%	10%
“A1”/ “A+”	5%	5%
“A2”/ “A”	5%	5%
“A3” or below /“A-” or below	0%	0%

“Paying Agent”: The Trustee in its capacity as paying agent with respect to the Notes and, if and for so long as any Class of Listed Notes is listed on any stock exchange which so requires, an institution to be appointed by the Issuer, or any successor thereto, as the paying agent with respect to the Notes in the country in which such stock exchange is located.

“Payment Date”: January 20, April 20, July 20 and October 20, of each year, commencing on July 20, 2006 or, if any such date is not a Business Day, then the next succeeding Business Day.

“Person”: Any individual, corporation, partnership, limited liability partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

“Placement Agent”: Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as placement agent with respect to the Class A-2 Notes and the Class A-3 Notes.

“Pledged Securities”: On any date of determination, the Collateral Debt Obligations (including any Collateral Debt Obligations that have become, since the time of the purchase thereof, Defaulted Securities, Exchanged Equity Securities or Equity Securities) and the Eligible Investments, excluding any Retained Interests.

“Portfolio Acquisition and Sale Requirements”: With respect to any acquisition or sale of a Collateral Debt Obligation each of the following conditions: (a) such Collateral Debt Obligation, if being acquired by the Issuer, is an Eligible Asset, (b) such Collateral Debt Obligation is being acquired or disposed of in accordance with the terms and conditions set forth in this Indenture, (c) the acquisition or disposition of such Collateral Debt Obligation does not result in a reduction or withdrawal of the rating on any Class of Notes then Outstanding with respect to which a Rating Agency has previously issued a rating and (d) such Collateral Debt Obligation is not being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes.

“Portfolio Investment”: Any investment made by the Collateral Manager in the ordinary course of business in a Person that is accounted for under generally accepted accounting principles as in effect from time to time in the United States as a portfolio investment of the Collateral Manager.

“Portfolio Percentage Limitations”: Limitations satisfied as of any date of determination on or after the Effective Date (or such later date as specified below) if each of the following criteria is met:

(1) the Aggregate Principal Amount of Collateral Debt Obligations not constituting Moody’s Senior Secured Loans (without reference to clauses (b) or (c) of the definition thereof) does not exceed 55% of the Aggregate Collateral Balance;

(2) the Aggregate Principal Amount of Collateral Debt Obligations not constituting Senior Secured Loans does not exceed 55% of the Aggregate Collateral Balance;

(3) the Aggregate Principal Amount of Collateral Debt Obligations that are issued by, or that constitute the obligations of, any single issuer or Obligor does not exceed 3% of the Aggregate Collateral Balance, except that the Aggregate Principal Amount of Collateral Debt Obligations that are issued by, or that constitute the obligations of any four single issuers or Obligors may each be up to 4% of the Aggregate Collateral Balance; provided that the Aggregate Principal Amount of Mezzanine Obligations that are issued by, or that constitute the obligations of, any single Obligor does not exceed 3% of the

Aggregate Collateral Balance; provided further that at any time during the Reinvestment Period at least 43 Obligors shall not be Affiliates of either the Issuer or the Collateral Manager;

(4) the combined Aggregate Principal Amount of all Collateral Debt Obligations that are Participations does not exceed 20% of the Aggregate Collateral Balance; provided that the Issuer shall also satisfy the required limitations applicable to credit ratings assigned to Selling Institutions (both individual and in aggregate) as set forth in the chart forming part of the definition of “Participation”;

(5) the Aggregate Principal Amount of the Collateral Debt Obligations that are not issued by Obligors organized or incorporated in the United States or with substantial business assets in the United States does not exceed 5% of the Aggregate Collateral Balance;

(6) the Aggregate Principal Amount of Collateral Debt Obligations that are issued by Obligors organized or incorporated in Canada or any single country that is a Moody’s Group I Country does not exceed 5% of the Aggregate Collateral Balance; provided that the Aggregate Principal Amount of Collateral Debt Obligations that are issued by Obligors organized or incorporated in any country listed in the proviso to the definition of Moody’s Group I Country does not exceed 3% of the Aggregate Collateral Balance;

(7) the Aggregate Principal Amount of Collateral Debt Obligations that are issued by Obligors organized or incorporated in any single country that is a Moody’s Group II Country does not exceed 5% of the Aggregate Collateral Balance;

(8) the Aggregate Principal Amount of Collateral Debt Obligations that are issued by Obligors organized or incorporated in any single country that is a Moody’s Group III Country does not exceed 2.5% of the Aggregate Collateral Balance;

(9) the Aggregate Principal Amount of Collateral Debt Obligations that are issued by Obligors organized or incorporated in any single country that is a Moody’s Group IV Country does not exceed 2.5% of the Aggregate Collateral Balance;

(10) the Aggregate Principal Amount of the Collateral Debt Obligations that do not bear interest at floating rates does not exceed 35% of the Aggregate Collateral Balance;

(11) the Aggregate Principal Amount of Collateral Debt Obligations that provide for conversion into Equity Securities solely at the option of the holder thereof, does not exceed 5% of the Aggregate Collateral Balance; provided that (i) no Collateral Debt Obligation shall be mandatorily convertible or convertible at the option of the issuer thereof into an Equity Security and (ii) the aggregate value of all such conversion options, as determined in the business judgment of the Collateral Manager (for each option, as of the date of original acquisition thereof), is less than 2% of the Aggregate Collateral Balance;

(12) the Aggregate Principal Amount of the Collateral Debt Obligations that (a) have an S&P Rating of “CCC+” or lower or (b) have a Moody’s Rating of “Caa1” or lower does not exceed 35% of the Aggregate Collateral Balance;

(13) the Aggregate Principal Amount of the Collateral Debt Obligations that are Delayed Drawdown Collateral Debt Obligations or Revolving Collateral Debt Obligations (including, in each case, any Exposure Amount thereof), does not exceed 10% of the Aggregate Collateral Balance; provided that no Delayed Drawdown Collateral Debt Obligations or Revolving Collateral Debt Obligations shall be purchased by the Issuer unless, immediately after giving effect to such purchase, the Unfunded Commitment Purchase Conditions are satisfied;

(14) the Aggregate Principal Amount of the Collateral Debt Obligations that are Discount Securities does not exceed 5% of the Aggregate Collateral Balance;

(15) the Aggregate Principal Amount of the Collateral Debt Obligations that are DIP Loans does not exceed 5% of the Aggregate Collateral Balance;

(16) the Aggregate Principal Amount of the Collateral Debt Obligations that are Bridge Loans does not exceed 5% of the Aggregate Collateral Balance;

(17) the Aggregate Principal Amount of the Collateral Debt Obligations that pay interest less frequently than quarterly but at least semi-annually does not exceed 10% of the Aggregate Collateral Balance;

(18) (a) the Aggregate Principal Amount of the Collateral Debt Obligations that are Mezzanine Obligations or Moody’s Second Lien Loans does not exceed 55% and (b) the Aggregate Principal Amount of Collateral Debt Obligations that are Mezzanine Obligations does not exceed 5% of the Aggregate Collateral Balance;

(19) the Aggregate Principal Amount of the Collateral Debt Obligations for which the underlying obligors are classified in any single Moody’s Industry Classification Group does not exceed 10% of the Aggregate Collateral Balance, except that the Aggregate Principal Amount of Collateral Debt Obligations for which the underlying obligors are classified in any two Moody’s Industry Classification Groups may each be up to 15% of the Aggregate Collateral Balance; and

(20) the Aggregate Principal Amount of the Collateral Debt Obligations for which the underlying obligors are classified in any single S&P Industry Classification Group does not exceed 10% of the Aggregate Collateral Balance, except that the Aggregate Principal Amount of Collateral Debt Obligations for which the underlying obligors are classified in any two S&P Industry Classification Groups may each be up to 15% of the Aggregate Collateral Balance.

“Prepayment”: Any optional prepayment of the Class A-2 Notes during the Reinvestment Period.

“Prepayment Date”: The date of any Prepayment.

“Principal Balance”: With respect to any Pledged Security, as of any date of determination, the outstanding principal amount of such Pledged Security; provided that the Principal Balance of (i) any Equity Security or Exchanged Equity Security shall be zero, (ii) any Partial PIK Security shall not include any amount paid in kind in respect of interest on such security, (iii) any Delayed Drawdown Collateral Debt Obligation or Revolving Collateral Debt Obligation shall include any Exposure Amounts in respect of such Collateral Debt Obligation, and (iv) any Step-Up Security or Eligible Investment that does not pay cash interest on a current basis will be, on any date of determination, the sum of (x) the original issue price thereof plus (y) the aggregate amount of interest accreted thereon to but excluding such date of determination, in each case, determined in accordance with the provisions of the agreement or instrument pursuant to which such obligation or security was issued or created (or any other agreement between the issuer and the original purchaser(s) of such Step-Up Security or Eligible Investment) relating to the reporting of income by the holders of, and deductions by the issuer of, such Step-Up Security or Eligible Investment for U.S. Federal income tax purposes.

“Principal Collection Subaccount”: The Securities Account designated the Principal Collection Subaccount and established in the name of the Trustee pursuant to Section 10.02(a).

“Principal Collections”: With respect to any Due Period and the related Payment Date, without duplication, the sum of (i) all principal payments (including prepayments, but excluding, at the option of the Collateral Manager, accrued interest received pursuant to an issuer tender, exchange, consent or similar solicitation) received during the related Due Period on the Pledged Securities (excluding Eligible Investments purchased with Interest Collections), (ii) all recoveries of principal of and interest on, and all fees and commissions received in connection with, (1) the purchase of Collateral Debt Obligations or (2) Defaulted Securities, in each case received during the related Due Period, (iii) all other fees and commissions and Call Premiums received during the related Due Period and designated by the Collateral Manager to be Principal Collections, (iv) Sale Proceeds received during such Due Period (excluding accrued interest included, at the option of the Collateral Manager, in Interest Collections), (v) any amounts remaining in the Unused Proceeds Account after the Effective Date, (vi) during the Reinvestment Period, so long as (1) the Issuer is in compliance with the Collateral Coverage Tests and (2) no Unfunded Commitment Trigger Event has occurred, any money standing to the credit of the Exposure Reserve Account that is designated by the Collateral Manager in its reasonable discretion as Principal Collections, (vii) at any time, any amounts standing to the credit of the Exposure Reserve Account representing Exposure Amounts with respect to a Delayed Drawdown Collateral Debt Obligation or Revolving Collateral Debt Obligation (1) for which the commitment of the Issuer to fund has irrevocably terminated or (2) that has been disposed of by the Issuer pursuant to this Indenture and (ix) any other payments received with respect to the Collateral not included in Interest Collections; provided that Principal Collections shall in no event include (1) any amounts that would otherwise constitute Principal Collections but which have been reinvested in Substitute Collateral Debt Obligations in accordance with this Indenture or (2) any payment that was reinvested or designated by the Collateral Manager for reinvestment in Substitute Collateral Debt Obligations.

“Principal Exposures”: As of any date, (x) with respect to the Class A-2 Notes, the aggregate Class A-2 Commitments as of such date; (y) with respect to the Class A-3 Notes during the Initial Investment Period, the aggregate Class A-3 Commitments as of such date; and (z) with respect to the Class A-3 Notes following the Initial Investment Period or any other Class of Notes, the Aggregate Principal Amount of such Class as of such date.

“Principal Prepayment”: The meaning specified in Section 9.01(a).

“Principal Waterfall”: The Priority of Payments set forth in Section 11.01(a)(ii).

“Priority of Payments”: The meaning specified in Section 11.01(a).

“Proceeding”: Any suit in equity, action at law or other judicial or administrative proceeding.

“Process Agent”: The meaning specified in Section 7.15.

“Proposed Plan”: A plan proposed by the Collateral Manager, on behalf of the Issuer, to the Rating Agencies to obtain a Ratings Confirmation, which plan may include a proposal (a) to make certain payments of principal of and accrued interest (and, in the case of the Class A-2 Notes and Class A-3 Notes, any Class A-2 Commitment Fees, Class A-3 Commitment Fees and Class A-2 Increased Costs) on the aggregate outstanding amount of the Secured Notes in accordance with the Priority of Payments, (b) to sell a portion of the Collateral Debt Obligations, (c) to extend the Effective Date or (d) to take any other action not otherwise prohibited hereunder as may be proposed in such Proposed Plan.

“Proposed Portfolio”: On any date of determination, the portfolio of Collateral Debt Obligations and Eligible Investments representing Principal Collections which would result from the maturity, proposed sale or other disposition of a Collateral Debt Obligation or a proposed purchase of a Collateral Debt Obligation, as the case may be.

“Publicly Available Information”: With respect to any default in relation to any obligation or security, information that reasonably confirms any of the facts relevant to the determination that the related default has occurred and which (a) has been published in or on not less than two internationally recognized published or electronically displayed news sources (it being understood that each of the Bloomberg Service, Dow Jones Telerate Service, Reuters Monitor Money Rates Services, Dow Jones News Wire, Wall Street Journal, New York Times, Nihon Keizai Shimbun and Financial Times (and successor publications) shall be deemed to be an internationally recognized published or electronically displayed news source), regardless of whether the reader or user thereof pays a fee to obtain such information; (b) is information received from (A) an Obligor, or (B) a trustee, fiscal agent, administrative agent, clearing agent or paying agent for the related obligation or security; (c) is information contained in any petition or filing instituting a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or Insolvency Law or other similar law affecting creditors’ rights against or by the Obligor of such obligation or security; or (d) is information contained in any order, decree or notice, however described, of a court, tribunal, regulatory authority or similar administrative or judicial body.

“Purchase and Sale Agreement“: The Purchase and Sale Agreement, dated as of the Closing Date, between the Warehouse Fund and MCG, as amended, supplemented and otherwise modified and in effect from time to time to the extent permitted thereby and hereby.

“Qualified Institutional Buyer” or “QIB”: A qualified institutional buyer as defined in Rule 144A.

“Qualified Purchaser”: A qualified purchaser within the meaning of Section 2(a)(51) of the Investment Company Act.

“Rating Agency”: Each of S&P or any successor thereto or Moody’s or any successor thereto.

“Rating Condition”: With respect to any action taken or to be taken hereunder, a condition that is satisfied when each Rating Agency (or if only one Rating Agency is specified, such Rating Agency) has confirmed in writing, to the Issuer, the Trustee and the Collateral Manager that such action will not result in the withdrawal, reduction or other adverse action with respect to its then current rating (including any private or confidential rating) of any Class of Notes.

“Rating Criteria”: The Rating Criteria under the Class A-2 Note Purchase Agreements and the Class A-3 Note Purchase Agreements, which will be satisfied with respect to any Person as of any specified date if: (a) (i) the short-term debt, deposits or similar obligations of such Person (or subject to Ratings Confirmation, of a guarantor of such Person) are on such date rated “P-1” by Moody’s and at least “A-1” by S&P, and (ii) if such Person is a conduit holding Class A-2 Notes or Class A-3 Notes, as applicable, such Person is then entitled under a Liquidity Facility to borrow loans (or, in any manner, otherwise obtain funds) from, or sell assets to, one or more Liquidity Providers provided the short-term debt, deposits or similar obligations of each such Liquidity Provider are on such date rated “P-1” by Moody’s (and, if so rated by Moody’s, such rating is not on watch for possible downgrade) and at least “A-1” by S&P; (b) in connection with a Person becoming a Defaulting Holder (as defined in the respective Class A-2 Note Purchase Agreement or Class A-3 Note Purchase Agreement) if such Person is a Holder of Class A-2 Notes or a Holder of Class A-3 Notes, such Person, in order to secure its obligation to make advances under the Class A-2 Note Purchase Agreements or the Class A-3 Note Purchase Agreements, as applicable, has deposited cash with the Trustee in an aggregate amount equal to the full amount of such Noteholder’s unfunded Class A-2 Commitment or Class A-3 Commitment, as applicable, or (c) in connection with a Person making a Downgrade Advance (as defined in the respective Class A-2 Note Purchase Agreement or Class A-3 Note Purchase Agreement) if such Person is a Holder of Class A-2 Notes or a Holder of Class A-3 Notes, such Person (x) has transferred all of its rights and obligations in respect of the Class A-2 Notes or Class A-3 Notes, respectively, to another entity that meets the Rating Criteria, (y) subject to Ratings Confirmation, has its funding obligations guaranteed by another entity meeting the Ratings Criteria, or (z) made a Downgrade Advance (as defined in the respective Class A-2 Note Purchase Agreement or Class A-3 Note Purchase Agreement).

“Ratings Confirmation”: Any written confirmation from S&P or Moody’s of either Rating Agency’s respective ratings assigned on the Closing Date to each Class of Secured Notes.

“Ratings Threshold”: With respect to a Hedge Counterparty or any transferee thereof, (a) (i) the rating of the short-term, unsecured, unguaranteed and otherwise unsupported debt obligations of such Hedge Counterparty or such transferee is at least “A-3” by S&P or (ii) if the Hedge Counterparty or such transferee does not have a short-term rating, the long-term senior unsecured, unguaranteed and otherwise unsupported debt obligations of such Hedge Counterparty or such transferee is at least “BBB-” by S&P or (b) (i) if such Hedge Counterparty or such transferee (or any affiliate of such transferee that unconditionally and absolutely guarantees the obligations of such transferee under the Hedge Agreement to which it is a party) has an unsecured, unguaranteed and otherwise unsupported long term debt rating by Moody’s (and not a short term rating), the rating of the long term senior unsecured, unguaranteed and otherwise unsupported debt obligations of such Hedge Counterparty or such transferee (or any affiliate of such transferee that unconditionally and absolutely guarantees the obligations of such transferee under the Hedge Agreement to which it is a party) is not withdrawn or suspended and is at least “A1” by Moody’s (and is not on credit watch for possible downgrade) or (ii) if such Hedge Counterparty (or any affiliate of such transferee that unconditionally and absolutely guarantees the obligations of such transferee under the Hedge Agreement to which it is a party) has both a long term and a short term rating, (x) the rating of the unsecured, unguaranteed and otherwise unsupported long term senior debt obligations of such Hedge Counterparty or such transferee (or any affiliate of such transferee that unconditionally and absolutely guarantees the obligations of such transferee under the Hedge Agreement to which it is a party) is at least “A2” by Moody’s (and is not on credit watch for possible downgrade) and (y) the rating of the unsecured, unguaranteed and otherwise unsupported short term senior debt obligations of such Hedge Counterparty or such transferee (or any affiliate of such transferee that unconditionally and absolutely guarantees the obligations of such transferee under the Hedge Agreement to which it is a party) is at least “P-1” by Moody’s (and is not on credit watch for possible downgrade). For the purpose of this definition, no direct or indirect recourse against one or more shareholders of such Hedge Counterparty (or against any Person in control of, or controlled by, or under common control with, any such shareholder) shall be deemed to constitute a guarantee, security or support of the obligations of such Hedge Counterparty.

“Record Date”: The date on which the Holders of Secured Notes entitled to receive a payment of principal, or interest and, as applicable, commitment fee, and the Holders of the Income Notes entitled to receive a distribution, on the succeeding Payment Date, are determined, such date as to any Payment Date being the fifteenth day, whether or not such day is a Business Day, prior to such Payment Date.

“Redemption Date”: Any Payment Date on which any Class of Notes is to be redeemed.

“Redemption Date Statement”: The meaning specified in Section 9.07.

“Redemption Price”: With respect to any Payment Date upon which any Class of Notes is subject to redemption hereunder:

(a) in connection with a redemption of the Secured Notes pursuant to Section 9.05(a), with respect to each Class of Secured Notes, an amount equal to the Aggregate Principal Amount of such Secured Note then Outstanding, plus any unpaid Interest, Class A-2 Commitment Fee, Class A-2 Breakage Costs (if any) and Class A-3 Commitment Fee thereon, as applicable, accrued through such Redemption Date; and

(b) in connection with the redemption of any Income Note, an amount equal to the proceeds of the Collateral remaining after giving effect to the redemption of the Secured Notes at the direction of a Majority of the Income Notes or the Collateral Manager, or in connection with a Tax Event and the payment of all other amounts payable prior to distributions to the Holders of Income Notes in accordance with Section 11.01(a) multiplied by a fraction, the numerator of which is the Aggregate Principal Amount of such Income Note and the denominator of which is the Aggregate Principal Amount of all Income Notes then Outstanding.

“Reference Banks”: With respect to the determination of LIBOR by the Calculation Agent, any four major banks in the London interbank market selected by the Calculation Agent.

“Registered”: With respect to a Collateral Debt Obligation or Eligible Investment, it is in registered form for U.S. Federal income tax purposes and issued after July 18, 1984, provided, that a certificate of interest in a trust that is treated as a grantor trust for U.S. Federal income tax purposes shall not be treated as Registered unless each of the obligations or securities held by the trust was issued after that date.

“Registration Required Obligation”: Any Collateral Debt Obligation constituting a “registration-required obligation” within the meaning of Section 163(f) of the Code.

“Regulation S”: Regulation S under the Securities Act.

“Regulation U”: Regulation U of the Federal Reserve Board, 12 C.F.R. Section 221, or any successor regulation.

“Regulation Y Institution”: Any Holder of Income Notes that is, or is controlled by a Person that is, subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System of the United States or any successor to such regulation, but excludes, in any event, (a) any “qualifying foreign banking organization” within the meaning of Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R. Section 211.23) that has booked its investment in the Income Notes outside the United States and (b) any financial holding company or subsidiary of a financial holding company authorized to engage in merchant banking activities pursuant to Section 4(k)(4)(H) of the U.S. Bank Holding Company Act of 1956, as amended, and any successor statute thereto.

“Reinvestment Criteria”: The meaning specified in Section 12.02.

“Reinvestment Period”: The period beginning on the Closing Date and continuing through the earliest to occur of (a) the Payment Date occurring in July, 2011, (b) the date on which the Class A/B Overcollateralization Ratio falls below 115% and (c) the Payment Date immediately following the date that the Collateral Manager notifies the Trustee and each Rating Agency that, in light of the composition of the Collateral, general market conditions and other pertinent factors (including any change in U.S. federal tax law requiring tax to be withheld on payments of interest or commitment fee on obligations or securities held by the Issuer), investments in Additional Collateral Debt Obligations within the foreseeable future would either be impractical or not beneficial to the Issuer.

“Released Amounts”: With respect to any payment or collection received with respect to any Collateral Debt Obligation on any Business Day (whether such payment or collection is received by the Collateral Manager, the Trustee or the Trust Depositor), an amount equal to that portion of such payment or collection on any Retained Interest released from the Collateral pursuant to this Indenture.

“Repository”: The internet-based, password protected, electronic repository of transaction documents relating to privately offered and sold collateralized debt obligation securities located at www.cdolibrary.com and maintained by the Bond Market Association.

“Required Interest Diversion Amount”: The lesser of (a) 100% of Available Funds from Interest Collections on any Payment Date after application of such Interest Collections to payment of amounts set forth in clauses (A) through (N) of the Interest Waterfall and (b) the minimum amount necessary to satisfy the Interest Diversion Test.

“Reserve Amount”: $3,000,000, which shall be applied as provided in Section 3.05(a).

“Responsible Officer”: When used with respect to the Trustee, any officer within the Corporate Trust Group of the Corporate Trust Office (or any successor group of the Trustee) authorized to act for and on behalf of the Trustee, including any vice president, assistant vice president or other officer of the Trustee customarily performing functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at the Corporate Trust Office because of such Person’s knowledge of and familiarity with the particular subject.

“Restricted Note”: The meaning specified in Section 2.02(c).

“Retained Interest”: For each Collateral Debt Obligation originated by the Collateral Manager or any of its Affiliates and designated by the Collateral Manager in its sole discretion, the following interests, rights and obligations in such Collateral Debt Obligation and under the associated Underlying Instruments, which are being retained by the Collateral Manager: (i) all of the obligations, if any, to provide additional funding with respect to such Collateral Debt Obligation, (ii) all of the rights and obligations, if any, of the agent(s) under the documentation evidencing such Collateral Debt Obligation, (iii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Collateral Debt Obligation that relate to such portion(s) of the indebtedness that is owned by another lender or is being retained by the Collateral Manager, (iv) any unused, commitment or similar fees associated with the additional funding obligations that are not being transferred in accordance with clause (i) of this definition, (b) any agency or similar fees associated with the rights and obligations of the agent that are not being transferred in accordance with clause (ii) of this definition, (vi) any advisory, consulting or similar fees due from the Obligor associated with services provided by the agent that are not being transferred in accordance with clause (ii) of this definition, (vii) the right to collect from such Obligor(s) the fees and expense reimbursements associated with the preparation, negotiation, execution, perfection and documentation of such Collateral Debt Obligation, the associated Collateral therefor, and any subsequent amendments, waivers, consents and restructuring thereof (which fees, for avoidance of doubt, will not include any underwriting fees or fees serving as consideration for amendments and waivers) and (viii) any and all warrants, options, and other equity instruments issued in the name of MCG or its Affiliates in connection with or relating to any Collateral Debt Obligation.

“Revolving Collateral Debt Obligation”: A Collateral Debt Obligation that (a) requires the Issuer to make one or more future advances to the Obligor under the instrument or agreement pursuant to which such Collateral Debt Obligation was issued or created, (b) specifies a maximum aggregate amount that can be borrowed, (c) permits, during any period on or after the date on which the Issuer acquires such Collateral Debt Obligation, the re-borrowing of any amount previously repaid and (d) as to which, on the date of acquisition thereof and on each date thereafter until all commitments to make advances to the Obligor expire or are terminated or reduced to zero, it is assumed for the purposes of the Collateral Quality Tests, that the principal balance thereof includes the maximum aggregate principal amount that may be drawn thereunder (assuming the satisfaction of each applicable condition precedent) after such date; provided that, on the date that all commitments by the Issuer to make advances to the Obligor under such Revolving Collateral Debt Obligation expire or are terminated or reduced to zero, such Collateral Debt Obligation shall cease to be a Revolving Collateral Debt Obligation; provided further that any Collateral Debt Obligation as to which the Collateral Manager retains a Retained Interest shall be treated as a term loan.

“Rule 144A”: Rule 144A under the Securities Act.

“Rule 144A Information”: The meaning specified in Section 2.05(c).

“S&P”: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“S&P CDO Monitor”: The dynamic, analytical computer model developed by S&P and used to estimate default risk of Collateral Debt Obligations and provided to the Collateral Manager and the Trustee on or before the Closing Date, as it may be modified by S&P in connection with its confirmation of the ratings of the Secured Notes following the Closing Date.

“S&P CDO Monitor Test”: A test to be satisfied on any date of determination if, after giving effect to the sale of a Collateral Debt Obligation or the purchase of a Substitute Collateral Debt Obligation or both, as the case may be, (i) (x) the Class A Loss Differential of the Proposed Portfolio is positive or (y) the Class A Loss Differential of the Proposed Portfolio is greater than or equal to the Class A Loss Differential of the Current Portfolio (ii)(x) the Class B Loss Differential of the Proposed Portfolio is positive or (y) the Class B Loss Differential of the Proposed Portfolio is greater than or equal to the Class B Loss Differential of the Current Portfolio, (iii)(x) the Class C Loss Differential of the Proposed Portfolio is positive or (y) the Class C Loss Differential of the Proposed Portfolio is greater than or equal to the Class C Loss Differential of the Current Portfolio and (iv)(x) the Class D Loss Differential of the Proposed Portfolio is positive or (y) the Class D Loss Differential of the Proposed Portfolio is greater than or equal to the Class D Loss Differential of the Current Portfolio.

“S&P Industry Classification Group”: As set forth in Schedule C hereto, any of the S&P industry classification groups, any other additional classification groups established by S&P after the Closing Date with respect to the Initial Collateral Debt Obligations, and any classification groups that may be subsequently established by S&P after the Closing Date with respect to any Additional Collateral Debt Obligation or Substitute Collateral Debt Obligation and provided by the Collateral Manager or the Issuer to the Trustee.

“S&P Priority Category Recovery Rate”: With respect to any Collateral Debt Obligation, shall equal the percentage specified in the table below:

S&P Priority Category	Recovery Rate
Senior Secured Loans and DIP Loans	58.0%
Senior Unsecured Loans/Second Lien Loans (up to 15% of the Aggregate Collateral Balance	37.0%
Second Lien Loans	25.0%
Mezzanine Obligations	25.0%

“S&P Rating”: The S&P Rating of a Collateral Debt Obligation will be determined as follows:

(a) For a Collateral Debt Obligation that is not a Current Pay Security or DIP Loan:

(i) if there is an issuer credit rating of the Obligor of such Collateral Debt Obligation, or the guarantor who unconditionally and irrevocably guarantees such Collateral Debt Obligation, is rated by S&P, the S&P Rating of such Obligor shall be the most current issuer credit rating for such Obligor or guarantor;

(ii) (A) if there is not an issuer credit rating of the Obligor of such Collateral Debt Obligation, or guarantor who unconditionally and irrevocably guarantees such Collateral Debt Obligation by S&P, but there is a rating by S&P on a secured Loan of the Obligor or guarantor of the Obligor, then the S&P Rating of such Obligor shall be one subcategory below such rating; (B) if there is not a rating by S&P on a secured Loan of the Obligor or guarantor of the Obligor, but there is a rating by S&P on a senior unsecured obligation of the Obligor or guarantor of the Obligor, then the S&P Rating of such Obligor will be such rating; and (c) if there is not a rating by S&P on a senior obligation of the Obligor or guarantor of the Obligor, but there is a rating by S&P on a subordinated obligation of the Obligor or guarantor of the Obligor, then the S&P Rating of such Obligor will be one subcategory above such rating;

(iii) if there is neither an issuer credit rating of the Obligor or guarantor of the Obligor by S&P nor a rating by S&P on an obligation of the Obligor or guarantor of the Obligor, then the S&P Rating for such Obligor may be determined using any one of the methods below:

(A) if an obligation of the Obligor is publicly rated by Moody’s, then the S&P Rating will be determined in accordance with the methodologies for establishing the Moody’s Rating set forth herein, except that the S&P Rating of such obligation will be (1) one subcategory below the S&P equivalent of the rating assigned by Moody’s if such security is rated “Baa3” or higher by Moody’s and (2) two subcategories below the S&P equivalent of the rating assigned by Moody’s if such security is rated “Ba1” or lower by Moody’s; provided that the Aggregate Principal Amount of the Collateral Debt Obligations given an S&P Rating based on a rating given by Moody’s as provided in this subclause (a)(iii)(A) may not exceed 10% of the Aggregate Collateral Balance after giving effect to any purchase of such Collateral Debt Obligation;

(B) if no other security or obligation of the Obligor is rated by S&P or Moody’s, then the Issuer or the Collateral Manager on behalf of the Issuer, may apply to S&P for a S&P credit estimate, which shall be its S&P Rating for purposes of this Indenture, and pending receipt of such S&P credit estimate, the S&P Rating for such Obligor shall be determined in accordance with clause (C) below; or

(C) if such Collateral Debt Obligation is not rated by Moody’s or S&P, no other security or obligation of the Obligor is rated by S&P or Moody’s and if the Collateral

Manager determines in its sole discretion based on information available to it after reasonable inquiry (1) that such Obligor (x) is not subject to any bankruptcy or reorganization Proceedings nor in default on any of its obligations (unless the subject of a good faith business dispute), (y) is a legally constituted corporate entity having the minimum legal, financial and operational infrastructure to carry on a definable business, deliver and sell a product or service and report its results in generally accepted accounting terms as verified by a reputable audit firm and (z) is not so vulnerable to adverse business, financial and economic conditions that default in its financial or other obligations is foreseeable in the near term if current operating trends continue, then the rating of such Collateral Debt Obligation will be CCC; or (2) that such Obligor and any parent or Affiliate meets all the CCC criteria indicated in the previous clause and in addition (A) has been in business for at least five years, (B) is current on any cumulative preferred dividends, (C) has had annual sales in excess of $30,000,000 for the previous two years, (D) has had no annual losses nor any three consecutive quarterly losses for the previous three years, (E) the debt of such Obligor that will mature within the next two years represents less than 25% of the total debt of such Obligor and (F) the ratio of earnings before income taxes to interest plus rents is greater than 25% then the rating of such Collateral Debt Obligation will be B- or such lower rating as the Collateral Manager determines in its reasonable business judgment should apply to such Collateral Debt Obligation; provided that the Collateral Manager must apply to S&P for a S&P credit estimate on such Obligor within 10 days after the purchase of an obligation of such Obligor by the Issuer; and

(b) For a Collateral Debt Obligation that is a Current Pay Security, the S&P Rating of such Collateral Debt Obligation shall be (a) the rating or written credit estimate assigned by S&P upon the request of the Issuer or the Collateral Manager or (b) if no such rating or credit estimate has been assigned, “CCC-”; and

(c) For a Collateral Debt Obligation that is a DIP Loan, the S&P Rating of such Collateral Debt Obligation shall be (a) the rating assigned thereto by S&P either publicly or privately or (b) the rating or credit estimate assigned by S&P in connection with the acquisition thereof by the Issuer upon the request of the Issuer or the Collateral Manager;

provided that; notwithstanding the foregoing paragraphs (a) through (c), the S&P Rating for any Collateral Debt Obligation that is (i) on credit watch positive for possible upgrade by S&P will be deemed to be the S&P Rating one subcategory above the S&P Rating of such Collateral Debt Obligation that would otherwise be applicable as determined pursuant to clauses (a)(i) through (a)(iii) above or (ii) on credit watch negative for possible downgrade by S&P will be deemed to be the S&P rating one subcategory below the S&P Rating of such Collateral Debt Obligation that would otherwise be applicable as determined pursuant to clauses (a)(i) through (a)(iii) above and (2) the Collateral Manager must provide current information to S&P in order for S&P to confirm the credit estimate for each Collateral Debt Obligation for which the current S&P Rating is such credit estimate no less frequently than every 12 months after the date of the issuance of such credit estimate or the most recent confirmation thereof by S&P, as applicable.

“S&P Weighted Average Recovery Rate”: As of any date of determination, the percentage obtained by summing the products obtained by multiplying the Principal Balance of each Collateral Debt Obligation by its S&P Priority Category Recovery Rate, dividing such sum by the Aggregate Principal Amount of all such Collateral Debt Obligations and rounding up to the first decimal place.

“Sale”: The meaning specified in Section 5.18(a).

“Sale Proceeds”: All proceeds received from the sale or other disposition of any Collateral Debt Obligation, including any Equity Security or Exchanged Equity Security, net of any reasonable amounts expended by the Collateral Manager or the Trustee in connection with such sale or other disposition.

“Scheduled Distribution”: With respect to any Pledged Security, for each Due Date, the scheduled payment of principal and/or interest due on such Due Date with respect to such Pledged Security, determined in accordance with the assumptions set forth in Section 1.03.

“Second Currency”: The meaning specified in Section 14.13.

“Second Lien Loan”: A loan that is secured by a valid second priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Loan and that also by its terms is permitted to be assigned, participated or otherwise transferred to the Issuer for inclusion in the Collateral.

“Section 3(c)(7) Notice”: The meaning specified in Section 10.09(a).

“Secured Notes”: The Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes.

“Secured Notes Financed Collateral Debt Obligations”: All Collateral Debt Obligations which are not either (a) designated by the Collateral Manager to the Trustee as Income Notes Financed Collateral Debt Obligations or (b) purchased with amounts on deposit in the Income Notes Financed Principal Collection Subaccount, the Income Notes Financed Interest Collection Subaccount or the Income Notes Unused Proceeds Account.

“Secured Notes Financed Collateral Debt Obligations Collections”: All Collections received with respect to Secured Notes Financed Collateral Debt Obligations.

“Secured Notes Unused Proceeds Account”: The Securities Account designated the Secured Notes Unused Proceeds Account and established in the name of the Trustee pursuant to Section 10.02(f).

“Secured Obligations”: The meaning specified in the Granting Clause of this Indenture.

“Secured Parties”: The meaning specified in the Preliminary Statement of this Indenture.

“Securities Account”: The meaning specified in Section 8-501(a) of the UCC.

“Securities Act”: The U.S. Securities Act of 1933, as amended, and any successor statute thereto.

“Securities Intermediary”: The meaning specified in Section 8-102(a)(14) of the UCC.

“Securities Purchase Agreement”: The Securities Purchase Agreement, dated as of the Closing Date, between the Issuer and the Initial Purchasers with respect to the Class A-1 Notes, the Class B Notes, the Class C Notes, the Class D Notes, and the Income Notes, as may be modified and supplemented and in effect from time to time.

“Security”: The meaning specified in Section 8-102(a)(15) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Selling Institution”: An institution from which the Issuer acquires a participation interest in a Loan or in a security.

“Senior Debt”: The meaning specified in Section 13.01(a).

“Senior Secured Loan”: Any senior secured loan that is an extension of credit that provides for the amortization of principal or the payment of a fixed principal amount in full at maturity and a fixed term extended to an obligor by a financial institution and that also: (i) is secured pursuant to a first priority perfected security interest by collateral having a value at the time of the purchase of such loan at least equal to the Principal Balance of such loan, as determined by the Collateral Manager; (ii) does not constitute, or is not secured by Margin Stock; (iii) by its terms is permitted to be assigned, participated or otherwise transferred to the Issuer for inclusion in the Collateral; and (vi) is not a Bridge Loan or a Second Lien Loan.

“Senior Unsecured Loan”: Any assignment of or Participation in or other interest in a loan that is not secured by a pledge of collateral (excluding obligations secured solely by intangibles and/or common stock) and has unsubordinated, unsecured pre-petition priority in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings.

“Similar Law”: Any Federal, state, local, non-U.S. or other laws or regulations that are substantively similar to Title I of ERISA or Section 4975 of the Code.

“Sovereign”: When used in reference to an obligation, an obligation of a national government or agency thereof that is fully and irrevocably guaranteed by the full faith and credit of such government.

“Special Amortization”: The amortization of the Notes in whole or in part sequentially in order of seniority by the Issuer on one or more Payment Dates during the Reinvestment Period after the occurrence of any event giving rise to a Special Amortization as set forth in Section 9.01(c).

“Special Amortization Amount”: The meaning specified in Section 9.01(c).

“Special Amortization Date”: The Payment Date upon which Notes are redeemed pursuant to a Special Amortization.

“Special Reserve Account”: The Securities Account designated the Special Reserve Account and established in the name of the Trustee pursuant to Section 10.02(d).

“Specified Change”: Any amendment or waiver of, or supplement to, an Underlying Instrument governing or relating to a Collateral Debt Obligation that (a) reduces the principal amount of such Collateral Debt Obligation, (b) reduces the rate of interest payable on such Collateral Debt Obligation by more than 20%, (c) postpones the Due Date of any Scheduled Distribution in respect of such Collateral Debt Obligation in any way that increases the Average Life of such Collateral Debt Obligation (determined as of the date it was acquired by the Issuer) by more than 20%, (d) alters the pro rata allocation or sharing, or the relative priorities, of Distributions required by such Underlying Instrument, (e) releases any material guarantor of such Collateral Debt Obligation from its obligations (except as may be permitted or required by the Underlying Instruments with respect to such Collateral Debt Obligation), (f) terminates or releases any material lien or security interest securing such Collateral Debt Obligation (except as may be permitted or required by the Underlying Instruments with respect to such Collateral Debt Obligation or by any Transaction Document) or (g) changes any of the provisions of such Underlying Instrument specifying the number or percentage of lenders or holders required to effect any of the foregoing.

“Specified Currency”: The meaning specified in Section 14.13.

“Specified Place”: The meaning specified in Section 14.13.

“Spread Excess”: As of any date of determination, a fraction (expressed as a percentage), the numerator of which is equal to the product of (a) the excess, if any, of the Weighted Average Spread for such date of determination over the Minimum Weighted Average Spread for such date of determination and (b) the Aggregate Principal Amount of all floating rate Collateral Debt Obligations (other than Defaulted Securities) held by the Issuer as of such date of determination, and the denominator of which is the Aggregate Principal Amount of all fixed rate Collateral Debt Obligations (other than Defaulted Securities) held by the Issuer as of such date of determination. In computing the Spread Excess on any date of determination, the Weighted Average Spread for such date of determination will be computed as if the Fixed Rate Excess were equal to zero.

“Stated Maturity Date”: With respect to each Class of Notes, the Payment Date occurring in April, 2018.

“Step-Up Security”: Any Collateral Debt Obligation which by the terms of the related Underlying Instrument provides for an increase, in the case of securities that bear interest at a fixed rate, in the per annum interest rate on such security or, in the case of securities that bear interest at a floating rate, in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that a Step-Up Security shall not be a security providing for payment of a constant rate of interest at all times after the date of Grant thereof by the Issuer to the Trustee.

“Subordinate Class”: If more than one Class of Notes is then Outstanding, each Class of Notes then Outstanding ranking subordinate to any other Class of Notes that is then Outstanding in the event of a Principal Prepayment pursuant to Section 9.01(a); provided that, except to the extent set forth in Section 13.01, in no event will any of the Class A Notes be a Subordinate Class.

“Subordinate Debt”: The meaning specified in Section 13.01(a).

“Subordinated Management Fee”: With respect to each Payment Date, an amount equal to 0.75% multiplied by the Aggregate Collateral Balance on the first day of the Due Period immediately preceding such Payment Date calculated on the basis of the actual number of days elapsed in the applicable period over a 360-day year.

“Subordinated Termination Event”: An “event of default” or a “termination event” other than an “illegality” or “tax event” (each as defined in the related Hedge Agreement), in each case, as to which the Hedge Counterparty is the sole defaulting party or the sole affected party (each as defined in the related Hedge Agreement).

“Substitute Collateral Debt Obligation”: A Collateral Debt Obligation that is granted to the Trustee as security for the Secured Notes hereunder that is obtained by the Issuer with the proceeds of the sale of, or payment on, Collateral Debt Obligations previously pledged to the Trustee, excluding any Retained Interests.

“Supermajority”: At any time, with respect to the Income Notes, means Holders of the Income Notes whose aggregate Voting Percentages at such time equal 66-2/3% of all Holders of the Income Notes’ Voting Percentages at such time; with respect to the Secured Notes as a whole, means Holders of the Secured Notes representing at least 66-2/3% of the Aggregate Principal Amount of all Secured Notes Outstanding at such time; and with respect to any individual Class of Secured Notes, means Holders of such Class of Secured Notes representing at least 66-2/3% of the Aggregate Principal Amount of such Class of Secured Notes Outstanding at such time.

“Syndicated Loan”: Any Loan other than a Middle Market Loan.

“Tax Event”: An event that occurs if (i) any Obligor or Hedge Counterparty or the Issuer is, or on the next scheduled payment date under any Collateral Debt Obligation or Hedge Agreement, any Obligor or Hedge Counterparty or the Issuer will be, subject to a Withholding Tax Event or (ii) any jurisdiction imposes net income, profits or a similar tax on the Issuer.

“Tax Materiality Condition”: A condition that is satisfied if, during any twelve-month period, (i) a Withholding Tax Event results in the withholding of 10% or more of the Interest Collections scheduled to be received, or in tax gross-up payments by the Issuer in excess of U.S.$5,000,000, in any Due Period; or (ii) the aggregate amount of any net income, profits or similar tax imposed on the Issuer exceeds U.S.$5,000,000.

“Total Redemption Amount”: The meaning specified in Section 9.07(f).

“Transaction Documents”: The meaning specified in Section 7.16(c).

“Transfer Agent”: The Person or Persons, which may be the Issuer, authorized by the Issuer to exchange or register the transfer of Notes.

“Trust Agreement”: The Trust Agreement, dated March 23, 2006, between the Trust Depositor and the Owner Trustees, as may be modified and supplemented and in effect from time to time.

“Trust Depositor”: MCG Finance VII, LLC, a limited liability company organized under the laws of the State of Delaware.

“Trustee”: Wells Fargo Bank, National Association, a national banking association, solely in its capacity as trustee hereunder, unless a successor Person shall have become the Trustee pursuant to the applicable provision of this Indenture, and thereafter Trustee shall mean such successor Person.

“Trustee Expenses”: With respect to any Payment Date (including the Final Maturity Date), an amount (including indemnities) equal to the sum of all amounts incurred by or otherwise owing to the Trustee (or any successor or assignee thereof) during the preceding Due Period in accordance with this Indenture (other than the Trustee Fee).

“Trustee Fee”: With respect to any Payment Date (including the Final Maturity Date), a fee in an amount established in a letter agreement dated as of the Closing Date between the Issuer (acting through the Collateral Manager) and the Trustee and calculated based on the Aggregate Collateral Balance as of the prior date of determination.

“UCC”: The Uniform Commercial Code as in effect from time to time in the State of New York.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Instrument”: The credit agreement, indenture or other agreement pursuant to which a Pledged Security has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Pledged Security or of which the holders of such Pledged Security are the beneficiaries.

“Unfunded Commitment Purchase Conditions”: The meaning specified in Section 12.06(a).

“Unfunded Commitment Trigger Event”: The meaning specified in Section 12.06(b).

“United States” or “U.S.”: The United States of America, its territories and its possessions.

“Unregistered Securities”: The meaning specified in Section 5.18(c).

“Unused Proceeds”: The sum of (A) proceeds of the issuance and sale of the Notes remaining after the Issuer has purchased the Initial Collateral Debt Obligations on the Closing Date and has paid organizational expenses of the Issuer and the expenses of the issuance and offering of the Notes and thereafter minus any amount of such funds applied to purchase Additional Collateral Debt Obligations, (B) the net proceeds received by the Issuer after the Closing Date and before the end of the Reinvestment Period from any Borrowings under the Class A-2 Notes and (C) the net proceeds received by the Issuer after the Closing Date and before the Class A-3 Commitment Termination Date, from any Draws under the Class A-3 Notes to the extent such proceeds have not been invested in Collateral Debt Obligations in accordance with the terms of this Indenture or credited to the Exposure Reserve Account provided that, until the Effective Date, the Unused Proceeds shall include the unfunded portion of the Class A-3 Note Commitments. Unused Proceeds shall not include any amounts deposited in the Expense Account in accordance with the terms of this Indenture.

“Unused Proceeds Account”: Collectively, the Secured Notes Unused Proceeds Account and the Income Notes Unused Proceeds Account.

“U.S. Person”: A U.S. Person within the meaning of Regulation S.

“Voting Constrained Noteholder”: A Regulation Y Institution.

“Voting Factor”: At any time, a number obtained by (a) calculating the percentage obtained by multiplying 4.99% by the number of Regulation Y Institutions as to which the ratio (expressed as a percentage) of the Aggregate Principal Amount of the Income Notes held by such Regulation Y Institution at such time divided by the Aggregate Principal Amount of the Income Notes held by all Holders of the Income Notes at such time exceeds 4.99%, (b) subtracting the percentage obtained in clause (a) above from 100% and (c) dividing the percentage obtained in clause (b) above by the percentage obtained by dividing (i) the Aggregate Principal Amount of Income Notes held by all Holders of the Income Notes other than Voting Constrained Noteholders by (ii) the Aggregate Principal Amount of Income Notes held by all Holders of the Income Notes; provided that, for the purposes of this definition and the definitions of Voting Percentage and Included Income Notes, any Income Notes owned by the Issuer, any other Obligor upon the Notes or any affiliate thereof or by either Initial Purchaser will be disregarded and deemed not to be Outstanding.

“Voting Percentage”: At any time, (a) for any Regulation Y Institution, the lesser of (i) 4.99% and (ii) a percentage equal to the Aggregate Principal Amount of Income Notes held by such Regulation Y Institution at such time multiplied by the Voting Factor at such time divided by the Aggregate Principal Amount of Income Notes held by all Holders of Income Notes at such time and (b) for any Holder of Income Notes other than a Regulation Y Institution, a percentage equal to the Aggregate Principal Amount of Income Notes held by such Holder of Income Notes at such time multiplied by the Voting Factor at such time divided by the Aggregate Principal Amount of Income Notes held by all Holders of Income Notes at such time.

“Warehouse Conveyance Agreement“: The Master Conveyance Agreement, dated as of June 23, 2005, among MCG, the Trust Depositor and the Warehouse Fund, as amended, supplemented and otherwise modified and in effect from time to time to the extent permitted thereby and hereby.

“Warehouse Fund”: MCG Commercial Loan Trust 2005-2.

“Weighted Average Coupon”: As of any date of determination will equal a fraction (expressed as a percentage) obtained by (i) multiplying the Principal Balance of each fixed rate Collateral Debt Obligation (other than any Defaulted Security) held by the Issuer as of such date of determination by the current per annum rate at which it pays interest, (ii) summing the amounts determined pursuant to clause (i) for all fixed rate Collateral Debt Obligations (other than Defaulted Securities) held by the Issuer as of such date of determination, (iii) dividing such sum by the Aggregate Principal Amount of all fixed rate Collateral Debt Obligations (other than Defaulted Securities) held by the Issuer as of such date of determination and rounding to the nearest 0.001% and (iv) if such sum is less than the Minimum Weighted Average Coupon for such date of determination, adding to such sum the amount of Spread Excess, if any, as of such date of determination.

“Weighted Average Coupon Test”: A test with respect to the Collateral Debt Obligations that is satisfied if, as of any date of determination, the Weighted Average Coupon as of such date of determination equals or exceeds the Minimum Weighted Average Coupon for such date of determination.

“Weighted Average Life”: On any date of determination with respect to any Collateral Debt Obligation, the number obtained by (i) summing the products obtained by multiplying (a) the Average Life at such time of each Collateral Debt Obligation (other than Defaulted Securities) by (b) the outstanding Principal Balance of such Collateral Debt Obligation and (ii) dividing such sum by the Aggregate Principal Amount at such time of all Collateral Debt Obligations (excluding Defaulted Securities).

“Weighted Average Life Test”: A test satisfied as of any date of determination if the remaining Weighted Average Life of the Collateral Debt Obligations (excluding Defaulted Securities) as of such date is less than or equal to the number of years (including fractions of a year) between such date and April 20, 2015.

“Weighted Average Rating”: As of any date of determination, the numerical average Moody’s debt rating obtained by (a) multiplying the Principal Balance of each Collateral Debt Obligation (excluding any Defaulted Securities) as of such date by the applicable Moody’s Rating Factor for such Collateral Debt Obligation as indicated in the table below; (b) summing the products obtained in clause (a) for all such Collateral Debt Obligations; and (c) dividing the sum obtained in clause (b) by the Aggregate Principal Amount of all Collateral Debt Obligations (excluding any Defaulted Securities) as of such date.

Moody’s Rating of Collateral Debt Obligation	Moody’s Rating Factor
Aaa(1)	1
Aa1	10
Aa2	20
Aa3	40
A1	70
A2	120
A3	180
Baa1	260
Baa2	360
Baa3	610
Ba1	940
Ba2	1,350
Ba3	1,766
B1	2,220
B2	2,720
B3	3,490
Caa1	4,770
Caa2	6,500
Caa3	8,070
Ca	10,000
C	10,000

(1)	Includes any security issued or guaranteed as to the payment of principal and interest by the United States government or any agency or instrumentality thereof.

“Weighted Average Spread”: As of any date of determination, an amount (rounded to the nearest 0.001%) equal to the sum of the weighted average spread on all floating rate Collateral Debt Obligations (other than Defaulted Securities), determined by (i) multiplying the Principal Balance of each such floating rate Collateral Debt Obligation by the per annum spread over the applicable LIBOR (determined with respect to floating rate Collateral Debt Obligations that do not bear interest based upon such LIBOR by expressing the current interest rate on all such floating rate Collateral Debt Obligations as a spread above the appropriate LIBOR most closely approximating the index or LIBOR period for such Collateral Debt Obligation) and (ii) summing the amounts determined pursuant to clause (i) for all such floating rate Collateral Debt Obligations (other than Defaulted Securities), (iii) dividing such sum by the Aggregate Principal Amount of all such floating rate Collateral Debt Obligations (other than Defaulted Securities) and (iv) if the foregoing amount is less than the Minimum Weighted Average Spread for such date of determination, adding to such sum the amount of Fixed Rate Excess, if any, as of such date of determination.

“Weighted Average Spread Test”: A test with respect to the Collateral Debt Obligations that is satisfied if, as of any date of determination, the Weighted Average Spread as of such date of determination equals or exceeds the Minimum Weighted Average Spread for such date of determination.

“Withholding Tax Event”: A change in or the adoption of any U.S. or foreign tax statute or treaty, or any change in or the issuance of any regulation (whether final, temporary or proposed), rule, ruling, practice, procedure or judicial decision or interpretation of the foregoing after the Closing Date which results in any portion of any payment due from any Obligor under any Collateral Debt Obligation or from a Hedge Counterparty (or any portion of any payment due from the Issuer to a Hedge Counterparty) becoming properly subject to the imposition of U.S. or foreign withholding tax, other than withholding tax as to which the Obligor or Hedge Counterparty must make (or as to which the Issuer is not required to make) additional payments so that the net amount received by the Issuer (or Hedge Counterparty) after satisfaction of such tax is the amount due to the Issuer (or Hedge Counterparty) before the imposition of any withholding tax.

“Zero Coupon Security”: A Collateral Debt Obligation that does not, at any time during the life of such security, make periodic payments of interest or that provides for periodic payments of interest at least quarterly after an initial period without such payments (in which case such Collateral Debt Obligation will constitute a Zero Coupon Security only until interest begins accruing thereon for current payment).

Section 1.02. Rules of Construction

Unless the context otherwise clearly requires:

(a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

(f) any reference herein to any Person, or to any Person in a specified capacity, shall be construed to include such Person’s successors and assigns or such Person’s successors in such capacity, as the case may be; and

(g) all references in this instrument to designated “Articles”, “Sections”, “clauses” and other subdivisions are to the designated Articles, Sections, clauses and other subdivisions of this instrument as originally executed, and the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision.

Section 1.03. Assumptions as to Collateral Debt Obligations

(a) Except as otherwise expressly set forth herein, in connection with all calculations required to be made pursuant to this Indenture with respect to Scheduled Distributions on any Pledged Security, or any payments on any other assets included in the Collateral, and with respect to the income that can be earned on Scheduled Distributions on such Pledged Securities and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.03 shall apply.

(b) All calculations with respect to Scheduled Distributions on the Pledged Securities shall be made on the basis of information as to the terms of each such Pledged Security and upon accounting of payments, if any, received on such Pledged Security that are furnished by or on behalf of the Issuer.

(c) For each Due Period, the Scheduled Distributions on any Pledged Security shall be the minimum amount (including coupon payments, accrued interest, commitment fee, scheduled principal payments, if any, by way of sinking fund payments (which shall be assumed to be made on a pro rata basis) or other scheduled amortization of principal (excluding any optional redemption), return of principal, and redemption premium, if any) that, if paid as scheduled, will be available in the Collection Account at the end of the Due Period. Scheduled Distributions on Pledged Securities that are currently paying a portion of the interest thereon in kind at the option of the issuer thereof (or with respect to which the Collateral Manager reasonably believes will on the next scheduled payment date pay a portion of the interest thereon in kind) shall be calculated assuming that such option is exercised to the maximum extent permitted by the related Underlying Instruments.

(d) Each Scheduled Distribution with respect to a Pledged Security shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account, and to earn interest at the Assumed Reinvestment Rate; provided that, except as expressly set forth herein, Scheduled Distributions shall not include any amount as to which the Collateral Manager or the Issuer has actual knowledge that such amount will not be paid; and provided further that if the nominal Due Date for any payment on a Collateral Debt Obligation occurs on a day during a Due Period that is not a business day under the applicable Underlying Instrument and as a result such payment is paid and received in the following Due Period, such payment shall be deemed to have been received during the Due Period in which such nominal Due Date falls if such payment is timely made in accordance with the related Underlying Instrument. All funds assumed to earn interest as provided herein shall be assumed to continue to earn interest at the applicable rate until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest and commitment fee on the Notes or other amounts payable or otherwise for application in accordance with the terms of this Indenture. Scheduled Distributions of interest on floating rate Pledged Securities shall be calculated using the interest rates applicable thereto as of the date of determination to the extent the interest rate thereon for future periods has not been determined as of such date of determination.

(e) Notwithstanding anything to the contrary contained in this Indenture, if the Trustee receives an Issuer Order and also receives a Collateral Manager Order or Collateral Manager Request with respect to the same subject matter, the Issuer Order shall supersede any such Collateral Manager Order or Collateral Manager Request and be the controlling order or request hereunder.

(f) For purposes of any applicable calculation or determination hereunder, the date on which Collateral Debt Obligations are deemed to be included as part of the Collateral hereunder (the “Cut-Off Date”) shall be the settlement date for such acquisition.

(g) For purposes of calculating each Interest Coverage Ratio:

(i) the expected interest income on Floating Rate Securities and Eligible Investments and the expected interest payable on the Notes will be calculated using the interest rates applicable thereto on the applicable Calculation Date;

(ii) accrued original issue discount on Eligible Investments will be deemed to be a scheduled interest payment thereon due on the date such original issue discount is scheduled to be paid;

(iii) it will be assumed that no principal payments are made on the Notes during the applicable periods.

(h) Unless otherwise specified, test calculations for Collateral Quality Tests that are generally expressed (i) to the nearest hundredths of a percent will be rounded to the nearest hundredth, (ii) to the nearest tenth of a percent will be rounded to the nearest tenth and (iii) as a whole number will be rounded to the nearest whole number.

ARTICLE II

THE NOTES

Section 2.01. Forms Generally

The Class A Notes, Class B Notes, Class C Notes, Class D Notes, Income Notes and the Trustee’s certificate of authentication thereon (the “Certificate of Authentication”) shall be in substantially the forms required by this Article II, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may, consistently herewith, be determined by the Authorized Officers of the Issuer executing such Notes as evidenced by their execution of such Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Section 2.02. Form of Notes and Certificate of Authentication

(a) The form of (1) Class A-1 Notes, Class A-3 Notes (after the Initial Investment Period), Class B Notes, Class C Notes and Class D Notes, issued as Global Notes, (2) Certificated Class A-2 Notes and Certificated Class A-3 Notes and (3) Certificated Income Notes shall be as set forth respectively as Exhibits A-1, A-4, B, C, D, A-2, A-3, and E hereto.

(i) Global Notes. The Class A-1 Notes, Class B Notes, Class C Notes and Class D Notes shall be and the Class A-3 Notes (after the Initial Investment Period) may be issued in the form of one or more permanent global Notes in definitive, fully registered form without interest coupons (each, a “Global Note”), which shall be deposited with the Trustee as Custodian for the Depository and registered in the name of Cede & Co., as nominee of the Depository, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Aggregate Principal Amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee or the Depository or its nominee, as the case may be, as hereinafter provided.

(ii) Certificated Class A-2 Notes and Certificated Class A-3 Notes. The Class A-2 Notes and, prior to the end of the Initial Investment Period, the Class A-3 Notes will be issued in the form of definitive, physical certificates in fully-registered form without interest coupons attached (each, a “Certificated Class A-2 Note” and “Certificated Class A-3 Note”, respectively).

(iii) Certificated Income Notes. The Income Notes will be issued in the form of definitive, physical certificates in fully-registered form without interest coupons attached (each, a “Certificated Income Note”).

(b) Book-Entry Provisions. This Section 2.02(b) shall apply only to Global Notes deposited with or on behalf of the Depository. The Issuer shall execute and the Trustee shall, in accordance with this Section 2.02(b), authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the nominee of the Depository for such Global Notes and (ii) shall be delivered by the Trustee to the Depository or pursuant to the instructions of the Depository or held by the Trustee’s agent as Custodian for the Depository.

The provisions of the “Operating Procedures of the Euroclear System” of Euroclear and the “Terms and Conditions Governing Use of Participants” of Clearstream, Luxembourg, respectively, will be applicable to the Global Notes insofar as interests in such Global Notes are held through the Depository by the agent members of Euroclear or Clearstream, Luxembourg, as the case may be. Account holders or participants in Euroclear and Clearstream, Luxembourg shall have no rights under this Indenture with respect to such Global Notes held on their behalf by the Trustee, as Custodian for the Depository, and the Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee, as the Holder of such Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee, or any agent of the Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and Euroclear, Clearstream, Luxembourg and their respective participants, the operation of customary practices governing the exercise of the rights of a Holder of any Global Note.

(c) Restricted Notes. Except as provided in Sections 2.05(i) and 2.09, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated notes in definitive fully Registered form without interest coupons (each a “Restricted Note”).

(d) Transfer of Global Notes. So long as any Global Note remains outstanding and is held by or on behalf of the Depository, transfers of a Global Note, in whole or in part, shall only be made in accordance with Section 2.02(b).

Section 2.03. Authorized Amount and Denominations; Depository

(a) The aggregate principal amount of Notes which may be issued under this Indenture may not exceed $509,950,000 excluding Notes issued upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.05, 2.06 or 8.05. The Notes (other than Notes issued or exchanged pursuant to Sections 2.04(d), 2.04(e), 2.05, 2.06 or 8.05) will be issued on the Closing Date, with the Aggregate Principal Amounts of each such Note limited as follows:

Designation	Principal Amount
Class A-1	$106,250,000
Class A-2*	$50,000,000
Class A-3*	$85,000,000
Class B	$58,750,000
Class C	$45,000,000
Class D	$47,500,000
Income Notes	$117,450,000
TOTAL	$509,950,000

*	Assumes full funding of the Class A-2 and Class A-3 Notes.

(b) The Secured Notes will be issued and will be transferable in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof (in each case expressed in terms of the principal amounts thereof on the Closing Date). A Note may fail to be in compliance with the minimum denomination requirement as a result of the repayment of principal thereof in accordance with the Priority of Payments. The Income Notes will be issued and will be transferable in minimum denominations of $500,000 and integral multiples of $1,000 in excess thereof. A Class C Note or Class D Note may fail to be in an amount which is an integral multiple of $1,000 due to the addition of Cumulative Deferred Interest Amount to the principal amount thereof.

(c) The Class A-2 Notes are a revolving Class of Secured Notes. The Class A-2 Notes will be funded on the relevant Borrowing Dates in accordance with the procedures set forth in the Class A-2 Note Purchase Agreement. Borrowings under the Class A-2 Notes must be applied to a Class A-2 Permitted Use. The Issuer shall notify the Trustee of any funding by delivering to the Trustee a notice (with a copy to each Holder of Class A-2 Notes) substantially in the form of Exhibit B to the Class A-2 Note Purchase Agreement, specifying the amount of the Borrowing. Upon receipt of such confirmation, the Trustee shall promptly annotate the Class A-2 Note Register to reflect the funding of such amount. Each Holder of Class A-2 Notes will be required to satisfy the Rating Criteria.

(d) The Class A-3 Notes will be funded in installments on four Draw Dates in accordance with the procedures set forth in the Class A-3 Note Purchase Agreement. The Issuer shall notify the Trustee of any funding by delivering to the Trustee (with a copy to each Holder of Class A-3 Notes) a notice substantially in the form of Exhibit A to the Class A-3 Note Purchase Agreement, specifying the date and amount of the Draw. Upon receipt of such confirmation, the Trustee shall promptly annotate the Class A-3 Note Register to reflect the funding of such amount. Each Holder of Class A-3 Notes acquiring a Class A-3 Note prior to the Class A-3 Commitment Termination Date will be required to satisfy the Rating Criteria. With respect to any transferee acquiring a Class A-3 Note after the Effective Date, the Rating Criteria will not apply.

(e) The Notes shall be redeemable as provided in Article IX.

(f) The Depository for the Global Notes shall initially be DTC.

Section 2.04. Execution, Authentication, Delivery and Dating

(a) The Notes shall be executed on behalf of the Issuer by an Authorized Officer thereof. The signature of such Authorized Officer(s) on the Notes may be manual or facsimile.

(b) Notes bearing the manual or facsimile signature of an individual who was at any time an Authorized Officer of the Issuer shall bind the Issuer, notwithstanding the fact that such individual has ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such office at the date of issuance of such Notes.

(c) At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver the Notes executed by the Issuer, to the Trustee or the Authenticating Agent for authentication; and the Trustee or the Authenticating Agent, upon Issuer Order, shall authenticate and deliver such Notes as provided in this Indenture and not otherwise. The signature of the Trustee or the Authenticating Agent shall be manual on each authenticated Note.

(d) Each Note authenticated and delivered by the Trustee or the Authenticating Agent to or upon Issuer Order on the Closing Date shall be dated as of the Closing Date. All other Notes that are authenticated after the Closing Date for any other purpose under this Indenture shall be dated the date of their authentication.

(e) Notes issued upon transfer, exchange or replacement of other Notes shall, subject to the provisions of Section 2.05, be issued in authorized denominations reflecting the original aggregate principal amount of the Notes so transferred, exchanged or replaced, but shall represent only the Outstanding principal amount of the Notes so transferred, exchanged or replaced. In the event that any Note is divided into more than one Note in accordance with this Article II, the original principal amount of such Note shall be proportionately divided among the Notes delivered in exchange therefor in denominations specified by the Holders thereof, provided such denominations meet the minimum denominations and shall in the aggregate be equal to the original principal amount of such divided Note.

(f) No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a Certificate of Authentication, substantially in the form provided for herein, executed by the Trustee or the Authenticating Agent by the manual signature of one of its Authorized Officers, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 2.05. Registration, Registration of Transfer and Exchange

(a) The Issuer shall cause to be kept a register (the “Note Register”) in which, subject to such reasonable procedures as it may prescribe, the Issuer shall provide for the registration of the Notes and the registration of transfers of the Notes. The Trustee is hereby initially appointed Note

Registrar for the purpose of registering and transfers of such Notes (in such capacity, the “Note Registrar”). The Issuer shall inform the Trustee of any such reasonable procedures it may prescribe; in the absence of any such procedures or in addition thereto, the Trustee may prescribe reasonable procedures for carrying out its function as Note Registrar; provided the same are not in conflict with procedures established by the Issuer. In all events, the Trustee shall be entitled to maintain at its Corporate Trust Office within the United States such books and records as it may deem necessary or appropriate in respect of the performance of its function as Note Registrar. In the event that the Trustee is no longer acting in the capacity of the Note Registrar, the Trustee shall promptly inform any such successor Note Registrar of any transfer of record ownership of a Note so that the Note Registrar may register the same in the Note Register; and upon request at any time the Note Registrar shall provide to the Trustee, the Issuer, the Collateral Manager or any Noteholder a current list of Noteholders as reflected in the Note Register.

The Issuer will notify the Trustee in writing of any Notes owned by or pledged to the Issuer or any of its Affiliates promptly upon the acquisition thereof or the creation of such pledge. Upon the written request of any Noteholder, the Note Registrar shall promptly provide to such Noteholder a list of all of the existing Noteholders; provided that the Note Registrar shall have no liability to any Person for furnishing the Note Register to any Noteholder.

Subject to the provisions of this Section 2.05, upon surrender for registration or transfer of any Note, the Issuer shall execute, and the Trustee shall in each case authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same Class, of any authorized denomination and of a like aggregate principal amount.

Subject to the provisions of this Section 2.05, at the option of the Holder, Notes may be exchanged for other Notes of the same Class, in any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at the Corporate Trust Office of the Trustee or such other office as the Trustee may designate for such purpose. Whenever any Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall in each case authenticate and deliver, the Notes that the Noteholder making the exchange is entitled to receive.

All Notes issued and authenticated upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in the form attached to the applicable Note duly executed by the Holder thereof or its attorney duly authorized in writing.

No service charge shall be made to a Holder for any registration of transfer or exchange of Notes, but the Issuer, and in each case the Trustee, may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes.

The Note Registrar shall maintain a record (the “Class A-2 Note Register”), based on information provided by the Class A-2 Note Agent, of the aggregate committed amounts applicable to each Holder of Class A-2 Notes, the amount of each funding from time to time in respect of such Class A-2 Notes and the funded and unfunded portions, respectively, of the aggregate committed amounts under the Class A-2 Notes applicable to each Holder.

The Note Registrar shall maintain a record (the “Class A-3 Note Register”), based on information provided by the Class A-3 Note Agent, of the aggregate committed amounts applicable to each Holder of Class A-3 Notes, the amount of each funding from time to time in respect of such Class A-3 Notes and the funded and unfunded portions, respectively, of the aggregate committed amounts under the Class A-3 Notes applicable to each Holder.

(b) No Note may be sold or transferred (including, by pledge or hypothecation other than a “Qualified Securitization Pledge”, as such term is defined in the Class A-2 Note Purchase Agreement) unless such sale or transfer is exempt from the registration requirements of the Securities Act, and would not require the registration of the Issuer under the Investment Company Act and is exempt under applicable state securities laws.

No Note may be offered, sold or delivered at any time except in accordance with (i) Rule 144A, to Persons who are both Qualified Institutional Buyers and Qualified Purchasers purchasing for their own account or for the accounts of one or more Persons who are each both Qualified Institutional Buyers and Qualified Purchasers for which the purchaser is acting as fiduciary or agent, (ii) Regulation S (in the case of the Secured Notes) to non-U.S. Persons in offshore transactions, and (iii) the provisions of this Article II. None of the Issuer, the Trustee or any other Person may register the Notes under the Securities Act or any state securities laws. Class A-2 Notes may only be transferred to a transferee that meets the Rating Criteria and other requirements for holding a Class A-2 Note as set forth in the Class A-2 Note Purchase Agreements. Prior to the Effective Date, Class A-3 Notes may only be transferred to a transferee that meets the Rating Criteria and other requirements for holding a Class A-3 Note as set forth in the Class A-3 Note Purchase Agreements.

No Income Note may be sold or transferred unless the recipient either (i) is not, and is not directly or indirectly acquiring the Note for, on behalf of or with any assets of, an employee benefit plan subject to Title I of ERISA, a plan subject to Section 4975 of the Code or an entity the underlying assets of which are deemed to include assets of any such employee benefit plan or plan (each, a “Plan”), or a plan or other arrangement subject to any provisions under any Similar Law or (ii) is a plan that is not subject to Title I of ERISA or Section 4975 of the Code and its acquisition and holding of the Income Note will not constitute or result in a violation of Similar Law and will not subject the Issuer or the Trustee to any obligation in addition to those undertaken by the Issuer or the Trustee in this Indenture.

(c) At any time when the Issuer is not subject to Section 13 or 15(d) of the Exchange Act, upon the request of any Noteholder, the Issuer shall promptly furnish to such Noteholder or to a prospective purchaser of any Note designated by such Noteholder, as the case may be, the information which the Issuer determines to be required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (“Rule 144A Information”) in order to permit compliance by such Noteholder with Rule 144A in connection with the resale of such Note by such Noteholder. Upon request by the Issuer, the Trustee shall cooperate with the Issuer in mailing or otherwise distributing (at the Issuer’s expense) to such Noteholders or prospective purchasers, at and pursuant to the Issuer’s written direction, the foregoing materials prepared and provided by the Issuer; provided that the Trustee shall be entitled to affix thereto or enclose therewith such disclaimers as the Trustee shall deem reasonably appropriate, at its discretion (such as, for example, a disclaimer that such Rule 144A Information was assembled by the Issuer and not by the Trustee, that the Trustee has not reviewed or verified the accuracy thereof, and that it makes no representation as to the sufficiency of such information under Rule 144A or for any other purpose).

(d) The Trustee shall not be responsible for ascertaining whether any transfer complies with, or for otherwise monitoring or determining compliance with, the requirements or terms of the Securities Act, applicable state securities laws, ERISA, the Code or the Investment Company Act, except that, if an Investor Certificate is specifically required by the terms of this Section 2.05 to be provided to the Trustee by a prospective transferee, the Trustee shall be under a duty to receive and examine the same to determine whether it conforms substantially on its face to the applicable requirements of this Section 2.05.

(e) [Reserved].

(f) If Notes are issued upon the transfer, exchange or replacement of Notes bearing the applicable legends set forth in Exhibits A-1, A-2, A-3, A-4, B, C, D, E and F, and if a request is made to remove such applicable legend on such Notes, the Notes so issued shall bear such applicable legend, or such applicable legend shall not be removed, as the case may be, unless there is delivered to the Trustee and the Issuer such satisfactory evidence, which may include an Opinion of Counsel acceptable to them, as may be reasonably required by the Issuer, as applicable (and which shall by its terms permit reliance thereon by the Trustee), to the effect that neither such applicable legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of the Securities Act, the Investment Company Act, ERISA or the Code. Upon provision of such satisfactory evidence, the Trustee or its Authenticating Agent, at the written direction of the Issuer shall after due execution by the Issuer, authenticate and deliver Notes that do not bear such applicable legend.

(g) Transfer of Class A-2 Notes. Subject to the restrictions on transfer set forth in this Indenture and the Class A-2 Note Purchase Agreements, Holders of the Certificated Class A-2 Notes may transfer or exchange such Class A-2 Notes in whole or in part (in a principal amount equal to any authorized denomination) by surrendering such Class A-2 Notes in accordance with Section 2.05(a) at the office of the Note Registrar with a written instruction of transfer in the form attached to the Class A-2 Note, duly executed by such Noteholder or by its attorney duly authorized in writing, accompanied by a copy of an assignment and acceptance agreement (in substantially the form required under the Class A-2 Note Purchase Agreements), duly completed and executed by the transferee (and in connection therewith all such transferees shall be deemed to make to the Issuer and the Trustee the applicable representations and warranties set forth in the Class A-2 Note Purchase Agreements) and delivered to the Issuer, the Note Registrar and the Class A-2 Note Agent. Following such transfer or exchange, any remaining principal amount of the transferor’s interest in the Certificated Class A-2 Note shall either equal zero or meet the required minimum denominations. In exchange for any Certificated Class A-2 Note properly presented for transfer with all necessary accompanying documentation, the Trustee will deliver at the Corporate Trust Office of the Trustee or the office of the transfer agent as the case may be, to the transferee or send by first-class mail at the risk of the transferee to such address as the transferee may request, a Certificated Class A-2 Note for a like principal amount as may be requested. The presentation for transfer of any Certificated Class A-2 Note will not be valid unless made at the Corporate Trust Office of the Trustee or at the office of a transfer agent by the registered Holder in Person, or by a duly authorized attorney-in-fact. The Holder of a Certificated Class A-2 Note will not be required to bear the costs and expenses of effecting any transfer or registration of transfer, except that the relevant Holder will be required to bear (i) the expenses of delivery by other than regular mail (if any) and (ii) if the Issuer so requires, the payment of a sum sufficient to cover any duty, stamp tax or governmental charge or insurance charges that may be imposed in relation thereto.

(h) Transfer and Exchange of Class A-3 Notes.

(i) Subject to the restrictions on transfer set forth in this Indenture and the Class A-3 Note Purchase Agreements, Certificated Class A-3 Notes may be exchanged or transferred by a Noteholder by presenting or surrendering such Notes in accordance with Section 2.05(a) at the office of the Note Registrar with a written instruction of transfer in the form attached to the Class A-3 Note, duly executed by such Noteholder or by its attorney duly authorized in writing, accompanied by a copy of an assignment and acceptance agreement (in substantially the form required under the Class A-3 Note Purchase Agreements), duly completed and executed by the transferee (and in connection therewith, all such transferees shall be deemed to make to the Issuer and the Trustee the applicable representations and warranties set forth in the Class A-3 Note Purchase Agreements) and delivered to the Issuer, the Note Registrar and the Class A-3 Note Agent; provided that any remaining principal amount of the transferor’s interest in the Certificated Class A-3 Note shall either equal zero or meet the minimum denominations. During the Initial Investment Period, all Holders of Class A-3 Notes must satisfy the Rating Criteria.

(ii) Subject to the restrictions on transfer set forth in this Indenture and the Class A-3 Note Purchase Agreements, following the Initial Investment Period, any of the Certificated Class A-3 Notes held by (x) a Holder who is a Qualified Institutional Buyer and a Qualified Purchaser may be exchanged for a beneficial interest in a Rule 144A Global Note or (y) a Holder who is not a U.S. person for a beneficial interest in a Regulation S Global Note, in each case, pursuant to this Section 2.05 and any such Rule 144A Global Note may be transferred thereafter in the form of a beneficial interest in a Rule 144A Global Note to a Person who is a Qualified Institutional Buyer and a Qualified Purchaser and any such Regulation S Global Note may be transferred thereafter in the form of a beneficial interest in a Regulation S Global Note to a Person who is also a non-U.S. Person, provided that any remaining principal amount of the transferor’s interest in the Rule 144A Global Note or Regulation S Global Note, as applicable, shall either equal zero or meet the required minimum denominations.

(iii) At any time, any of the Class A-3 Notes represented by Global Notes may be exchanged, in accordance with Section 2.05(a), by their Holder for a Certificated Class A-3 Note.

(i) Transfer of Income Notes.

(i) Income Notes may be exchanged or transferred by a Noteholder by presenting or surrendering such Income Notes in accordance with Section 2.05(a) at the office of the Note Registrar, together with an executed instrument of transfer in the form attached to the Income Notes and an Investor Certificate executed by the transferee. In exchange for any certificate representing the Income Notes properly presented for transfer with all necessary accompanying documentation, the Trustee will authenticate and deliver at the Corporate Trust Office of the Trustee, to the transferee or send by first-class mail at the risk of the transferee to such address as the transferee may request, a certificate representing Income Notes for a like Aggregate Principal Amount of Income Notes as may be requested. The presentation for transfer of the certificate representing any Income Notes will not be valid unless made at the Corporate Trust Office of the Trustee by the registered Holder, or by a duly authorized attorney-in-fact. The Holder of any Income Note will not be required to bear the costs and expenses of effecting any transfer or registration of transfer, except that the relevant Holder will be required to bear (i) the expenses of delivery by other than regular mail (if any) and (ii) if the Issuer so requires, the payment of a sum sufficient to cover any duty, stamp tax or governmental charge or insurance charges that may be imposed in relation thereto.

(ii) With respect to each Person who becomes a Holder of an Income Note, any resale or other transfer of an Income Note shall be made only if (A) the transferee is acquiring the Income Note for its own account and is the sole beneficial owner of such Income Note, (B) either (1) the transferee is not a trust, estate, partnership or “S corporation” (within the meaning of Section 1361(a) of the Code) for U.S. federal income tax purposes or (2) the transferee is a trust, estate, partnership or “S corporation” (within the meaning of Section 1361(a) of the Code) for U.S. federal income tax purposes, but after such transfer of an Income Note, no principal purpose in acquiring an Income Note is to permit the Issuer to have more than 100 “partners” within the meaning of U.S. Treasury Regulation Section 1.7704-1(h)(1)(ii) and less than 50% of the aggregate value of its assets would consist of Income Notes and Certificates and the transferee covenants that the portion of its assets consisting of Income Notes and

Certificates will remain below 50% at all times, (C) the Income Notes were not transferred through an “established securities market” within the meaning of Section 7704(b) of the Code and (D) after giving effect to such transfer there shall be less than 99 Holders of Income Notes and Certificates. In order to assure compliance with the foregoing restriction, any holder desiring to effect such transfer shall certify to the applicable transfer agent in writing the foregoing facts surrounding the transfer. The Issuer may deny the transfer of an Income Note or otherwise recognize a Person’s ownership of such Income Note if such transfer or ownership could result in the Issuer being treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, at the Issuer’s discretion.

(j) Deemed Representations by Holders of Global Notes. Each Person who becomes a Holder of Notes represented by an interest in a Global Note will be deemed to have represented and agreed as follows (terms used in this paragraph that are defined in Rule 144A are used as defined therein):

(i) It (A) (x) is a QIB and is acquiring the Notes in reliance on the exemption from Securities Act registration provided by Rule 144A thereunder, or (y) is not a U.S. person and is acquiring the Notes in reliance on the exemption from Securities Act registration provided by Regulation S and (B) understands the Notes will bear the legend as set forth in the applicable Form of Note attached as an Exhibit hereto. In addition, it represents and warrants that it (A) has received the necessary consent from its beneficial owners if it is a private investment company formed before April 30, 1996, (B) was not formed for the purpose of investing in the Issuer, (C) will provide notice to any transferee of the transfer restrictions described in the legend and (D) will provide to the Issuer from time to time such information as may be reasonably requested to ascertain compliance with this sub-paragraph (i).

(ii) It understands that the Notes have been offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, the Notes have not been and will not be registered under the Securities Act, and, if in the future it decides to offer, resell, pledge or otherwise transfer the Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of this Indenture and the legend on such Notes. It acknowledges that no representation is made as to the availability of any exemption under the Securities Act or any state securities laws for resale of the Notes.

(iii) In connection with the purchase of the Class A-1 Notes, the Class A-3 Notes, the Class B Notes, the Class C Notes or the Class D Notes, as the case may be: (A) none of the Issuer or the Collateral Manager is acting as a fiduciary or financial or investment adviser for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Issuer, the Collateral Manager or the Initial Purchasers other than any statements in a current offering circular for such Notes and any representations expressly set forth in a written agreement with such party; (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisers to the extent it has deemed necessary and has made its own investment decisions based upon its own judgment and upon any advice from such advisers as it has deemed necessary and not upon any view expressed by the Issuer or the Collateral Manager; (D) such beneficial owner is acquiring the Notes as principal solely for its own account for investment and not with a view to the resale, distribution or other disposition thereof in violation of the Securities Act; (E) such beneficial owner has made investments prior to the date hereof and was not formed solely for the purpose of investing in the Notes; (F) all Notes (together with any other securities of the Issuer) purchased and held directly or indirectly by such beneficial owner constitute in the aggregate an investment of no more than 40% of its assets or capital; and (G) it is a sophisticated investor and is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof, and it is capable of assuming and willing to assume those risks.

(iv) At the time of its acquisition and throughout the period of its holding (including without limitation the exercise of any rights thereunder) and disposition of such Note or any interest therein, either (i) it is not, and is not directly or indirectly acquiring the Note for, on behalf of or with any assets of, a Plan or other arrangement subject to ERISA, a Plan subject to Section 4975 of the Code, or a plan or other arrangement subject to any provisions under any Similar Law or (ii) in the case of a Listed Note, its acquisition and holding of such Note will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of Similar Law.

(v) It understands that an investment in the Notes involves certain risks, including the risk of loss of all or a substantial part of its investment under certain circumstances. It has had access to such financial and other information concerning the Issuer and the Notes, as it deemed necessary or appropriate in order to make an informed investment decision with respect to its acquisition of the Notes, including an opportunity to ask questions of and request information from the Issuer. It understands that the Notes will be highly illiquid and are not suitable for short term trading. The Notes are a leveraged investment in a portfolio of Collateral Debt Obligations that may expose the Notes to disproportionately large changes in value. It understands that it is possible that due to the structure of the transaction and the performance of the portfolio, payments on the Notes may be deferred, reduced or eliminated entirely. The Issuer has assets limited to the Collateral Debt Obligations for payment of the Notes, and the Income Notes bear the first risk of loss.

(vi) It will not, at any time, offer to buy or offer to sell the Notes by any form of general solicitation or advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio or seminar or meeting whose attendees have been invited by general solicitations or advertising.

(vii) The purchaser understands that this Indenture permits the Issuer to demand that (i) any beneficial owner of Rule 144A Global Notes or Restricted Notes who is determined not to be both a QIB and a Qualified Purchaser sell the Notes to a Person who is both a QIB and a Qualified Purchaser in a transaction meeting the requirements of Rule 144A or (ii) any beneficial owner of Regulation S Global Notes who is determined to be a U.S. person sell the Notes to a person who is not a U.S. Person in a transaction meeting the requirements of Regulation S and, in each case, if such beneficial owner does not comply with such demand within 30 days thereof, the Issuer may sell such beneficial owner’s interest in the Note.

(viii) It acknowledges that it is its intent and that it understands it is the intent of the Issuer and the Collateral Manager that, for U.S. federal, state and local income and franchise tax purposes, the Secured Notes will be treated as debt; it agrees to such treatment and agrees to take no action inconsistent with such treatment, except as otherwise required by any taxing authority under applicable law.

(ix) It is aware that, except as otherwise provided in this Indenture, the Notes being sold to it will be represented by one or more Global Notes, and that beneficial interests therein may be held only through the Depository.

(x) It understands that the Issuer, the Trustee, the Initial Purchasers and their counsel will rely upon the accuracy and truth of the foregoing representations, and it hereby consents to such reliance.

(k) United States Persons Only. Any Income Note may only be owned by United States persons (as defined in Section 7701(a)(30) of the Code).

Section 2.06. Mutilated, Destroyed, Lost or Stolen Notes

(a) If (i) any mutilated Note is surrendered to the Trustee, Transfer Agent or the Issuer or both the Issuer and the Trustee receive evidence to their reasonable satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Issuer and the Trustee such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Issuer or the Trustee that such Note has been acquired by a bona fide purchaser, the Issuer shall execute and, upon a written request therefor by the Issuer, the Trustee shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a new Note of the same Class, tenor and principal amount, bearing a number not contemporaneously outstanding.

(b) If, after the delivery of such new Note, a protected purchaser of the original Note in lieu of which such new Note was issued presents such original Note for payment, the Issuer and the Trustee shall be entitled to recover such new Note from the Person to whom it was delivered or any Person taking title therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith. If any such mutilated, destroyed, lost or stolen Note shall have become or shall be about to become due and payable in full, or shall have been called for redemption in full, instead of issuing a new Note, the Issuer may pay such Note without surrender thereof, except that any mutilated Note shall be surrendered.

(c) Upon the issuance of any new Note under this Section 2.06, the Issuer or the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed or any other reasonable expense in relation thereto.

(d) Every new Note issued pursuant to this Section 2.06 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes of the same Class duly issued hereunder.

Section 2.07. Payments on the Notes

(a) Subject to the availability of funds and to the Priority of Payments, the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes will provide for (i) the payment of Interest and, in the case of the Class A-2 Notes and the Class A-3 Notes, the Class A-2 Commitment Fee and the Class A-3 Commitment Fee, respectively, on each Payment Date and up to and including the Final Maturity Date for such Class (and, in respect of the Class A-3 Commitment Fee, up to but excluding the Class A-3 Commitment Termination Date), and (ii) the payment of principal on each Payment Date after the Reinvestment Period and up to and including the Final Maturity Date, in each case for such Class, and no principal will be payable in respect of any Class of Notes during the Reinvestment Period except (A) in the case of the Controlling Class, in the event of a Principal Prepayment pursuant to Section 9.01(a), (B) upon an Effective Date Ratings Downgrade pursuant to Section 9.01(b), (C) in the event of a redemption related to a Tax Event pursuant to Section 9.05(a)(ii), (D) during the Call Period, in the event of an optional redemption in whole pursuant to Section 9.05, or an optional redemption in part pursuant to Section 9.01(b), (E) in the event of a Special Amortization, (F) in the event of a principal prepayment on the Class A-2 Notes, (G) in the case of any Class C Note or Class D Note, to pay the Cumulative Deferred Interest Amount relating to any such Class in accordance with Sections 11.01(a)(i)(H) or (K) or Sections 11.01(a)(ii)(E) and (H) as otherwise expressly allowed in the Priority of Payments. All outstanding principal of each Class of Secured Notes will be payable (unless sooner paid on an earlier Final Maturity Date) on the Stated Maturity Date for such Class of Notes. Distributions shall be made on the Income Notes subject to the availability of funds, as set forth in the Priority of Payments.

(b) The Class A-2 Commitment Fee will accrue on the Aggregate Undrawn Amount of the Class A-2 Notes for each day from and including the Closing Date until the date that the Aggregate Undrawn Amount of the Class A-2 Commitments is reduced to zero and the Issuer is not permitted under the Class A-2 Note Purchase Agreements to request any further Borrowing. The Class A-2 Commitment Fee will be payable quarterly in arrears on each Payment Date and will rank pari passu with the payment of interest on the Class A Notes and the Class A-3 Commitment Fee. The Class A-2 Commitment Fee will be computed on the basis of a 360-day year and the actual number of days elapsed.

(c) The Class A-3 Commitment Fee will accrue on the Aggregate Undrawn Amount of the Class A-3 Notes for each day from and including the Closing Date until the date that the Aggregate Undrawn Amount of the Class A-3 Commitments is reduced to zero and the Issuer is not permitted under the Class A-3 Note Purchase Agreements to request any further Borrowing. The Class A-3 Commitment Fee will be payable quarterly in arrears on each Payment Date and will rank pari passu with the payment of interest on the Class A Notes and the Class A-2 Commitment Fee. The Class A-3 Commitment Fee will be computed on the basis of a 360-day year and the actual number of days elapsed. No Notes except the Class A-2 Notes and the Class A-3 Notes shall be entitled to receive a commitment fee.

(d) To the extent Interest for any Interest Accrual Period is not paid on the Class C Notes or Class D Notes on any Payment Date on which any Class A Note, or Class B Note (or, in the case of the Class D Notes on which any Class C Note) remains Outstanding because insufficient funds are available for such purpose in accordance with the Priority of Payments, such Interest shall not be deemed due and payable hereunder on such Payment Date and shall be deferred, but the Aggregate Principal Amount of the Class C Notes or Class D Notes, as applicable, will be increased by the amount of interest so deferred (with respect to any such Class, the “Deferred Interest Amount”), which thereafter will constitute principal of such Class of Notes for all purposes, including the accrual of interest and the calculation of the Class C Collateral Coverage Tests, the Class D Collateral Coverage Tests and the Interest Diversion Test to the extent such Deferred Interest Amount is not paid on subsequent Payment Dates in accordance with the Priority of Payments. So long as any Class A Notes or Class B Notes are Outstanding, the failure to pay such unpaid interest, or interest thereon, to the Holders of Class C Notes or Class D Notes because insufficient funds are available therefor in accordance with the Priority of Payments will not be an Event of Default. So long as any Class C Notes are Outstanding, the failure to pay such unpaid interest, or interest thereon, to the Holders of Class D Notes because insufficient funds are available therefor in accordance with the Priority of Payments will not be an Event of Default. After the Class C Notes have been paid in full, interest due and not paid on the Class D Notes will not be added to the principal amount of such Notes, and the failure to pay such interest will constitute an Event of Default.

(e) As a condition to the payment of any principal of or interest or commitment fee on any Secured Note without the imposition of U.S. withholding tax, any Paying Agent shall require the previous delivery of properly completed and signed applicable U.S. Federal income tax certifications (generally, an Internal Revenue Service Form W-9 (or applicable successor form) in the case of a person that is a United States person within the meaning of Section 7701(a)(30) of the Code or an Internal

Revenue Service Form W-8BEN (or applicable successor form) in the case of a person that is not a United States person within the meaning of Section 7701(a)(30) of the Code) or other certification acceptable to it to enable the Issuer, the Trustee and any Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to pay, deduct or withhold in respect of such Secured Note or the Holder of such Secured Note under any present or future law or regulation of the United States or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation.

(f) All payments made by the Issuer under the Notes will be made without any deduction or withholding for or on the account of any tax unless such deduction or withholding is required by applicable law, as modified by the practice of any relevant governmental authority, then in effect. If the Issuer is so required to deduct or withhold, then the Issuer will not be obligated to pay any additional amounts in respect of such withholding or deduction.

(g) Interest, Class A-2 Commitment Fee, Class A-3 Commitment Fee, and principal payable in respect of the Secured Notes of any Class and distributions on Income Notes on any Payment Date shall be paid to the Holders of the Notes of such Class as of the related Record Date.

(h) Interest and Defaulted Interest (and in the case of the Class A-2 Notes, the Class A-2 Commitment Fee and in the case of the Class A-3 Notes, the Class A-3 Commitment Fee) on the Notes shall be calculated on the basis of a 360-day year and the actual number of days in such Interest Accrual Period. If any Payment Date or the Stated Maturity Date of the Secured Notes falls on a day that is not a Business Day, such Payment Date or Stated Maturity Date will be the next succeeding Business Day. Additional Interest, Class A-2 Commitment Fee and Class A-3 Commitment Fee will accrue on the Secured Notes for any additional days that payment is delayed as a result. Class A-2 Commitment Fee shall be due and payable on each Payment Date; provided that payment of the Class A-2 Commitment Fee is subordinated to the payment on each Payment Date of other amounts in accordance with the Priority of Payments. To the extent lawful and enforceable, interest shall accrue on Defaulted Interest in respect of any Secured Note at the Note Interest Rate applicable to such Note until such Defaulted Interest is paid in full.

(i) All reductions in the principal amount of a Secured Note (or one or more predecessor Notes) effected by payments of installments of principal made on any Payment Date shall be binding upon all future Holders of such Note and of any Secured Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, whether or not such payment is noted on such Note.

(j) Principal of, Interest, Class A-2 Commitment Fee Amount, Class A-3 Commitment Fee Amount and all other amounts payable on or in respect of the Notes will constitute limited-recourse obligations of the Issuer payable solely from the Collateral in accordance with the Priority of Payments, and following realization of the Collateral any claims of the Noteholders shall be extinguished and shall not thereafter revive. Neither the Issuer, nor any of its agents, partners, beneficiaries, officers, directors, employees, any Affiliate or any of its respective successors or assigns shall be personally liable for any amounts payable, or performance due, under the Notes or this Indenture. It is understood that the foregoing provisions of this paragraph shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Notes or secured by this Indenture until the Collateral has been realized, whereupon any outstanding indebtedness or obligation shall be extinguished and shall not thereafter revive. It is further understood that the foregoing provisions of this paragraph shall not limit the right of any Person to name the Issuer as parties defendant in any action, suit or in the exercise of any other remedy under the Notes or in this Indenture, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

(k) Subject to the foregoing provisions of this Section 2.07, each Note delivered under this Indenture and upon registration of transfer of or in exchange for or in lieu of any other Secured Note shall carry the rights of unpaid interest (if any), Class A-2 Commitment Fee, Class A-3 Commitment Fee and principal (if any) that were carried by such other Secured Note.

(l) For so long as any of the Secured Notes are listed on any stock exchange, to the extent required by the rules of such exchange, the Issuer or, upon Issuer Order, the Trustee, in the name and at the expense of the Issuer, shall notify such stock exchange in the event that the Secured Notes do not receive scheduled payments of principal or interest on any Payment Date.

(m) Payment of any Defaulted Interest may be made in any other lawful manner in accordance with the Priority of Payments if notice of such payment is given by the Trustee to the Issuer and the Noteholders, and such manner of payment shall be deemed practicable by the Trustee.

Section 2.08. Cancellation

All Notes surrendered for payment, registration of transfer, exchange or redemption, or deemed destroyed, lost or stolen, shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee on behalf of the Issuer and shall be promptly canceled by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 2.08, except as expressly permitted by this Indenture. All canceled Notes held by the Trustee shall be destroyed or held by the Trustee in accordance with its standard retention policy unless the Collateral Manager shall direct by a Collateral Manager Order that they be returned to the Issuer.

Section 2.09. Global Notes

(a) A Global Note deposited with the Custodian of the Depository pursuant to Section 2.02 shall be transferred to the beneficial owners thereof only if such transfer complies with Section 2.05 and either (i) the Depository notifies the Trustee that it is unwilling or unable to continue as Depository for such Global Note or (ii) if at any time the Depository, Euroclear or Clearstream, Luxembourg, to the extent applicable to such Global Note ceases to be a Clearing Agency and, in each case a successor depository is not appointed by the Trustee within 90 days after such notice.

(b) Any Global Notes that are transferable to the beneficial owners thereof pursuant to this Section 2.09 (each a “Restricted Note”) shall be surrendered by the Depository to the Trustee’s Corporate Trust Office or to an office or agency of the Issuer maintained as provided in Section 7.03 to be so transferred, in whole or from time to time in part, without charge, and the Issuer shall execute and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note an equal Aggregate Principal Amount of the applicable certificated Notes of authorized denominations (pursuant to Instruction of the Depository). Any portion of a Global Note transferred pursuant to this Section 2.09 shall be executed, authenticated and delivered only in the minimum denominations and integral multiples of the amounts set forth in Section 2.03. Any Restricted Note delivered in exchange for an interest in a Global Note shall bear the legend set forth in Exhibit A-1, A-7, B-1, C-1 or D-1, as applicable, and shall be subject to the transfer restrictions referred to in such legends. The Holder of such a registered individual Restricted Note may transfer such Restricted Note by surrendering it at the office or agency maintained by the Issuer for this purpose as provided in Section 7.03.

(c) Subject to the provisions of paragraph (b) of this Section 2.09, the Holder of a Global Note may grant proxies and otherwise authorize any Person, including Depository Participants and Persons that may hold interests through Depository Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of either of the events specified in paragraph (a) of this Section 2.09, the Issuer shall promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

Pending the preparation of Restricted Notes pursuant to this Section 2.09, the Issuer may execute, and upon Issuer Order the Trustee shall authenticate and deliver, temporary Notes that are printed, lithographed, typewritten, mimeographed or otherwise reproduced in any authorized denomination, substantially of the tenor of the Restricted Notes in lieu of which they are issued and with such appropriate insertions and omissions, as conclusively evidenced by their execution of such Notes.

(e) The Depository will make book-entry transfers among the Depository Participants of the Depository and will receive and transmit distributions of principal of, interest on the Global Notes to such Depositary Participants.

Section 2.10. Notes Beneficially Owned by Persons not Qualified Purchasers/QIBs

(a) Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of a beneficial interest in any Global Notes, Certificated Income Notes or Restricted Notes to a Person that is not (i) a Qualified Purchaser and (ii) a QIB, shall be null and void ab initio and any such purported transfer of which the Issuer or the Trustee shall have notice may be disregarded by the Issuer and the Trustee for all purposes.

(b) Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of a beneficial interest in any Certificated Class A-2 Note to a Person that is not both (i) a Qualified Purchaser and (ii)(A) a QIB or (B) a non-U.S. Person acquiring such Notes in an offshore transaction meeting the requirements of Regulation S shall be null and void ab initio and any such purported transfer of which the Issuer or the Trustee shall have notice may be disregarded by the Issuer and the Trustee for all purposes.

(c) Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of a beneficial interest in any Certificated Class A-3 Note to a Person that is not both (i) a Qualified Purchaser and (ii)(A) a QIB or (B) a non-U.S. Person acquiring such Notes in an offshore transaction meeting the requirements of Regulation S shall be null and void ab initio and any such purported transfer of which the Issuer or the Trustee shall have notice may be disregarded by the Issuer and the Trustee for all purposes.

(d) If (i) any Person that is not a Qualified Purchaser and a QIB at the time it acquires an interest in a Global Note, Certificated Income Note or Restricted Note shall become the beneficial owner of any Global Note, Certificated Income Note or Restricted Note or (ii) any Person who is not both (A) a Qualified Purchaser and (B)(1) a QIB or (2) a non-U.S. Person acquiring such Notes in an offshore transaction meeting the requirements of Regulation S shall become the beneficial owner of any Certificated Class A-2 Note or Certificated Class A-3 Note, (any such Person, a “Non-Permitted Holder”), the Issuer shall, promptly after discovery that such Person is a Non-Permitted Holder by the Issuer or the Trustee received notice that such Person is a Non-Permitted Holder (and notice by the Trustee to the Issuer if the Trustee receives notice that such Person is a Non-Permitted Holder), send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest to a

Person that is not a Non-Permitted Holder within thirty (30) days of the date of such notice. If such Non-Permitted Holder fails to transfer its Notes, the Issuer shall have the right, without further notice to the Non-Permitted Holder, to sell such Notes or interests in Notes to a purchaser selected by the Issuer that is not a Non-Permitted Holder on such terms as the Issuer may choose. The Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes, as applicable, and selling such Notes to the highest such bidder. However, the Issuer may select a purchaser by any other means determined in its sole discretion. The Holder of each Note, the Non-Permitted Holder and each other Person in the chain of title from the Holder to the Non-Permitted Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any sale under this Section 2.10(d) shall be determined in the sole discretion of the Issuer, and neither the Issuer nor the Trustee shall be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.

ARTICLE III

AUTHENTICATION AND DELIVERY OF NOTES

Section 3.01. General Provisions

On the Closing Date, the Notes shall be executed by the Issuer and delivered to the Trustee for authentication on behalf of the Issuer and thereupon the same shall be authenticated and delivered by the Trustee upon the Issuer’s written request and upon compliance with the conditions of Section 3.02, and upon receipt by the Trustee of the following:

(a) an Officer’s Certificate of the Issuer (i) evidencing the authorization by an officer of the Owner Trustee of the execution and delivery, with respect to the Issuer, of the Transaction Documents and any other related transaction documents, and the execution, authentication and delivery of the Notes and specifying the Stated Maturity Date, original Aggregate Principal Amount and Note Interest Rate of each Class of Notes to be authenticated and delivered, and (ii) certifying that the Authorized Officers authorized to execute and deliver such documents hold on behalf of the Issuer the offices and have the signatures indicated thereon;

(b) either (A) a certificate of the Issuer, or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel to the Issuer to the effect that no other authorization, approval or consent of any governmental body is required for the valid issuance of the Notes or (B) an Opinion of Counsel to the Issuer to the effect that no such authorization, approval or consent of any governmental body is required for the valid issuance of the Notes except as may have been given;

(c) an Opinion of Counsel of Dechert LLP, special New York counsel to Issuer, dated the Closing Date, substantially in the form of Exhibit I attached hereto;

(d) an Opinion of Counsel of Dechert LLP, special counsel to the Collateral Manager, dated the Closing Date, substantially in the form of Exhibit J attached hereto;

(e) an Opinion of Counsel of in-house counsel to the Trustee, dated the Closing Date, substantially in the form of Exhibit K attached hereto;

(f) an Opinion of Counsel of Pepper Hamilton LLP, special Delaware Counsel to the Issuer, dated the Closing Date, substantially in the form of Exhibit L attached hereto;

(g) an Opinion of Counsel of Dorsey & Whitney LLP, special Minnesota Counsel to the Issuer, dated the Closing Date, substantially in the form of Exhibit M attached hereto;

(h) an Officer’s Certificate or Certificates stating that the Issuer is not in Default under this Indenture or any of the Transaction Documents and that the issuance of the Notes applied for will not result in a breach of any of the terms, conditions or provisions of, or constitute a Default under, any indenture or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound, or any order of any court or administrative agency entered in any Proceeding to which the Issuer is a party or by which the Issuer is bound or to which it may be subject; that all of the representations and warranties contained herein are true and correct as of the Closing Date; that all conditions precedent provided in this Section 3.01 and all requirements under Sections 3.02 and 3.03 and all conditions precedent otherwise provided in this Indenture relating to the authentication and delivery of the Notes applied for have been complied with; and that all expenses due or accrued with respect to the offering of the Notes or relating to actions taken on or in connection with the Closing Date have been paid;

(i) an executed counterpart of each of the Transaction Documents and such other documents as the Trustee may reasonably require;

(j) an Issuer Order directing the Trustee to authenticate the Notes in the names set forth therein or as otherwise provided to the Trustee by the Issuer or at its direction and to make delivery thereof to the Issuer or as it may otherwise direct therein;

(k) an Accountants’ Certificate in form and substance acceptable to the Issuer (i) confirming the information with respect to each Collateral Debt Obligation set forth on the Schedule of Collateral Debt Obligations attached hereto as Schedule A, (ii) confirming the calculations as of the Closing Date with respect to each of (1) the S&P Weighted Average Recovery Rate and the Moody’s Weighted Average Recovery Rate, (2) the Moody’s Weighted Average Rating, (3) the Weighted Average Coupon, (4) the Weighted Average Life (provided that in connection with calculating the Weighted Average Life of each Collateral Debt Obligation for purposes of this Section 3.01(k)(3), “Average Life” shall mean: “On any date of determination with respect to any Collateral Debt Obligation, the number of years (rounded to the nearest one tenth thereof) from such date of determination to the final stated maturity date of such Collateral Debt Obligation.”), (5) the Weighted Average Spread and (6) the Diversity Score and (iii) confirming that the Aggregate Principal Amount of Collateral Debt Obligations as of the Closing Date is at least equal to $349,000,000;

(l) delivery of Financing Statements for filing against the Issuer with the Secretary of State of the State of Delaware; and

(m) such other documents as the Trustee may reasonably require.

Section 3.02. Security for Secured Notes

Prior to the issuance of the Notes on the Closing Date, the Issuer shall cause the following conditions to be satisfied:

(a) Grant of Security Interest; Delivery of Collateral Debt Obligations. The Grant pursuant to the Granting clauses of this Indenture of all of the Issuer’s right, title and interest in and to the Collateral and the transfer of all Collateral Debt Obligations purchased by the Issuer on the Closing

Date and any Equity Securities acquired in connection therewith (as set forth in Schedule A) to the Trustee in the manner provided in Section 3.03(b). On the Closing Date, the Aggregate Collateral Balance of Collateral Debt Obligations acquired by the Issuer and funded as of the Closing Date shall be at least equal to $349,000,000;

(b) Certificate of the Issuer. The delivery to the Trustee of an Officer’s Certificate of the Issuer, dated as of the Closing Date, to the effect that, in the case of each Initial Collateral Debt Obligation and Equity Security pledged to the Trustee for inclusion in the Collateral on the Closing Date and immediately prior to the delivery thereof on the Closing Date:

(i) the Issuer is the owner of such Collateral Debt Obligation or Equity Security free and clear of any liens, claims or encumbrances of any nature whatsoever except for those which are being released on the Closing Date and except for those Granted pursuant to this Indenture and encumbrances arising from due bills, if any, with respect to interest, or a portion thereof, accrued on such Collateral Debt Obligation or Equity Security prior to the first payment date and owed by the Issuer to the seller of such Collateral Debt Obligation or Equity Security;

(ii) the Issuer has acquired its ownership in such Collateral Debt Obligation or Equity Security in good faith without notice of any adverse claim (within the meaning given to such term by Section 8-102(a)(1) of the UCC), except as described in Section 3.02(b)(i) above;

(iii) the Issuer has not assigned, pledged or otherwise encumbered any interest in such Collateral Debt Obligation or Equity Security (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests Granted pursuant to this Indenture;

(iv) the Issuer has full right to Grant a security interest in and assign and pledge all of its right, title and interest in such Collateral Debt Obligation or Equity Security to the Trustee;

(v) the information set forth with respect to each Collateral Debt Obligation or Equity Security in Schedule A is true and correct;

(vi) each Collateral Debt Obligation included in the Collateral satisfies the requirements of the definition of Collateral Debt Obligation and is transferred to the Trustee as required by Section 3.02(a);

(vii) each Collateral Debt Obligation and Equity Security was acquired in accordance with all applicable requirements of Section 12.02; and

(viii) upon Grant by the Issuer, the Trustee has a first priority perfected security interest in the Collateral (assuming that any Clearing Corporation, Securities Intermediary or other entity not within the control of the Issuer involved in the Grant of Collateral takes the actions required of it under Section 3.03(b) for perfection of that interest) and is the Entitlement Holder with respect to a Securities Entitlement with respect to Financial Assets.

(c) Rating Letters. The Issuer shall have delivered to the Trustee an Officer’s Certificate of the Issuer to the effect that attached thereto is

(i) a true and correct copy of a letter signed by S&P confirming that (A) the Class A-1 Notes have been rated “AAA” by S&P, the Class A-2 Notes have been rated “AAA” by S&P,

the Class A-3 Notes have been rated “AAA” by S&P, the Class B Notes have been rated at least “AA” by S&P, the Class C Notes have been rated at least “A” by S&P, the Class D Notes have been rated at least “BBB” by S&P and (B) such ratings are in full force and effect on the Closing Date; and

(ii) a true and correct copy of a letter signed by Moody’s confirming that (A) the Class A-1 Notes have been rated “Aaa” by Moody’s, the Class A-2 Notes have been rated “Aaa” by Moody’s, the Class A-3 Notes have been rated “Aaa” by Moody’s, the Class B Notes have been rated at least “Aa2” by Moody’s, the Class C Notes have been rated at least “A2” by Moody’s, the Class D Notes have been rated at least “Baa2” by Moody’s and (B) such ratings are in full force and effect on the Closing Date.

(d) Accounts. Evidence reasonably satisfactory to counsel to the Initial Purchasers shall be provided as to the establishment of the Custodial Account, the Collection Account (consisting of the Principal Collection Subaccount, the Interest Collection Subaccount, the Income Notes Financed Principal Collection Subaccount and the Income Notes Financed Interest Collection Subaccount), the Secured Notes Unused Proceeds Account, the Income Notes Unused Proceeds Account, the Exposure Reserve Account, the Expense Account, the Special Reserve Account, and the Closing Date Expense Account.

(e) Funding Certificate. The delivery to the Trustee of a Funding Certificate, duly executed by an Authorized Officer of the Issuer, relating to, among other things, the disposition of the proceeds of the issuance of the Notes, dated the Closing Date providing for the payment of all fees, commissions and expenses associated with the closing as set forth in the Funding Certificate delivered to the Trustee on the Closing Date.

Section 3.03. Custodianship; Transfer of Collateral Debt Obligations and Eligible Investments

(a) (i) The Trustee shall hold all Certificated Securities and Instruments in physical form at the office of a custodian appointed by it at its principal office in Minneapolis, Minnesota (the “Custodian”). Initially, such Custodian shall be Wells Fargo Bank, National Association with its address at MAC N9328-011, Suite ABS, 751 Kasota Avenue, Minneapolis, MN 55414. The Custodian and any successor custodian shall be an Eligible Financial Institution.

(ii) Receipt of Collateral Documents. Within two (2) Business Days after receipt of an updated Collateral List and any related Collateral Documents, the Custodian shall deliver to the Issuer a custodial receipt in the form of Exhibit N hereto, wherein the Custodian shall state (with any exceptions noted) (i) that with respect to each Collateral Debt Obligation, Additional Collateral Debt Obligation, Substitute Collateral Obligation, Equity Security or Exchanged Equity Security listed on the Collateral List that the Collateral Documents are in the possession of the Custodian, and (ii) all such documents have been reviewed by the Custodian and (A) appear on their face to be regular, (B) appear to have been executed by the principal obligor(s), if applicable, and (C) purport to be related to such Collateral Debt Obligation, Additional Collateral Debt Obligation, Substitute Collateral Obligation, Equity Security or Exchanged Equity Security identified on the Collateral List attached hereto.

(iii) Periodic Statements. Upon the request of the Issuer or the Trustee, the Custodian shall provide such Person a list of all Collateral Debt Obligations, Additional Collateral Debt Obligations, Substitute Collateral Obligations, Equity Securities or Exchanged Equity Securities for which it holds Collateral Documents pursuant to this Indenture. Such list may be in the form of a copy of the Collateral List with manual deletions to specifically note Loans that are paid off or removed since the date of this Indenture.

(iv) Release of Collateral Documents. The Custodian is hereby authorized, upon receipt from the Collateral Manager of a written request for release of Collateral Documents in the form of Exhibit O hereto (with a copy of such request of release to the Issuer and the Trustee), to release to the Collateral Manager or its designee the related Collateral Documents set forth in such request and receipt to the Collateral Manager. The Collateral Manager shall not deliver a request for the release of Collateral Documents unless such release would not impair the first priority perfected security interest of the Custodian. All Collateral Documents released to the Collateral Manager pursuant to this Section 3.03(a)(iv) (other than in connection with the sale or other disposition of such Collateral pursuant to and in accordance with the terms of this Indenture after such sale or other disposition is effected) shall be held by the Collateral Manager in trust for the benefit of the Secured Parties in accordance with the terms of this Indenture. The Collateral Manager shall return to the Custodian the Collateral Documents when the Collateral Manager’s need therefor in connection with such purpose no longer exists.

(v) Return of Collateral Documents. The Collateral Manager may require that the Custodian return to the Issuer each Collateral Document (a) delivered to the Custodian in error or (b) that is required to be redelivered to the Issuer in connection with the sale or other disposition of Collateral pursuant to and in accordance with the terms of this Indenture or the termination of this Indenture, in each case by submitting to the Custodian (with a copy of such request to the Issuer and the Trustee) a written request in the form of Exhibit O hereto (signed by the Collateral Manager) specifying the Loans to be so returned and reciting that the conditions to such release have been met. The Custodian shall upon its receipt of each such request for return executed by Collateral Manager promptly, but in any event within two (2) Business Days after such receipt, return the Collateral Documents so requested to the Issuer.

(b) Each Collateral Debt Obligation, Equity Security and Eligible Investment shall be credited to the appropriate Account. Each time that the Issuer, or the Collateral Manager on behalf of the Issuer, shall direct or cause the acquisition of any Collateral Debt Obligation, Equity Security or Eligible Investment, the Collateral Manager (on behalf of the Issuer) shall, if such Collateral Debt Obligation, Equity Security or Eligible Investment has not already been transferred to the Custodial Account and credited thereto, cause the transfer of such Collateral Debt Obligation, Equity Security or Eligible Investment to the Custodian to be held in and credited to the Custodial Account for the benefit of the Trustee in accordance with the terms of this Indenture. The security interest of the Trustee in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Trustee, be released. The security interest of the Trustee shall nevertheless come into existence and continue in the Collateral Debt Obligation, Equity Security or Eligible Investment so acquired, including all rights of the Issuer in and to any contracts related to and proceeds of such Collateral Debt Obligation, Equity Security or Eligible Investment. On the Closing Date and on each day any of the Collateral is acquired or otherwise becomes subject to the lien of this Indenture, the Issuer represents and warrants to the Trustee as follows (which representations and warranties shall survive the execution of this Indenture):

(i) This Indenture creates a valid and continuing security interest (as defined in the applicable Uniform Commercial Code) in the Collateral in favor of the Trustee, which security interest is prior to all other liens, claims and encumbrances therein, and is enforceable as such as against creditors of, and purchasers from, the Issuer;

(ii) The Collateral consists of general intangibles (within the meaning of the applicable Uniform Commercial Code), Instruments, Certificated Securities or Uncertificated Securities which have been or will be credited to one or more Accounts;

(iii) (1) the Issuer’s rights under the Collateral Management Agreement, the Class A-2 Note Purchase Agreements and the Class A-3 Note Purchase Agreements constitute general intangibles (as defined in the applicable Uniform Commercial Code) and (2) the assets credited to the Accounts constitute Financial Assets under the applicable Uniform Commercial Code;

(iv) All Cash and Eligible Investments have been credited to one of the Accounts. The securities intermediary for each Account has agreed to treat all assets credited to the Accounts as Financial Assets under the applicable Uniform Commercial Code pursuant to the terms of the Account Control Agreement. Each Account constitutes a Securities Account;

(v) The Issuer has received all consents and approvals required by the terms of the Underlying Instrument of each item of the Collateral to pledge to the Trustee its rights and interests in each item of the Collateral;

(vi) In order to perfect the security interest in the Collateral Granted to the Trustee hereunder:

(1) in the case of a Financial Asset standing to the credit of any Account, the Issuer (A) shall deliver on the Closing Date to the Trustee a fully executed Account Control Agreement pursuant to which the Custodian, acting as Securities Intermediary, has agreed to comply with all instructions originated by the Trustee relating to the Accounts without further consent by the Issuer and (B) shall take all steps necessary to cause the Custodian to identify in its records the Trustee as the Entitlement Holder of the Security Entitlement with respect to such Financial Asset;

(2) in the case of an Instrument or a Certificated Security, by (A) delivering, or causing the delivery of, such original executed copy of each note that evidences such Instrument or Certificated Security to the Trustee indorsed to the Trustee or indorsed in blank, in each case by an effective endorsement, or registered in the name of the Trustee or its affiliate nominee, (unless such Instrument or Certificated Security is in bearer form in which case delivery alone shall suffice) and (B) causing the Trustee, as Custodian, to maintain continuous possession of such Instrument or Certificated Security; and

(3) in the case of a general intangible (within the meaning of the applicable Uniform Commercial Code), the Issuer has caused or will have caused, within 10 days of the Closing Date (or 10 days of the acquisition date), the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law.

(vii) No note evidencing an Instrument or Certificated Security has any marks or notations indicating that such Instrument or Certificated Security, as the case may be, has been pledged, assigned or otherwise conveyed to any Person other than the Trustee;

(viii) The Accounts are not in the name of any Person other than the Issuer or the Trustee. The Issuer has not consented to the Securities Intermediary of any Account to comply with Entitlement Orders (which has the meaning specified in Section 8-102(a)(8) of the UCC) of any Person other the Trustee;

(ix) Other than the security interest Granted to the Trustee pursuant to this Indenture, the Issuer owns and has good and marketable title to the Collateral free and clear of any lien, claim or encumbrance of any Person;

(x) Other than the security interest Granted to the Trustee pursuant to this Indenture the Issuer has not pledged, assigned, sold or granted a security interest in, or otherwise conveyed any of the Collateral. The Issuer has not authorized the filing of, and is not aware of, any financing statements against it that include a description of collateral covering the Collateral other than any financing statement relating to the security interest granted to the Trustee hereunder or that has been terminated; and

(xi) The Issuer is not aware of any judgment lien, Pension Benefit Guaranty Corporation lien or tax lien filed against the Issuer.

The Trustee shall not, without satisfying the Rating Condition, waive any of the representations and warranties set forth in this Section 3.03(b) or a breach thereof. The Issuer shall provide each Rating Agency with prompt written notice of any breach of the representations and warranties set forth in this Section 3.03(b).

Section 3.04. Designation of Income Notes Financed Collateral Debt Obligations

On the Closing Date, the Collateral Manager shall (a) identify to the Trustee and designate as Income Notes Financed Collateral Debt Obligations all of the Collateral delivered to the Trustee on such date constituting Margin Stock and (b) identify to the Trustee and designate for deposit into the Income Notes Unused Proceeds Account a portion of Unused Proceeds (such portion not to include the Reserve Amount) in an amount equal to the excess, if any, of the proceeds of the issuance of the Income Notes over the amount paid by the Issuer for the Income Notes Financed Collateral Debt Obligations acquired on or prior to the Closing Date; provided that the amount so designated, together with the aggregate purchase price of the Income Notes Financed Collateral Debt Obligations constituting part of the Collateral on the Closing Date minus the expenses allocable to the issuance and sale of the Income Notes, shall not exceed $25,000,000.

Section 3.05. Purchase and Delivery of Collateral Debt Obligations and other Actions During the Initial Investment Period

(a) The Issuer shall use all commercially reasonable efforts to invest the Unused Proceeds (except the Reserve Amount) and all interest or other earnings purchased with funds on deposit therein, in Collateral Debt Obligations during the Initial Investment Period, in accordance with the criteria and the procedures set forth in this Section 3.05(a). All or a portion of the Unused Proceeds (except the Reserve Amount) may be applied during the Initial Investment Period and prior to the Effective Date to purchase any Collateral Debt Obligation (which shall be, and hereby is, Granted to the Trustee pursuant to the Granting Clause of this Indenture) for inclusion in the Collateral upon receipt by the Trustee of an Issuer Order with respect thereto, directing the Trustee to pay out the amount specified therein against delivery of such Collateral Debt Obligation specified therein and an Officer’s Certificate of the Issuer, dated as of the date the Issuer commits to purchase such Collateral Debt Obligation, and delivered to the Trustee prior to the date of the Grant of such Collateral Debt Obligation; provided that prior to the Effective Date (x) with respect to (A) the Issuer’s obligation to satisfy (1) the Reinvestment Criteria set forth in Section 12.02(h) and (2) the Portfolio Percentage Limitation set forth in clause (5) of the definition thereof, if not satisfied prior to the Effective Date, shall be maintained or improved as if Unused Proceeds, Cash and Eligible Investments representing Principal Collections (without duplication) were invested in Collateral Debt Obligations that are issued by issuers organized or incorporated in the United States and (B) the Portfolio Percentage Limitation set forth in clause (10) of the definition thereof, if not satisfied prior to the Effective Date, shall be maintained or improved as if Unused Proceeds, Cash and Eligible Investments representing Principal Collections (without duplication) were invested in Collateral Debt Obligations that bear interest at a floating rate (and if the Portfolio Percentage Limitations set forth in clauses (A) and (B) hereof continue to be maintained or improved in accordance with the assumptions set forth in clauses (A) and (B) hereof, the Issuer shall be deemed to be in compliance with such Portfolio Percentage Limitations at all times prior to the Effective Date) and (y) with respect to satisfying the Reinvestment Criteria set forth in Section 12.02(a), the Weighted Average Recovery Rate Test referred to therein, if not satisfied prior to the Effective Date, shall be maintained or improved as if Unused Proceeds and Cash and Eligible Investments representing Principal Collections (without duplication) were invested in Senior Secured Loans (as such term is used in the Moody’s Recovery Rate) when calculating the Moody’s Weighted Average Recovery Rate and were invested in Senior Secured Loans (as such term is used in the S&P Priority Category Recovery Rate) when calculating the S&P Weighted Average Recovery Rate (and if the Weighted Average Recovery Rate set forth in this Section 3.05(a), (y) continues to be maintained or improved in accordance with the assumptions set forth herein, the Issuer shall be deemed to be in compliance with the Weighted Average Recovery Rate Test at all times prior to the Effective Date).

The Reserve Amount shall be retained from the proceeds of the issuance of the Notes by the Trustee on the Closing Date in a subaccount of the Unused Proceeds Account (but shall not constitute Unused Proceeds) for application, in the discretion of the Collateral Manager, on either or both of the first and second Payment Dates as Interest Collections; provided that any portion of the Reserve Amount not so applied on the first Payment Date may be applied as Interest Collections on the second Payment Date and, to the extent of any excess Reserve Amount remaining after such payment, may be applied as Principal Collections in accordance with the Priority of Payments.

(b) Within seven Business Days after the Effective Date, the Issuer shall deliver to the Trustee an Accountant’s Certificate to the effect that (A) the Collateral Coverage Tests, the Collateral Quality Tests and the Portfolio Percentage Limitations are satisfied and (B) the Issuer owns Collateral Debt Obligations such that the Overcollateralization Amount (determined without regard to clause (e) of the definition thereof) is at least equal to the Expected Aggregate Principal Amount. As of the Effective Date, the Issuer is required to satisfy the Collateral Coverage Tests, the Collateral Quality Tests and the Portfolio Percentage Limitations and to own Collateral Debt Obligations such that the Overcollateralization Amount (determined without regard to clause (e) of the definition thereof) is at least equal to the Expected Aggregate Principal Amount. If the Collateral Coverage Tests, the Collateral Quality Tests or the Portfolio Percentage Limitations are not satisfied on the Effective Date, or if the Overcollateralization Amount (determined without regard to clause (e) of the definition thereof) is not at least equal to the Expected Aggregate Principal Amount, the Issuer or the Collateral Manager (acting on behalf of the Issuer) shall provide written notice thereof to the Trustee, the Placement Agent and each Rating Agency. In the event such Independent certified public accountants require the Trustee to agree to the procedures to be performed by such firm in any of the certificates or reports required to be prepared pursuant to this Section 3.05(b), the Collateral Manager shall direct the Trustee in writing to so agree; it being understood and agreed that the Trustee will deliver such letter of agreement in conclusive reliance upon the direction of the Collateral Manager, and the Trustee has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

(c) The Issuer shall cause to be delivered to the Trustee seven Business Days after the Effective Date an amended Schedule of Collateral Debt Obligations to this Indenture listing all Collateral Debt Obligations Granted to the Trustee pursuant to Section 3.02 and this Section 3.05 between the Closing Date and the Effective Date and owned by the Issuer on the Effective Date, which schedule shall supersede any prior Schedule of Collateral Debt Obligations delivered to the Trustee.

(d) [Reserved]

(e) The Issuer shall have delivered to the Trustee an Officer’s Certificate of the Issuer within 60 days after the Effective Date, to the effect that an Effective Date Ratings Downgrade has not occurred.

(f) As of the Calculation Date in July 2006, the Issuer shall deliver to the Trustee and each Rating Agency a statement that (A) the Aggregate Principal Amount of all Collateral Debt Obligations is at least $375,000,000, (B) the Issuer is in compliance with the following tests (and calculations thereof in reasonable detail): (i) a Diversity Score of not less than 19, (ii) a Moody’s Weighted Average Rating Factor of not greater than 3800, (iii) a Weighted Average Coupon equal to or greater than 9.0% and (iv) a Weighted Average Spread equal to or greater than 5.25% and (C) if the Issuer is not in compliance with any of the tests set forth in subclause (B), a statement in reasonable detail of a plan intended to result in compliance with the applicable test(s).

(g) As of the Calculation Date in October 2006, the Issuer shall deliver to the Trustee and each Rating Agency a statement that (A) the Aggregate Principal Amount of all Collateral Debt Obligations is at least $400,000,000, (B) the Issuer is in compliance with the following tests (and calculations thereof in reasonable detail): (i) a Diversity Score of not less than 21, (ii) a Moody’s Weighted Average Rating Factor of not greater than 3800, (iii) a Weighted Average Coupon equal to or greater than 9.0% and (iv) a Weighted Average Spread equal to or greater than 5.25% and (C) if the Issuer is not in compliance with any of the tests set forth in subclause (B), a statement in reasonable detail of a plan intended to result in compliance with the applicable test(s).

(h) As of the Calculation Date in January 2007, the Issuer shall deliver to the Trustee and each Rating Agency a statement that (A) the Aggregate Principal Amount of all Collateral Debt Obligations is at least $425,000,000, (B) the Issuer is in compliance with the following tests (and calculations thereof in reasonable detail): (i) a Diversity Score of not less than 23, (ii) a Moody’s Weighted Average Rating Factor of not greater than 3800, (iii) a Weighted Average Coupon equal to or greater than 9.0% and (iv) a Weighted Average Spread equal to or greater than 5.25% and (C) if the Issuer is not in compliance with any of the tests set forth in subclause (B), a statement in reasonable detail of a plan intended to result in compliance with the applicable test(s).

(i) The Issuer shall cause to be delivered to S&P, as promptly as possible on or after the Effective Date, the Excel Default Model Input File, prepared as of the Effective Date.

ARTICLE IV

SATISFACTION AND DISCHARGE

Section 4.01. Satisfaction and Discharge of Indenture

This Indenture shall be discharged and shall cease to be of further effect with respect to the obligations of the Issuer under the Notes except as to (i) rights of registration of transfer and exchange of Notes, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of the Noteholders to receive payments of principal thereof, interest and, as applicable, commitment fees thereon and distributions thereon as provided herein, (iv) the rights, obligations and indemnities of the Trustee hereunder, and (v) the rights of the Secured Parties as beneficiaries with respect to the Collateral deposited with the Trustee; and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when:

(a) either:

(i) all Notes theretofore authenticated and delivered (other than (A) Notes that have been mutilated, defaced, destroyed, lost or stolen and that have been replaced or paid as provided in Section 2.06 and (B) Notes for whose payment Cash has theretofore irrevocably been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.04) have been delivered to the Trustee for cancellation; or

(ii) all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, or (B) will become due and payable at their Final Maturity Date within one year, and the Issuer, in the case of subclauses (A) or (B) of this Section 4.01(a)(ii), has irrevocably deposited or caused to be deposited with the Trustee, in trust for such purpose, Cash or non-callable direct obligations of the United States of America; provided that the obligations are entitled to the full faith and credit of the United States of America or are debt obligations rated “AAA” by S&P and “Aaa” by Moody’s, in an amount sufficient, as verified in writing to the Trustee by a firm of Independent certified public accountants which is nationally recognized, to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal, interest (including Cumulative Deferred Interest Amounts on any Class of Deferrable Notes and Defaulted Interest and interest on Defaulted Interest) and, with respect to the Class A-2 Notes and the Class A-3 Notes, the Class A-2 Commitment Fee and the Class A-3 Commitment Fee to the date of such deposit (in the case of Notes that have become due and payable), or the Final Maturity Date; provided that this Section 4.01(a)(ii) shall not apply if an election to act in accordance with the provisions of Section 5.05(a) shall have been made and not rescinded;

(b) the Issuer has paid or caused to be paid all other sums payable hereunder to such Final Maturity Date and no other amounts will become due and payable by the Issuer; and

(c) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the rights and obligations of the Issuer, the Trustee and, if applicable, the Noteholders, as the case may be, under Sections 2.07, 4.02, 5.10, 5.19, 6.06, 6.07, 6.13, 7.01, 7.04, 10.05(h) and 13.01 shall survive.

Section 4.02. Application of Trust Money

All Cash deposited with the Trustee pursuant to Section 4.01 shall be held in trust by the Trustee and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto of the principal and interest in accordance with the Priority of Payments for whose payment such Cash has been deposited with the Trustee, and such Cash shall be held in a segregated trust account identified as being held in trust for the benefit of the Secured Parties. Except as specifically provided herein, the Trustee shall not be responsible for payment of interest upon any Cash deposited with it.

ARTICLE V

REMEDIES

Section 5.01. Events of Default

“Event of Default” means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default for five Business Days in the payment, when due and payable, of any Interest on the Class A-1 Notes, Class A-2 Notes, Class A-3 Notes, Class B Notes or any Class A-2 Commitment Fee or Class A-3 Commitment Fee, then, if no Class A Notes or Class B Notes are Outstanding, a default for five Business Days in the payment, when due and payable, of any Interest on the Class C Notes, and then, if no Class C Notes are Outstanding, a default for five Business Days in the payment, when due and payable, of any Interest on the Class D Notes;

(b) a default in the payment of principal of, or the Redemption Price of, any Secured Note at its Stated Maturity Date, Final Maturity Date or on any Redemption Date;

(c) a failure to apply, within five Business Days following any Payment Date or Redemption Date, available amounts in accordance with the Priority of Payments set forth in this Indenture (or, in the case of a failure to make such payment resulting solely from an administrative error or omission or due to another non-credit-related reason (as determined by the Collateral Manager in its sole discretion), a failure to apply within seven days);

(d) the failure to maintain an Overcollateralization Amount at least equal to 100% of the Aggregate Principal Amount of the Class A Notes then Outstanding;

(e) either the Issuer or the Collateral becomes an investment company required to be registered under the Investment Company Act;

(f) a default in the performance, or a breach of any covenant, warranty or other agreement of the Issuer in this Indenture in any material respect (other than the covenant to meet the definition of Collateral Debt Obligation or to satisfy the Collateral Coverage Tests, the Collateral Quality Tests or any other Reinvestment Criteria, which will result solely in the consequences described in Articles XI and XII), or the failure of any representation or warranty of the Issuer made in this Indenture or in any certificate or other writing delivered pursuant hereto or in connection herewith to be correct in all material respects when the same shall have been made, and continuance of such default, breach or failure for a period of 30 days after notice to the Issuer and the Collateral Manager by the Trustee or to the Issuer, the Collateral Manager and the Trustee by a Majority of the Controlling Class (so long as the Secured Notes are Outstanding) specifying such default, breach or failure and requiring it to be remedied and stating that such notice is a Notice of Default hereunder;

(g) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer under any applicable Insolvency Law, or appointing a receiver, liquidator, assignee or sequestrator (or other similar official) of the Issuer or of any substantial part of their respective property, or ordering the winding up or liquidation of their affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(h) the institution by the Issuer of proceedings to be adjudicated as bankrupt or insolvent, or the consent by the Issuer to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Issuer of a petition or answer or consent seeking reorganization or relief under any applicable Insolvency Law, or the consent by the Issuer to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Issuer or of any substantial part of their respective property, or to the ordering of the winding up or liquidation of their affairs, or the making by the Issuer of a general assignment for the benefit of creditors, or the admission by the Issuer in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Issuer for the purpose of effecting any of the foregoing.

Upon the occurrence of an Event of Default, the Issuer shall promptly notify the Trustee, the Collateral Manager and the Rating Agencies in writing. The Trustee shall then transmit such notice of an Event of Default pursuant to Section 6.02.

Section 5.02. Acceleration of Maturity; Rescission and Annulment

(a) If an Event of Default (other than an Event of Default specified in Sections 5.01(g) or 5.01(h), in which case, the principal of and accrued interest on the Notes and, with respect to the Class A-2 Notes and the Class A-3 Notes, the Class A-2 Commitment Fee and the Class A-3 Commitment Fee, automatically shall become immediately due and payable) with respect to the Notes occurs and is continuing, the Trustee shall at the written direction of a Majority of the Controlling Class declare the principal of and any accrued interest (and, in the case of the Class A-2 Notes and the Class A-3 Notes, the Class A-2 Commitment Fee and Class A-3 Commitment Fee) on the Secured Notes to be immediately due and payable by a notice in writing to the Issuer and the Collateral Manager. If the Secured Notes are declared to be immediately due and payable or if an Event of Default specified in Sections 5.01(g) or 5.01(h) occurs, the Holders of each Class of Secured Notes shall be entitled to receive, in the order of priority set forth in Section 5.08, the Aggregate Principal Amount for such Class, as well as the Interest for such Class of Secured Notes and, with respect to the Class A-2 Notes and the Class A-3 Notes, the Class A-2 Commitment Fee and the Class A-3 Commitment Fee, accrued since the previous Payment Date. The Holders of the Income Notes will not have any creditors’ rights against the Issuer and will not have the right to determine the remedies to be exercised under this Indenture for so long as any Secured Notes remain Outstanding.

(b) At any time after such a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the Cash due has been obtained by the Trustee as provided in this Article V, a Majority of the Controlling Class, by written notice to the Trustee and the Issuer, may rescind and annul such declaration and its consequences if:

(i) the Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(1) all overdue amounts payable on or in respect of the Secured Notes (including the Class A-2 Commitment Fee and the Class A-3 Commitment Fee in respect of the Class A-2 Notes and the Class A-3 Notes, but other than amounts due solely as a result of the acceleration);

(2) to the extent that payment of interest on such amount is lawful, interest on such overdue amounts at the Note Interest Rate;

(3) all unpaid Aggregate Fees and Expenses, and the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel; and

(ii) the Trustee has determined that all Events of Default, other than the nonpayment of such amount that has become due solely by such acceleration, have been either (A) cured, and a Majority of the Controlling Class by written notice to the Trustee have agreed with such determination (which agreement shall not unreasonably be withheld), or (B) waived as provided in Section 5.15.

(c) Any Hedge Agreement in effect upon a declaration of an acceleration of maturity must remain in effect until the commencement of a sale or liquidation of the Collateral.

Section 5.03. Proceedings

(a) Notwithstanding anything to the contrary contained herein, the Issuer covenants that if a default shall occur in respect of the payment of any principal of or interest on any Class A Note, Class A-2 Commitment Fee, Class A-3 Commitment Fee, or principal of or interest on any Class B Note, or the payment of any principal of or interest on any Class C Note (but only after the Class A Notes and Class B Notes and, in each case, all interest and, in the case of the Class A-2 Notes and Class A-3 Notes, Class A-2 Commitment Fee and Class A-3 Commitment Fee accrued thereon have been paid in full), or the payment of any principal or interest on any Class D Note (but only after the Class C Notes have been paid in full and all interest accrued thereon have been paid in full), the Issuer will, upon demand of the Trustee on behalf of any affected Holder of any Secured Note, as appropriate, pay to the Trustee, for the benefit of such Holder, the whole amount, if any, then due and payable on such Secured Note, as appropriate, for principal and interest and, with respect to the Class A-2 Notes and Class A-3 Notes, Class A-2 Commitment Fee and Class A-3 Commitment Fee, with interest upon the overdue principal and, to the extent that payments of such interest shall be legally enforceable, upon overdue installments of interest, at the Note Interest Rate and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and such Noteholder and their respective agents and counsel.

(b) If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a Proceeding for the collection of the sums so due and unpaid, and may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuer or any other obligor upon the Secured Notes and collect the Money adjudged or decreed to be payable in the manner provided by law out of the Collateral.

(c) Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing and the Secured Notes have been declared due and payable and such declaration and its consequences have not been rescinded and annulled, or at any time on or after the Final Maturity Date, the Trustee may proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate Proceedings, in its own name and as trustee of an express trust, as the Trustee shall deem most effective or as the Trustee may be directed in writing by a Majority of the Controlling Class to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or for collection of sums due and unpaid, or to enforce any other proper remedy or legal or equitable right vested in the Trustee by this Indenture or by law, but subject, however, to the terms of Section 5.04. The reasonable compensation, costs, expenses, disbursements and advances incurred or paid by the Trustee, and its agents and counsel, in connection with any such Proceeding, including the exercise of any remedies pursuant to Section 5.04, shall be reimbursed to the Trustee pursuant to Section 6.07.

Section 5.04. Remedies

(a) If an Event of Default shall have occurred and be continuing, and the Secured Notes have been declared due and payable and such declaration and its consequences have not been rescinded and annulled or if an Event of Default specified in Sections 5.01(g) or 5.01(h) occurs, or at any time on or after the Final Maturity Date, the Trustee shall, upon direction by a Majority of the Controlling Class (so long as any Class of the Secured Notes are Outstanding), do one or more of the following as so directed:

(i) institute Proceedings for the collection of all amounts then payable on the Secured Notes or under this Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Collateral securing the Secured Notes monies adjudged due;

(ii) sell all or a portion of the Collateral or rights of interest therein at one or more public or private sales called and conducted in any manner permitted by law and in accordance with Section 5.18;

(iii) institute Proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Collateral securing the Secured Notes;

(iv) exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Trustee or the Secured Parties hereunder; or

(v) exercise any other rights and remedies that may be available at law or in equity;

provided that (x) the Trustee may not sell or liquidate the Collateral, or any portion thereof, or any rights or interests therein, for an amount that would be less than the Redemption Price of all of the Secured Notes as of such date unless such sale or liquidation has been consented to in writing by a Majority of each Class of Secured Notes, voting separately; and (y) the Trustee shall, on behalf of the Issuer, send notice to each of the Noteholders of any proposed sale or liquidation of the Collateral together with a brief description thereof. Such notice shall be accompanied by an Accountants’ Certificate (i) confirming the information with respect to such sale or liquidation (to the extent such accountants shall be able and willing to confirm such information) and (ii) specifying the procedures, if any, undertaken by them to review the data and computations relating to such sale or liquidation. The cost of such Accountants’ Certificate shall be paid by the Issuer. If the applicable Noteholders consent to any sale or liquidation of the Collateral or any portion thereof as required by the first proviso to the preceding sentence, the Trustee shall sell or liquidate the Collateral, or such portion thereof, in accordance with Section 5.18 at one or more public or private sales conducted in any manner permitted by law.

(b) If an Event of Default as described in Section 5.01(f) has occurred and is continuing, the Trustee may, after giving notice to the Noteholders on behalf of the Issuer, and shall upon written direction of a Majority of the Controlling Class, institute a Proceeding to compel performance of the covenant or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section 5.01(f), and enforce any decree or order arising from such Proceeding.

Section 5.05. Preservation of Collateral

(a) If an Event of Default has occurred and is continuing and subject to Section 5.04, the Trustee shall refrain from liquidating and retain the Collateral securing the Issuer’s obligations under the Secured Notes intact, collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Collateral and the Notes in accordance with the provisions of Articles X, XI, XII and XIII (unless and until the Secured Notes have been declared due and payable and a Supermajority of the Controlling Class have directed the Trustee pursuant to Section 5.04(a) to sell or liquidate the Collateral or any portion thereof). The Trustee shall give written notice of the retention of the Collateral to the Issuer. If the Secured Notes have been declared due and payable pursuant to Section 5.02, any such retention pursuant to this Section 5.05(a) may be rescinded at any time by written notice to the Trustee and the Issuer from the Noteholders specified in the first proviso to Section 5.04(a) directing the Trustee to sell or liquidate the Collateral or any portion thereof.

(b) Notwithstanding Section 5.05(a), at any time after the Effective Date, if an Event of Default has occurred and is continuing, the Trustee shall comply with directions given by the Collateral Manager given in accordance with the Collateral Management Agreement, including any direction to (i) tender any or all of the Collateral Debt Obligations subject to a tender offer for Cash at a price equal to or greater than the Principal Balance of such Collateral Debt Obligations or (ii) amend, waive, enforce or decline to enforce any of the Issuer’s rights with respect to any Collateral Debt Obligation subject to a restructuring or work-out.

(c) Nothing contained in Section 5.05(a) shall be construed to require the Trustee to preserve the Collateral securing the Issuer’s obligations under the Notes if prohibited by applicable law.

Section 5.06. Trustee May File Proofs of Claim

(a) In case there shall be pending Proceedings relative to the Issuer or any other obligor upon the Secured Notes under any Insolvency Law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or its property or such other obligor or its property, or in case of any other comparable Proceedings relative to the Issuer or other obligor, or in case of any voluntary dissolution, liquidation or winding-up of the Issuer or other obligor, regardless of whether the principal of any Secured Notes shall then be due and payable as therein expressed or by declaration or otherwise and regardless of whether the Trustee shall have made any demand pursuant to the provisions of Section 5.03, the Trustee shall be entitled and empowered to, by intervention in such Proceedings or otherwise:

(i) file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Secured Notes (and, in the case of the Class A-2 Notes and the Class A-3 Notes, Class A-2 Commitment Fee and Class A-3 Commitment Fee) and to file such other papers or documents and take such other action, including participating as a member, voting or otherwise, of any committee of creditors, as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made by the Trustee and each predecessor Trustee or any Holder of Secured Notes, except as a result of negligence or bad faith) and of the Holders of Secured Notes allowed in any Proceedings relative to the Issuer or other obligor upon the Notes or to the creditors or property of the Issuer or such other obligor;

(ii) unless prohibited by applicable law and regulations, vote on behalf of the Holders of Secured Notes in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency Proceedings or Person performing similar functions in comparable Proceedings; and

(iii) collect and receive any monies or other property payable to or deliverable on any such claims, and distribute in accordance with Section 5.08 all amounts received with respect to the claims of the Holders of Secured Notes and of the Trustee on their behalf; and any trustee, receiver or liquidator, Custodian or other similar official is hereby authorized by each of the Holders of Secured Notes to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Holders of Secured Notes, to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee or any Holder of Secured Notes except as a result of negligence or bad faith.

(b) Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder of Secured Notes any plan of reorganization, arrangement, adjustment or compromise affecting the Secured Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder of Secured Notes in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar Person or to participate as a member of any committee of creditors.

(c) In any Proceedings brought by the Trustee (and also any Proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders of Secured Notes subject to the provisions of this Indenture, and it shall not be necessary to make any Holders of Secured Notes parties to any such Proceedings.

Section 5.07. Trustee May Enforce Claims Without Possession of Notes

All rights of action and claims under this Indenture or the Secured Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any Proceeding relating thereto, and any such Proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall be applied as set forth in Section 5.08.

Section 5.08. Application of Cash Collected

Upon an Event of Default and acceleration of maturity, any Cash collected by the Trustee pursuant to this Article V (including all collections from, and proceeds of the sale or liquidation of, the Collateral) shall be applied at the date or dates fixed by the Trustee and in the following order, upon surrender of Notes in the case of any Class of Notes the Aggregate Principal Amount of which is to be paid in full:

(a) to pay, in the following order (i) taxes, registration and filing fees payable by the Issuer, if any; and then (ii) to pay, on a pro rata basis, the Trustee, the Class A-2 Note Agent, the Class A-3 Note Agent and the Collateral Administrator, the amount of any due and unpaid Trustee Fee, the amount of any due and unpaid Class A-2 Note Agent Fees and the amount of any due and unpaid Collateral Administrator Fee, as applicable; and then (iii) to pay, on a pro rata basis, the Trustee the amount of any due and unpaid Trustee Expenses and the Collateral Administrator, the amount of any due and unpaid Collateral Administrator Expenses, and then (iv) to pay, on a pro rata basis, the Collateral Manager the amount of any due and unpaid amount (other than the Collateral Management Fee) under the Collateral Management Agreement, and then (v) to pay, on a pro rata basis, other Administrative Expenses and other due and unpaid expenses of the Issuer; provided that the cumulative amount paid under subclauses (ii), (iii), (iv) and (v) (excluding amounts due and accrued with respect to actions taken on or prior to the Closing Date and excluding amounts due and accrued in respect of the Trustee Fee) in any consecutive 12 month period may not exceed $300,000;

(b) to pay accrued and unpaid Base Management Fee and, at the option of the Collateral Manager, any Deferred Management Fee constituting Base Management Fee;

(c) to the payment of (i) first, pro rata (based on amounts due) amounts, if any, scheduled to be paid to the Hedge Counterparties pursuant to the Hedge Agreements (other than termination payments) and (ii) second, pro rata (based on amounts due) any termination payments payable by the Issuer pursuant to the Hedge Agreements including any termination or partial termination of a Hedge Agreement (other than in connection with any Subordinated Termination Event);

(d) to pay (i) any accrued and unpaid Class A-2 Commitment Fee Amount, (ii) any accrued and unpaid Class A-3 Commitment Fee Amount and (iii) accrued and unpaid interest at the Note Interest Rate (including Defaulted Interest and interest thereon) on (1) the Aggregate Principal Amount of Class A-1 Notes, (2) the drawn Aggregate Principal Amount of Class A-2 Notes and (3) the drawn Aggregate Principal Amount of Class A-3 Notes on a pro rata basis;

(e) to pay principal of the Class A Notes pro rata based on the Aggregate Principal Amount of the Class A-1 Notes and the drawn Aggregate Principal Amount of the Class A-2 Notes and Class A-3 Notes, until the Class A Notes are paid in full;

(f) to pay accrued and unpaid interest (including Defaulted Interest and interest thereon) at the Note Interest Rate on the Class B Notes;

(g) to pay principal of the Class B Notes until the Class B Notes are paid in full;

(h) to pay accrued and unpaid interest at the Note Interest Rate (including Defaulted Interest and any interest thereon) on the Class C Notes;

(i) to pay principal of the Class C Notes (including any Cumulative Deferred Interest Amount thereon) until the Class C Notes are paid in full;

(j) to pay accrued and unpaid interest at the Note Interest Rate (including Defaulted Interest and any Interest thereon) on the Class D Notes;

(k) to pay principal of the Class D Notes (including any Cumulative Deferred Interest Amount thereon), until the Class D Notes are paid in full;

(l) to pay any accrued and unpaid Subordinated Management Fee and any Deferred Management Fee constituting Subordinated Management Fee;

(m) to pay on a pro rata basis, (i) in the order set forth therein, the amounts not paid pursuant to Section 5.08(a) above as a result of the proviso thereto, (ii) any Class A-2 Breakage Costs and any Class A-2 Increased Costs; and

(n) to the Trustee, on behalf of the Issuer, for distribution to the Holders of Income Notes.

Section 5.09. Limitation on Suits

(a) Except as otherwise provided in Section 5.10, no Holder of any Note shall have any right to institute any Proceedings, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless, solely in the case of a Holder of Secured Notes:

(i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to such Secured Notes;

(ii) the Holders of at least (a) 25% of the Controlling Class (voting collectively) shall have made written request to the Trustee to institute Proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(iii) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

(iv) the Trustee for 30 days after its receipt of such notice, request and offer of indemnity has failed to institute any such Proceedings; and

(v) no direction inconsistent with such written request has been given to the Trustee during such 30-day period by a Majority of the Controlling Class;

it being understood and intended that no one or more Holders of Notes shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of Notes of the same Class or to obtain or to seek to obtain priority or preference over any other Holders of Notes of the same Class or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of Notes of the same Class.

(b) If the Trustee shall receive conflicting or inconsistent requests and indemnity from two or more groups of Holders, each representing less than a Majority of the Controlling Class (voting collectively), the Trustee shall follow the instructions from the group representing the higher percentage interest in the Controlling Class notwithstanding any other provisions of this Indenture.

Section 5.10. Unconditional Rights of Holders of Secured Notes to Receive Principal and Interest

(a) Notwithstanding any other provision in this Indenture, but subject to the provisions of Sections 2.07, 5.08, 5.09, 11.01 and 13.01, the Holder of any Secured Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note (and, in the case of the Class A-2 Notes and the Class A-3 Notes, Class A-2 Commitment Fee and Class A-3 Commitment Fee), as such principal and interest (and, in the case of the Class A-2 Notes and the Class A-3 Notes, Class A-2 Commitment Fee and Class A-3 Commitment Fee) become due and payable in accordance with the terms of this Indenture and to institute Proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder.

(b) If collections in respect of the Collateral are insufficient to make payments on the Notes, no other assets will be available for payment of the deficiency following realization on the Collateral, and the obligation of the Issuer to pay any deficiency shall be extinguished.

Section 5.11. Restoration of Rights and Remedies

If the Trustee or any Holder of Secured Notes has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Noteholder, then and in every such case, the Issuer, the Trustee and the Noteholder shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Secured Parties shall continue as though no such Proceeding had been instituted.

Section 5.12. Rights and Remedies Cumulative

No right or remedy herein conferred upon or reserved to the Trustee or to the Secured Parties is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing by law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 5.13. Delay or Omission Not Waiver

No delay or omission of the Trustee or of any Secured Party to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article V or by law to the Trustee or to the Secured Parties may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Secured Parties, as the case may be.

Section 5.14. Control by Noteholders

Notwithstanding any other provision of this Indenture, a Majority of the Controlling Class, on behalf of the Holders of all the Notes, shall have the right (a) to cause the institution of and direct the time, method and place of conducting any Proceeding for any remedy available to the Trustee or (b) subject to Section 6.03(e), to direct the Trustee with respect to its exercise of any right, remedy, trust or power conferred on the Trustee; provided that:

(a) such direction shall not be in conflict with any rule of law or with any express provision of this Indenture (including any provision hereof which expressly provides for a greater percentage of any Class of Notes or an additional Class of Notes to effect an action hereunder and any provision providing express personal protection to the Trustee or a limitation on the liability of the Issuer;

(b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction; provided that, subject to Section 6.01, the Trustee need not take any action that it reasonably determines might involve it in liability (unless the Trustee has received satisfactory indemnity against such liability as set forth below);

(c) the Trustee shall have been provided with an indemnity satisfactory to it; and

(d) any direction to the Trustee to undertake a Sale of the Collateral shall be made only pursuant to, and in accordance with, Sections 5.04, 5.05 and 5.18.

Section 5.15. Waiver of Past Defaults

Prior to the time a judgment or decree for payment of the Money due has been obtained by the Trustee, a Majority of the Controlling Class may on behalf of the Holders of all the Notes waive, by written notice of such waiver to the Trustee, any past Default and its consequences, except a Default:

(a) in the payment of the principal of or interest (and Defaulted Interest and any interest thereon and, in the case of the Holder of Class A-2 Notes, the Class A-2 Commitment Fee and, in the case of the Holder of Class A-3 Notes, the Class A-3 Commitment Fee) on any Secured Note;

(b) in respect of a covenant or provision hereof that under Section 8.02 cannot be modified or amended without the waiver or consent of the Holder of each Outstanding Note affected thereby; or

(c) in respect of any negative covenant under Section 7.09(a).

In the case of any such waiver, the Issuer, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto. Upon such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon. The Trustee shall promptly give written notice of any such waiver to the Collateral Manager and to each Rating Agency.

Section 5.16. Undertaking for Costs

All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.16 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Noteholder, or group of Noteholders, holding in the aggregate more than 10% in Aggregate Principal Amount of the Controlling Class, or to any suit instituted by any Holder of Secured Notes for the enforcement of the payment of the principal of or interest on any Secured Note on or after the Stated Maturity Date for such Secured Note (or, in the case of redemption, on or after the applicable Redemption Date).

Section 5.17. Waiver of Stay or Execution Laws

The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants, the performance of or any remedies under this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee and the Secured Parties, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 5.18. Sale of Collateral

(a) The power to effect any sale (a “Sale”) of any portion of the Collateral pursuant to Sections 5.04 and 5.05 shall not be exhausted by any one or more Sales as to any portion of such Collateral remaining unsold, but shall continue unimpaired until the entire Collateral shall have been sold or all amounts secured by the Collateral shall have been paid. The Trustee may, upon giving notice on behalf of the Issuer to the Secured Parties, and shall, upon written direction of a Supermajority of the Controlling Class, from time to time postpone any Sale by public announcement made at the time of and place of such Sale. The Trustee hereby expressly waives its right to any amount fixed by law as compensation for any Sale; provided that the Trustee shall be authorized to deduct the reasonable costs, charges and expenses incurred by it in connection with such Sale from the proceeds thereof notwithstanding the provisions of Section 6.07.

(b) The Trustee may bid for and acquire any portion of the Collateral in connection with a Sale thereof to the extent not prohibited by applicable law, and may pay all or part of the purchase price by crediting against amounts owing on the Secured Notes or other amounts secured by this Indenture, all or part of the net proceeds of such Sale after deducting the costs, charges and expenses incurred by the Trustee in connection with such Sale notwithstanding the provisions of Section 6.07. The

Secured Notes need not be produced in order to complete any such Sale, or in order for the net proceeds of such Sale to be credited against amounts owing on the Secured Notes. The Trustee may hold, lease, operate, manage or otherwise deal with any property so acquired in any manner permitted by law in accordance with this Indenture.

(c) If any portion of the Collateral consists of securities not registered under the Securities Act (“Unregistered Securities”), the Trustee may seek an Opinion of Counsel, or, if no such Opinion of Counsel can be obtained and with the written consent of a Majority of the Controlling Class, seek a no-action position from the U.S. Securities and Exchange Commission or any other relevant federal or state regulatory authorities, regarding the legality of a public or private sale of such Unregistered Securities, the cost of which in each case shall be reimbursable to the Trustee. In no event will the Trustee be required to register unregistered securities under the Securities Act.

(d) The Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Collateral in connection with a Sale thereof. In addition, the Trustee is hereby irrevocably appointed the agent and attorney-in-fact of the Issuer to transfer and convey its interest in any portion of the Collateral in connection with a Sale thereof and to take all action necessary to effect such Sale. No purchaser or transferee at such a Sale shall be bound to ascertain the Trustee’s authority, inquire into the satisfaction of any conditions precedent or see to the application of any monies.

Section 5.19. Action on Secured Notes

The Trustee’s right to seek and recover judgment on the Secured Notes or under this Indenture shall not be affected by the seeking or obtaining of or application for any other relief under or with respect to this Indenture. Neither the lien of this Indenture nor any rights or remedies of the Secured Parties shall be impaired by the recovery of any judgment by the Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Collateral or upon any of the assets of the Issuer.

ARTICLE VI

THE TRUSTEE

Section 6.01. Certain Duties and Responsibilities of the Trustee

(a) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided that, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform on their face to the requirements of this Indenture and shall promptly, but in any event within three Business Days in the case of an Officer’s Certificate furnished by the Collateral Manager, notify the party delivering the same if such certificate or opinion does not so conform. If a corrected certificate or opinion shall not have been delivered to the Trustee within 15 days after such notice from the Trustee, the Trustee shall so notify the Noteholders.

(b) In case an Event of Default actually known to a Responsible Officer of the Trustee has occurred and is continuing, the Trustee shall, prior to the receipt of written directions, if any, from a Majority or Supermajority of the Controlling Class, as applicable, exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this Section 6.01(c)(i) shall not be construed to limit the effect of Section 6.01(a);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proven that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the written direction of a Majority of the Controlling Class (or Holders with such larger percentage as may be required by the terms hereof) relating to the time, method and place of conducting any Proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any extraordinary financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it; provided that the reasonable costs of performing its ordinary services under this Indenture shall not be deemed an extraordinary financial liability for purposes hereof;

(v) the Trustee shall not be liable to the Noteholders for any action taken or omitted by it at the direction of the Issuer, the Collateral Manager and/or the Holders of the Notes, as applicable, under circumstances in which such direction is required or permitted by the terms of this Indenture; and

(vi) in no event shall the Trustee be liable for special, indirect or consequential loss or damage (including lost profits), even if the Trustee has been advised of the likelihood of such damage and regardless of the form of action taken.

(d) The Trustee shall, at the request of the Collateral Manager, grant access to the Collateral Manager of the Note Register and records at reasonable times and subject to reasonable notice, for the purpose of determining the names of investors in the Issuer.

(e) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 6.01 and Section 6.03.

Section 6.02. Notice of Default

Promptly (and in no event later than five Business Days) after the occurrence of any Default or Event of Default known to a Responsible Officer of the Trustee or after any declaration of acceleration has been made by or delivered to the Trustee pursuant to Section 5.02, the Trustee shall transmit by mail to each Rating Agency and, on behalf of the Issuer, to all Holders of Notes, as their names and addresses appear on the Note Register, notice of all Defaults or Events of Default hereunder known to such Responsible Officer, unless such Default or Event of Default shall have been cured or waived; provided that notice of any such waiver shall be given to S&P. In addition, if and for so long as any Class of Listed Notes is listed on the Irish Stock Exchange and so long as the rules of such stock exchange so require, notices to the Holders of such Listed Notes shall be given by publication in the Official List by the Irish Paying Agent.

Section 6.03. Certain Rights of Trustee

Except as otherwise provided in Section 6.01:

(a) the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note or other paper or document (including the Note Valuation Report) believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) any request or direction of the Collateral Manager mentioned herein shall be sufficiently evidenced by a Collateral Manager Request or Collateral Manager Order, as the context may require;

(c) any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer Order;

(d) whenever in the administration of this Indenture the Trustee shall (i) deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate or (ii) be required to determine the value of any of the Collateral or funds hereunder or the cash flows projected to be received therefrom, the Trustee may, in the absence of bad faith on its part, rely on reports of nationally recognized accounting firms, investment bankers or other Persons qualified to provide the information required to make such determination, including nationally recognized dealers in securities of the type being valued and securities quotation services;

(e) as a condition to the taking or omitting of any action by it hereunder, the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon;

(f) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or to honor the request or direction of any of the Noteholders pursuant to this Indenture unless such Noteholders shall have offered to the Trustee security or indemnity satisfactory to it against all costs, expenses and liabilities which might reasonably be incurred by it in compliance with such request or direction;

(g) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note or other paper or documents, but the Trustee may and, subject to Section 6.01(c)(iv), upon written direction of a Majority of the Controlling Class (if there are any Notes Outstanding) shall make such further inquiry or investigation into such facts or matters as it may see fit or as it shall be directed, and the Trustee and any Noteholder shall be entitled, on reasonable prior request (which request shall include a statement of the purpose therefor) made in advance to the Issuer and the Collateral Manager, to examine the books and records of the Issuer and the Collateral Manager relating to the Notes and the Collateral, personally or by agent or attorney during the Issuer’s or the Collateral Manager’s normal business hours; provided that the Trustee or any such Noteholder shall, and shall cause its agents to, hold in confidence all such information, except (i) to the extent disclosure may be required by law or by any regulatory authority, (ii) a Noteholder may disclose such information to any prospective transferee and to such Noteholder’s and transferee’s accountants, consultants, attorneys and similar agents; provided that all such persons agree in writing to hold such information as confidential and (iii) to the extent that the Trustee, in its sole judgment, may determine that such disclosure is consistent with its obligations hereunder;

(h) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent appointed and supervised, or attorney appointed, with due care by it hereunder; provided that any agreement with an agent or attorney shall provide for due care by such agent or attorney in respect of the Issuer and the Trustee shall not be responsible for any misconduct or negligence on the part of any non-affiliated agent or non-affiliated attorney which has been appointed and supervised with due care by it hereunder;

(i) to the extent permitted by applicable law, the Trustee shall not be required to give any bond or surety in respect of the execution of this Indenture or otherwise;

(j) the Trustee shall not be deemed to have notice or knowledge of any matter unless a Responsible Officer has actual knowledge thereof or unless written notice thereof is received by the Trustee at the Corporate Trust Office and such notice references the Notes generally, the Issuer or this Indenture. Whenever reference is made in this Indenture to a Default or an Event of Default such reference shall, insofar as determining any liability on the part of the Trustee is concerned, be construed to refer only to a Default or an Event of Default of which the Trustee is deemed to have knowledge in accordance with this paragraph;

(k) the permissive right of the Trustee to take or refrain from taking any actions enumerated in this Indenture shall not be construed as a duty; and

(l) the Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably and, after the occurrence and during the continuance of an Event of Default, subject to Section 6.01(b), prudently believes to be authorized or within its rights or powers hereunder.

Section 6.04. Not Responsible for Recitals or Issuance of Notes

The recitals contained herein and in the Notes, other than the Certificate of Authentication thereon, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Indenture (except as may be made with respect to the validity of the Trustee’s obligations hereunder), of the Collateral, or of the Notes. The Trustee shall not be accountable for the use or application by the Issuer of Notes or the proceeds thereof.

Section 6.05. May Hold Notes

Wells Fargo Bank, National Association or any other Person that becomes Trustee hereunder, in any capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate thereof.

Section 6.06. Cash Held in Trust

Cash held by the Trustee in trust hereunder need not be segregated from other funds held by the Trustee in trust hereunder except to the extent required herein or required by law. The Trustee shall be under no liability for interest on any Cash received by it hereunder.

Section 6.07. Compensation and Reimbursement

(a) The Issuer agrees:

(i) to pay the Trustee on each Payment Date the Trustee Fee (which fee shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(ii) except as otherwise expressly provided herein, to reimburse the Trustee in a timely manner upon its request for all reasonable expenses and disbursements incurred or made by the Trustee in accordance with any provision of this Indenture or in the enforcement of any provision hereof (including security transaction charges (but only to the extent such security transaction charges have not been waived during a Due Period due to the Trustee’s receipt of a payment from a financial institution with respect to certain Eligible Investments selected by the Collateral Manager) and the reasonable compensation and the expenses incurred by the Trustee including any legal counsel, investment banking firm, accounting firm or any other agent employed by the Trustee pursuant to this Indenture and disbursements of its agents and counsel) and expenses related to the maintenance and administration of the Collateral;

(iii) to pay and reimburse the Trustee for its payment of the fees of any accounting firm or investment banking firm employed by the Trustee to perform the accounting required pursuant to Sections 10.05 or 10.06;

(iv) to indemnify fully and hold harmless each of the Trustee, its directors, officers, employees and agents for, and to hold each of them harmless against, any loss, liability or expense (including reasonable counsel fees and expenses) incurred without negligence, willful misconduct or bad faith arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defense against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder; and

(v) to pay the Trustee reasonable additional compensation together with its expenses (including reasonable counsel fees) for any collection action taken pursuant to Section 6.12.

(b) If on any date when a fee or expense shall be payable to the Trustee pursuant to this Indenture insufficient funds are available for the payment thereof, any portion of a fee or expense not so paid shall be deferred and payable on such later date on which a fee or expense shall be payable and sufficient funds are available therefor.

(c) The provisions of this Section 6.07 shall survive the termination of this Indenture and the resignation or termination of the Trustee under this Indenture.

(d) The amounts payable to the Trustee pursuant to Section 6.07(a) (other than amounts received by the Trustee under Section 6.07(a)(iii) above) shall not, except as provided by Sections 5.08(m), 11.01(a)(i)(O) and 11.01(a)(ii)(M), exceed on any Payment Date the Dollar limitation applicable to the Trustee described in Sections 5.08(a), 11.01(a)(i)(A) and 11.01(a)(ii)(A) for such Payment Date. Amounts payable to the Trustee under this Section 6.07 shall constitute administration expenses under any Insolvency Law.

Fees applicable to periods shorter than a calendar quarterly period shall be prorated based on the actual number of days within such period. The Trustee shall receive amounts pursuant to this Section 6.07 and Sections 11.01(a)(i) and 11.01(a)(ii) only to the extent that the payment thereof will not result in an Event of Default and the failure to pay such amounts to the Trustee will not, by itself, constitute an Event of Default.

Section 6.08. Corporate Trustee Required; Eligibility

There shall at all times be a Trustee hereunder which shall be an Eligible Financial Institution. If at any time the Trustee shall cease to be an Eligible Financial Institution, it shall resign immediately in the manner and with the effect hereinafter specified in this Article VI.

Section 6.09. Resignation and Removal of Trustee; Appointment of Successor

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article VI shall become effective until the acceptance of appointment by the successor Trustee under Section 6.10. The indemnifications in favor of the Trustee in Section 6.07 shall survive any resignation or removal (to the extent of any indemnified liabilities, costs, expenses and other amounts arising or incurred prior to, or arising out of actions or omissions occurring prior to, such resignation or removal).

(b) The Trustee may resign at any time by giving 30 days prior written notice thereof to the Issuer, the Noteholders, the Collateral Manager and each Rating Agency. Upon receiving such notice of resignation, the Issuer shall promptly appoint a successor Trustee by written instrument, in duplicate, executed by an Authorized Officer of the Issuer on behalf of the Issuer, one original copy of which shall be delivered to the Trustee so resigning and one original copy to the successor Trustee, together with a copy to each Noteholder, the Collateral Manager and each Rating Agency; provided that such successor Trustee shall be appointed only upon the written consent of a Majority of the Controlling Class and the Collateral Manager. If no successor Trustee shall have been appointed and an instrument of acceptance by a successor Trustee shall not have been delivered to the resigning Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee or any Holder of a Note, may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(c) The Trustee may be removed without cause at any time by a Majority of the Controlling Class upon 30 days written notice thereof to the Trustee, the Issuer, each Rating Agency and the Collateral Manager. In the event that the Trustee is removed without cause, the successor trustee shall bear any costs related to the transfer of responsibilities hereunder to such successor trustee.

(d) If Wells Fargo Bank, National Association resigns or is removed as the Trustee pursuant to Sections 6.09(b) or 6.09(c) above, Wells Fargo Bank, National Association shall be removed in all other capacities in which it serves under any of the Transaction Documents.

(e) If at any time:

(i) the Trustee shall cease to be eligible under Section 6.08 and shall fail to resign after written request therefor by the Issuer or by any Noteholder; or

(ii) the Trustee shall become incapable of acting or shall be adjudged bankrupt or insolvent or a receiver or liquidator of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case (subject to Section 6.09(a)), (x) the Issuer, by Issuer Order, may remove the Trustee, or (y) subject to Section 5.16, any Noteholder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Trustee for any cause, the Issuer, by Issuer Order, shall promptly appoint a successor Trustee. If the Issuer shall fail to appoint a successor Trustee within 60 days after such resignation, removal or incapability or the occurrence of such vacancy, a successor Trustee may be appointed by a Majority of the Controlling Class by notice delivered to the Issuer and the retiring Trustee. The successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede any successor Trustee proposed by the Issuer. If no successor Trustee shall have been so appointed by the Issuer or such Holders and shall have accepted appointment in the manner hereinafter provided, subject to Section 5.16, any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(g) The Issuer shall give prompt notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first-class mail, postage prepaid, to each Rating Agency, the Collateral Manager and to the Holders of the Notes as their names and addresses appear in the Note Register. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

Section 6.10. Acceptance of Appointment by Successor Trustee

Every successor Trustee appointed hereunder shall be required to meet the eligibility requirements set forth in Section 6.08 and shall execute, acknowledge and deliver to the Issuer and the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Trustee; but, on request of the Issuer, the successor Trustee, a Majority of the Controlling Class, such retiring Trustee shall, upon payment of its fees and expenses then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and Cash held by such retiring Trustee hereunder, subject nevertheless to its lien, if any, provided for in Section 6.13. Upon request of any such successor Trustee, the Issuer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

Section 6.11. Merger, Conversion, Consolidation or Succession to Business of Trustee

Any Person into which the Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided such Person shall be otherwise qualified and eligible under this Article VI, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any of the Notes have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 6.12. Certain Duties of Trustee Related to Delayed Payment of Proceeds

In the event that the Trustee shall not have received a payment with respect to any Pledged Security on its Due Date and has actual knowledge that such payment was due to be made on such Due Date, (a) the Trustee shall promptly notify the Issuer and the Collateral Manager in writing and, (b) unless within three Business Days after such notice such payment shall have been received by the Trustee, or unless the Issuer, in its absolute discretion (but only to the extent permitted by Section 10.03(a)), shall have made provision for such payment satisfactory to the Trustee in accordance with Section 10.03(a), or unless otherwise directed by the Collateral Manager in connection with any Pledged Security as to which the Collateral Manager is taking action under the Collateral Management Agreement, the Trustee shall request the issuer of such Pledged Security, the trustee under the related Underlying Instruments, or the paying agent designated by either of them, as the case may be, to make such payment as soon as practicable after such request but in no event later than three Business Days after the date of such request. If such payment is not made within such time period, the Trustee, subject to the provisions of Section 6.01(c)(iv), shall take such action as the Collateral Manager shall direct in writing. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Indenture. In the event that the Issuer or the Collateral Manager requests a release of a Pledged Security and/or delivers a Substitute Collateral Debt Obligation in connection with any such action under the Collateral Management Agreement, such release and/or substitution shall be subject to Section 10.03 and Article XII, as the case may be. Notwithstanding any other provision hereof, the Trustee shall deliver to the Issuer or its designee any payment with respect to any Pledged Security received after the Due Date thereof to the extent the Issuer previously made provisions for such payment satisfactory to the Trustee in accordance with this Section 6.12 and such payment shall not be deemed part of the Collateral.

Section 6.13. Non-Petition

(a) Fees applicable to periods shorter than a calendar quarter shall be prorated based on the actual number of days within such period. Notwithstanding any other provision of this Indenture, the Trustee shall receive amounts due and payable pursuant to Sections 5.08, 6.07 and 11.01 only in accordance with and subject to the Priority of Payments. Subject to Section 6.09, the Trustee shall continue to serve as Trustee under this Indenture notwithstanding the fact that the Trustee shall not have received amounts due it hereunder. No direction by the Controlling Class shall affect the right of the Trustee to collect amounts owed to it under this Indenture.

(b) The Trustee shall not cause the filing of a petition in bankruptcy against the Issuer for the nonpayment to the Trustee of any amounts due hereunder until at least one year and one day, or if longer the applicable preference period then in effect, after the payment in full of all the Notes issued under this Indenture.

Section 6.14. Withholding

If any withholding tax is imposed on the Issuer’s payment (or allocations of income) under the Notes to any Noteholder, such tax shall reduce the amount otherwise distributable to such Noteholder. The Trustee is hereby authorized and directed to retain from amounts otherwise distributable to any Noteholder sufficient funds for the payment of any tax that is legally owed by the Issuer (but such authorization shall not prevent the Trustee from contesting any such tax in appropriate proceedings and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The amount of any withholding tax imposed with respect to any Noteholder shall be treated as Cash distributed to such Noteholder at the time it is withheld by the Trustee and remitted to the appropriate taxing authority. If there is a possibility that withholding tax is payable with respect to a distribution, the Trustee may in its sole discretion withhold such amounts in accordance with this Section 6.14. If any Holder of Secured Notes wishes to apply for a refund of any such withholding tax, the Trustee shall reasonably cooperate with such Holder of Secured Notes in making such claim so long as such Holder of Secured Notes agrees to reimburse the Trustee for any out-of-pocket expenses incurred. Nothing herein shall impose an obligation on the part of the Trustee to determine the amount of any tax or withholding obligation on the part of the Issuer or in respect of the Income Notes.

Section 6.15. Paying Agents

The Issuer hereby appoints the Trustee as a Paying Agent for the payment of principal of, interest and Class A-2 Commitment Fee and Class A-3 Commitment Fee (as applicable) on and distributions on the Notes. The Issuer hereby appoints JPMorgan Bank (Ireland) plc to act as transfer agent in Ireland and as an additional Paying Agent in Ireland for the payment of principal of and interest and Commitment Fee on the Notes if and for so long as any Class of Listed Notes is listed on the Irish Stock Exchange; provided that, unless JPMorgan Bank (Ireland) plc shall be rated “A-1” by S&P and “P-1” by Moody’s, it may not hold funds pursuant to this Indenture overnight.

Section 6.16. Authenticating Agents

(a) Upon the request of the Issuer, the Trustee shall, and if the Trustee so chooses the Trustee may, appoint one or more Authenticating Agents with power to act on its behalf and subject to its direction in the authentication of Notes in connection with issuances, transfers and exchanges under Sections 2.04, 2.05, 2.06 and 8.05, as fully and for all intents and purposes as though each such Authenticating Agent had been expressly authorized by such Sections to authenticate such Notes. Any Authenticating Agent may, from time to time, direct the Trustee to act as Authenticating Agent hereunder with respect to one or more specified Notes. For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent pursuant to this Section 6.16 shall be deemed to be the authentication of Notes by the Trustee.

(b) Any entity into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any entity succeeding to the trust business of any Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any paper or further act on the part of the parties hereto or such Authenticating Agent or such successor corporation.

(c) Any Authenticating Agent may at any time resign by giving written notice of resignation to the Trustee and the Issuer. The Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent and the Issuer. Upon receiving such notice of resignation or upon such a termination, the Trustee shall promptly appoint a successor Authenticating Agent and shall give written notice of such appointment to the Issuer.

(d) The Trustee agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services, and reimbursement for its reasonable expenses relating thereto, and the Trustee shall be entitled to be reimbursed for such payments, subject to Section 6.07. The provisions of Sections 2.10, 6.04 and 6.05 shall be applicable to any Authenticating Agent.

Section 6.17. Calculation Agent

(a) The Issuer hereby agrees that for so long as any of the Notes remain Outstanding there will at all times be an agent appointed to calculate LIBOR in respect of each Interest Accrual Period in accordance with the terms of this Section 6.17 (the “Calculation Agent”). The Issuer hereby initially appoints the Trustee as Calculation Agent for purposes of determining LIBOR for each Interest Accrual Period, and the Trustee, by executing and delivering this Indenture, hereby acknowledges and accepts such appointment. The Calculation Agent may be removed by the Issuer at any time. If the Calculation Agent is unable or unwilling to act as such or is removed by the Issuer, or if the Calculation Agent fails to determine the Note Interest Rate and the Interest for any Class of Secured Notes for any Interest Accrual Period, the Issuer will promptly appoint as a replacement Calculation Agent a leading bank which is engaged in transactions in U.S. Dollar deposits in the London interbank market and which does not control and is not controlled by or under common control with the Issuer or their Affiliates. The Calculation Agent may not resign its duties without a successor having been duly appointed.

(b) Any Calculation Agent other than the Trustee shall be required to agree by its execution of an agreement, and the Trustee, as Calculation Agent, hereby agrees, to perform its duties as Calculation Agent in accordance with Section 6.17(c).

(c) As soon as possible after 11:00 a.m. (London time) on each LIBOR Determination Date, but in no event later than 11:00 a.m. (New York time) on the Business Day immediately following each LIBOR Determination Date, the Calculation Agent will cause the Note Interest Rate for each Class of the Secured Notes for the related Interest Accrual Period, the date of the related Payment Date and the amount of interest for such Interest Accrual Period payable in respect of each $1,000 by Aggregate Principal Amount of each Class of Secured Notes (rounded to the nearest cent, with half a cent being rounded upward) on the related Payment Date to be given to the Issuer, the Trustee, the Collateral Manager, the Depository, Euroclear, Clearstream, Luxembourg, the Irish Stock Exchange (if and for as long as the Listed Notes are listed thereon) and the Paying Agents, and such information will be promptly published by the Irish Paying Agent in the Official List. The Calculation Agent will also specify to the Issuer and the Collateral Manager the quotations upon which the Note Interest Rates for the Secured Notes are based, and in any event the Calculation Agent shall notify the Issuer before 10:00 a.m. (New York time) on the Business Day after each LIBOR Determination Date if it has not determined and is not in the process of determining such Note Interest Rates and Interest, together with its reasons therefor. The determination of the Note Interest Rate for each Class of the Secured Notes by the Calculation Agent shall (in the absence of manifest error) be final and binding upon all parties.

Section 6.18. Other Capacities

To the extent that the Trustee is acting as Note Registrar, Custodian, Paying Agent, Authenticating Agent, Collateral Administrator, Class A-2 Note Agent and the Class A-3 Note Agent hereunder, the rights, privileges and indemnities set forth in this Article VI shall also apply to the Trustee acting in each such capacity.

Section 6.19. Representations and Warranties of the Bank

(a) Organization. The Bank has been duly organized and is validly existing as a national banking association and has the power to conduct its business and affairs as a trustee.

(b) Authorization; Binding Obligations. The Bank has the power and authority to perform the duties and obligations of Trustee, Note Registrar and Transfer Agent under this Indenture. The Bank has taken all necessary action to authorize the execution, delivery and performance of this

Indenture, and all of the documents required to be executed by the Bank pursuant hereto. This Indenture has been duly executed and delivered by the Bank. Upon execution and delivery by the Issuer, this Indenture will constitute the legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

(c) Eligibility. The Bank is eligible under Section 6.08 to serve as Trustee hereunder and satisfies the trustee eligibility requirements set forth in Rule 3a-7(a)(4)(i) under the Investment Company Act.

(d) No Conflict. Neither the execution, delivery and performance of this Indenture, nor the consummation of the transactions contemplated by this Indenture, (i) is prohibited by, or requires the Bank to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, judgment, order, writ, injunction or decree that is binding upon the Bank or any of its properties or assets, or (ii) will violate any provision of, result in any default or acceleration of any obligations under, result in the creation or imposition of any lien pursuant to, or require any consent under, any agreement to which the Bank is a party or by which it or any of its property is bound.

Section 6.20. Exchange Offers

The Collateral Manager may, on behalf of the Issuer, instruct the Trustee pursuant to an Issuer Order to, and the Trustee shall, take any of the following actions with respect to a Collateral Debt Obligation or Equity Security as to which an exchange offer has been made or as to which any consent, waiver, vote or exercise has been requested: (a) exchange such instrument for other securities or a mixture of securities and other consideration pursuant to such exchange offer (and in making a determination whether or not to exchange any security, none of the restrictions set forth in Article XII shall be applicable); and (b) give consent, grant waiver, vote or exercise any or all other rights or remedies with respect to any such Collateral Debt Obligation or Equity Security, provided the Collateral Manager shall not in such an exchange cause the Issuer to receive any security or obligation that does not satisfy conditions (f), (o) and (r) of the definition of Collateral Debt Obligation. In the event the Trustee does not receive instructions from the Collateral Manager, the Trustee shall have no obligation to take action with respect to such exchange or such request for consent, waiver, vote or exercise.

Section 6.21. Fiduciary for Holders of Secured Notes Only; Agent For Other Secured Parties

With respect to the security interests created hereunder, the pledge of any portion of the Collateral to the Trustee is to the Trustee as representative of the Holders of Secured Notes and agent for other Secured Parties. In furtherance of the foregoing, the possession by the Trustee of any portion of the Collateral and the endorsement to or registration in the name of the Trustee of any portion of the Collateral (including as Entitlement Holder of the Custodian Account) are all undertaken by the Trustee in its capacity as representative of the Holders of Secured Notes and as agent for the other Secured Parties. The Trustee shall not by reason of this Indenture be deemed to be acting as fiduciary for the Collateral Manager; provided that the foregoing shall not limit any of the express obligations of the Trustee under this Indenture.

ARTICLE VII

COVENANTS

Section 7.01. Payment of Principal and Interest

(a) The Issuer will duly and punctually pay the principal of, interest (including (i) in the case of the Class C Notes and Class D Notes, the Cumulative Deferred Interest Amount with respect thereto, if any and (ii) in the case of the Class A-2 Notes and Class A-3 Notes, the Class A-2 Commitment Fee and the Class A-3 Commitment Fee) on and distributions on the Notes, and all other amounts payable on or in respect of the Notes, in accordance with the terms of the Notes and this Indenture. Amounts properly withheld under the Code or other applicable law by any Person from a payment to any Noteholder of, as applicable, interest, commitment fee, principal or other distributions shall be considered as having been paid by the Issuer to such Noteholder for all purposes of this Indenture.

(b) The Trustee shall, unless prevented from doing so for reasons beyond its reasonable control, give notice to such Noteholder of any such withholding requirement no later than 10 days prior to the date of the payment from which amounts are required to be withheld; provided that despite the failure of the Trustee to give such notice, amounts withheld pursuant to applicable tax laws shall be considered as having been paid by the Issuer, as provided above. The Trustee hereby provides notice to each Noteholder that the failure of such Noteholder to provide the Trustee with appropriate tax certifications might result in amounts being withheld from payments to such Noteholder under this Indenture (provided that amounts withheld pursuant to applicable tax laws shall be considered as having been paid by the Issuer as provided above).

Section 7.02. Certain Tax Matters

(a) It is the intent of the Issuer that, for U.S. federal, state and local income and franchise tax purposes, (i) the Issuer will not be treated as an association or publicly traded partnership taxable as a corporation, (ii) the Secured Notes will be treated as debt and (iii) the Income Notes will be treated as equity. The Issuer and the Trustee agree, and by its acceptance of a Note, each Holder agrees to such treatment and to take no action inconsistent with such treatment, except as required by any taxing authority under applicable law.

(b) The Issuer agrees not to elect to be treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

(c) The Issuer shall file, or cause to be filed, any required income or franchise tax return in any state of the United States and the United States, including but not limited to, information tax returns, such as 1099s.

Section 7.03. Maintenance of Office or Agency

(a) The Issuer hereby appoints the Trustee as a Paying Agent for the payment of principal of, interest, (in the case of the Class A-2 Notes and Class A-3 Notes) Class A-2 Commitment Fee and Class A-3 Commitment Fee and distributions on the Notes and to whom Notes may be surrendered for registration of transfer or exchange at the Corporate Trust Office and the Issuer hereby appoints Corporation Service Company as the Issuer’s agent where notices and demands to or upon the Issuer in respect of the Notes or this Indenture may be served. In the event that the city in which the Corporate Trust Office is located is changed to a location other than Minneapolis, the Trustee shall promptly notify any Hedge Counterparty of the new location and such new location shall be included in the definition of “Business Day”.

(b) The Issuer may at any time and from time to time vary or terminate the appointment of any such agent or appoint any additional agents for any or all of such purposes; provided that (x) the Issuer will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices and demands to or upon the Issuer in respect of such Notes and this Indenture may be served and, subject to any laws or regulations applicable thereto, an office or agency outside of the United States where Notes may be presented and surrendered for payment; (y) no Paying Agent shall be appointed in a jurisdiction which subjects payments on the Notes to withholding tax; and (z) so long as any Class of Listed Notes is listed on the Irish Stock Exchange and the rules of such exchange so require, the Issuer will maintain in Ireland a Paying Agent and an office or agency where notices and demands to or upon the Issuer in respect of such Notes and this Indenture may be served and where such Notes may be surrendered for registration of transfer or exchange. The Issuer hereby appoints, for so long as any Class of Listed Notes is listed on the Irish Stock Exchange, JP Morgan Bank (Ireland) plc (the “Irish Paying Agent”) as Paying Agent in Ireland with respect to such Notes, for the payment of principal and interest on such Notes and as the Issuer agent where notices and demands to or upon the Issuer in respect of such Notes or this Indenture, may be served. In the event that the Irish Paying Agent is replaced at any time during such period, notice of the appointment of any replacement will be given to the Company Announcements Office of the Irish Stock Exchange as promptly as practicable after such appointment. The Issuer shall at all times maintain a duplicate copy of the Note Register with respect to the Notes at the Corporate Trust Office. The Issuer shall give prompt written notice to the Trustee, each Rating Agency and the Noteholders of the appointment or termination of any such agent and of the location and any change in the location of any such office or agency.

(c) If at any time the Issuer shall fail to maintain any such required office or agency in the Borough of Manhattan, The City of New York, or outside the United States, or shall fail to furnish the Trustee with the address thereof, presentations and surrenders may be made (subject to the limitations described in the preceding paragraph) at and notices and demands may be served on the Issuer, and Notes may be presented and surrendered for payment to the appropriate Paying Agent at its main office, and the Issuer hereby appoints the same as their agent to receive such respective presentations, surrenders, notices and demands.

Section 7.04. Cash for Payments on Notes to be Held in Trust

(a) All payments of amounts due and payable with respect to any Notes that are to be made from amounts withdrawn from the Collection Account shall be made on behalf of the Issuer by the Trustee or a Paying Agent in accordance with the Priority of Payments with respect to payments on the Notes.

(b) When the Issuer shall have a Paying Agent that is not also a Note Registrar, they shall furnish, or cause the Note Registrar to furnish, no later than the fifth calendar day after each Record Date a list, if necessary, in such form as such Paying Agent may reasonably request, of the names and addresses of the Holders and of the certificate numbers of individual Notes held by each such Holder.

(c) Whenever the Issuer shall have a Paying Agent other than the Trustee, they shall, on or before the Business Day next preceding each Payment Date or Redemption Date, as the case may be, direct the Trustee to deposit on such Payment Date or Redemption Date, as the case may be, with such Paying Agent, if necessary, an aggregate sum sufficient to pay the amounts then becoming due (to the extent funds are then available for such purpose in the Collection Account), such sum to be held in trust for the benefit of the Persons entitled thereto and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of its action or failure so to act. Any Cash deposited with a Paying Agent (other than the Trustee) in excess of an amount sufficient to pay the amounts then becoming due on the Notes with respect to which such deposit was made shall be paid over by such Paying Agent to the Trustee for application in accordance with Section 10.01.

(d) The initial Paying Agent shall be as set forth in Section 7.03. Any additional or successor Paying Agents shall be appointed by Issuer Order with written notice thereof to the Trustee; provided that so long as any Class of Notes is rated by the Rating Agencies and with respect to any additional or successor Paying Agent for the Notes, (i) either (a) the Paying Agent for the Notes has a rating of not less than “A1” and not less than “P-1” by Moody’s (and, if so rated, not on watch for possible downgrade) and a rating of not less than “A+” and not less than “A-1” by S&P or (ii) the Rating Condition shall have been satisfied with respect to the appointment of such Paying Agent. In the event that (i) such successor Paying Agent ceases to have a rating of at least “Aa3” and of “P-1” by Moody’s, a rating of at least “A+” and of “A-1” by S&P or (ii) the Rating Condition with respect to the appointment of such Paying Agent shall not have been satisfied, the Issuer shall promptly remove such Paying Agent and appoint a successor Paying Agent. The Issuer shall not appoint any Paying Agent (other than an initial Paying Agent) that is not, at the time of such appointment, a depository institution or trust company subject to supervision and examination by Federal and/or state and/or national banking authorities. The Issuer shall cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee (and if the Trustee acts as Paying Agent, it hereby so agrees), subject to the provisions of this Section 7.04, that such Paying Agent will:

(i) allocate all sums received for payment to the Holders of Notes for which it acts as Paying Agent on each Payment Date and Redemption Date among such Holders in the proportion specified in the applicable Note Valuation Report or Redemption Date Statement or as otherwise provided herein, in each case to the extent permitted by applicable law;

(ii) hold all sums held by it for the payment of amounts due with respect to the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(iii) if such Paying Agent is not the Trustee, immediately resign as a Paying Agent and forthwith pay to the Trustee all sums held by it in trust for the payment of Notes if at any time it ceases to meet the standards set forth above required to be met by a Paying Agent at the time of its appointment;

(iv) if such Paying Agent is not the Trustee, immediately give the Trustee notice of any Default by the Issuer in the making of any payment required to be made;

(v) not cause the filing of a petition in bankruptcy against the Issuer for nonpayment of any amounts due hereunder until at least two years and one day, or if longer the applicable preference period then in effect, after the payment in full of all the Notes issued under this Indenture; and

(vi) if such Paying Agent is not the Trustee at any time during the continuance of any such Default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

(e) The Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Issuer or such Paying Agent, such sums to be held by the

Trustee upon the same trusts as those upon which such sums were held by the Issuer or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such Cash.

(f) Except as otherwise required by applicable law, any Cash deposited with the Trustee or any Paying Agent in trust for the payment of, as applicable, interest, commitment fee, or principal on or distributions on any Note (and, in the case of the Class A-2 Notes and the Class A-3 Notes, Class A-2 Commitment Fee and Class A-3 Commitment Fee) and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Issuer on Issuer Order; and the Holder of such Secured Note shall thereafter, and a Holder of Income Notes shall at all times, as an unsecured general creditor, look only to the Issuer for payment of such amounts and all liability of the Trustee or such Paying Agent with respect to such trust Cash (but only to the extent of the amounts so paid to the Issuer) shall thereupon cease. The Trustee or such Paying Agent, before being required to make any such release of payment, may, but shall not be required to, adopt and employ, at the expense of the Issuer, any reasonable means of notification of such release of payment, including mailing notice of such release to Holders whose Notes have been called but have not been surrendered for redemption or whose right to or interest in Cash due and payable but not claimed is determinable from the records of any Paying Agent, at the last address of record of each such Holder.

Section 7.05. Existence of Issuer

(a) The Issuer shall maintain in full force and effect its existence and rights as a statutory trust formed under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture, the Notes or any of the Collateral.

(b) The Issuer shall ensure that all corporate or other formalities regarding its existence or registrations are followed. The Issuer shall not take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding. Without limiting the foregoing, (i) the Issuer shall not have any subsidiaries, and (ii) the Issuer shall not (1) have any employees, (2) engage in any transaction with any shareholder that would constitute a conflict of interest or (3) pay dividends other than in accordance with the terms of this Indenture.

Section 7.06. Protection of Collateral

(a) The Issuer shall from time to time execute and deliver all such supplements and amendments hereto and the Collateral Manager, on behalf of the Issuer, shall execute and deliver all such financing statements, continuation statements, instruments of further assurance and other instruments and shall take such other action as may be necessary or advisable to secure the rights and remedies of the Secured Parties to:

(i) Grant more effectively all or any portion of the Collateral;

(ii) maintain, preserve and perfect the lien (and the first priority nature thereof) of this Indenture or to carry out more effectively the purposes hereof; provided that the Collateral Manager’s performance of its duties under this Section 7.06(a)(ii) shall be subject to the standard of care set forth in Section 9 of the Collateral Management Agreement;

(iii) perfect, publish notice of, or protect the validity of, any Grant made or to be made by this Indenture (including any and all actions necessary or desirable as a result of changes in law or regulation);

(iv) enforce any of the Pledged Securities or other instruments or property included in the Collateral;

(v) preserve and defend title to the Collateral and the rights therein of the Trustee, the Holders of the Secured Notes in such Collateral against the claims of all other Persons; and

(vi) pay any and all taxes levied or assessed upon all or any part of the Collateral.

The Issuer hereby designates the Trustee its agent and attorney-in-fact, upon written request, to file any financing statement or continuation statement or to execute any other instrument required pursuant to this Section 7.06; provided that such appointment shall not impose upon the Trustee any of the Issuer’s obligations under this Section 7.06. The Issuer agrees that a carbon, photographic, photostatic or other reproduction of this Indenture or of a financing statement is sufficient as a financing statement.

(b) The Trustee shall not:

(i) except in accordance with Section 10.03 remove any portion of the Collateral that consists of Cash or is evidenced by an Instrument, certificate or other writing (1) from the jurisdiction in which it was held at the date the most recent Opinion of Counsel was delivered pursuant to Section 7.07(a) (or from the jurisdiction in which it was held as described in the Opinion of Counsel delivered at the Closing Date pursuant to Section 3.01(d), if no Opinion of Counsel has yet been delivered pursuant to Section 7.07) or (2) from the possession of the Person who held it on such date; or

(ii) cause or permit ownership or the pledge of any portion of the Collateral that consists of book-entry securities to be recorded on the books of a Person (1) located in a different jurisdiction from the jurisdiction in which such ownership or pledge was recorded at such date or (2) other than the Person on whose books such ownership or pledge was recorded at such date, unless the Trustee shall have first received an Opinion of Counsel to the effect that the lien and security interest created by this Indenture with respect to such property will continue to be maintained after giving effect to such action or actions.

(c) The Issuer shall pay or cause to be paid taxes, if any, levied on account of the beneficial ownership by the Issuer of any Pledged Securities.

(d) If any Holder of Class A-2 Notes shall at any time fail to satisfy the Rating Criteria, the Issuer will enforce its rights under this Indenture and the applicable Class A-2 Note Purchase Agreement to cause such Holder to transfer its rights and obligations in respect of the Class A-2 Notes to a Person that satisfies the Rating Criteria within the time frame provided under the Class A-2 Note Purchase Agreement.

(e) If any Holder of Class A-3 Notes shall, prior to the Effective Date, fail to satisfy the Rating Criteria, the Issuer will enforce its rights under this Indenture and the applicable Class A-3 Note Purchase Agreement to cover such Holder to transfer its rights and obligations in respect of the Class A-3 Notes to a Person that satisfies the Rating Criteria within the time frame provided under the Class A-3 Note Purchase Agreement.

Section 7.07. Opinions, Accountants’ and Tax Certificates

(a) On or before December 15 in each calendar year, commencing in 2006 the Issuer shall cause to be delivered to the Trustee (with a copy to each Rating Agency and the Collateral Manager) an Opinion of Counsel with respect to the laws of the State of New York, stating that, in the opinion of such counsel, as of the date of such opinion, (i) the lien created by this Indenture on the Collateral is a valid lien and security interest, (ii) such security interest is perfected and of the first priority (subject to reasonable assumptions and qualifications as applicable) and (iii) that no further action (other than as specified in such opinion) is required to be taken to ensure the continued perfection and validity of such security interest during the succeeding year.

(b) On or before December 15 in each calendar year, commencing in 2006, the Issuer shall cause to be delivered to the Trustee (with a copy to each Rating Agency and the Collateral Manager) an Accountants’ Certificate, in form and substance acceptable to the Issuer, with respect to all Collateral Debt Obligations that have been purchased since the most recent Accountants’ Certificate, (i) confirming that the requirements of Section 12.02 (other than the S&P CDO Monitor Test) have been satisfied in connection with the purchase of each such Collateral Debt Obligation and (ii) specifying the procedures undertaken by such accountants to review data and computations relating to such information. In the event such Independent certified public accountants require the Trustee to agree to the procedures to be performed by such firm in any of the certificates or reports required to be prepared pursuant to this Section 7.07(b), the Collateral Manager shall direct the Trustee in writing to so agree; it being understood and agreed that the Trustee will deliver such letter of agreement in conclusive reliance upon the direction of the Collateral Manager, and the Trustee has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

(c) If required to prevent the withholding or imposition of U.S. Federal income tax, the Issuer shall deliver or cause to be delivered any IRS form as may be required, to each issuer of a Pledged Security in the Collateral at the time such Pledged Security is purchased by the Issuer and annually thereafter; provided that any form required to be delivered under this Section 7.07(c) shall be delivered by the Issuer on or prior to March 1 of each year.

Section 7.08. Performance of Obligations

(a) If an Event of Default has occurred and is continuing, without the prior written consent of a Majority of the Controlling Class, the Issuer shall not take any action, and shall use its best efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Collateral, except in the case of enforcement action taken with respect to any Defaulted Security in accordance with the provisions hereof and as otherwise required hereby.

(b) The Issuer may not enter into any amendment or waiver of or supplement to any Underlying Instrument included in the Collateral without the prior consent of a Majority of the Controlling Class; provided that, notwithstanding anything in this Section 7.08 to the contrary, the Issuer may enter into any amendment or waiver of or supplement to any such Underlying Instrument:

(i) if such amendment, supplement or waiver is required by the provisions of any Underlying Instrument or by applicable law (other than pursuant to an Underlying Instrument);

(ii) if such amendment, supplement or waiver is necessary to cure any ambiguity, inconsistency or formal defect or omission in such Underlying Instrument;

(iii) to the extent expressly permitted or authorized by any amendment of or supplement to this Indenture entered into in accordance with Sections 8.01 or 8.02 (but subject to the conditions therein specified);

(iv) to make any other change deemed necessary by the Issuer or the Collateral Manager (but only if, as of the date of any such proposed amendment, waiver or supplement occurring on or after the Effective Date, the Collateral Quality Tests and the Collateral Coverage Tests are satisfied); or

(v) to make any other change deemed necessary by the Issuer or the Collateral Manager (but only if (1) such proposed amendment, waiver or supplement does not effect a Specified Change and (2) such change does not materially adversely affect the interests of the Secured Parties in the Collateral as determined by the Collateral Manager in good faith).

(c) The Issuer may contract with other Persons, including the Collateral Manager, for the performance by such Persons of the Obligations of the Issuer hereunder and under the Collateral Management Agreement. Notwithstanding any such arrangement, the Issuer shall remain primarily liable with respect thereto. With respect to any such contract, the performance of such obligations by such Persons shall be deemed to be performance of such obligations by the Issuer.

Section 7.09. Negative Covenants

(a) The Issuer will not:

(i) sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of the Collateral, except as expressly permitted by this Indenture and the Collateral Management Agreement;

(ii) claim any credit on, or make any deduction from, the amount payable with respect to the Notes other than amounts withheld in accordance with the Code or any applicable federal, state or local law or assert any claim against any present or future Noteholder, by reason of the payment of any taxes levied or assessed upon any part of the Collateral;

(iii) (1) incur or assume any indebtedness other than the Notes and any indebtedness pursuant to this Indenture, (2) incur, assume or guarantee the indebtedness of any Person, (3) enter into a securities lending transaction or (4) issue any securities other than the Notes authorized to be issued as of the Closing Date;

(iv) (1) permit the validity or effectiveness of this Indenture or any Grant hereunder to be impaired, or permit the lien of this Indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Indenture or the Notes, except, in each case, as may be expressly permitted hereby, thereby, (2) permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (other than the Grant and lien of this Indenture) to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof or (3) take any action that would permit the lien of this Indenture not to constitute a valid first priority perfected security interest in the Collateral;

(v) amend the Collateral Management Agreement except in accordance with Section 15.01;

(vi) dissolve or liquidate in whole or in part, except as permitted hereunder;

(vii) except for any agreements involving the purchase and sale of Collateral Debt Obligations having customary purchase or sale terms and documented with customary loan trading documentation, be a party to any agreements unless such agreements contain non-petition and limited recourse provisions; or

(viii) amend any non-petition and limited recourse provisions in any agreement or amend the Issuer’s governing instrument without first satisfying the Rating Condition.

(b) [Reserved].

(c) The Issuer, the Trustee, the Collateral Manager shall not sell, transfer, exchange or otherwise dispose of, or enter into or engage in any business with respect to, any part of the Collateral, except as expressly permitted by this Indenture or the Collateral Management Agreement and except for administrative services performed for the Issuer, the Collateral Manager relating to its administrative duties hereunder or under the Collateral Management Agreement.

Section 7.10. Statement as to Compliance

On or before December 15 in each calendar year beginning in 2006, or immediately if there has been a Default under this Indenture, the Issuer shall deliver to the Trustee and each Rating Agency an Officer’s Certificate of the Issuer stating that, having made reasonable inquiries of the Collateral Manager, and to the best of the knowledge, information and belief of the Issuer there did not exist, as at a date not more than five days prior to the date of the certificate or, in the case of the first such certificate, the date hereof, nor had there existed at any time prior thereto since the date of the last certificate, any Event of Default or, if such an Event of Default did then exist or had existed, specifying the same and the nature and status thereof, including actions undertaken to remedy the same, and that the Issuer has complied with all of its obligations under this Indenture, or if such is not the case, specifying those obligations with which it has not complied.

Section 7.11. Issuer May Not Consolidate or Merge

The Issuer shall not consolidate or merge with or into any other Person.

Section 7.12. No Other Business

The Issuer shall have no employees and shall not engage in any business or activity other than (a) the issuance, payment and redemption of the Notes pursuant to this Indenture, (b) solely for its own account, acquiring, managing, holding, pledging and selling the Pledged Securities and other Collateral and (c) engaging in any other activities incidental to the foregoing.

Section 7.13. Purchase of Notes

Notwithstanding anything contained in this Indenture to the contrary, the Issuer may not acquire any of the Secured Notes; provided that this Section 7.13 shall not be deemed to limit an optional or mandatory redemption pursuant to the terms of this Indenture.

Section 7.14. Annual Rating Review; Notice of Rating

(a) [RESERVED]

(b) The Issuer shall request an annual review of the ratings assigned to each Class of Secured Notes by Moody’s. The Collateral Manager on behalf of the Issuer shall also obtain from S&P (subject to the Priority of Payments) ongoing surveillance of the ratings assigned to the Secured Notes. The Issuer shall promptly notify the Trustee in writing (who shall promptly notify the Noteholders) if at any time the rating of any Class of Secured Notes has been, or the Issuer knows will be, qualified, downgraded or withdrawn. Upon receipt of such notice, the Trustee, in the name and at the expense of the Issuer, shall promptly notify (i) the Noteholders of any such qualification, downgrade or withdrawal of the ratings on any Class of Secured Notes and (ii) if and for so long as any Class of Listed Notes is listed on the Irish Stock Exchange, the Irish Paying Agent of any qualification, downgrade or withdrawal of the ratings on any such Class of Secured Notes.

Section 7.15. Process Agents

The Issuer irrevocably designates and appoints Corporation Service Company as its agent (the “Process Agent”) in New York for service of all process. The Process Agent may be served in any legal suit, action or Proceeding arising with respect to this Indenture or any of the Notes, such service being hereby acknowledged to be effective and binding service in every respect.

Section 7.16. Additional Covenants

(a) The Issuer shall comply with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees, determinations and awards (including any fiscal and accounting rules and regulations and any foreign or domestic law, rule or regulation), including in connection with the issuance, offer and sale of the Notes.

(b) The Issuer shall give prompt notice in writing to the Trustee and each Rating Agency upon becoming aware of the occurrence of any Default or Event of Default under this Indenture.

(c) The Issuer shall comply with the terms and conditions of this Indenture, the Notes, the Collateral Administration Agreement, the Collateral Management Agreement, the Account Control Agreement, the Class A-2 Note Purchase Agreement, the Class A-3 Note Purchase Agreement, the Investor Applications, the Master Conveyance Agreement, the Purchase and Sale Agreement, the Hedge Agreements, the Trust Agreement, the Certificate, the Securities Purchase Agreement, the Intercreditor and Concentration Account Administration Agreement and the Joinder in the Intercreditor and Concentration Account Administration Agreement (collectively, the “Transaction Documents”). The Issuer shall take all actions as may be necessary to ensure that all of the Issuer’s representations and warranties made pursuant to the Transaction Documents are true and correct as of the date thereof and continue to be true and correct for so long as any Secured Notes are Outstanding. The Issuer further agrees not to authorize the Trustee or the Collateral Manager to act in contravention of the representations, warranties and agreements of the Collateral Manager under the Collateral Management Agreement.

(d) The Issuer shall not (i) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have any order for relief entered with respect to it, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seek appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or make a general assignment for the benefit of its creditors; the Issuer shall not take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth above; and the Issuer shall generally pay its debts as they become due and not admit in writing its inability to pay its debts as they become due.

(e) The Issuer shall give prompt notice in writing to S&P upon becoming aware of the occurrence of any default in excess of $1,000,000 as to any payment of interest or principal with respect to any bond or loan obligation of an Obligor of a Collateral Debt Obligation (excluding any Collateral Debt Obligation).

Section 7.17. Representations and Warranties of the Issuer

(a) The Issuer is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and in each jurisdiction where the conduct of its business requires such license, qualification or good standing, except where the failure to be so licensed or qualified or in good standing would not adversely affect the ownership or use of its assets, the validity or enforceability of the Transaction Documents to which it is a party, or the ability of such Issuer to perform its obligations hereunder or thereunder.

(b) The Issuer has the power and authority to execute and deliver the Transaction Documents and all other documents and agreements contemplated hereby and thereby to which it is a party, as well as to carry out the terms hereof and thereof.

(c) The Issuer has taken all necessary action, including but not limited to all requisite corporate action, to authorize the execution, delivery and performance of the Transaction Documents and all other documents and agreements contemplated hereby and thereby to which it is a party. When executed and delivered by the Issuer each of the Transaction Documents will constitute the legal, valid and binding obligation of the Issuer enforceable in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(d) All authorizations, licenses, permits, certificates, franchises, consents, approvals and undertakings which are required to be obtained by the Issuer under any applicable law which are material to (i) the conduct of its business, (ii) the ownership, use, operation or maintenance of its properties or (iii) the performance by the Issuer of its obligations under or in connection with the Transaction Documents to which it is a party, have been received and all such authorizations, licenses, permits, certificates, franchises, consents, approvals and undertakings are in full force and effect.

(e) The execution, issuance and delivery of, and performance by the Issuer of its obligations under, the Transaction Documents and any and all instruments or documents required to be executed or delivered pursuant to or in connection herewith or therewith were and are within the powers of the Issuer and will not violate any provision of any law, regulation, decree or governmental authorization applicable to the Issuer or its governing instrument, and will not violate or cause a default under any provision of any contract, agreement, mortgage, indenture or other undertaking to which the Issuer is a party or which is binding upon the Issuer or any of its property or assets, and will not result in the imposition or creation of any lien, charge or encumbrance upon any of the properties or assets of the Issuer pursuant to the provisions of any such contract, agreement, mortgage, indenture or undertaking, other than as specifically set forth herein.

(f) There are no legal, governmental or regulatory proceedings pending to which the Issuer is a party or to which any of its property is subject, which if determined adversely to the Issuer would individually or in the aggregate have a material adverse effect on the performance by the Issuer of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereunder or thereunder, and to the best of its knowledge, no such proceedings are threatened or contemplated.

(g) The Notes are not required to be registered pursuant to the Securities Act, and neither the Issuer nor the Collateral is required to be registered as an investment company pursuant to the Investment Company Act and this Indenture is not required to be qualified under the U.S. Trust Indenture Act of 1939, as amended.

ARTICLE VIII

SUPPLEMENTAL INDENTURES

Section 8.01. Supplemental Indentures Without Consent of Noteholders

Without the consent of the Noteholders, the Issuer and the Trustee, at any time and from time to time subject to the requirement provided below in this Section 8.01 with respect to the ratings of the Secured Notes and subject to Section 8.03, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(a) to add to the covenants of the Issuer for the benefit of the Noteholders or to surrender any right or power conferred upon the Issuer;

(b) to Grant any additional property to or with the Trustee;

(c) to evidence and provide for the acceptance of appointment by a successor Trustee and to add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the Collateral by more than one Trustee;

(d) to correct or amplify the description of any property at any time subject to the lien of this Indenture, or to better assure, convey and confirm unto the Trustee any property subject to the lien of this Indenture;

(e) to cure any ambiguity, or correct, modify or supplement any provision which is defective or inconsistent with any other provision herein;

(f) to make any change required by the Irish Paying Agent so long as any of Listed Notes are listed on the Irish Stock Exchange, or any other stock exchange on which any Class of Listed Notes is listed, in each case in order to permit or maintain such listing;

(g) to modify the restrictions on and procedures for resales and other transfers of Notes to reflect any changes in applicable law or regulation (or the interpretation thereof) or to enable the Issuer to rely upon any exemption from registration under the Securities Act or the Investment Company Act or to remove restrictions on resale and transfer to the extent not required thereunder or under ERISA;

(h) to take any action necessary or helpful to prevent the Issuer or the Trustee from becoming subject to any withholding or other taxes or assessments or to reduce the risk that the Issuer will be treated as an association or publicly traded partnership taxable as a corporation for U.S. Federal income tax purposes or otherwise subject to U.S. federal income tax on a net income basis; provided that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of the Noteholders;

(i) to make any modifications that the Collateral Manager deems necessary to correct, update to current market standards or clarify the provisions hereof relating to the Collateral Coverage Tests, the Collateral Quality Tests, the Portfolio Percentage Limitations or the Reinvestment

Criteria, or any of the provisions of Article XII relating to the sale of, and reinvestment in, Collateral Debt Obligations (including the definitions relating thereto);

(j) to make any addition to or deletion from Schedule F of any independent loan valuation service, as shall have been approved in writing by S&P; or

(k) subject to the provisions of Section 16.01, to allow the Issuer to enter into one or more Hedge Agreements with a Hedge Counterparty; provided, that entry by the Issuer into such Hedge Agreement satisfies the Rating Condition and all of the requirements of Section 16.01.

provided that the consent of the Majority of the Controlling Class shall be required for (a) supplemental indentures entered into in connection with the Hedge Agreement described in subclause (k), but only insofar as the Issuer’s entry into such Hedge Agreement is not requested by a Majority of the Controlling Class and (b) supplemental indentures entered into in connection with the matters described in subclauses (i) and (j). Notwithstanding anything in this Indenture to the contrary, except as set forth above, the Trustee shall not enter into any indenture supplemental hereto without the prior written consent of the Majority of the Controlling Class.

The Trustee is hereby authorized to join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations that may be therein contained, subject to Section 8.03. The Trustee shall not enter into any such supplemental indenture if, as a result of such supplemental indenture, the interests of any Noteholder would be materially adversely affected thereby. Unless notified by a Majority of any Class of Notes that such Class will be materially adversely affected, the Trustee shall obtain, and be entitled to rely upon, a certificate of the Collateral Manager or an Opinion of Counsel as to whether the interests of any Noteholder would be materially adversely affected by any such supplemental indenture (after giving notice of such change to the Secured Parties). So long as any Class of Secured Notes is Outstanding, the Trustee shall not enter into any such supplemental indenture without having satisfied the Rating Condition in connection with the execution of such supplemental indenture; provided that the Trustee may, upon receiving notice that the Rating Condition will not be satisfied with respect to the changes proposed in such supplemental indenture and with the consent of the Holders of 100% of the Aggregate Principal Amount of Secured Notes of each Class whose rating will be reduced or withdrawn by any Rating Agency, enter into any such supplemental indenture notwithstanding the failure to satisfy the Rating Condition with respect to the ratings of any Outstanding Class of Secured Notes. At the cost of the Issuer, the Trustee shall provide to the Collateral Manager and the Noteholders a copy of any proposed supplemental indenture at least 15 Business Days prior to the execution thereof by the Trustee and a copy of the executed supplemental indenture after its execution. So long as any Secured Notes are Outstanding, at the cost of the Issuer, the Trustee shall provide to each Rating Agency a copy of any proposed supplemental indenture at least 15 Business Days prior to the execution thereof by the Trustee and request confirmation from the Rating Agencies that the Rating Condition has been satisfied, and, as soon as practicable after the execution by the Trustee and the Issuer of any such supplemental indenture, provide to each Rating Agency a copy of the executed supplemental indenture. The Trustee shall promptly notify the Noteholders in writing if (i) S&P or Moody’s has notified the Trustee that the Rating Condition will not be satisfied or (ii) S&P or Moody’s has not responded to a request for a confirmation that the Rating Condition be satisfied within 30 days of a request for such confirmation. In the event that S&P or Moody’s has failed to respond to the Trustee within such 30-day period, the Trustee shall use its reasonable efforts to elicit such a response from S&P or Moody’s, as the case may be. Notwithstanding the foregoing, the Issuer and the Trustee shall not enter into any supplemental indenture without obtaining the prior written consent of the Collateral Manager if such supplemental indenture would (i) materially increase the duties or liabilities of, or materially and adversely change the economic consequences to, the Collateral Manager, (ii) modify the restrictions on the sales of Collateral Debt Obligations under this Indenture or the Reinvestment Criteria, (iii) materially expand or restrict the

Collateral Manager’s discretion, (iv) materially and adversely affect the timing and amount of payments that will be payable on the Notes, (v) modify the calculation of any Collateral Quality Test, Portfolio Percentage Limitation, Interest Coverage Test or Overcollateralization Test or (vi) modify the definition of “Credit Improved Security”, “Credit Risk Security”, “Defaulted Security”, “Equity Security” or “Effective Date”. In addition, the Issuer will not permit to become effective any other amendment to this Indenture or any other agreement, without prior written consent of the Collateral Manager, if such amendment would change the standard of care applicable to the Collateral Manager, adversely affect the rights of the Collateral Manager, increase the duties or responsibilities of the Collateral Manager or decrease the amount of, or change the form or timing of, the compensation of the Collateral Manager. If the Collateral Manager refuses to give its consent to any supplemental indenture, the Trustee must give notice to the Holder of each Outstanding Note detailing the proposed changes in such supplemental indenture and stating that the Collateral Manager has refused to consent to such supplemental indenture. Each proposed supplemental indenture shall be delivered to the Collateral Manager at least 20 days prior to the execution thereof by the Issuer and the Trustee for the purpose of determining whether the interests of the Collateral Manager are affected thereby and whether its written consent is required. Notwithstanding anything to the contrary in this Section 8.01, the Collateral Manager shall not be bound by any provision in a supplemental indenture that adversely affects its interests as set forth in this Section 8.02 if it delivers notice to the Trustee identifying the specific provisions so adversely affecting it during such 20 day period.

Section 8.02. Supplemental Indentures With Consent of Noteholders

(a) Subject to Section 8.03, the Issuer and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, this Indenture or of modifying in any manner the rights of the Noteholders under this Indenture only with the consent of a Majority of the Controlling Class, except as permitted under Section 8.01 with respect to supplemental indentures which may be entered into without the consent of any Noteholders; provided that the Issuer shall enter into an indenture supplemental hereto pursuant to this Section 8.02 only with the consent of the Holder of each Outstanding Secured Note materially adversely affected thereby (which consent shall be evidenced by an Officer’s Certificate of the Issuer certifying that such consent has been obtained), if such indenture supplemental hereto shall:

(i) change the Stated Maturity Date of or the due date of any installment of interest or commitment fee on any Class of Secured Notes; reduce the principal amount thereof or the Note Interest Rate thereof, or the Redemption Price with respect thereto, or change the earliest date on which the Issuer may redeem any Secured Note; change the provisions of this Indenture relating to the application of proceeds of the Collateral to the payment of principal of or interest on the Secured Notes or distributions in respect of the Income Notes, change any place where, or the coin or currency in which, any Secured Note or the principal thereof or interest thereon is payable; change the time or amount of any distributions in respect of the Income Notes; or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity Date thereof (or, in the case of redemption, on or after the applicable Redemption Date);

(ii) reduce the percentage of the Principal Exposure or Aggregate Principal Amount of Secured Notes or percentage in interest of Income Notes held by Noteholders whose consent is required for the execution of any such supplemental indenture or for any waiver of compliance with Sections 5.15 and 7.08(b) of this Indenture, or certain Events of Default set forth in Section 5.01(f) of this Indenture and their consequences set forth in Sections 5.02, 5.03, 5.04, 5.05, 5.09, 5.14, and 5.18 of this Indenture;

(iii) materially impair or materially and adversely affect the Collateral in any material respect;

(iv) permit the creation of any lien ranking prior to or on parity with the lien of this Indenture with respect to any part of the Collateral or terminate the lien of this Indenture on any property at any time subject hereto (other than pursuant to the terms of this Indenture) or deprive any Noteholder of the security afforded by the lien of this Indenture;

(v) reduce the percentage of the Aggregate Principal Amount of Secured Notes held by Noteholders whose consent is required before any request is made of the Trustee to preserve the Collateral or to rescind the Trustee’s election to preserve the Collateral pursuant to Section 5.05, or to sell or liquidate the Collateral pursuant to Sections 5.04 or 5.05;

(vi) modify any of the provisions of this Section 8.02 or Section 5.15, except to increase the percentage of the Aggregate Principal Amount of Secured Notes whose Holders’ consent is required to exercise certain rights set forth in such Sections or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Secured Note affected thereby;

(vii) modify the provisions of Article XI or the definition of the term Holder, Noteholder or Outstanding; and

(viii) modify any of the provisions of this Indenture in such a manner as to affect the amount of any payment of interest or principal due on any Secured Note or distributions on any Income Note on any Payment Date or to adversely affect the rights of the Holders of Notes to the benefit of any provisions for the redemption of such Notes contained herein.

(b) Not later than 15 Business Days prior to the execution of any proposed supplemental indenture pursuant to this Section 8.02, the Trustee, at the expense of the Issuer, shall mail to the Noteholders, the Collateral Manager and each Rating Agency (so long as any Class of Secured Notes is Outstanding) a copy of such supplemental indenture and shall request that confirmation from the Rating Agencies that the Rating Condition with respect to the execution of such supplemental indenture has been satisfied.

(c) So long as any Class of Secured Notes is Outstanding, the Trustee shall not enter into any such supplemental indenture without having received a confirmation from the Rating Agencies that the Rating Condition in connection with the execution of such supplemental indenture has been satisfied, unless each Holder of Secured Notes of each rated Class has, after notice that the proposed supplemental indenture would result in such reduction or withdrawal of the rating of the Class of Secured Notes held by such Holder, consented to such supplemental indenture. Subject to the first paragraph of this Section 8.02, the Trustee shall not enter into any such supplemental indenture if, as a result of such supplemental indenture, the interests of any Noteholder would be adversely affected thereby. Unless notified by a Majority of any Class of Secured Notes that such Class will be adversely affected, and without prejudice to the right of the Majority of the Controlling Class to consent to such supplemental indenture, the Trustee shall obtain, and be entitled to rely upon, a certificate of the Collateral Manager and an Opinion of Counsel as to whether the interests of any Secured Party would be adversely affected by any such supplemental indenture (after giving notice of such change to the Secured Parties). Such determination shall be conclusive and binding on all present and future Holders.

(d) It shall not be necessary in connection with any consent of Noteholders under this Section 8.02 for the Noteholders to approve the specific form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

(e) Promptly after the execution by the Issuer and the Trustee of any supplemental indenture pursuant to this Section 8.02, the Trustee, at the expense of the Issuer, shall mail to the Noteholders, the Collateral Manager, the Irish Paying Agent (if and for so long as any Class of Listed Notes is listed thereon) and each Rating Agency (so long as any Class of Secured Notes is Outstanding) a copy thereof. The Trustee shall be entitled to reimbursement hereunder for any Administrative Expenses incurred by it in connection with any proposed supplemental indenture pursuant to Sections 8.01 or 8.02 (including any fees of counsel providing an Opinion of Counsel in connection therewith).

Section 8.03. Execution of Supplemental Indentures

In executing or accepting the additional trusts created by any supplemental indenture permitted by this Article VIII or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and (subject to Sections 6.01 and 6.03) shall be fully protected in relying in good faith upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture, and that all conditions precedent applicable thereto under this Indenture have been satisfied. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

Section 8.04. Effect of Supplemental Indentures

Upon the execution of any supplemental indenture under, and satisfying the terms and conditions of, this Article VIII, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Noteholder theretofore and thereafter authenticated and delivered hereunder shall be bound thereby.

Section 8.05. Reference in Notes to Supplemental Indentures

Notes executed, authenticated and delivered after the execution of any supplemental indenture pursuant to this Article VIII may, and if required by the Trustee shall, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Issuer shall so determine, new Class A Notes, Class B Notes, Class C Notes and Class D Notes so modified as to conform in the opinion of the Trustee and the Issuer to any such supplemental indenture, may be prepared and executed by the Issuer and authenticated and delivered by the Trustee or its Authenticating Agent in exchange for Outstanding Secured Notes.

Section 8.06. Delivery of Supplemental Indentures to Repository

As promptly as possible following the execution of any supplemental indenture under this Article VIII, the Issuer shall deliver a copy of such supplemental indenture to the Repository in a format meeting the requirements set forth in Section 14.04.

ARTICLE IX

PRINCIPAL PREPAYMENTS; REDEMPTION OF NOTES

Section 9.01. Principal Prepayment; Effective Date Ratings Downgrade; Special Amortization; Optional Prepayment of Class A-2 Notes

(a) Principal Prepayments of the Notes. If either Class A/B Collateral Coverage Test is not satisfied on any Calculation Date, certain amounts that otherwise would have been paid to the Holders of the Class C Notes, Class D Notes and the Income Notes will instead be used to redeem first, the Class A Notes then Outstanding on a pro rata basis; and second, the Class B Notes then Outstanding on a pro rata basis, in each case to the extent necessary to restore the Class A/B Collateral Coverage Ratios to the minimum required level.

(i) If either Class C Collateral Coverage Test is not satisfied on any Calculation Date, certain amounts that otherwise would have been paid to the Holders of the Class D Notes and the Income Notes will instead be used to redeem first, the Class A Notes then Outstanding on a pro rata basis to the extent necessary to restore the Class C Collateral Coverage Ratios to the minimum required level or until the Class A Notes have been paid in full; and, second, the Class B Notes then Outstanding on a pro rata basis to the extent necessary to restore the Class C Collateral Coverage Ratios to the minimum required level or until the Class B Notes have been paid in full; and, third, the Class C Notes then Outstanding on a pro rata basis to the extent necessary to restore the Class C Collateral Coverage Ratios to the minimum required level.

(ii) If either Class D Collateral Coverage Test is not satisfied on any Calculation Date, certain amounts that otherwise would have been paid to the Holders of the Income Notes will instead be used to redeem first, any Class A Notes then Outstanding on a pro rata basis to the extent necessary to restore the Class D Collateral Coverage Ratios to the minimum required level or until the Class A Notes have been paid in full; and, second, the Class B Notes then Outstanding on a pro rata basis to the extent necessary to restore the Class D Collateral Coverage Ratios to the minimum required level or until the Class B Notes have been paid in full; and, third, the Class C Notes then Outstanding on a pro rata basis to the extent necessary to restore the Class D Collateral Coverage Ratios to the minimum required level or until the Class C Notes have been paid in full; and, fourth, the Class D Notes then Outstanding on a pro rata basis to the extent necessary to restore the Class D Collateral Coverage Ratios to the minimum required level; provided that to the extent set forth in Section 11.01(a)(i)(N), upon failure of the Issuer to satisfy the Interest Diversion Test after the end of the Reinvestment Period, the Required Interest Diversion Amount shall be used to prepay principal of the Class D Notes, then of the Class C Notes, then of the Class B Notes, and then of the Class A Notes pro rata based on the Aggregate Principal Amount of each of the Class A-1 Notes, Class A-2 Notes and Class A-3 Notes as of the related Calculation Date, in each case until the Interest Diversion Test is satisfied.

(b) Effective Date Ratings Downgrade. The Issuer will request a Ratings Confirmation from S&P within 15 days after the Effective Date or such other date in excess of 15 days but not to exceed 30 days after the Effective Date as S&P shall determine and so notify the Trustee; provided that if the Collateral Debt Obligations fail to satisfy, on the Effective Date, one or more of the Collateral Coverage Tests, Collateral Quality Tests or Portfolio Percentage Limitations, the Issuer or the Collateral Manager (acting on behalf of the Issuer) shall, in accordance with Section 3.05(b), deliver written notice thereof to each Rating Agency in lieu of a request for a Ratings Confirmation. If (i) S&P notifies the Issuer, within 60 days after the Effective Date, that its rating on any Class of Secured Notes will be reduced or withdrawn, (ii) S&P fails to respond to such request within 60 days after the Effective Date or (iii) the Collateral Debt Obligations fail to satisfy, on the Effective Date, one or more of the

Collateral Coverage Tests, Collateral Quality Tests or Portfolio Percentage Limitations (any of such events, an “Effective Date Ratings Downgrade”), the Collateral Manager, on behalf of the Issuer, shall present a Proposed Plan to the Rating Agencies to obtain a Ratings Confirmation. If a Proposed Plan has not been presented and accepted by the Rating Agencies, resulting in a Ratings Confirmation on or prior to the first Payment Date following the Effective Date, then on such first Payment Date (and on each Payment Date thereafter until the Ratings Confirmation with respect to each Class of Secured Notes have been received from the Rating Agencies) the Issuer will make payments of principal of and accrued interest (and, in the case of the Class A-2 Notes and Class A-3 Notes, any Class A-2 Commitment Fees, Class A-3 Commitment Fees and Class A-2 Increased Costs) on the aggregate outstanding amount of the Secured Notes in accordance with the Priority of Payments until such Ratings Confirmation is obtained or the aggregate outstanding amount of Secured Notes is reduced to zero.

(c) Special Amortization. During the Reinvestment Period, the Collateral Manager may direct the Issuer at least three Business Days prior to any Payment Date to effect a Special Amortization on one or more Payment Dates if, at any time during the related Due Period (A) the Collateral Manager has been unable, for a period of at least 30 consecutive days, to identify Collateral Debt Obligations that it determines would be appropriate and would meet the Reinvestment Criteria in sufficient amounts to permit the reinvestment of all or a portion of the Principal Collections then deposited in the Collection Accounts in Additional Collateral Debt Obligations and (B) the Collateral Manager elects, in its sole discretion, to designate all or a portion of such Principal Collections for payment of principal of the Secured Notes in order of seniority by notification to the Trustee, the Rating Agencies and the Issuer (the amount of such Principal Collections, the “Special Amortization Amount”). On the first Payment Date following any date on which such notice is given, amounts remaining after giving effect to clauses (A) through (N) of the Principal Waterfall in an amount equal to the Special Amortization Amount will be applied to pay principal of the Secured Notes, sequentially in order of seniority. The Collateral Manager may withdraw any notice designating Principal Collections as a Special Amortization Amount on or prior to the related Calculation Date. Any such Special Amortization resulting in a repayment of principal of the Class A-2 Notes shall also result in a permanent reduction of Class A-2 Commitments.

(d) Optional Prepayment of Class A-2 Notes. During the Reinvestment Period, the Class A-2 Notes may be prepaid on any Business Day at the option of the Issuer upon the written direction of the Collateral Manager from Principal Collections to the extent such Principal Collections are not applied towards reinvestment in Substitute Collateral Debt Obligations, subject to (x) the payment of Class A-2 Breakage Costs, if any, by the Issuer to the extent provided in the Class A-2 Note Purchase Agreements; and (y) the Trustee’s receipt of a written certification from the Issuer that any applicable conditions therein have been satisfied, provided that no Class A-2 Notes may be so prepaid unless the following conditions (the “Class A-2 Prepayment Conditions”) are satisfied:

(i) each Common Prepayment/Borrowing Condition is satisfied on and as of such Prepayment Date (both before and after giving effect to such Prepayment);

(ii) the Issuer has delivered a written notice of Prepayment to the Class A-2 Note Agent not less than two Business Days before the proposed Prepayment Date; and

(iii) no Class A-2 Prepayment will be allowed if (i) the resulting Class A-2 Breakage Costs plus (ii) all other Class A-2 Breakage Costs incurred in the same Due Period plus (iii) the interest and Commitment Fee owing on the Class A-2 Notes for such Due Period exceeds an amount equal to the Note Interest Rate on the Class A-2 Notes multiplied by the Aggregate Principal Amount of the Class A-2 Notes assuming that all of the Class A-2 Notes are fully funded.

Any Prepayment made on a Payment Date (including a Prepayment pursuant to Section 9.01(b) hereof) will be subject to the Priority of Payments and the Holders of the Class A-2 Notes will not be entitled to Class A-2 Breakage Costs in connection with such a Prepayment so long as the Issuer has given to such Holders at least three Business Days prior written notice of the amount of such Prepayment. If a Prepayment occurs on a date other than a Payment Date, interest at the Note Interest Rate on the principal amount of the Class A-2 Notes subject to such Prepayment and Class A-2 Breakage Costs incurred in connection with such Prepayment shall be payable from Interest Collections on deposit in the Interest Collection Subaccount (and, to the extent amounts on deposit in the Interest Collection Subaccount are insufficient, from the Principal Collection Subaccount) on the related Prepayment Date, and if the amount of funds available in the Collection Account is insufficient to pay all amounts payable in connection with such Prepayment (including, without limitation, Class A-2 Breakage Costs), then the Issuer shall not make such Prepayment. The aggregate principal amount of any Prepayment will be at least $500,000 and integral multiples of $1,000 in excess thereof (unless the outstanding Class A-2 Commitments are less than $500,000, in which case the minimum payment shall be equal to such outstanding Class A-2 Commitments) and any Prepayment will be made by the Issuer pro rata according to the Aggregate Principal Amount of the Class A-2 Notes.

Section 9.02. Class A-2 Commitment Reductions

The Class A-2 Commitments may be reduced under the circumstances described in Sections 9.02(a) through 9.02(d) below (each, a “Class A-2 Commitment Reduction”). Any reduction of Class A-2 Commitments will be applied to the Class A-2 Commitments pro rata according to the respective amounts thereof; provided that no reduction of the Class A-2 Commitments will be effective if, after giving effect to such reduction, the Aggregate Undrawn Amount of the Class A-2 Commitments plus all amounts standing to the credit of the Exposure Reserve Account, is less than the aggregate of all Exposure Amounts as of such date.

(a) In connection with a Special Amortization of the Secured Notes, on the related Payment Date, the aggregate Class A-2 Commitments will be reduced by an amount equal to the Aggregate Principal Amount of the Class A-2 Notes prepaid in connection with such Special Amortization.

(b) Upon the termination of the Reinvestment Period, the unutilized Class A-2 Commitments will be reduced to an amount equal to the aggregate of all Exposure Amounts as of such date. Thereafter, on each Payment Date, the Class A-2 Commitments will be reduced by an amount equal to the amount, if any, by which the Aggregate Undrawn Amount of Class A-2 Commitments exceeds the aggregate of all Exposure Amounts as of such date.

(c) On any Payment Date on which the principal of the Class A-2 Notes is prepaid due to an Effective Date Ratings Downgrade, the Class A-2 Commitments will be reduced by an amount equal to the aggregate amount of funds applied to the payment of principal of the Class A-2 Notes under clause (M) of the Interest Waterfall and clause (B)(b) of the Principal Waterfall on such Payment Date.

(d) In connection with a redemption in whole of the Secured Notes, on the related Redemption Date the aggregate Class A-2 Commitments shall be reduced to zero.

Section 9.03. Notice to Trustee, Rating Agencies and Collateral Manager

If any Principal Prepayment is required pursuant to Section 9.01, the Issuer shall, not later than the third Business Day after the related Calculation Date, notify the Trustee, the Collateral Manager and each Rating Agency in writing that such prepayment is required and the amount of any Class of Secured Notes required to be prepaid in whole or in part in accordance with the provisions of Section 11.01.

Section 9.04. Secured Notes Payable on Prepayment Date

In the event of a prepayment of principal of any Class of Secured Notes pursuant to Section 9.01, principal of the applicable Class of Secured Notes, in an amount determined pursuant to Section 11.01(a)(ii), shall become due and payable on the applicable Payment Date, and (unless the Issuer shall default in the payment of such principal amount) such principal amount shall cease to bear interest as of the date such prepayment of principal is made.

Section 9.05. Optional Redemption in Whole

(a) Subject to compliance with the requirements of the remainder of this Section 9.05 as well as Sections 9.06 and 9.07:

(i) with respect to any Payment Date occurring during the Call Period, at the written direction of a Majority of the Income Notes or the Collateral Manager (which direction shall be given so as to be received by the Issuer, the Collateral Manager and the Trustee not later than 60 days prior to the proposed Redemption Date, which shall be a Payment Date), the Trustee shall, on behalf of the Issuer effect, on such Payment Date, the redemption in whole (but not in part) of the Secured Notes and the Income Notes at the Redemption Prices thereof;

(ii) upon the occurrence of a Tax Event as of any Payment Date in an amount satisfying the Tax Materiality Condition, the Trustee shall provide prompt notice to the Noteholders upon it having actual knowledge that such an event has occurred and that the Tax Materiality Condition is satisfied, and at the written direction of a Majority of the Income Notes following such Tax Event (which direction shall be accompanied by an Opinion of Counsel substantially to the effect that such a Tax Event has occurred and that the Tax Materiality Condition is satisfied and which direction shall be given so as to be received by the Issuer and the Trustee not later than 60 days prior to the proposed Redemption Date, which shall be a Payment Date), the Trustee shall, on behalf of the Issuer, effect the redemption of the Notes of all Classes in whole (but not in part) at the Redemption Prices thereof.

(b) On any Payment Date that is a Redemption Date for the redemption of the Notes in whole, the Trustee shall from the Collection Account, first, (i) pay in full all administrative and other fees and expenses payable under the Priority of Payments prior to the payment of the Secured Notes (including all Administrative Expenses, but excluding the Subordinated Management Fee), (ii) pay all amounts due to any Hedge Counterparty (other than a termination payment due as a result of a Subordinated Termination Event) and (iii) pay in full the Base Management Fee and any Deferred Management Fee constituting Base Management Fee, second pay the Redemption Price of each Class of Secured Notes, beginning with the Class A-1 Notes, Class A-2 Notes and Class A-3 Notes pro rata based on the Aggregate Principal Amount of each of the Class A-1 Notes, Class A-2 Notes and Class A-3 Notes, then the Class B Notes, then the Class C Notes (including the portion of the Cumulative Deferred Interest Amounts, if any, for the Class C Notes) and then the Class D Notes (including the portion of the Cumulative Deferred Interest Amounts, if any, for the Class D Notes), third, pay to the Collateral Manager the Subordinated Management Fee and any Deferred Management Fee constituting Subordinated Management Fee, fourth, pay any due and unpaid fees and expenses of the Issuer, to the extent not paid under “first” above, fifth pay to the Hedge Counterparties, pro rata (based on amounts due), any termination payments due and payable as the result of a Subordinated Termination Event, sixth, pay remaining amounts, after giving effect to first, second, third, fourth and fifth above, in accordance with the priorities set forth in clause (S) of Section 11.01(a)(i).

(c) If a redemption is directed to be made pursuant to Section 9.05(a), the Collateral Manager shall make arrangements for the sale of, and on a timely basis shall direct the Trustee to sell all of, the Collateral Debt Obligations subject to Section 9.05(d).

(d) Installments of interest, commitment fees (as applicable), and principal due on or prior to a Redemption Date shall continue to be payable to the Holders of such Secured Notes as of the relevant Record Date according to their terms. An election to redeem any Notes pursuant to this Section 9.05 shall be evidenced by a Collateral Manager Order directing the Trustee to make the payment to the Paying Agent of the Redemption Prices of all of the Notes to be redeemed from funds in the Collection Account as described herein. The Issuer shall deposit, or cause to be deposited, the funds required for a redemption pursuant to Section 9.05(a) in the Collection Account on or before the Business Day prior to the Redemption Date.

(e) The Issuer shall set the Redemption Date and the applicable Record Date and give notice thereof to the Trustee pursuant to Section 9.06.

Section 9.06. Notice of Optional Redemption to Agents

In the event of any redemption pursuant to Section 9.05, the Issuer shall, at least 40 days prior to the Redemption Date, notify the Collateral Manager, the Trustee, the Irish Paying Agent (if and for so long as any Class of Listed Notes are listed on the Irish Stock Exchange) and each Rating Agency which has assigned a rating to any Class of Secured Notes then Outstanding on such Redemption Date, of such redemption, the applicable Record Date, the principal amount of Secured Notes to be redeemed on such Redemption Date and the Redemption Prices of such Secured Notes, in accordance with Section 9.05.

Section 9.07. Notice of Optional Redemption or Maturity to Noteholders by the Issuer

(a) Notice of a redemption pursuant to Sections 9.05 or of the maturity of any Class of Notes shall be given by first-class mail, postage prepaid, mailed not less than 10 Business Days prior to the applicable Redemption Date or Final Maturity Date to each Noteholder to be redeemed pursuant to Section 9.05 (or, in the case of the Final Maturity Date, to each Holder of a maturing Note), at the address of such Holder in the Note Register with a copy to each Rating Agency. In addition, if and so long as any Class of Listed Notes to be redeemed is listed on the Irish Stock Exchange and for so long as the rules of such stock exchange so require, the Trustee shall cause to be delivered to the Company Announcements Office of the Irish Stock Exchange notice of such redemption and the Redemption Date not less than 10 Business Days prior to the applicable Redemption Date and promptly notify the Irish Paying Agent.

(b) All notices of redemption or maturity shall state (such notice, the “Redemption Date Statement”):

(i) the applicable Redemption Date or Final Maturity Date;

(ii) the Redemption Price for each Class of Notes being redeemed;

(iii) the principal amount of each Class of Notes being redeemed;

(iv) that all the Notes are being paid in full and that interest on the Secured Notes being redeemed or paid in full shall cease to accrue on the date specified in the notice;

(v) the applicable Record Date; and

(vi) the place or places where such Notes to be redeemed are to be surrendered for the payment of the respective Redemption Prices, which shall be the office or agency of any Paying Agent.

(c) In the event of a redemption pursuant to Section 9.05 only, the Issuer shall withdraw the notice of redemption up to the sixth Business Day prior to the scheduled Redemption Date by written notice to the Trustee and the Collateral Manager only if the Collateral Manager shall be unable to deliver the sale agreement or agreements or certifications, as the case may be, in an amount sufficient to satisfy the requirements of Section 9.05(d).

(d) At the cost of the Issuer, any notice of any such withdrawal shall be given by the Trustee to each Noteholder at such Noteholder’s address in the Note Register at the expense of the Issuer, by overnight courier guaranteeing next day delivery not later than the third Business Day prior to the scheduled Redemption Date and to the Irish Paying Agent (if and for so long as any Class of Listed Notes is listed on the Irish Stock Exchange).

(e) Notice of redemption shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer. Failure to give notice of redemption, or any defect therein, to any Holder of any Note selected for redemption shall not impair or affect the validity of the redemption of any other Note.

(f) No redemption of the Notes may be effected pursuant to Section 9.05(a) and no Collateral Debt Obligations may be sold in connection with any such redemption unless either (i) at least seven Business Days before the scheduled Redemption Date, the Collateral Manager shall have furnished to the Trustee evidence that the Collateral Manager on behalf of the Issuer has entered into a binding agreement or agreements with a financial institution or institutions whose (or whose parent corporation, or guarantor or guarantors of the obligations of such financial institution or institutions) (x) long-term unsecured debt obligations (other than such obligations whose rating is based on the credit of a Person other than such institution) have a credit rating of at least “AA-” from S&P and of at least “Aa3” from Moody’s or (y) short-term unsecured debt obligations have a credit rating of “A-1+” from S&P and of “P-1” from Moody’s or (z) obligations under such binding agreements are supported by a letter of credit, issued by a financial institution (or a guarantor or guarantors of the obligations thereof) satisfying either of the foregoing subclauses (x) or (y), to purchase, not later than the Business Day immediately preceding the scheduled Redemption Date, in immediately available funds, all or part of the Pledged Securities at a purchase price at least equal to an amount sufficient, together with the Eligible Investments maturing prior to the scheduled Redemption Date (1) to pay all of the amounts to be paid pursuant to clauses (A) through (Q) of the Principal Waterfall, including the Trustee Expenses, the Collateral Administrator Expenses and the expenses of the Issuer without respect to any limitation contained therein, but excluding the Subordinated Management Fees and (2) in the case of an Optional Redemption, to redeem the Secured Notes in full at their Redemption Prices (the “Total Redemption Amount”) or (ii) prior to selling any Collateral Debt Obligations or any other part of the Collateral, the Collateral Manager shall certify that the Expected Sale Proceeds thereof, together with the Eligible Investments maturing prior to the scheduled Redemption Date, shall, in the aggregate, equal or exceed, in the case of an Optional Redemption, the Total Redemption Amount.

Section 9.08. Notes Payable on Redemption Date

(a) Notice of redemption having been given as aforesaid, the Notes to be redeemed shall, on the Redemption Date, become due and payable in whole at the Redemption Price therefor specified in such notice, in accordance with the Priority of Payments and from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Price of such Notes) the Secured Notes shall cease to bear interest and, as applicable, commitment fee. Upon final payment on a Note to be redeemed, the Holder shall present and surrender such Note at the place specified in the notice of redemption on or prior to such Redemption Date; provided that if there is delivered to the Issuer and the Trustee an undertaking thereafter to surrender such Note, then, in the absence of notice to the Issuer and the Trustee that the applicable Note has been acquired by a bona fide purchaser, such final payment shall be made without presentation or surrender.

(b) If any Class of Secured Notes called for redemption shall not be paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the Note Interest Rate for each successive Interest Accrual Period during which the Note remains Outstanding.

ARTICLE X

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 10.01. Collection of Money

(a) Except as otherwise expressly provided herein, the Trustee may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any intermediary, all Cash and other property payable to or receivable by the Trustee pursuant to this Indenture, including all payments due on the Pledged Securities, in accordance with the terms and conditions of such Pledged Securities. The Trustee shall segregate and hold all such Cash and property received by it in trust for the Secured Parties and shall apply it as provided in this Indenture. The accounts established by the Trustee pursuant to this Article X may include any number of subaccounts requested by the Trustee for convenience in administering the Collateral Debt Obligations. In addition, all Cash deposited into the accounts established pursuant to this Article X shall be invested in Eligible Investments in accordance with the procedures set forth in Section 10.02(b) and any restrictions applicable to such accounts.

(b) Each of the parties hereto hereby agrees to cause the Custodian or any other Securities Intermediary that holds any Cash or other property for the Issuer in an Account to agree with the parties hereto that (i) each Account is a Securities Account in respect of which the Trustee is the Entitlement Holder, (ii) the Cash, Securities and other property credited to any Account is to be treated as a Financial Asset under Article 8 of the UCC and (iii) the securities intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC) for that purpose will be the State of New York. In no event may any Financial Asset held in any Account be registered in the name of, payable to the order of, or specially Indorsed to, the Issuer unless such Financial Asset has also been indorsed in blank or to the Custodian or other Securities Intermediary that holds such Financial Asset in such Account.

(c) Upon the first to occur of (i) any Event of Default, (ii) the removal of the Collateral Manager for “cause” or (iii) any date on which the Net Worth of the Collateral Manager is less than $250,000,000, the Trustee, at the direction of a Majority of the Controlling Class, will give notice to each relevant administrative agent for each Collateral Debt Obligation pledged to the Trustee or, if no administrative agent has been appointed, each Obligor of such Collateral Debt Obligations, along with instructions that each such Obligor or administrative agent, as applicable, will make all payments under the related Collateral Debt Obligation directly to the Collection Account. The Collateral Manager, in accordance with the terms of the Collateral Management Agreement, agrees to fully cooperate with the

Trustee and the Issuer in effecting any such notices and changes in payments instructions (including, without limitation, providing information regarding the Obligors necessary to effect the foregoing.).

Section 10.02. Accounts; Class A-2 Holder Collateral Account; Class A-3 Holder Collateral Account

(a) The Trustee shall, prior to the Closing Date, cause to be established a Securities Account which shall be designated as the Collection Account, which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties. The Collection Account shall be segregated into four subaccounts, one of which will be designated the Interest Collection Subaccount, one of which will be designated the Principal Collection Subaccount, one of which will be designated the Income Notes Financed Interest Collection Subaccount and one of which will be designated the Income Notes Financed Principal Collection Subaccount. Any Cash held in the Collection Account that is not used to purchase Substitute Collateral Debt Obligations shall be invested in Eligible Investments in accordance with Section 10.02(b).

(i) At the direction of the Collateral Manager on behalf of the Issuer, the Trustee shall from time to time deposit into the Interest Collection Subaccount (i) all Interest Collections received on the Secured Notes Financed Collateral Debt Obligations after the Closing Date and (ii) all amounts required to be deposited therein pursuant to Section 10.03(d). All monies deposited from time to time in the Interest Collection Subaccount pursuant to this Indenture shall be held by the Trustee as part of the Collateral and shall be applied in the manner set forth herein; provided that no funds on deposit in the Interest Collection Subaccount may be used at any time to purchase Margin Stock or to purchase Collateral Debt Obligations with attached warrants, options or other rights that constitute Margin Stock. The Interest Collection Subaccount shall remain at all times with the Trustee or with a financial institution having a long-term debt rating by S&P of at least “BBB+” and by Moody’s of at least “Baa1” (and if so rated by Moody’s, is not on watch for downgrade).

(ii) At the direction of the Collateral Manager on behalf of the Issuer, the Trustee shall from time to time deposit into the Principal Collection Subaccount (i) all Principal Collections on the Secured Notes Financed Collateral Debt Obligations and any proceeds received from the disposition thereof, as determined by the Trustee, and (ii) all amounts required to be deposited therein pursuant to Section 10.03(d). All monies deposited from time to time in the Principal Collection Subaccount pursuant to this Indenture shall be held by the Trustee as part of the Collateral and shall be applied in the manner set forth herein; provided that no funds on deposit in the Principal Collection Subaccount may be used at any time to purchase Margin Stock or to purchase Collateral Debt Obligations with attached warrants, options or other rights that constitute Margin Stock. The Principal Collection Subaccount shall remain at all times with the Trustee or with a financial institution having a long-term debt rating by S&P of at least “BBB+” and by Moody’s of at least “Baa1” (and if so rated by Moody’s, is not on watch for downgrade).

(iii) At the direction of the Collateral Manager on behalf of the Issuer, the Trustee shall from time to time deposit into the Income Notes Financed Interest Collection Subaccount (i) all Interest Collections received on the Income Notes Financed Collateral Debt Obligations after the Closing Date and (ii) all amounts required to be deposited therein pursuant to Section 10.03(d). All monies deposited from time to time in the Interest Collection Subaccount pursuant to this Indenture shall be held by the Trustee as part of the Collateral and shall be applied in the manner set forth herein. The Income Notes Financed Interest Collection Subaccount shall remain at all times with the Trustee or with a financial institution having a long-term debt rating by S&P of at least “BBB+” and by Moody’s of at least “Baa1” (and if so rated by Moody’s, is not on watch for downgrade).

(iv) At the direction of the Collateral Manager on behalf of the Issuer, the Trustee shall from time to time deposit into the Income Notes Financed Principal Collection Subaccount (i) all Principal Collections and any proceeds received from the disposition thereof (including all distributions (not constituting Interest Collections) on and proceeds from the disposition of any other Collateral Debt Obligations purchased with funds in the Income Notes Financed Principal Collection Subaccount or the Income Notes Financed Interest Collection Subaccount), and (ii) all amounts required to be deposited therein pursuant to Section 10.03(d). All monies deposited from time to time in the Income Notes Financed Principal Collection Subaccount pursuant to this Indenture shall be held by the Trustee as part of the Collateral and shall be applied in the manner set forth herein. The Income Notes Financed Principal Collection Subaccount shall remain at all times with the Trustee or with a financial institution having a long-term debt rating by S&P of at least “BBB+” and by Moody’s of at least “Baa1” (and if so rated by Moody’s, is not on watch for downgrade).

(b) Upon Collateral Manager Order (which may be in the form of standing instructions) or, after the occurrence of an Event of Default, upon written direction of a Majority of the Controlling Class, the monies in the Collection Account shall be invested and reinvested by the Trustee as directed in such Collateral Manager Order in one or more Eligible Investments. If, prior to the occurrence of an Event of Default, the Collateral Manager shall not have given directions pursuant to this Section 10.02(b) with respect to any amounts in excess of such sum for five consecutive days, the Trustee shall seek written instructions from the Issuer. If the Trustee does not thereupon receive written instructions within three Business Days, or if, after the occurrence of an Event of Default, the Controlling Class shall not have given written directions pursuant to this Section 10.02(b) with respect to the monies in the Collection Account for five consecutive days, the Trustee shall invest and reinvest such monies as fully as practicable in investments described in clause (f) of the definition of Eligible Investments and maturing not later than the earlier of (i) 30 days after the date of such investment and (ii) the Business Day prior to the next Payment Date. All income or other gain from such investments shall be credited to the Collection Account, and any loss resulting from such investments shall be charged to the Income Notes Financed Principal Collection Subaccount, the Income Notes Financed Interest Collection Subaccount, the Principal Collection Subaccount or Interest Collection Subaccount, as applicable. The Trustee shall not in any way be held liable by reason of any insufficiency in the Income Notes Financed Principal Collection Subaccount, the Income Notes Financed Interest Collection Subaccount, the Principal Collection Subaccount or the Interest Collection Subaccount, as applicable, resulting from any loss on any Eligible Investment.

(c) Upon Collateral Manager Order on any Business Day, and subject to the provisions of Article XII, all or a portion of the Collections on deposit therein shall be released from the Collection Account and applied by the Trustee in accordance with such Collateral Manager Order to payment for one or more specified Substitute Collateral Debt Obligations purchased in accordance with the provisions of Article XII and Granted to the Trustee.

(d) The Trustee shall, prior to the Closing Date, cause the Custodian to establish a Securities Account which shall be designated as the Special Reserve Account, which shall be in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties and into which the Trustee shall from time to time deposit Interest Collections pursuant to Section 11.01(a)(i)(R). All amounts from time to time deposited in, or otherwise standing to the credit of, the Special Reserve Account pursuant to this Indenture shall be held by the Trustee as part of the Collateral and shall be applied to the purposes herein provided. During any Due Period the Collateral Manager may direct amounts to be withdrawn from the Special Reserve Account and deposited into the Collection Account as either Interest Collections or Principal Collections. The Trustee agrees to give the Issuer immediate notice if the Special Reserve Account or any funds on deposit therein, or otherwise standing to the credit of the Special Reserve Account, shall become subject to any writ, order judgment, warrant of attachment, execution or similar process. The Issuer shall not have any legal, equitable or beneficial interest in the Special Reserve Account other than in accordance with the Priority of Payments. The Special Reserve Account shall remain at all times with the Trustee or with a financial institution having a long-term debt rating by S&P of at least “BBB+” and by Moody’s of at least “Baa1” (and if so rated by Moody’s, is not on watch for downgrade).

(e) The Trustee shall, prior to the Closing Date, cause the Custodian to establish a Securities Account which shall be designated as the Custodial Account, which shall be in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties and into which the Trustee shall from time to time deposit Collateral. All Collateral from time to time deposited in, or otherwise standing to the credit of, the Custodial Account pursuant to this Indenture shall be held by the Trustee as part of the Collateral and shall be applied to the purposes herein provided. The Trustee agrees to give the Issuer immediate notice if the Custodial Account or any funds on deposit therein, or otherwise standing to the credit of the Custodial Account, shall become subject to any writ, order judgment, warrant of attachment, execution or similar process. The Issuer shall not have any legal, equitable or beneficial interest in the Custodial Account other than in accordance with the Priority of Payments. The Custodial Account shall remain at all times with the Trustee or with a financial institution having a long-term debt rating by S&P of at least “BBB+” and by Moody’s of at least “Baa1” (and if so rated by Moody’s, is not on watch for downgrade).

(f) The Trustee shall, prior to the Closing Date, cause to be established two Securities Accounts which shall be designated, respectively, as the Secured Notes Unused Proceeds Account and Income Notes Unused Proceeds Account, which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties. On the Closing Date, the amount of Unused Proceeds designated for deposit into the Income Notes Unused Proceeds Account pursuant to Section 3.04 shall be deposited by the Trustee into the Income Notes Unused Proceeds Account at the direction of the Collateral Manager on behalf of the Issuer. Any Unused Proceeds remaining after such deposit to the Income Notes Unused Proceeds Account will be deposited into the Secured Notes Unused Proceeds Account. Funds in the Unused Proceeds Account may be used to purchase Collateral Debt Obligations in accordance with Article XII; provided that no funds on deposit in, or otherwise standing to the credit of, the Secured Notes Unused Proceeds Account may be used at any time to purchase or carry Margin Stock or to purchase Collateral Debt Obligations with attached warrants, options or other rights that constitute Margin Stock. The Unused Proceeds Account shall remain at all times with the Trustee or with a financial institution having a long-term debt by S&P of at least “BBB+” and by Moody’s of at least “Baa1” (and if so rated by Moody’s, is not on watch for downgrade). Any amounts remaining in the Unused Proceeds Account after the Effective Date shall be treated as Principal Collections and such amounts shall be applied in accordance with the Priority of Payments on the first Payment Date.

(g) The Trustee shall, prior to the Closing Date, cause to be established a Securities Account which shall be designated as the Expense Account, which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties. Any and all funds at any time on deposit in, or otherwise to the credit of, the Expense Account shall be held in trust by the Trustee for the benefit of the Secured Parties. Except as provided in the Priority of Payments, the only permitted withdrawal from or application of funds on deposit in, or otherwise standing to the credit of, the Expense Account shall be to pay (on any day other than a Payment Date) accrued and unpaid Administrative Expenses of the Issuer (other than fees and expenses of the Trustee). Any Administrative Expenses so paid in any Due Period shall be applied towards the limits set forth in Sections 5.08(a) and 11.01(a)(i)(A), as applicable, for the Payment Date relating to such Due Period. On the Closing Date, the Trustee shall deposit into the Expense Account an amount equal to $25,000 from the net proceeds received by the Issuer on such date from the initial issuance of the Notes. Thereafter, the Collateral Manager may, in its full and complete discretion, transfer to the Expense Account from the Collection Account amounts permitted to be deposited therein pursuant to Section 11.01(a)(i)(A). On the date on which substantially all of the Issuer’s assets have been sold or otherwise disposed of, the Issuer by Issuer Order executed by an Authorized Officer of the Collateral Manager shall direct the Trustee to, and, upon receipt of such Issuer Order, the Trustee shall, transfer all amounts on deposit in the Expense Account to the Collection Account for application pursuant to Section 11.01(a)(i)(A) as Interest Collections on the immediately succeeding Payment Date.

(h) The Trustee shall, prior to the Closing Date, establish an Exposure Reserve Account, which shall be held in the name of the Trustee in trust for the benefit of the Secured Parties. Any and all funds at any time on deposit in, or otherwise to the credit of, the Exposure Reserve Account shall be invested in Eligible Investments, as determined by the Collateral Manager on behalf of the Issuer, with a maturity of no longer than one day and held in trust by the Trustee for the benefit of the Secured Parties. When the Issuer requests a Borrowing pursuant to the Class A-2 Note Purchase Agreements, the proceeds of such Borrowing shall be deposited by the Trustee in the Exposure Reserve Account. When the Issuer requests a Draw pursuant to the Class A-3 Note Purchase Agreements, the proceeds of such a Draw shall be deposited by the Trustee in the Exposure Reserve Account at the direction of the Collateral Manager on behalf of the Issuer. When an Obligor under a Revolving Collateral Debt Obligation makes a repayment to the Issuer, all such proceeds shall be applied to the Exposure Reserve Account. The Issuer shall ensure at all times that the sum of the Aggregate Undrawn Amount of the Class A-2 Commitments plus all amounts standing to the credit of the Exposure Reserve Account is at least equal to all Exposure Amounts for all Delayed Drawdown Collateral Debt Obligations and Revolving Collateral Debt Obligations owned by the Issuer.

The Collateral Manager may, in its reasonable discretion, at any time so long as the Issuer is in compliance with the Collateral Coverage Tests, (a) transfer Principal Collections standing to the credit of the Collection Account to the Exposure Reserve Account, in an amount up to the Exposure Amount at such time and (b) designate amounts standing to the credit of the Exposure Reserve Account as Principal Collections and transfer such amounts to the Collection Account, provided that, after giving effect to such transfer, the Aggregate Undrawn Amounts under the Class A-2 Commitments, in addition to all amounts standing to the credit of the Exposure Reserve Account, is at least equal to all Exposure Amounts. The Collateral Manager may in its reasonable discretion, at the time of acquisition of any Additional Collateral Debt Obligations or Substitute Collateral Debt Obligations that are Delayed Drawdown Collateral Debt Obligations or Revolving Collateral Debt Obligations, transfer Principal Collections or Unused Proceeds to the Exposure Reserve Account in an amount up to the Exposure Amounts on such newly-acquired Collateral Debt Obligations.

The Exposure Reserve Account shall remain at all times with the Trustee or with a financial institution having a long-term debt rating by S&P of at least “BBB+” and by Moody’s of at least “Baa1”.

(i) On or prior to the Closing Date, the Trustee shall cause to be established two segregated securities accounts, which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties and the Liquidity Providers, one of which account shall be the Class A-2 Holder Collateral Account and the other shall be the Class A-3 Holder Collateral Account. If at any time any Holder of a Class A-2 Note shall be required to deposit funds into the Class A-2 Holder Collateral Account pursuant to the terms of the applicable Class A-2 Note Purchase Agreement or any Holder of a Class A-3 Note shall be required to deposit funds into the Class A-3 Holder Collateral Account pursuant to the terms of the applicable Class A-3 Note Purchase Agreement, then (i) the Trustee shall create a segregated subaccount of the respective holder collateral account for such Holder (each, a “Holder Subaccount”) and (ii) the Collateral Manager shall deposit all funds received from such Holder into such Holder Subaccount. All payments of principal of the Class A-2 Notes or Class A-3 Notes, as the case may be, otherwise payable to such Holder shall be deposited in such Holder Subaccount to the extent provided in the Class A-2 Note Purchase Agreement or Class A-3 Note Purchase Agreement, as the case may be. The only permitted withdrawal from or application of funds credited to a Holder Subaccount shall, notwithstanding the occurrence of any Event of Default, be to satisfy such Holder’s obligations under the applicable Class A-2 Note Purchase Agreement or applicable Class A-3 Note Purchase Agreement (as the case may be), as specified in this Section 10.02(i) and to return such amounts to such Holder in accordance with this Section 10.02(i).

The deposit of funds into a Holder Subaccount pursuant to this Section 10.02(i) by any Holder of a Class A-2 Note or Class A-3 Note shall not constitute a Borrowing or a Draw by the Issuer and shall not constitute a utilization of the Class A-2 Commitment or Class A-3 Commitment of such Holder. Any funds so deposited shall not constitute principal outstanding under such Class A-2 Note or such Class A-3 Note. However, from and after the establishment of a Holder Subaccount with respect to any Holder of Class A-2 Notes or Class A-3 Notes until otherwise provided below, (i) the obligation of such Holder to advance funds under its Class A-2 Notes or Class A-3 Notes as part of any Borrowing or Draw under this Indenture shall be satisfied by the Trustee withdrawing funds from such Holder Subaccount in the amount of such Holder’s share of such Borrowing or Draw (determined in accordance with the applicable Class A-2 Note Purchase Agreement or applicable Class A-3 Note Purchase Agreement, as the case may be), and (ii) all payments of principal with respect to advances made by such Holder under its Class A-2 Notes or Class A-3 Notes (whether or not originally funded from such Holder Subaccount) shall be satisfied by the Trustee depositing the related funds into such Holder Subaccount in the amount of such Holder’s share of such Borrowing or Draw. The Trustee shall have full power and authority to withdraw funds at the direction of the Collateral Manager on behalf of the Issuer from each such Holder Subaccount at the time of, and in connection with, the making of any such Borrowing or Draw and to deposit funds into each such Holder Subaccount, all in accordance with the terms of and for the purposes set forth in this Indenture and the related Class A-2 Note Purchase Agreement or Class A-3 Note Purchase Agreement, as the case may be.

If at any time the amount of funds on deposit in the Holder Subaccount relating to any Holder of Class A-2 Notes or Class A-3 Notes, net of any reinvestment earnings in respect of Eligible Investments, exceeds the undrawn amount of the Class A-2 Commitment or Class A-3 Commitment of such Holder, then the Trustee shall remit to such Holder a portion of such funds then held in the related Holder Subaccount in an amount equal to such excess.

If at any time a Holder of Class A-2 Notes or Class A-3 Notes is no longer required to deposit or maintain funds in a Holder Subaccount pursuant to the terms of the applicable Class A-2 Note Purchase Agreement or Class A-3 Note Purchase Agreement to which such Holder is a party, then all funds then held in such Holder Subaccount (after giving effect to any Borrowing in respect of such Class A-2 Notes or Draw in respect of such Class A-3 Notes to be made on such date) shall be withdrawn at the direction of the Collateral Manager on behalf of the Issuer from such Holder Subaccount and remitted to such Holder, and thereafter all payments of principal and interest with respect to advances made by such Holder shall be paid directly to such Holder in accordance with the terms of this Indenture and the applicable Class A-2 Note Purchase Agreement or Class A-3 Note Purchase Agreement (as the case may be).

For so long as any amounts are on deposit in a Holder Subaccount, the Trustee shall invest and reinvest such funds in Eligible Investments, as determined by the Collateral Manager on behalf of the Issuer, maturing on the day following the date of acquisition thereof at the written direction of the Holder thereof (which may be in the form of standing instructions). In the absence of such instructions, such funds will remain uninvested. Investment earnings received during each Due Period in respect of Eligible Investments in any Holder Subaccount will be paid to such Holder on the related Payment Date.

If the Class A-2 Holder Collateral Account, the Class A-3 Holder Collateral Account, any Holder Subaccount or any funds on deposit therein, or otherwise to the credit of any Holder Subaccount, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process, the Trustee shall give the Collateral Manager, the Issuer and the related Holder immediate notice thereof.

(j) The Trustee shall, prior to the Closing Date, cause to be established a Securities Account that shall be designated as the Closing Date Expense Account, which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties. Any and all funds at any time on deposit in, or otherwise to the credit of, the Closing Date Expense Account shall be held in trust by the Trustee for the benefit of the Secured Parties. Except as otherwise provided in this Indenture, the only permitted withdrawal from or application of funds on deposit in, or otherwise standing to the credit of, the Closing Date Expense Account shall be to pay organizational expenses of the Issuer, and the expenses of the issuance and offering of the Notes. On the Closing Date, the Trustee shall deposit into the Closing Date Expense Account an amount equal to $6,923,500 from the net proceeds received by the Issuer on such date from the initial issuance of the Notes. On or after the date on which all of the organizational expenses and the expenses of the issuance and offering of the Notes, the Collateral Manager, by Collateral Manager Order executed by an Authorized Officer of the Collateral Manager, shall direct the Trustee to, and, upon receipt of such Collateral Manager Order, the Trustee shall, transfer all amounts on deposit in the Closing Date Expense Account to the Collection Account for application pursuant to the Priority of Payments as Interest Collections or Principal Collections, as determined in the sole discretion of the Collateral Manager, on the immediately succeeding Payment Date.

Section 10.03. Release of Collateral Debt Obligations

(a) If no Event of Default has occurred and is continuing and subject to Article XII, the Collateral Manager may, by a Collateral Manager Order delivered to the Trustee at least two Business Days prior to the date set for sale of a Pledged Security and certifying that it has determined that the sale of such Collateral Debt Obligation constitutes a Collateral Debt Obligation which may be sold pursuant to Section 12.01(e), or that such Collateral Debt Obligation has become a Credit Improved Security, a Credit Risk Security, a Defaulted Security, an Exchanged Equity Security or an Equity Security and that the sale or disposition of such Collateral Debt Obligation is in compliance with Sections 12.01 and 12.03 (if applicable), direct the Trustee to release from the lien of this Indenture the Collateral Debt Obligation or Collateral Debt Obligations specified in such Collateral Manager Order and, upon receipt of such Collateral Manager Order, the Trustee shall release such Collateral Debt Obligations from such lien in accordance with the Collateral Manager Order, in each case against receipt of sale proceeds therefor.

(b) If no Event of Default has occurred and is continuing and subject to the provisions of Article XII, the Collateral Manager may, by Collateral Manager Order delivered to the Trustee on or before the date set for redemption or payment in full of a Collateral Debt Obligation and certifying that such Collateral Debt Obligation to be released is being redeemed or paid in full, direct the Trustee in writing to release from the lien of this Indenture such Collateral Debt Obligation in accordance with such Collateral Manager Order, in each case against receipt of the proceeds of the redemption price therefor or payment in full thereof; provided that, if such Pledged Security is a Loan, the Trustee shall instead deliver to the obligor whose Pledged Security is being redeemed the promissory note of such obligor against receipt of the Redemption Price.

(c) If no Event of Default has occurred and is continuing and subject to the provisions of Article XII, the Collateral Manager may, by Collateral Manager Order delivered to the Trustee before the date set for an exchange, tender or sale of a Collateral Debt Obligation and certifying that such Collateral Debt Obligation is subject to an Offer and setting forth in reasonable detail the procedure for response to such Offer, direct the Trustee to release from the lien of this Indenture such

Collateral Debt Obligation in accordance with such Collateral Manager Order, in each case against receipt of payment therefor.

(d) At the direction of the Collateral Manager on behalf of the Issuer, the Trustee shall deposit all proceeds received by it from the disposition of a Collateral Debt Obligation in the Principal Collection Subaccount, Interest Collection Subaccount, Income Notes Financed Principal Collection Subaccount or Income Notes Financed Interest Collection Subaccount. The Trustee shall also deposit in the applicable subaccount of the Collection Account all reinvestment income with respect to the Collection Account.

(e) Subject to Article XII, the Collateral Manager may, by a Collateral Manager Order delivered to the Trustee at least two Business Days prior to the date set for sale of a Pledged Security and certifying that it has determined that such Collateral Debt Obligation is a Secured Notes Financed Collateral Debt Obligation that has become a Margin Stock and must be sold pursuant to Section 12.01(i), direct the Trustee to release from the lien of this Indenture the Collateral Debt Obligation or Collateral Debt Obligations specified in such Collateral Manager Order and, upon receipt of such Collateral Manager Order, the Trustee shall release such Collateral Debt Obligation(s) from such lien in accordance with the Collateral Manager Order, in each case against receipt of sale proceeds therefor.

(f) The Trustee shall, upon receipt of a Collateral Manager Order at such time as there are no Secured Notes Outstanding and all obligations of the Issuer under or pursuant to this Indenture have been satisfied, release the Collateral from the lien of this Indenture.

Section 10.04. Reports by Trustee

(a) Upon the receipt of written request, which may be in the form of a standing order, the Trustee shall supply (which may be in the form of electronic access) to the Issuer and the Collateral Manager at least two Business Days prior to the date required hereunder for delivery of each Note Valuation Report and each Monthly Report, all information that is in the possession of the Trustee hereunder with respect to the Pledged Securities and the Collection Account, and reasonably required for the preparation of the Note Valuation Report and Monthly Report. The Trustee shall supply (which may be in the form of electronic access) in a timely fashion to the Issuer and the Collateral Manager any other information that the Issuer and the Collateral Manager may reasonably request from time to time that is in the possession of the Trustee and required to be provided by Section 10.05. The Trustee shall promptly forward to the Issuer and the Collateral Manager copies of notices and other communications received by it from the issuer of any Pledged Security or from any Clearing Agency with respect to any Pledged Security advising the Holders of such security of any rights that the Holders might have with respect thereto (including notices of calls and redemptions) as well as all periodic financial reports received from such issuers and clearing agencies with respect to such issuers. Nothing in this Section 10.04 shall be construed to impose upon the Trustee any duty to prepare any report or statement which the Issuer is required to prepare or provide under Section 10.05 or to calculate or recalculate any information required to be set forth in any such report or statement (other than information regularly maintained by the Trustee by reason of its acting as Trustee hereunder) prepared or required to be prepared by the Issuer. Nothing herein shall be construed to obligate the Trustee to disclose any information concerning its business or its operations which it reasonably considers confidential in nature.

(b) Promptly following receipt of any request therefor from the Trustee from time to time, the Issuer and the Collateral Manager shall deliver to the Trustee any information in the possession of such Person with respect to the Pledged Securities, or other information reasonably needed to enable the Trustee to perform its obligations under this Indenture. Each of the Issuer and Trustee shall forward promptly to the Collateral Manager copies of all notices and other writings received by it from the issuer of any Pledged Securities (including notices of calls and redemptions of securities) as well as all periodic financial reports received with respect to the Pledged Securities. The Collateral Manager shall forward promptly to the Trustee notices of calls and redemptions of securities received by the Collateral Manager. Nothing herein shall be construed to obligate the Collateral Manager to disclose any confidential or proprietary information.

Section 10.05. Accountings

(a) Monthly. Not later than the 25th day of each month or, if such date is not a Business Day, the next succeeding Business Day, commencing on the first Payment Date, the Collateral Manager on behalf of the Issuer shall deliver or make available to the Trustee, the Collateral Administrator, the Initial Purchasers (subject to the provisions set forth in Section 10.05(h)) and (so long as any Secured Notes are rated) each Rating Agency, the Holders of the Class A-2 Notes (subject to the provisions set forth in Section 10.05(h) or as may otherwise be agreed upon in writing between MCG and the Collateral Manager on behalf of the Issuer and such Holder), the Holders of the Class A-3 Notes (during the Initial Investment Period and subject to the provisions set forth in Section 10.05(h) or as may otherwise be agreed upon in writing between MCG and the Collateral Manager on behalf of the Issuer and such Holder) and, upon written request accompanied by a Note Owner Certificate, (subject to the provisions set forth in Section 10.05(h) or as may otherwise be agreed upon in writing between MCG and the Collateral Manager on behalf of the Issuer and the requesting Noteholder) to any Noteholder, a monthly report (the “Monthly Report”), which shall contain the following information and instructions with respect to the Pledged Securities determined as of the eleventh (11th) day of such month (provided that the Monthly Report shall be prepared on a trade date basis):

(i) the Aggregate Principal Amount of the Collateral Debt Obligations in the Collateral, the Principal Balance of each Collateral Debt Obligation, the annual coupon rate, maturity date, Obligor, S&P Industry Classification Group, Moody’s Industry Classification Group, S&P Rating and Moody’s Rating of each Collateral Debt Obligation in the Collateral; provided that, in the case of any Moody’s Rating or S&P Rating determined based on a credit estimate (or private or other non-public rating) obtained by the Issuer or the Collateral Manager from Moody’s or S&P, (1) except as otherwise agreed with the Issuer or the Collateral Manager by Moody’s or S&P, such Moody’s Rating or S&P Rating shall not be disclosed in the Monthly Report (unless such disclosure does not allow the relevant Obligor or issuer to be identified from such disclosure) and (2) a notation in the Monthly Report will indicate that such Moody’s Rating or S&P Rating was determined based on a credit estimate and the date of such determination;

(ii) the Balance of the Eligible Investments in the Collection Accounts, the Principal Balance of each Eligible Investment in the Collection Accounts;

(iii) the nature, source and amount of any Collections in the Collection Account, including Interest Collections and Principal Collections received during the preceding month;

(iv) the nature, source and amount of any funds in the Secured Notes Unused Proceeds Accounts and Income Notes Unused Proceeds Account, and the identity of, Principal Balance, annual interest rate, maturity, issuer of and rating of each Eligible Investment purchased with funds from each of the Secured Notes Unused Proceeds Account and the Income Notes Unused Proceeds Account;

(v) the identity of each Collateral Debt Obligation that was released for sale or other disposition (indicating the reason for such sale or disposition), and the identity of each Substitute

Collateral Debt Obligation Granted, during the related Due Period; the amount and identity of each Defaulted Security that has not been released for sale and the date of default for each Defaulted Security;

(vi) the identity and Principal Balance of each Collateral Debt Obligation which became a Defaulted Security, an Exchanged Equity Security or an Equity Security during the preceding month;

(vii) the purchase price of each Pledged Security Granted and the purchase and the sale price of each Pledged Security subject to a sale during the preceding month; and whether such Pledged Security is a Collateral Debt Obligation or an Eligible Investment in the Collection Account;

(viii) the calculation of each of the Collateral Coverage Tests, the Collateral Quality Tests and the Portfolio Percentage Limitations, accompanied by a list setting forth the applicable maximum or minimum value, percentage or ratio which must be maintained pursuant to this Indenture with respect to each of the Collateral Coverage Tests, the Collateral Quality Tests, the Portfolio Percentage Limitations and a list setting forth the results of the calculation of each of the Collateral Coverage Tests, the Collateral Quality Tests and the Portfolio Percentage Limitations with respect to the Initial Collateral Debt Obligations;

(ix) (1) each of the Class A Scenario Default Rate, the Class B Scenario Default Rate, the Class C Scenario Default Rate and the Class D Scenario Default Rate, (2) each of the then-applicable Class A Break-Even Loss Rate, Class B Break-Even Loss Rate, Class C Break-Even Loss Rate and Class D Break-Even Loss Rate, (3) the results of the most recent S&P CDO Monitor Test along with a report of each specified benchmark statistic calculated by the S&P CDO Monitor and (4) the Minimum Weighted Average Spread then in effect and used to identify the then-applicable Class A Break-Even Loss Rate, Class B Break-Even Loss Rate, Class C Break-Even Loss Rate and Class D Break-Even Loss Rate;

(x) the identity of each Collateral Debt Obligation that was upgraded or downgraded or placed on negative credit watch or positive credit watch by either Rating Agency since the date of the last Monthly Report; provided that the identity of each Collateral Debt Obligation that was upgraded or downgraded must be obtained from information provided directly from the Rating Agencies and not Bloomberg or a similar service to Bloomberg;

(xi) (1) the Market Value assigned to each Collateral Debt Obligation and (2) the identity of the Independent loan valuation service that is used to determine the Market Value of each such Collateral Debt Obligation for which an independent loan valuation service is required under the definition of Market Value if such service is other than Markit Loans, Inc. (successor to LoanX);

(xii) the short-term and long-term ratings of any Hedge Counterparty; and

(xiii) such other information as MCG and the Collateral Manager shall have agreed to include and as the Trustee may reasonably request.

Upon receipt of each Monthly Report, the Trustee shall compare the information contained therein and described in this Section 10.05(a) to the information contained in its records, to the extent such information is contained in the records of the Trustee, with respect to the Collateral and shall, within three Business Days after receipt of such Monthly Report, notify the Issuer and the Collateral Manager if such information contained in the Monthly Report does not conform to the information maintained by the Trustee with respect to the Collateral, and detail any discrepancies. If any discrepancy exists, the Trustee and the Issuer, or the Collateral Manager on behalf of the Issuer, shall attempt to resolve the discrepancy. If such discrepancy cannot be promptly resolved, the Trustee shall cause the Independent Accountants appointed by the Issuer pursuant to Section 10.06 to review such Monthly Report and the Trustee’s records to determine the cause of such discrepancy. If such review reveals an error in the Monthly Report or the Trustee’s records, the Monthly Report or the Trustee’s records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Indenture. Each Rating Agency shall be notified of any such revisions.

(b) Note Valuation Report. With respect to each Calculation Date, the Collateral Manager on behalf of the Issuer shall render an accounting (the “Note Valuation Report”), determined as of such Calculation Date and deliver or make available such Note Valuation Report to the Trustee, the Collateral Administrator, the Collateral Manager, the Initial Purchasers, the Hedge Counterparty, each Rating Agency, the Holders of the Class A-2 Notes, the Holders of the Class A-3 Notes (during the Initial Investment Period) and, upon written request accompanied by a Note Owner Certificate, to any Holder of a Note not later than the third Business Day preceding the related Payment Date. Upon receipt of each Note Valuation Report, the Issuer shall notify the Irish Paying Agent of the Aggregate Principal Amount of the Notes of each Class of Notes then Outstanding after giving effect to the principal payments, if any, on the immediately succeeding Payment Date. The Note Valuation Report shall contain the following information (and shall, except with respect to cash settlement reporting, be prepared on a trade date basis):

(i) the Aggregate Principal Amount of the Collateral Debt Obligations as of the close of business on such Calculation Date, after giving effect to (1) Collections received during the related Due Period and reinvested in Substitute Collateral Debt Obligations during such Due Period in accordance with the provisions of this Indenture, (2) the sale of each Collateral Debt Obligation that was sold during such Due Period and (3) the Grant of each Substitute Collateral Debt Obligation that was acquired during such Due Period;

(ii) the Aggregate Principal Amount of each Class of Notes as of the Calculation Date (expressed as a Dollar amount and as a percentage of the original Aggregate Principal Amount of such Class), the amount of principal payments (including Principal Prepayments) to be made on such Class of Notes on the Payment Date relating to such Calculation Date and the Aggregate Principal Amount of such Class of Notes after giving effect to such principal payments (expressed as a Dollar amount and as a percentage of the original Aggregate Principal Amount of such Class);

(iii) the Class A-2 Commitment Fee, the Class A-3 Commitment Fee and the Interest (and, in the case of the Class C Notes and Class D Notes, the Deferred Interest Amount and the Cumulative Deferred Interest Amount, if any,) for each Class of Secured Notes for the Payment Date relating to such Calculation Date;

(iv) the amount of the Interest Collections and the amount of Principal Collections received during the related Due Period;

(v) the Trustee Fee and the Trustee Expenses payable on the Payment Date relating to such Calculation Date;

(vi) the Collateral Administrator Fees payable on the Payment Date relating to such Calculation Date;

(vii) the Base Management Fee, Subordinated Management Fee, payable on the Payment Date relating to such Calculation Date and any previously deferred and unpaid Deferred

Management Fee and any Deferred Management Fee for the current Payment Date as notified by the Collateral Manager to the Issuer;

(viii) with respect to the Collection Account:

(1) the Balance of all Cash and Eligible Investments as of such Calculation Date;

(2) the amounts payable from the Collection Account pursuant to Article XI on the Payment Date relating to such Calculation Date (in the aggregate and under each section and subsection of Article XI); and

(3) the Balance of all Cash and Eligible Investments remaining in the Collection Account immediately after giving effect to all payments to be made on the Payment Date relating to such Calculation Date;

(ix) the Balance of all Cash and Eligible Investments in the Expense Account and the Hedge Counterparty Collateral Account as of such Calculation Date;

(x) a calculation of each of the Collateral Quality Tests, the Collateral Coverage Tests and the Portfolio Percentage Limitations, accompanied by a list setting forth the applicable maximum or minimum value, percentage or ratio which must be maintained pursuant to this Indenture with respect to each of the Collateral Coverage Tests, the Collateral Quality Tests and the Portfolio Percentage Limitations and a list setting forth the results of the calculation of each of the Collateral Coverage Tests, the Collateral Quality Tests and the Portfolio Percentage Limitations on the Effective Date; provided that such list shall exclude any Confidential Information;

(xi) (1) the results of the Collateral Coverage Tests as of the close of business on such Calculation Date (both before and after giving effect to any payments to be made on the Payment Date relating to such Calculation Date);

(2) if any Collateral Coverage Test is not met, the amount of Principal Prepayment of each applicable Class of Notes pursuant to Section 9.01(a) that would be necessary as of such Calculation Date for the related Payment Date in order to cause such Collateral Coverage Test to be met (after giving effect to all other payments to be made on such Payment Date);

(xii) the Aggregate Principal Amount of the Collateral Debt Obligations in the Collateral, the Principal Balance of each Collateral Debt Obligation, the annual coupon rate, maturity date, Obligor, S&P Industry Classification Group, Moody’s Industry Classification Group, S&P Rating and Moody’s Rating of each Collateral Debt Obligation in the Collateral, in each case as of the date of the most recent publicly available information of MCG setting forth such information; provided that, in the case of any Moody’s Rating or S&P Rating determined based on a credit estimate (or private or other non-public rating) obtained by the Issuer or the Collateral Manager from Moody’s or S&P, (1) except as otherwise agreed with the Issuer or the Collateral Manager by Moody’s or S&P, such Moody’s Rating or S&P Rating shall not be disclosed in the Note Valuation Report (unless such disclosure does not allow the relevant Obligor or issuer to be identified from such disclosure) and (2) a notation in the Note Valuation Report will indicate that such Moody’s Rating or S&P Rating was determined based on a credit estimate and the date of such determination;

(xiii) the Market Value assigned to each Collateral Debt Obligation as of date of the most recent publicly available information of MCG setting forth such Market Values;

(xiv) (1) each of the Class A Scenario Default Rate, the Class B Scenario Default Rate, the Class C Scenario Default Rate and the Class D Scenario Default Rate, (2) each of the then-applicable Class A Break-Even Loss Rate, Class B Break-Even Loss Rate, Class C Break-Even Loss Rate and Class D Break-Even Loss Rate, (3) the results of the most recent S&P CDO Monitor Test along with a report of each specified benchmark statistic calculated by the S&P CDO Monitor and (4) the Minimum Weighted Average Spread then in effect and used to identify the then-applicable Class A Break-Even Loss Rate, Class B Break-Even Loss Rate, Class C Break-Even Loss Rate and Class D Break-Even Loss Rate; and

(xv) such other information as MCG and the Collateral Manager shall have agreed to include and as the Trustee may reasonably request.

(c) Payment Date Instructions. The Note Valuation Report referred to in Section 10.05(b) shall constitute instructions to the Trustee to withdraw on or before the Payment Date relating to such Note Valuation Report the available funds from the Collection Account and make the payments set forth in the Note Valuation Report in the manner specified, and in accordance with the Priority of Payments established in Section 11.01.

(d) Non-Receipt of Information. If the Trustee shall not have received any accounting provided for in this Section 10.05 on the first Business Day after the date on which such accounting is due to the Trustee, the Trustee shall notify the Issuer thereof and the Issuer shall use its best efforts to cause such accounting to be delivered to the Trustee by the applicable Payment Date.

(e) Delivery of Reports to Repository. As promptly as possible following the delivery of each Note Valuation Report pursuant to Section 10.05(c), as applicable, the Issuer shall deliver or make available a copy of such report to the operator of the Repository for posting on the Repository in the manner described in Section 14.04.

(f) Delivery of Reports to Financial Security Assurance Inc. Until such time as Financial Security Assurance Inc. or an Affiliate thereof (“FSA”) delivers written notice to the Trustee of the termination of the credit default swap transaction documented by that certain Confirmation to that certain ISDA Master Agreement (including any schedule thereto), each dated as of April 18, 2006, between Barclays Bank plc and FSA relating to U.S.$150,000,000 in Aggregate Outstanding Amount of Class A-1 Notes, Class A-2 Notes and Class A-3 Notes, and subject to there being a mutually satisfactory confidentiality agreement then in effect between the Collateral Manager and FSA, the Trustee is hereby directed and hereby agrees to promptly deliver to FSA all reports, notices and statements that the Trustee is required to deliver to any holder of a Class A-2 Note or Class A-3 Note, respectively, simultaneously with the delivery thereof to the Holders of the Class A-1 Notes, Class A-2 Notes or Class A-3 Notes at the following address: Financial Security Assurance Inc., 31 West 52nd Street, New York, NY 10014, Attention: CDO Surveillance, telephone no.: (212) 826-0100; electronic mail: cdoreports@fsa.com, facsimile no.: (212) 339-3581, or at any other address previously furnished in writing to the Trustee by FSA. For avoidance of doubt, FSA shall be entitled to directly request the Trustee to provide the above mentioned documents in accordance with this subclause (f).

(g) Electronic Default Input Model Input File and Schedule of Collateral Debt Securities. The Issuer shall deliver via electronic mail or cause to be delivered via electronic mail to S&P on the same date as each Monthly Report is delivered the Excel Default Model Input File, prepared as of the date of such Monthly Report. In addition, such files shall be delivered on the second day prior to such Payment Date.

(h) Confidential Information. Any (A) Noteholder who requests in writing, along with a Note Owner Certificate, to be provided with the Monthly Report pursuant to Section 10.05(a), (B) Holder of Class A-2 Notes or (C) Holder of Class A-3 Notes (during the Initial Investment Period) (each such Holder set forth in the preceding clauses (A), (B) or (C), a “Requesting Noteholder”), shall be deemed to have agreed to the following:

(i) As a condition to such Requesting Noteholder being furnished such Monthly Reports, such Requesting Noteholder agrees to treat as confidential in accordance with the terms of this Section 10.05(h) all Confidential Information. The term “Confidential Information” includes all non-public information that is included from time to time in any periodic reports delivered to the Requesting Noteholder under the Indenture or that is provided to the Noteholder in response to other information requests from the Requesting Noteholder in connection with its ownership of Notes; provided that Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Requesting Noteholder, any Representative of a Requesting Noteholder, Barclays Bank plc, FSA or any transferee of any of the foregoing or (ii) is or becomes available to a Requesting Noteholder, Barclays Bank plc or any transferee of any of the foregoing on a non-confidential basis from a source other than the Issuer, Collateral Manager or MCG (provided that such source is not required to keep such information confidential by law, a confidentiality agreement or otherwise).

(ii) Such Requesting Noteholder agrees that the Confidential Information will be used solely for the purpose of managing and administering its ownership of the Note(s), and that such information will be kept strictly confidential by it using the same degree of care that it uses to protect from disclosure its own confidential information of a similar nature (which, at a minimum, shall be no less than commercially reasonable care); provided, however, that any of the Confidential Information may be disclosed by the Requesting Noteholder (1) to its Affiliates, directors, officers, agents, advisors and employees (the Requesting Noteholder’s “Representatives”) who need to know such information for the purpose of managing and administering such Requesting Noteholder’s ownership of the Note(s) (provided that such Representatives shall be informed by the Requesting Noteholder of the confidential nature of such information and shall be directed by such Requesting Noteholder (and shall agree) to treat such information as confidential under terms and conditions no less stringent than as set forth for it hereunder), (2) as and to the extent that MCG otherwise consents in writing, and (3) as and to the extent that such Requesting Noteholder is required by applicable law, regulation, governmental agency or regulatory authority having jurisdiction over it or its operations (including any self-regulatory organization and/or any financial institution regulator or examiner) or pursuant to subpoena or other judicial order (so long as, in each such instance, the Requesting Noteholder notifies MCG promptly after receipt thereof and the Requesting Noteholder reasonably cooperates with MCG (at Issuer’s expense) in obtaining protection from further disclosure unless (and to the extent) such notification to MCG is prohibited by applicable law, regulation, order or legal process);

(iii) Such Requesting Noteholder acknowledges that it is aware (and has advised its Representatives who are provided with the Confidential Information) that the Confidential Information may contain material non-public information regarding MCG and/or its customers and that federal and state securities laws generally restrict persons with material non-public information about an issuer of securities obtained directly or indirectly from that issuer from purchasing or selling securities of that issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities; and

(iv) Such Requesting Noteholder agrees and consents that money damages alone would not be a sufficient remedy for any breach of this Section 10.05(h) by it or any of its Representatives and that MCG shall be entitled to specific performance and injunctive relief as remedies for any such breach (without any requirement by MCG to post a bond). Such equitable remedies shall not be deemed to be the exclusive remedy for any breach of this Section 10.05(h), but shall be in addition to all other remedies available at law or in equity to MCG. In addition, without limiting the foregoing, such Noteholder shall be liable to MCG (a) for any and all damages caused by any breach of this Section 10.05(h) by its Representatives, and (b) for all costs and expenses of enforcing this Section 10.05(h) against it and/or its Representatives (including, without limitation, all reasonable fees and expenses of legal counsel to MCG).

(v) Such Requesting Noteholder shall be permitted to share Confidential Information received by it with a prospective transferee of such Requesting Noteholder’s Note; provided that prior to being furnished with any such Confidential Information such transferee shall have agreed in writing for the benefit of the Issuer and MCG to abide by the confidentiality provisions set forth in this Section 10.05(h). The Requesting Noteholder shall provide the Collateral Manager with prompt written notice of the name of any such prospective transferee to whom it has sent Confidential Information and a copy of such prospective transferee’s written agreement to abide by the confidentiality provisions set forth in this Section 10.05(h) or provisions substantially similar to such confidentiality provisions; provided that the Issuer and MCG have consented to such substantially similar confidentiality provisions, such consent to not be unreasonably withheld or delayed.

(vi) For the avoidance of doubt, Barclays Bank plc, may provide Confidential Information received by it as a Requesting Noteholder to FSA without violating any of the provisions set forth in this Section 10.05.

Section 10.06. Reports by Independent Accountants

(a) The Issuer shall, prior to the first Payment Date, appoint a nationally recognized firm of Independent certified public accountants to prepare and deliver the reports or certificates of such accountants required by this Indenture (the “Independent Accountants”). If such firm shall cease to serve (whether by reason of resignation, termination or otherwise), the Issuer shall promptly appoint a successor thereto that shall also be a firm of Independent certified public accountants of recognized national reputation in the United States. If the Issuer shall not have appointed a successor within 30 days thereafter, the Trustee shall promptly appoint a successor firm of Independent certified public accountants of recognized national reputation in the United States. The fees of such firm of Independent certified public accountants and its successor shall be payable by the Issuer, and any fees not so paid by the Issuer shall be paid by the Trustee on behalf of the Issuer, if and to the extent of Available Funds therefor in the Collection Account pursuant to and subject to the terms of Section 11.01. Nothing herein shall be construed to obligate the Trustee to advance its own funds to pay any such accountant’s fees, provided that, should it elect to do so, it shall be entitled to reimbursement therefor pursuant to Section 6.07.

(b) On or prior to December 15 in each calendar year, commencing in 2006, the Issuer shall cause to be delivered to the Trustee, each Rating Agency and the Collateral Manager a statement from the firm of Independent certified public accountants appointed by the Issuer indicating (i) that such firm has reviewed each Note Valuation Report received since the last review (or since the Closing Date, in the case of the first such review), (ii) that the calculations within each such Note Valuation Report have been performed in accordance with the applicable provisions of this Indenture and (iii) the Aggregate Principal Amount of the Collateral Debt Obligations securing the Notes as of the immediately preceding Calculation Date. In the event such firm requires the Trustee to agree to the procedures performed by such firm, the Issuer shall direct the Trustee in writing to so agree; it being understood and agreed that the Trustee will deliver such letter of agreement in conclusive reliance upon the direction of the Issuer, and the Trustee makes no independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

(c) The activities of a firm of Independent certified public accountants appointed pursuant to this Section 10.06 shall be conducted pursuant to an engagement letter between the Issuer and an officer of such firm.

Section 10.07. Reports to the Rating Agencies, Etc.

(a) For so long as any Secured Notes are Outstanding, the Issuer shall provide each Rating Agency with a copy of each Monthly Report, each Note Valuation Report, each Opinion of Counsel and each Accountants’ Certificate delivered pursuant to the provisions of this Indenture, all information or reports delivered to the Trustee hereunder and with such additional information as either Rating Agency may from time to time reasonably request and the Issuer determines in its sole discretion may be obtained and provided without unreasonable burden or expense. The address of each Rating Agency for purposes of notices and reports hereunder shall be as set forth in Section 14.03.

(b) The Issuer shall notify each Rating Agency of any amendment, modification or termination of any Transaction Document and/or any material breach thereunder.

Section 10.08. Notices to Noteholders

Each Monthly Report and Note Valuation Report shall contain or attach a notice to the Holders of the Notes stating that each holder of a beneficial interest in the Notes shall be deemed to have (a) represented that the holder is (i) a Qualified Purchaser and a QIB and (ii) made all other representations set forth in the legends of the applicable Notes, (b) the Issuer shall have the right to refuse to honor a transfer of the Notes to a Person who does not satisfy the requirements set forth in subclause (a) herein, and (c) pursuant to Section 2.10, the Issuer may require a Non-Permitted Holder to transfer its interest in the Notes to a Person that is not a Non-Permitted Holder within 30 days of receiving notice to such effect from the Issuer and, if such Non-Permitted Holder fails to transfer its Notes, as applicable, the Issuer shall have the right, without further notice to the Non-Permitted Holder, to sell such Notes or interests in Notes to a purchaser selected by the Issuer that is not a Non-Permitted Holder on such terms as the Issuer may choose. The Issuer may include a statement in the Monthly Report and the Note Valuation Report requesting information with respect to whether a Holder is a QIB and a Qualified Purchaser. To the extent a notice is sent to a Holder of Global Notes, the Issuer will request such Holder to send the notice to the beneficial owners of such Note.

Section 10.09. Section 3(c)(7) Procedures

For so long as any Notes are Outstanding, the Issuer shall do the following:

(a) Notification. Each Monthly Report sent or caused to be sent by the Issuer to the Noteholders will include a notice (a “Section 3(c)(7) Notice”) to the following effect:

“The Investment Company Act of 1940, as amended (the “1940 Act”), requires that all Holders of the Outstanding Notes of the Issuer be “Qualified Purchasers” (“Qualified Purchasers”) as defined in Section 2(a)(51)(A) of the 1940 Act and related rules. Under the rules, the Issuer must have a “reasonable belief” that all Holders of its Outstanding Notes, including transferees, are Qualified Purchasers. Consequently, all sales and resales of the Notes must be made pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), solely to purchasers that are “Qualified Institutional Buyers” (“Qualified Institutional Buyers”) within the meaning of Rule 144A and that are also Qualified Purchasers. Each purchaser of a Note will be deemed to represent at the time of purchase that: (i) the purchaser is a Qualified Institutional Buyer and also a Qualified Purchaser; (ii) the purchaser is acting for its own account, or the account of another Qualified Institutional Buyer/Qualified Purchaser; (iii) the purchaser is not formed for the purpose of investing in the Issuer; (iv) the purchaser, and each account for which it is purchasing, will hold and transfer at least the minimum denomination of Notes specified in the Indenture; (v) the purchaser understands that the Issuer may receive a list of participants holding positions in securities from one or more book-entry depositories; and (vi) the purchaser will provide written notice of the foregoing, and of any applicable transfer restrictions, to any subsequent transferees. The Notes may only be transferred to another Qualified Institutional Buyer/Qualified Purchaser and all subsequent transferees are deemed to have made representations (i) through (vi) above”.

“The Issuer directs that the recipient of this notice, and any recipient of a copy of this notice, provide a copy to any Person having an interest in this Note as indicated on the books of DTC or on the books of a participant in DTC or on the books of an indirect participant for which such participant in DTC acts as agent”.

“The Indenture provides that if, notwithstanding the restrictions on transfer contained therein, the Issuer determines that any beneficial owner of a Note (or any interest therein) was not a Qualified Purchaser at the time of acquisition of such beneficial interest, the Issuer may require that such beneficial owner sell all of its right, title and interest to such Note (or any interest therein) to a Person that is both a Qualified Institutional Buyer and a Qualified Purchaser, with such sale to be effected within 30 days after the Issuer has given notice to the beneficial owner of the sale requirement. If such beneficial owner fails to effect the transfer required within the 30-day period, (i) upon direction from the Issuer, the Trustee, on behalf of and at the expense of the Issuer, shall, and is hereby irrevocably authorized by such beneficial owner, cause the interest in such Note to be transferred through a commercially reasonable sale (conducted by the Trustee in accordance with Article 9 of the Uniform Commercial Code as in effect in the State of New York as applied to securities that are sold on a recognized market or that may decline speedily in value) to a Person that certifies to the Trustee and the Issuer, in connection with such transfer, that such Person is both a Qualified Institutional Buyer and a Qualified Purchaser and (ii) pending such transfer, no further payments will be made in respect of such Note held by such beneficial owner”.

(b) DTC Actions. The Issuer will direct DTC to take the following steps in connection with the Global Notes:

(1) The Issuer will direct DTC to include the marker “3c7” in the DTC 20-character security descriptor and the 48-character additional descriptor for the Global Notes in order to indicate that sales are limited to Qualified Purchasers.

(2) The Issuer will direct DTC to cause each physical deliver order ticket that is delivered by DTC to purchasers to contain the 20-character security descriptor. The Issuer will direct DTC to cause each deliver order ticket that is delivered by DTC to purchasers in electronic form to contain a “3c7” indicator and a related user manual for participants. Such user manual will contain a description of the relevant restrictions imposed by Section 3(c)(7).

(3) On or prior to the Closing Date, the Issuer will instruct DTC to send a Section 3(c)(7) Notice to all DTC participants in connection with the offering of the Global Notes.

(4) The Issuer will from time to time (upon the request of the Trustee) make a request to DTC to deliver to the Issuer a list of all DTC participants holding an interest in the Global Notes.

(5) The Issuer will cause each CUSIP number obtained for a Global Note to have a fixed field containing “3c7” and “144A” indicators, as applicable, attached to such CUSIP number.

(c) Euroclear Actions.

(1) The Issuer will direct Euroclear to include the marker “144A/3(c)(7)” in the security name field in the Euroclear securities database to indicate that sales are limited to Qualified Purchasers.

(2) The Issuer will direct Euroclear to include the “144A/3(c)(7)” indicator in the name of each Note listed in each daily securities balance report delivered by Euroclear to participants.

(3) On or prior to the Closing Date, the Issuer will instruct Euroclear to send a Section 3(c)(7) Notice to all Euroclear participants in connection with the offering of the Global Notes.

(4) The Issuer will from time to time (upon the request of the Trustee) make a request to Euroclear to deliver to the Issuer a list of all Euroclear participants holding an interest in the Global Notes.

(5) The Issuer will direct Euroclear to include the “144A/3(c)(7)” indicator in the name of each Note included in its monthly delivery to participants of the list of securities accepted within the Euroclear securities database.

(d) Clearstream Actions.

(1) The Issuer will direct Clearstream to include the marker “144A/3(c)(7)” in the security name field in the Clearstream securities database to indicate that sales are limited to Qualified Purchasers.

(2) The Issuer will direct Clearstream to include the “144A/3(c)(7)” indicator in the name of each Note listed in each daily securities portfolio report delivered by Clearstream to participants.

(3) On or prior to the Closing Date, the Issuer will instruct Clearstream to send a Section 3(c)(7) Notice to all Clearstream participants in connection with the offering of the Global Notes.

(4) The Issuer will from time to time (upon the request of the Trustee) make a request to Clearstream to deliver to the Issuer a list of all Clearstream participants holding an interest in the Global Notes.

(5) The Issuer will direct Clearstream to make available to all of its participants, via its website, a continually updated list of all Global Notes accepted within its database which reflects the inclusion of the “144A/3(c)(7)” indicator in the name of each Global Note.

(e) Bloomberg Screens, Etc. The Issuer will from time to time request all third-party vendors to include on screens maintained by such vendors appropriate legends regarding Rule 144A and Section 3(c)(7) restrictions on the Global Notes. Without limiting the foregoing, the Placement

Agent will request that each third-party vendor include the following legends on each screen containing information about the Notes:

(1) Bloomberg

(A) “Iss’d Under 144A/3c7”, to be stated in the “Note Box” on the bottom of the “Security Display” page describing the Global Notes;

(B) a flashing red indicator stating “See Other Available Information” located on the “Security Display” page;

(C) a link to an “Additional Security Information” page on such indicator stating that the Global Notes are being offered in reliance on the exception from registration under Rule 144A of the Securities Act of 1933 to persons that are both (i) “Qualified Institutional Buyers” as defined in Rule 144A under the Securities Act and (ii) “Qualified Purchasers” as defined under Section 2(a)(51) of the Investment Company Act of 1940, as amended; and

(D) a statement on the “Disclaimer” page for the Global Notes that the Notes will not be and have not been registered under the Securities Act of 1933, as amended, that the Issuer has not been registered under the Investment Company Act of 1940, as amended, and that the Global Notes may only be offered or sold in accordance with Section 3(c)(7) of the Investment Company Act of 1940, as amended.

(2) Telekurs

(A) a “144A – 3c7” notation included in the name of the Note as many times as such name appears on a primary information screen;

(B) a “144A – 3c7” notation and the statement “Sell only to both 144A/QIB and 3c7/QP” included on any primary pricing screen; and

(C) the statement “The securities may be sold or transferred only to persons who are both (i) Qualified Institutional Buyers as defined in Rule 144A under the Securities Act and (ii) Qualified Purchasers as defined under Section 3(c)(7) under the U.S. Investment Company Act of 1940” appearing on a Telekurs “Issue Conditions” screen relating to the Notes that is readily accessible to all subscribers.

(3) Reuters

(A) a “144A – 3c7” notation included in the security name field at the top of the Reuters Instrument Code screen;

(B) a <144A3c7Disclaimr> indicator appearing on the right side of the Reuters Instrument Code screen; and

(C) a link from such <144A3c7Disclaimr> indicator to a disclaimer screen containing the following language: “These Notes may be sold or transferred only to Persons who are both (i) Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act, and (ii) Qualified Purchasers, as defined under Section 3(c)(7) under the U.S. Investment Company Act of 1940”.

ARTICLE XI

APPLICATION OF MONIES

Section 11.01. Disbursements of Monies from Collection Accounts

(a) Notwithstanding any other provision in this Indenture, but subject to the other Sections of this Article XI and Section 13.01, provided no Event of Default has occurred and is continuing, on each Payment Date that is not a Redemption Date, in accordance with and in reliance upon the Note Valuation Report prepared as of the related Calculation Date in accordance with Section 10.05(b), the Trustee shall withdraw funds from the Collection Account to the extent of Available Funds and shall make disbursements on behalf of the Issuer in the following order of priority (the “Priority of Payments”):

(i) On each Payment Date, Interest Collections with respect to the related Due Period will be applied in the order of priority stipulated below:

(A) (i) to pay taxes, registration and filing fees payable by the Issuer, if any; and then (ii) to pay, on a pro rata basis, the Trustee the amount of any due and unpaid Trustee Fee, the Collateral Administrator the amount of any due and unpaid Collateral Administrator Fee, the Class A-2 Note Agent the amount of any due and unpaid Class A-2 Note Agent Fee; and then (iii) to pay, on a pro rata basis, the Trustee the amount of any due and unpaid Trustee Expenses, the Collateral Administrator the amount of any due and unpaid

Collateral Administrator Expenses; and then (iv) to pay the Collateral Manager the amount of any due and unpaid amount (other than the Collateral Management Fee) owing under the Collateral Management Agreement; and then (v) except on the Final Maturity Date, to the credit of the Expense Account, to the extent required so that immediately following such deposit the balance therein is not less than $25,000; and then (vi) to pay any other due and unpaid Administrative Expenses of the Issuer (including the fees and expenses of Moody’s and S&P for ongoing surveillance of the ratings assigned to the Notes); provided that the cumulative amount paid under subclauses (ii), (iii), (iv), (v) and (vi) (excluding amounts due or accrued with respect to actions taken on or prior to the Closing Date and excluding amounts due or accrued in respect of the Trustee Fee) in any consecutive 12 month period may not exceed $300,000;

(B) to pay accrued and unpaid Base Management Fee and any Deferred Management Fee constituting Base Management Fee; provided that the cumulative amount of Deferred Management Fee constituting Base Management Fee paid under this clause (B) shall not exceed U.S. $100,000 on any Payment Date;

(C) to the payment of (i) first, pro rata (based on amounts due) amounts, if any, scheduled to be paid to the Hedge Counterparties pursuant to the Hedge Agreements (other than termination payments), if any, and (ii) second, pro rata (based on amounts due) any termination payments payable by the Issuer pursuant to the Hedge Agreements, if any, including any termination or partial termination of any such Hedge Agreement (other than in connection with any Subordinated Termination Event);

(D) to pay (x) any accrued and unpaid Class A-2 Commitment Fee Amount and any Class A-3 Commitment Fee Amount and (y) accrued and unpaid Interest at the Note Interest Rate on (1) the Class A-1 Notes for the Interest Accrual Period ending immediately prior to such Payment Date, (2) the Aggregate Drawn Amount of the Class A-2 Notes during the Interest Accrual Period ending immediately prior to such Payment Date and (3) during the Initial Investment Period, the Aggregate Drawn Amount of the Class A-3 Notes during the Interest Accrual Period ending immediately prior to such Payment Date and following the Initial Investment Period, the Aggregate Principal Amount of the Class A-3 Notes, in each case on a pro rata basis;

(E) to pay accrued and unpaid Interest at the Note Interest Rate on the Class B Notes for the Interest Accrual Period ending immediately prior to such Payment Date on a pro rata basis;

(F) if either of the Class A/B Collateral Coverage Tests is not satisfied as of the related Calculation Date, to pay principal of, first, the Class A Notes, pro rata based on the Aggregate Principal Amount of each of the Class A-1 Notes, Class A-2 Notes and Class A-3 Notes as of the related Calculation Date until the Class A/B Collateral Coverage Tests are satisfied (or, if sooner, until the Aggregate Principal Amount of the Class A Notes is reduced to zero) and, second, the Class B Notes, on a pro rata basis, until the Class A/B Collateral Coverage Tests are satisfied as of such Calculation Date;

(G) to pay accrued and unpaid Interest at the Note Interest Rate on the Class C Notes for the Interest Accrual Period ending immediately prior to such Payment Date on a pro rata basis;

(H) to pay the Aggregate Principal Amount of the Class C Notes in an amount up to the portion of the Cumulative Deferred Interest Amount, if any, for the Class C Notes on a pro rata basis;

(I) if either of the Class C Collateral Coverage Tests is not satisfied as of the related Calculation Date, to pay principal of, first, the Class A Notes pro rata based on the Aggregate Principal Amount of each of the Class A-1 Notes, Class A-2 Notes and Class A-3 Notes as of the related Calculation Date until the Class C Collateral Coverage Tests are satisfied (or, if sooner, until the Aggregate Principal Amount of the Class A Notes is reduced to zero), second, the Class B Notes, on a pro rata basis, until the Class C Collateral Coverage Tests are satisfied (or, if sooner, until the Aggregate Principal Amount of the Class B Notes is reduced to zero) and third, the Class C Notes on a pro rata basis, until the Class C Collateral Coverage Tests are satisfied;

(J) to pay accrued and unpaid Interest at the Note Interest Rate on the Class D Notes during the Interest Accrual Period ending immediately prior to such Payment Date;

(K) to pay the Aggregate Principal Amount of the Class D Notes in an amount up to the portion of the Cumulative Deferred Interest Amount, if any, for the Class D Notes on a pro rata basis;

(L) if either of the Class D Collateral Coverage Tests is not satisfied as of the related Calculation Date, to pay principal of, first, the Class A Notes pro rata based on the Aggregate Principal Amount of each of the Class A-1 Notes, Class A-2 Notes and Class A-3 Notes as of the related Calculation Date until the Class D Collateral Coverage Tests are satisfied (or, if sooner, until the Aggregate Principal Amount of the Class A Notes is reduced to zero), second, the Class B Notes, on a pro rata basis until the Class D Collateral Coverage Tests are satisfied (or, if sooner, until the Aggregate Principal Amount of the Class B Notes is reduced to zero), third, the Class C Notes, on a pro rata basis until the Class D Collateral Coverage Tests are satisfied (or, if sooner, until the Aggregate Principal Amount of the Class C Notes is reduced to zero) and fourth, the Class D Notes pro rata basis until the Class D Collateral Coverage Tests are satisfied;

(M) in the event of an Effective Date Ratings Downgrade, to the payment of principal of first, the Class A Notes pro rata based on the Aggregate Principal Amount of each of the Class A-1 Notes, Class A-2 Notes and Class A-3 Notes as of the related Calculation Date, second, the Class B Notes, third, the Class C Notes, and fourth, the Class D Notes, in each case until and to the extent necessary for each of the Rating Agencies to confirm the ratings assigned by it on the Closing Date to each Class of Secured Notes;

(N) upon failure of the Issuer to satisfy the Interest Diversion Test (x) during the Reinvestment Period, on the related Calculation Date the Required Interest Diversion Amount shall be applied to purchase Additional Collateral Debt Obligations in accordance with the requirements of this Indenture, or (y) after the end of the Reinvestment Period on the related Calculation Date, the Required Interest Diversion Amount shall be applied to the payment of principal of first, the Class D Notes, second, the Class C Notes, third, the Class B Notes, and fourth, the Class A Notes pro rata based on the Aggregate Principal Amount of each of the Class A-1 Notes, Class A-2 Notes and Class A-3 Notes as of the related Calculation Date, in each case until the Interest Diversion Test is satisfied;

(O) to pay, on a pro rata basis, (x) in the order set forth in Section 11.01(a)(i)(A) above, any due and unpaid Trustee Expenses, Collateral Administrator Expenses and any due and unpaid liabilities or expenses of the Issuer to the extent, in each case, not paid in full under Section 11.01(a)(i)(A) above as a result of the limitation expressed in the proviso to such clause, and any due and unpaid expenses of the Collateral Manager to the extent not paid under Section 11.01(a)(i)(A) above as a result of the limitation expressed in the proviso to such Section 11.01(a)(i)(A) and (y) any incurred and unpaid Class A-2 Increased Costs and Class A-2 Breakage Costs;

(P) to pay any accrued and unpaid Subordinated Management Fee, any Deferred Management Fee constituting Subordinated Management Fee and any Deferred Management Fee constituting Base Management Fee not paid in full under Section 11.01(a)(i)(B) above as a result of the dollar amount limitation set forth therein;

(Q) to pay to the Hedge Counterparties, pro rata (based on amounts due), any termination payments payable by the Issuer pursuant to the Hedge Agreements, if any, in connection with any Subordinated Termination Event;

(R) with respect to any Payment Date occurring during the Reinvestment Period, to the deposit in the Special Reserve Account of an amount specified by the Collateral Manager; and

(S) to the Trustee, on behalf of the Issuer, for distribution to the Holders of Income Notes.

(ii) On each Payment Date, Principal Collections with respect to the related Due Period will be distributed in the order of priority set forth below:

(A) to the payment of the amounts referred to in clauses (A) through (E) of the Interest Waterfall (in the priority stated therein), but only to the extent not paid in full thereunder;

(B) (a) during the Reinvestment Period, (and so long as any Class A Notes or Class B Notes remain Outstanding), if any of the Collateral Coverage Tests are not satisfied on the related Calculation Date, to pay principal of, first, the Class A Notes, pro rata based on the Aggregate Principal Amount of each of the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes as of the related Calculation Date until the Collateral Coverage Tests are satisfied (or, if sooner, until the Aggregate Principal Amount of the Class A Notes is reduced to zero), and second, the Class B Notes, pro rata, until the Collateral Coverage Tests are satisfied as of such Calculation Date (or, if sooner, until the Aggregate Principal Amount of the Class B Notes is reduced to zero); and then (b) on the first Payment Date following the occurrence of an Effective Date Ratings Downgrade, after giving effect to any application of (x) Unused Proceeds and (y) Interest Collections pursuant to clause (M) under the Interest Waterfall, to pay principal of, at the option of the Collateral Manager on behalf of the Issuer (1) first, the Class A Notes pro rata based on the Aggregate Principal Amount of each of the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes as of the related Calculation Date, second, the Class B Notes, third, the Class C Notes and fourth, the Class D Notes, to the extent necessary in order to satisfy the Rating Condition or (2) each Class of Notes in any order and amount as proposed by the Collateral Manager (and approved by an Act of the Holders of 100% of the Aggregate Principal Amount of each Class of Secured Notes Outstanding after giving effect to all prior payments made on such Payment Date) on behalf of the Issuer provided that the Rating Condition is satisfied;

(C) after the last day of the Reinvestment Period, to pay principal of each of the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, pro rata based on the Aggregate Principal Amount of each of the Class A Notes as of the related Calculation Date until the Aggregate Principal Amount of the Class A Notes has been reduced to zero;

(D) after the last day of the Reinvestment Period, to pay principal of the Class B Notes until the Aggregate Principal Amount of the Class B Notes has been reduced to zero;

(E) to pay accrued and unpaid Interest at the Note Interest Rate on the Class C Notes for the Interest Accrual Period ending immediately prior to such Payment Date (including the portion of the Cumulative Deferred Interest Amount, if any, for the Class C Notes) but only to the extent (i) not paid in full under clause (H) or (I), as applicable, of the Interest Waterfall and (ii) immediately following such payment the Class A/B Collateral Coverage Tests are satisfied on the related Calculation Date;

(F) if, during the Reinvestment Period (and so long as any Class C Notes remain outstanding and the Aggregate Principal Amount of the Class A Notes and Class B Notes has been reduced to zero), any of the Class C Collateral Coverage Tests or Class D Collateral Coverage Tests are not satisfied on the related Calculation Date, to the payment of principal of the Class C Notes, on a pro rata basis, until such Collateral Coverage Tests are satisfied as of such Calculation Date (or, if sooner, until the Aggregate Principal Amount of the Class C Notes has been reduced to zero);

(G) after the last day of the Reinvestment Period, to pay principal of the Class C Notes until the Aggregate Principal Amount of the Class C Notes has been reduced to zero;

(H) to pay accrued and unpaid Interest at the Note Interest Rate on the Class D Notes for the Interest Accrual Period ending immediately prior to such Payment Date (including the portion of the Cumulative Deferred Interest Amount, if any, for the Class D Notes) on a pro rata basis, but only to the extent (i) not paid in full under clause (K) or (L), as applicable, of the Interest Waterfall and (ii) immediately following such payment the Class A/B Collateral Coverage Tests and the Class C Collateral Coverage Tests are satisfied on the related Calculation Date;

(I) during the Reinvestment Period (and so long as any Class D Notes remain outstanding and the Aggregate Principal Amount of the Class A Notes, Class B Notes and Class C Notes has been reduced to zero), if any of the Class D Collateral Coverage Tests are not satisfied on the related Calculation Date, to the payment of principal of the Class D Notes, on a pro rata basis, until such Collateral Coverage Tests are satisfied as of such Calculation Date (or, if sooner, until the Aggregate Principal Amount of the Class D Notes has been reduced to zero);

(J) after the last day of the Reinvestment Period, to pay principal of the Class D Notes until the Aggregate Principal Amount of the Class D Notes has been reduced to zero;

(K) on or before the last day of the Reinvestment Period (whether as scheduled or as terminated by the Collateral Manager hereunder), all remaining Principal Collections either (a) to the reinvestment in Substitute Collateral Debt Obligations or to the Collection Account to be applied to the purchase by the Issuer of Substitute Collateral Debt Obligations at a later date or (b) to a Prepayment in accordance with this Indenture and the Class A-2 Note Purchase Agreement;

(L) if such Payment Date is a Special Amortization Date, to the payment of the Secured Notes in an aggregate amount equal to the Special Amortization Amount in connection therewith;

(M) to the payment of amounts referred to in clauses (O) and (P) under the Interest Waterfall, in the same order of priority therein, but only to the extent not paid thereunder;

(N) to pay principal of the Income Notes until the Aggregate Principal Amount of the Income Notes is reduced to zero; and

(O) any remaining amounts to be paid to the Trustee, on behalf of the Issuer, for distribution to the Certificateholder.

(b) In connection with the application of funds to pay Administrative Expenses of the Issuer in accordance with this Section 11.01, the Trustee shall remit such funds, to the extent available, to the Issuer as directed and designated by the Issuer no later than the Business Day prior to each Payment Date.

ARTICLE XII

SALE OF COLLATERAL DEBT OBLIGATIONS; SUBSTITUTION; PURCHASE OF

DELAYED DRAWDOWN AND REVOLVING COLLATERAL DEBT OBLIGATIONS

Section 12.01. Sale of Collateral Debt Obligations

(a) Equity Securities and Exchanged Equity Securities. At any time during or after the Reinvestment Period, the Collateral Manager acting on behalf of the Issuer pursuant to the Collateral Management Agreement, may direct the Trustee, by Issuer Order or Collateral Manager Order, to sell, and the Trustee shall release from the lien of this Indenture and sell in the manner directed by the Issuer or the Collateral Manager, any Equity Security or Exchanged Equity Security, subject to compliance with the Portfolio Acquisition and Sale Requirements. Any Equity Security or Exchanged Equity Security shall be deemed to have a Principal Balance equal to zero for the purpose of calculating the Collateral Coverage Tests. Sale Proceeds arising from sales of Equity Securities or Exchanged Equity Securities after the Reinvestment Period shall not be reinvested. Any Equity Security or Exchanged Equity Security (i) that subjects the Issuer, with respect to payments due under its terms or proceeds of its disposal, to withholding tax, other than withholding tax as to which the obligor or issuer must make additional payments so that the net amount received by the Issuer after satisfaction of such tax is the amount due to the Issuer before the imposition of any withholding tax; or (ii) whose ownership subjects the Issuer to net income tax in any jurisdiction outside the Issuer’s jurisdiction of incorporation, must, in each case, be sold within five Business Days by the Issuer at the direction of the Collateral Manager after the Collateral Manager knows or reasonably should have known that the circumstances set forth in subclause (i) or (ii) above apply with respect to such security (or within five Business Days of such later date as such security may first be sold in accordance with its terms).

(b) Defaulted Securities. At any time during or after the Reinvestment Period, the Collateral Manager acting on behalf of the Issuer pursuant to the Collateral Management Agreement, may direct the Trustee, by Issuer Order or Collateral Manager Order, to sell, and the Trustee shall release from the lien of this Indenture and sell in the manner directed by the Issuer or the Collateral Manager, any Defaulted Security, subject to compliance with the Portfolio Acquisition and Sale Requirements and other restrictions set forth in this paragraph. The Collateral Manager shall use commercially reasonable efforts to sell any Defaulted Security that is a debt security within three years after such security becomes a Defaulted Security and after the expiration of such three-year period, the principal amount of such Defaulted Security shall be deemed to be equal to $0 for purposes of the Collateral Coverage Tests. During the Reinvestment Period, the Collateral Manager shall use its commercially reasonable efforts to purchase, prior to the end of the Due Period in which such Defaulted Securities are sold, Substitute Collateral Debt Obligations satisfying the Reinvestment Criteria with an Aggregate Principal Amount at least equal to the Sale Proceeds from such sale. Sale Proceeds arising from sales of Defaulted Securities after the Reinvestment Period shall not be reinvested. In no event may the Aggregate Principal Amount of all Defaulted Securities sold to the Collateral Manager or, so long as the Collateral Manager is the originator or an Affiliate thereof, sold to an Affiliate of the Collateral Manager, exceed 15% of the Expected Aggregate Principal Amount of the Collateral Debt Obligations, or, if less, the Aggregate Principal Amount of the Collateral Debt Obligations as of the Effective Date, and the Collateral Manager shall purchase each such Defaulted Security for not less than the greatest of (x) the Market Value of such Defaulted Security (y) the S&P Priority Category Recovery Rate for such Defaulted Security and (z) the Moody’s Recovery Rate for such Defaulted Security.

(c) Credit Risk Securities. At any time during or after the Reinvestment Period, subject to the satisfaction of the Portfolio Acquisition and Sale Requirements, the conditions specified in Section 10.03 and the restrictions in this Article XII, the Collateral Manager acting on behalf of the Issuer pursuant to the Collateral Management Agreement, may direct the Trustee, by Collateral Manager Order, to sell, and the Trustee shall release from the lien of this Indenture and sell in the manner directed by the Issuer or the Collateral Manager, any Credit Risk Security. The Collateral Manager acting on behalf of the Issuer shall not direct the Trustee to sell a Credit Risk Security unless on or prior to the trade date, the Collateral Manager certifies to the Trustee that (i) it believes in its reasonable business judgment that such Collateral Debt Obligation constitutes a Credit Risk Security and (ii) following any such sale during the Reinvestment Period, the Collateral Manager will use commercially reasonable efforts to purchase (and the Collateral Manager believes in its reasonable business judgment that it will be able to purchase one or more Substitute Collateral Debt Obligations (x) in compliance with the Reinvestment Criteria and (y) having an Aggregate Principal Amount of not less than 100% of the Sale Proceeds (net of any accrued interest included therein) received from the sale of the Credit Risk Security; provided that after the Reinvestment Period, the Issuer may not apply the Sale Proceeds of a Credit Risk Security to the purchase of any Substitute Collateral Debt Obligations.

(d) Credit Improved Securities. At any time during the Reinvestment Period, subject to the satisfaction of the Portfolio Acquisition and Sale Requirements, the conditions specified in Section 10.03 and the restrictions in this Article XII, the Collateral Manager acting on behalf of the Issuer pursuant to the Collateral Management Agreement, may direct the Trustee, by Collateral Manager Order, to sell, and the Trustee shall release from the lien of this Indenture and sell in the manner directed by the Issuer or the Collateral Manager, any Credit Improved Security, if the Collateral Manager certifies to the Trustee that (i) it believes in its reasonable business judgment that such security constitutes a Credit Improved Security and (ii) on the date of such sale, the Collateral Manager, on behalf of the Issuer, will be able to enter into a trade to reinvest the Sale Proceeds (net of any accrued interest included therein) in one or more Substitute Collateral Debt Obligations (i) in compliance with the Reinvestment Criteria and (ii) having an aggregate Principal Balance of not less than 100% of the Principal Balance of the Collateral Debt Obligation being sold.

After the Reinvestment Period, subject to the satisfaction of the Portfolio Acquisition and Sale Requirements, the conditions specified in Section 10.03 and the restrictions in this Article XII, the Collateral Manager acting on behalf of the Issuer pursuant to the Collateral Management Agreement, may direct the Trustee, by Collateral Manager Order, to sell, and the Trustee shall release from the lien of this Indenture and sell in the manner directed by the Issuer or the Collateral Manager, any Credit Improved Security, if on the date of such sale, the Sale Proceeds (net of any accrued interest included therein) from the sale of such Credit Improved Security will at least equal 100% of the Principal Balance of the Credit Improved Security being sold; provided that, after the Reinvestment Period, neither the Issuer nor the Collateral Manager acting on behalf of the Issuer shall direct the Trustee to apply the Sale Proceeds of a Credit Improved Security to purchase any Substitute Collateral Debt Obligations.

(e) Discretionary Sales. At any time during or after the Reinvestment Period, subject to the satisfaction of the Portfolio Acquisition and Sale Requirements, the conditions specified in Section 10.03 and the restrictions in this Article XII, the Issuer or the Collateral Manager acting on behalf of the Issuer pursuant to the Collateral Management Agreement, may direct the Trustee, by Collateral Manager Order, to sell, and the Trustee shall release from the lien of this Indenture and sell in the manner directed by the Issuer or the Collateral Manager, any Collateral Debt Obligation which is not a Credit Risk Security, a Credit Improved Security, a Defaulted Security, an Equity Security or an Exchanged Equity Security (each such disposition, a “Discretionary Sale”); provided that (i) the Aggregate Principal Amount of all Discretionary Sales for a given annual period (with the first such annual period beginning on the Closing Date) does not exceed 20% of the Aggregate Collateral Balance at the beginning of the period, (ii) Moody’s has not withdrawn its rating of any Class of Notes and the Class A Notes are not rated more than one subcategory below and the Class B Notes and Class C Notes are not rated more than two subcategories below the respective ratings assigned to each Class of Secured Notes by Moody’s on the Closing Date and (iii) if such Discretionary Sale is during the Reinvestment Period, the Collateral Manager certifies to the Trustee that it believes in its reasonable business judgment that it will be able to enter into a trade on behalf of the Issuer, to purchase Substitute Collateral Debt Obligations in compliance with the Reinvestment Criteria with an aggregate Principal Balance of not less than 100% of the Principal Balance of the Collateral Debt Obligation being sold.

(f) Optional Redemption of the Notes. After the Issuer has notified the Trustee in writing of an optional redemption of the Notes in accordance with Section 9.05, the Collateral Manager acting on behalf of the Issuer pursuant to the terms of the Collateral Management Agreement, may at any time direct the Trustee in writing to sell, and the Trustee shall sell in the manner directed by the Issuer or the Collateral Manager in writing, all of the Collateral Debt Obligations without regard to the foregoing limitations in Sections 12.01(a) through 12.01(e) but still subject to the Portfolio Acquisition and Sale Requirements; provided that (i) the Sale Proceeds therefrom are used for the redemption of the Notes and in accordance with Section 11.01(a), and upon any such sale the Trustee shall release such Collateral Debt Obligations pursuant to Section 10.03 and (ii) neither the Issuer nor the Collateral Manager acting on behalf of the Issuer may direct the Trustee to sell (and the Trustee shall not release) a Collateral Debt Obligation pursuant to this Section 12.01(f) unless it has received from the Collateral Manager the evidence referred to in Section 9.07(f)(i) or the certification required by Section 9.07(f)(ii).

(g) Sale Proceeds Not Reinvested After Reinvestment Period. After the Reinvestment Period, any Sale Proceeds shall be applied as Principal Collections (excluding the portion of Sale Proceeds constituting accrued interest if treated as Interest Collections at the option of the Collateral Manager) to the payment of principal of the Notes in accordance with the Priority of Payments pursuant to Section 11.01(a)(ii).

(h) Sale in Connection with Stated Maturity Date. Notwithstanding anything to the contrary contained herein, the Collateral Manager will direct the Trustee in writing to sell, and the

Trustee shall release for sale in accordance with the provisions hereof, all Collateral Debt Obligations remaining in the Collateral immediately prior to the Stated Maturity Date of the Notes such that the Sale Proceeds of such sale will be available for distribution on the Stated Maturity Date.

(i) Margin Stock. Notwithstanding anything to the contrary contained herein, the Collateral Manager will direct the Trustee in writing to sell, and the Trustee shall release for sale in accordance with the provisions hereof, any Secured Notes Financed Collateral Debt Obligation that becomes a Margin Stock within 45 days of such Secured Notes Financed Collateral Debt Obligation becoming Margin Stock.

(j) Non-Qualifying Securities. Notwithstanding anything to the contrary stated herein, subject only to compliance with the Portfolio Acquisition and Sale Requirements at any time during or after the Reinvestment Period the Issuer shall sell each Non-Qualifying Security without restriction (other than compliance with the Portfolio Acquisition and Sale Requirements).

Section 12.02. Eligibility Criteria and Trading Restrictions

At any time on or after the Closing Date, each Collateral Debt Obligation (including each Additional Collateral Debt Obligation and Substitute Collateral Debt Obligation) to be Granted to the Trustee for inclusion in the Collateral as a Collateral Debt Obligation will be eligible for purchase by the Issuer and inclusion in the Collateral only if the Portfolio Acquisition and Sale Requirements are satisfied and, immediately after giving effect to the Grant of such Collateral Debt Obligation, the following conditions (the “Reinvestment Criteria”), as certified to the Trustee by the Collateral Manager on behalf of the Issuer, are satisfied as of the Measurement Date with respect to such Collateral Debt Obligation, subject to the proviso to the second sentence of Section 3.05(a) in the case of Additional Collateral Debt Obligations acquired during the Initial Investment Period; provided that (A) with respect to the reinvestment of Sale Proceeds from the sale of Credit Risk Securities, Credit Improved Securities or from Discretionary Sales, the effect of any reinvestment in Substitute Collateral Debt Obligations on the Reinvestment Criteria shall be measured by comparing the level of compliance with (x) the Collateral Coverage Tests and the Portfolio Percentage Limitations as calculated after the purchase of such Substitute Collateral Debt Obligations to the level of compliance with such tests and limitations as calculated after the Sale of any Credit Risk Security or Credit Improved Security or after any Discretionary Sale and the retention of the Sale Proceeds thereof in the Collection Account before such Substitute Collateral Debt Obligations were purchased and (y) the Collateral Quality Tests (other than the S&P CDO Monitor Test) as calculated before the sale of any Credit Risk Security (if applicable) and after the purchase of such Substitute Collateral Debt Obligations, (B) on or prior to the Effective Date, compliance with the Interest Coverage Tests shall not be required until after the first Payment Date and (C) for purposes of determining compliance with the Reinvestment Criteria, the characteristics of any Additional Collateral Debt Obligation or Substitute Collateral Debt Obligations shall be determined as of the date the Issuer enters into a binding commitment to acquire such Collateral Debt Obligation:

(a) with respect to the purchase and Grant of any Collateral Debt Obligations, the Minimum Weighted Average Recovery Rate Test is satisfied, or if, immediately prior to such sale and the reinvestment of the related Sale Proceeds, the Minimum Weighted Average Recovery Rate Test was not satisfied, after giving effect to such sale and reinvestment, such test is maintained or improved;

(b) with respect to the purchase and Grant of any Collateral Debt Obligations, (A) the Moody’s Weighted Average Rating Test is satisfied, or if, immediately prior to such sale and the reinvestment of the related Sale Proceeds, the Moody’s Weighted Average Rating Test was not satisfied, after giving effect to such sale and reinvestment, such test is maintained or improved and (B) the S&P Weighted Average Recovery Rate Test is satisfied, or if, immediately prior to such purchase, the S&P

Weighted Average Recovery Rate Test was not satisfied, after giving effect to such purchase, the level of compliance is maintained or improved;

(c) with respect to the purchase and Grant of any Initial Collateral Debt Obligations or Additional Collateral Debt Obligations, the Weighted Average Coupon Test is satisfied, or if, immediately prior to such sale and the reinvestment of the related Sale Proceeds, the Weighted Average Coupon Test was not satisfied, after giving effect to such sale and reinvestment, such test is maintained or improved;

(d) with respect to the purchase and Grant of any Initial Collateral Debt Obligations or Additional Collateral Debt Obligations, the Weighted Average Spread Test is satisfied, or if, immediately prior to such sale and the reinvestment of the related Sale Proceeds, the Weighted Average Spread Test was not satisfied, after giving effect to such sale and reinvestment, such test is maintained or improved;

(e) with respect to the purchase and Grant of any Collateral Debt Obligations, the Weighted Average Life Test is satisfied, or if, immediately prior to such sale and the reinvestment of the related Sale Proceeds, the Weighted Average Life Test was not satisfied, after giving effect to such sale and reinvestment, such test is maintained or improved;

(f) with respect to the purchase and Grant of any Substitute Collateral Debt Obligations, either (i)(1) the Weighted Average Coupon Test is satisfied, or (2) if, immediately prior to such sale and the reinvestment of the related Sale Proceeds, the Weighted Average Coupon Test was not satisfied, after giving effect to such sale and reinvestment, such test is maintained or improved or (ii) the Substitute Collateral Debt Obligations to be purchased (1) have a weighted average coupon (or spread in the case of floating rate securities) that is greater than or equal to the weighted average coupon (or spread in the case of floating rate securities) of the Collateral Debt Obligations being sold or (2) provide for an aggregate annual amount of cash interest that is greater than or equal to the aggregate annual amount of cash interest provided by the Collateral Debt Obligations being sold;

(g) with respect to the purchase and Grant of any Substitute Collateral Debt Obligations, either (i)(1) the Weighted Average Spread Test is satisfied, or (2) if, immediately prior to such sale and the reinvestment of the related Sale Proceeds, the Weighted Average Spread Test was not satisfied, after giving effect to such sale and reinvestment, such test is maintained or improved or (ii) the Substitute Collateral Debt Obligations to be purchased (1) have a weighted average spread (or coupon in the case of fixed rate securities) that is greater than or equal to the weighted average spread (or coupon in the case of fixed rate securities) of the Collateral Debt Obligations being sold or (2) provide for an aggregate annual amount of cash interest that is greater than or equal to the aggregate annual amount of cash interest provided by the Collateral Debt Obligations being sold;

(h) with respect to the purchase and Grant of any Substitute Collateral Debt Obligations, the Portfolio Percentage Limitations shall be satisfied after giving effect to such purchase or, if one or more of the Portfolio Percentage Limitations was not satisfied prior to giving effect to the purchase of such Substitute Collateral Debt Obligations and will not be satisfied after giving effect thereto, each such Portfolio Percentage Limitation shall be maintained or improved after giving effect to the proposed purchase of such Substitute Collateral Debt Obligations and each such Portfolio Percentage Limitation that was satisfied must continue to be satisfied (or, prior to the Effective Date with respect to the Diversity Test, shall be improved if not satisfied);

(i) with respect to the purchase and Grant of any Substitute Collateral Debt Obligations on or after the Effective Date (other than with respect to the purchase and Grant of Substitute

Collateral Debt Obligation purchased with proceeds of the disposition of any Credit Risk Security or Defaulted Security, including proceeds used to effect a Prepayment and subsequently reborrowed by the Issuer), the S&P CDO Monitor Test shall be performed by the Issuer in order to calculate the Class A Loss Differential, Class B Loss Differential, Class C Loss Differential and Class D Loss Differential, and (i) either the Class A Loss Differential, Class B Loss Differential, Class C Loss Differential or Class D Loss Differential shall be positive prior to giving effect to such purchase, or (ii) the Class A Loss Differential, Class B Loss Differential, Class C Loss Differential or Class D Loss Differential is negative prior to giving effect to such proposed purchase but the S&P CDO Monitor Test will be satisfied after giving effect to such proposed purchase or, if not satisfied, such test will be at least maintained or improved after giving effect to the purchase of such Substitute Collateral Debt Obligations; provided that (x) during any period when any Class of Notes has been put on a watch list for downgrade or downgraded by S&P, the Class A Loss Differential, Class B Loss Differential, Class C Loss Differential or Class D Loss Differential, as applicable, must be increased after giving effect to the purchase of Substitute Collateral Debt Obligations and (y) if on any date on which the S&P CDO Monitor Test is performed, the Collateral Manager on behalf of the Issuer determines that the Class A Loss Differential, Class B Loss Differential, Class C Loss Differential or Class D Loss Differential is negative, the Collateral Manager on behalf of the Issuer shall provide notice to such effect to S&P promptly, which shall in no event be later than five Business Days following the date on which such determination is made; and

(j) with respect to the purchase and Grant of any Substitute Collateral Debt Obligations, the Collateral Coverage Tests shall be satisfied after giving effect to such purchase, except that, with respect to a reinvestment of Sale Proceeds resulting from the purchase and Grant of a Collateral Debt Obligation pursuant to Sections 12.01(c), (d) or (e), if any of the Overcollateralization Tests were not satisfied prior to giving effect to such proposed purchase and will not be satisfied after giving effect thereto, the ratio related to any such unsatisfied Overcollateralization Test shall be maintained or improved after giving effect to the proposed purchase of such Substitute Collateral Debt Obligations.

Section 12.03. Collateral Debt Obligations Subject to Offer or Call; A/B Exchange

(a) The Collateral Manager may only direct the Trustee to sell a Collateral Debt Obligation that is the subject of an Offer or call for redemption if, together with its direction to sell such security (and the certifications required pursuant to Sections 10.03 or 12.01, as applicable), the Collateral Manager certifies that the sale price for such security is equal to or greater than the price available pursuant to such Offer or call. In such event, such sale will be treated as if the Offer or call were consummated for purposes of determining the Collections for the Due Period relating to the date on which such sale occurs.

(b) Notwithstanding anything contained in this Indenture to the contrary, an A/B Exchange may be effected if the Trustee shall have received a Collateral Manager Order with respect to such exchange, which also certifies that the requested release of the A Security is part of an A/B Exchange in compliance with this Section 12.03, and that the B Security identified therein otherwise complies with the requirements of Sections 12.02 and 12.05. Any such A/B Exchange shall not be considered a Discretionary Sale.

Section 12.04. Purchase of Substitute Collateral Debt Obligations

Upon receipt by the Trustee of a Collateral Manager Order with respect thereto, all or a portion of Available Funds representing Principal Collections may be withdrawn from the Collection Account on any Business Day during or after the Reinvestment Period for the purpose of purchasing a Substitute Collateral Debt Obligation in compliance with the Reinvestment Criteria, for inclusion in the Collateral, in an amount not to exceed total Available Funds in the Collection Account on such Business Day and specified in such Collateral Manager Order; provided that during the period from any Payment Date to the following Calculation Date, cash may be withdrawn from the Collection Account for investment in Substitute Collateral Debt Obligations only to the extent Available Funds representing Principal Collections then in the Collection Account plus Available Funds representing Principal Collections expected by the Issuer or the Collateral Manager to be in the Collection Account on such Calculation Date (based on scheduled distributions on the Collateral Debt Obligations) exceed the amount that will be due on the following Payment Date pursuant to clauses (A) through (J) of the Principal Waterfall and clauses (A) through (K) of the Interest Waterfall.

Section 12.05. Conditions Applicable to All Transactions Involving Purchases of Collateral Debt Obligations

(a) Any transaction effected under this Article XII or under Sections 10.02 or 10.03 shall be conducted on an arm’s-length basis, and, if effected with the Issuer or the Trustee, in each case acting as principal or agent, shall be effected on terms as favorable to the Noteholders as would be the case if such Person were not so affiliated and, in the case of the Collateral Manager or an Affiliate thereof, to the extent permitted under, and in compliance with, the Collateral Management Agreement; provided that the Trustee shall have no responsibility to oversee compliance with this Section 12.05(a) by the Issuer or Collateral Manager.

(b) Upon any purchase or substitution pursuant to this Article XII, all of the Issuer’s right, title and interest to the Pledged Securities shall be, and hereby is, Granted to the Trustee pursuant to the Granting Clause of this Indenture, and each such Pledged Security shall be delivered to the Trustee. The Trustee shall also receive, not later than the date of delivery, (i) an Officer’s Certificate of the Collateral Manager certifying (1) compliance with the provisions of Section 12.02, (2) that the Collateral Debt Obligation to be sold constitutes an Equity Security or Exchanged Equity Security sold pursuant to Section 12.01(a), a Defaulted Security sold pursuant to Section 12.01(b), a Credit Risk Security sold pursuant to Section 12.01(c), a Credit Improved Security sold pursuant to Section 12.01(d), or other Collateral Debt Obligation sold pursuant to Section 12.01(e) and (3) that any security to be purchased constitutes a Collateral Debt Obligation and (ii) an Officer’s Certificate of the Collateral Manager on behalf of the Issuer containing the statements set forth in Section 3.02(b).

(c) The Issuer shall not commit to purchase any Collateral Debt Obligation unless it (or the Collateral Manager on its behalf) has determined in its commercially reasonable judgment that it will have sufficient cash available to it to settle such purchase without taking into account the Aggregate Undrawn Amount of the Class A-3 Commitments.

Section 12.06. Conditions Applicable to Purchases and Funding of Delayed Drawdown Collateral Debt Obligations and Revolving Collateral Debt Obligations

(a) The Issuer shall not acquire any Delayed Drawdown Collateral Debt Obligation or Revolving Collateral Debt Obligation unless, immediately after giving effect to such acquisition, (1) the Aggregate Undrawn Amount of the Class A-2 Commitments, in addition to all amounts standing to the credit of the Exposure Reserve Account, is at least equal to all Exposure Amounts immediately after giving effect to such Acquisition and (2) no Unfunded Commitment Trigger Event has occurred or could be reasonably expected to occur at any time during which an Exposure Amount with respect to which reserves are not being held in the Exposure Reserve Account could be due and payable by the Issuer; provided that if the terms of the Delayed Drawdown Collateral Debt Obligation or Revolving Collateral Debt Obligation that is the subject of such acquisition allow the Obligor thereunder to request funding of an Exposure Amount on less than one Business Day’s notice to the Issuer, the Issuer shall, prior to effecting such acquisition, request and obtain a Borrowing under the Class A-2 Note Purchase

Agreements of sufficient funds to be applied to the Exposure Reserve Account to satisfy all future Exposure Amounts in respect of such Delayed Drawdown Collateral Debt Obligation or Revolving Collateral Debt Obligation, as the case may be (the above conditions, collectively, the “Unfunded Commitment Purchase Conditions”).

(b) If, at any time that the Issuer owns any Delayed Drawdown Collateral Debt Obligation or Revolving Collateral Debt Obligation for which sufficient reserves are not being held in the Exposure Reserve Account, upon the occurrence of any of the events listed in items (1)-(4) below (each, an “Unfunded Commitment Trigger Event”), the Issuer shall immediately upon receiving notice of any such event from the Class A-2 Note Agent, transfer to the Exposure Reserve Account, from, in the Collateral Manager’s reasonable discretion, any combination of (i) Principal Collections (but only if, immediately after giving effect to such transfer, the Issuer is in compliance with the Collateral Coverage Tests) and/or (ii) Borrowings under the Class A-2 Notes, in an amount equal to the total Exposure Amount of all Delayed Drawdown Collateral Debt Obligations or Revolving Collateral Debt Obligations owned by the Issuer, if: (1) any Holder of Class A-2 Notes (or any liquidity provider with respect thereto) fails to meet the Rating Criteria, (2) any Holder of Class A-2 Notes is in default of a funding commitment under its Class A-2 Note Purchase Agreement and sufficient funds have not been advanced by the Liquidity Provider with respect to such Noteholder, (3) the Issuer would be unable to effect a Borrowing under the Class A-2 Note Purchase Agreements for any reason, including but not limited to the Issuer’s inability to satisfy any of the Class A-2 Borrowing Conditions or (4) the Class A-2 Commitment Period has terminated. Amounts transferred to the Exposure Reserve Account following an Unfunded Commitment Trigger Event may not be removed from the Exposure Reserve Account so long as the circumstances that led, whether directly or indirectly, to such Unfunded Commitment Trigger Event shall be continuing except (i) to make a payment of an Exposure Amount requested by an Obligor of a Delayed Drawdown Collateral Debt Obligation or Revolving Collateral Debt Obligation at any time a commitment is owing from the Issuer, (ii) at any time the Exposure Amount of any Delayed Drawdown Collateral Debt Obligation or Revolving Collateral Debt Obligation ceases to be owing and is incapable of reinstatement, in which case such amounts may be designated, in the reasonable discretion of the Collateral Manager, as Principal Collections or (iii) any time any Delayed Drawdown Collateral Debt Obligation or Revolving Collateral Debt Obligation is sold by the Issuer, in which case amounts in the Exposure Reserve Account equal to the Exposure Amount immediately prior to such disposition may, in the reasonable discretion of the Collateral Manager, be designated as Principal Collections.

(c) On any date during the Reinvestment Period on which the Issuer is required to fund an Exposure Amount, the Issuer may, so long as it is in compliance with the Collateral Coverage Tests, transfer Principal Collections from the Collection Account or from the Exposure Reserve Account (in any combination selected by the Collateral Manager in its reasonable discretion and which amounts may include new Borrowings under the Class A-2 Notes) to the Obligor on the applicable Delayed Drawdown Collateral Debt Obligation or Revolving Collateral Debt Obligation, as the case may be, to fund such Exposure Amount. On any date after the Reinvestment Period has terminated or on any date during the Reinvestment Period when the Issuer is not in compliance with Collateral Coverage Tests, the Issuer shall fund Exposure Amounts from amounts on deposit in the Exposure Reserve Account (which may, during the Reinvestment Period, include amounts from new Borrowings under the Class A-2 Notes).

ARTICLE XIII

NOTEHOLDERS’ RELATIONS

Section 13.01. Subordination

(a) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders of each Secured Note of a Subordinate Class (“Subordinate Debt”) agree for the benefit of the Holders of any Class of Secured Notes then Outstanding that is not Subordinate Class of Secured Notes (“Senior Debt”) that the rights of such Holder of a Secured Note of a Subordinate Class in and to the Collateral and the proceeds thereof shall be subordinate and junior to the Holders of any Senior Debt to the extent and in the manner set forth in this Indenture including as set forth in Section 11.01(a) and as hereinafter provided. If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article V, including as a result of an Event of Default specified in Sections 5.01(g) or 5.01(h), the Holders of Senior Debt shall be paid in full in Cash before any further payment or other distribution is made on account of any Subordinate Debt. The Holders of Subordinate Debt agree, for the benefit of each Holder of Senior Debt, not to cause the filing of a petition in bankruptcy against the Issuer for failure to pay to them amounts due hereunder until all Senior Debt has been paid in full and two years and a day or, if longer, the applicable preference period then in effect under any applicable Insolvency Law, has elapsed since such payment. The Holders of Income Notes expressly agree that the Income Notes represent Subordinate Debt as against the Secured Notes and accordingly are subordinated to the Secured Notes to the extent and in the manner set forth in this Indenture.

(b) For purposes of this Section 13.01, the Class A Notes shall rank equally relative to each other.

(c) If, notwithstanding the provisions of this Indenture, any Holder of Notes shall have received any payment or distribution in respect thereof contrary to the provisions of this Indenture, then, unless and until each More Senior Class of Notes shall have been paid in full in Cash in accordance with this Indenture, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Trustee, which shall pay and deliver the same to the Holders of each More Senior Class of Secured Notes in accordance with this Indenture; provided that, if any such payment or distribution is made other than in Cash, it shall be held by the Trustee as part of the Collateral and subject in all respects to the provisions of this Indenture, including this Section 13.01.

(d) Each Holder of Notes and the Issuer agrees with each other Holder that no Holder of Subordinate Debt shall demand, accept or receive any payment or distribution in respect thereof in violation of the provisions of this Indenture including this Section 13.01; provided that after a More Senior Class of Secured Notes has been paid in full, the Holders of each Subordinate Class of Notes shall be fully subrogated to the rights of the Holders of such More Senior Class of Secured Notes (subject, in each case, to the provisions, of this Section 13.01 as to any other More Senior Class of Secured Notes then Outstanding). Nothing in this Section 13.01 shall affect the obligation of the Issuer to pay Holders of the Class A Notes, the Class B Notes, Class C Notes, Class D Notes or the Income Notes.

Section 13.02. Standard of Conduct

In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Secured Party under this Indenture, subject to the terms and conditions of this Indenture, including Sections 5.10 and 13.01, a Secured Party or Secured Parties shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any Secured Party, the Issuer, any Holder of Income Notes or any other Person.

ARTICLE XIV

MISCELLANEOUS

Section 14.01. Form of Documents Delivered to Trustee

(a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(b) Any certificate or opinion of an Authorized Officer of the Issuer or the Collateral Manager may be based, insofar as it relates to legal matters, upon an Opinion of Counsel or a certificate of or representations by such legal counsel, unless such Authorized Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such Officer’s Certificate of the Issuer or the Collateral Manager, or Opinion of Counsel or certificate of or representations by such legal counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, the Issuer, the Collateral Manager or any other Person, stating that the information with respect to such factual matters is in the possession of the Issuer, the Collateral Manager or such other Person, unless such Authorized Officer of the Issuer or the Collateral Manager or counsel knows that the certificate or opinion or representations with respect to such matters are erroneous. Any Opinion of Counsel may also be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Authorized Officer of the Issuer or the Collateral Manager, stating that the information with respect to such matters is in the possession of the Issuer or the Collateral Manager, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

(c) Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

(d) Whenever in this Indenture it is provided that the absence of the occurrence and continuation of a Default or an Event of Default is a condition precedent to the taking of any action by the Trustee at the request or direction of the Issuer then notwithstanding that the satisfaction of such condition is a condition precedent to the Issuer’s rights to make such request or direction, the Trustee shall be protected in acting in accordance with such request or direction if it does not have knowledge of the occurrence and continuation of such Default or Event of Default as provided in Section 6.01(b).

Section 14.02. Acts of Noteholders

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by an agent or proxy duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 14.02.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder (and any transferee thereof) of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

Section 14.03. Notices

Any request, demand, authorization, direction, notice, consent, waiver or other documents provided or permitted by this Indenture to be made upon, given or furnished to, or filed with:

(a) the Trustee by any Noteholder, by the Issuer or by the Collateral Manager shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, or sent by overnight courier guaranteeing next day delivery, or sent by confirmed facsimile transmission to the Trustee addressed to the Trustee at:

Wells Fargo Bank, National Association

Sixth and Marquette Avenue

MAC N9311-161

Minneapolis, MN 55479

Fax: (612) 667-3464

Attention: Corporate Trust Services—Asset Backed Administration

or at any other address furnished in writing to the Issuer, the Noteholders and the Collateral Manager by the Trustee; or

(b) the Issuer by the Trustee, by any Noteholder or by the Collateral Manager shall be sufficient for every purpose hereunder if in writing and mailed by certified mail, return receipt requested, or sent by overnight courier guaranteeing next day delivery, or sent by confirmed facsimile transmission with simultaneous mailing of the original on the same day by first-class mail, postage prepaid, to the Issuer addressed to the Issuer at:

MCG Commercial Loan Trust 2006-1

c/o Wilmington Trust Company, as Owner Trustee

1100 North Market Street

Wilmington, DE 19801

Telephone: (302) 636-6188

Fax: (302) 636-4140

Attention: Jeanne M. Oller

with a copy to

MCG Capital Corporation

1100 Wilson Boulevard, Suite 3000

Arlington, VA 22209

Telephone: (703) 247-7540

Fax: (703) 247-7545

Attention: Samuel Rubenstein

or at any other address furnished in writing to the Trustee, the Noteholders and the Collateral Manager by the Issuer; or

(c) the Collateral Manager by any Noteholder, the Trustee or the Issuer if in writing and mailed, by certified mail, return receipt requested, or sent by overnight courier guaranteeing next day delivery, or sent by confirmed facsimile transmission with simultaneous mailing of the original on the same day by first-class mail, postage prepaid, to the Collateral Manager addressed to the Collateral Manager at:

MCG Capital Corporation

1100 Wilson Boulevard, Suite 3000

Arlington, VA 22209

(d) the Rating Agencies by the Trustee, the Collateral Manager and the Issuer, if in writing and mailed, by certified mail, return receipt requested, or sent by overnight courier guaranteeing next day delivery, or sent by confirmed facsimile transmission with simultaneous mailing of the original on the same day by first-class mail, postage prepaid, addressed to each Rating Agency at:

Standard & Poor’s, a division of the McGraw

Hill Companies Inc.

55 Water Street, 41st Floor

New York, NY 10041

Fax: (212) 438-2664

Attention: Structured Finance Ratings,

Asset Backed Surveillance Group/CBO-CLO

With an electronic copy to:

CDO_Surveillance@sandp.com

Moody’s Investors Service, Inc.

99 Church Street

New York, NY 10007

Fax: (212) 553-0355

Attention: CBO/CLO Monitoring

or at any other address furnished in writing to the Trustee, the Collateral Manager and the Issuer by each Rating Agency;

(e) the Initial Purchasers by the Trustee, the Collateral Manager and the Issuer, if in writing and mailed, by certified mail, return receipt requested, or sent by overnight courier guaranteeing next day delivery, or sent by confirmed facsimile transmission with simultaneous mailing of the original on the same day by first-class mail, postage prepaid, addressed to the Initial Purchasers at:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

4 World Financial Center, 7th Floor

New York, New York 10080

Fax: (212) 449-8920

Attention: Global Structured Credit Products – MCG Commercial Loan Trust 2006-1

and

UBS Securities LLC

677 Washington Boulevard

Stamford, CT 06901

Attention: Global CDO Products

or at any other address furnished in writing to the Trustee, the Collateral Manager and the Issuer by the Initial Purchasers; or

(f) any Hedge Counterparty by the Trustee, the Collateral Manager and the Issuer, if in writing and mailed, by certified mail, return receipt requested, or sent by overnight courier guaranteeing next day delivery, or sent by confirmed facsimile transmission with simultaneous mailing of the original on the same day by first-class mail, postage prepaid, addressed to the Hedge Counterparty at the address set forth in the related Hedge Agreement, or at any other address furnished in writing to the Trustee, the Collateral Manager and the Issuer by such Hedge Counterparty.

Section 14.04. Delivery of Documents to Repository

Any document required to be delivered by the Issuer to the Repository pursuant to this Indenture shall be delivered to the Repository by electronic mail as a pdf (portable document format) file to the following address (or such other address as may be provided in writing from time to time by the operator of the Repository to the Issuer):

CDO Library

c/o The Bond Market Association

360 Madison Avenue (18th Floor)

New York, NY 10017

Electronic mail address: admin@cdolibrary.com

The Issuer shall be identified by its full legal name in the electronic mail message that accompanies the delivery of any document. The Issuer shall apply the following procedures in converting the document to a .pdf file:

(i) the .pdf file shall be made from the original document by printing directly from the application in which the document was created (Microsoft Word, Microsoft Excel, Crystal Reports, etc.) or by using Adobe Acrobat Distiller;

(ii) all fonts shall be embedded when converting the original document to a .pdf file; and

(iii) the .pdf file shall not be made from scanned pages;

provided that any reports required to be made available to the operator of the Repository by the Issuer shall be made available by providing the operator of the Repository with access to a website containing such report in a format that permits the user to download the document as a .pdf file.

Section 14.05. Notices to Noteholders; Waiver

(a) Where this Indenture provides for giving a copy of any report or notice to Noteholders (such report or notice, a “Notice”) of any event, such Notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Noteholder affected by such event, at its address as it appears on the Note Register not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such Notice. Any such Notice shall be in the English language and will be deemed to have been given five (5) Business Days after the date of first-class, postage prepaid mailing. In addition, if and for so long as any Class of Listed Notes is listed on the Irish Stock Exchange and so long as the rules of such exchange so require, notices to the Holders of such Listed Notes shall also be given by delivery to the Company Announcements Office of the Irish Stock Exchange. Neither the failure to mail any Notice, nor any defect in any Notice so mailed, to any particular Noteholder shall affect the sufficiency of such Notice with respect to other Noteholders.

(b) Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Noteholders shall be filed with the Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(c) In the event that, by reason of the suspension of the regular mail service as a result of a strike, work stoppage or similar activity it shall be impractical to mail notice of any event to Noteholders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be reasonably satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.

Section 14.06. Effect of Headings and Table of Contents

The section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 14.07. Successors and Assigns

All covenants and agreements in this Indenture by the Issuer shall bind its respective successors and assigns, whether so expressed or not.

Section 14.08. Severability

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.09. Benefits of Indenture

Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Collateral Manager, the Noteholders (which Collateral Manager shall be an express third party beneficiary of this Indenture), any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 14.10. Governing Law

THIS INDENTURE, EACH INDENTURE SUPPLEMENTAL HERETO AND EACH NOTE AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER (WHETHER IN CONTRACT, TORT OR OTHERWISE) TO THE FOREGOING SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, INCLUDING NEW YORK GENERAL OBLIGATIONS LAW §§ 5-1401 AND 5-1402 BUT OTHERWISE WITHOUT REGARD TO THE PRINCIPLES THEREOF GOVERNING CONFLICTS OF LAW.

Section 14.11. Counterparts

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 14.12. Submission to Jurisdiction

The Issuer hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes or this Indenture, and the Issuer hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court. The Issuer hereby irrevocably waives, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Issuer irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at the office of the agent in New York set forth in Section 7.15. The Issuer agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdiction by suit on the judgment or in any other manner provided by law.

Section 14.13. Judgment Currency

This is an international financing transaction in which the specification of Dollars (the “Specified Currency”), and the specification of the place of payment (the “Specified Place”), as the case may be, is of the essence, and the Specified Currency shall be the currency of account in all events relating to payments of or on the Notes. The payment obligations of the Issuer under this Indenture and the Notes shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder or the Notes in the Specified Currency into another currency (the “Second Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Trustee could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of the Issuer in respect of any such sum due from the Issuer hereunder shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Trustee of any sum adjudged to be due hereunder or under the Notes in the Second Currency the Trustee may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Issuer hereby, as a separate obligation and notwithstanding any such judgment (but subject to the Priority of Payments, as if such separate obligation in respect of each Class of Notes constituted additional principal owing in respect of such Class of Notes), agrees to indemnify the

Trustee and each Noteholder against, and to pay the Trustee or such Noteholder, as the case may be, on demand in the Specified Currency, any difference between the sum originally due to the Trustee or such Noteholder, as the case may be, in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

Section 14.14. Non-confidentiality

Notwithstanding anything herein or in any of the documents contemplated by this Indenture to the contrary, effective from the date of commencement of discussions with respect to the transactions contemplated hereby, the Trustee and the Noteholders and each employee, representative or other agent of the Trustee or such Holders, may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Indenture and all materials of any kind, including opinions or other tax analyses, that are provided to such party relating to such tax treatment and tax structure. This authorization to disclose the tax treatment and tax structure does not permit disclosure of information identifying the Issuer, the Collateral Manager or any other party to the transactions contemplated hereby, or the pricing (except to the extent pricing is relevant to tax structure or tax treatment) of the transactions contemplated by this Indenture.

Section 14.15. Consent to Posting of Documents on Repository

(a) The Issuer hereby consents to the posting of the Final Offering Circular, this Indenture and each Hedge Agreement and the Monthly Reports and Note Valuation Reports to be delivered pursuant hereto.

(b) Notwithstanding anything herein to the contrary, neither the Issuer or the Trustee makes any representation or warranty to The Bond Market Association (or any successor thereto) or any affiliate thereof or any Person having or obtaining access to the information maintained in the Repository or to any of such Person’s affiliates regarding the accuracy or completeness of any information, document, report or other communication transmitted to the Repository, and no Person having or obtaining access to the information maintained in the Repository shall have any rights under this Indenture or any other Transaction Document, or otherwise by reason of the transmission of any such information, document, report or other communication to the Repository.

Section 14.16. Payments with respect to Loans Subject to Retained Interest Provisions

(a) For the avoidance of doubt, the provisions of this Section 14.16 apply to each Collateral Debt Obligation that is treated hereunder as a term loan since the Collateral Manager retains a Retained Interest with respect to such Collateral Debt Obligation.

(b) With respect to any Collateral Debt Obligations included in the Collateral subject to the Retained Interest provisions of this Indenture, the Issuer will own only the principal portion of such Collateral Debt Obligations outstanding as of the applicable Cut-Off Date. Principal Collections received by the Issuer or the Collateral Manager on any Revolving Collateral Debt Obligations will be allocated first to the portion of such Revolving Collateral Debt Obligation not owned by the Issuer, until the principal amount of such portion is reduced to zero, and then to the portion owned by the Issuer; provided that (i) if a payment default occurs with respect to any Revolving Collateral Debt Obligation, (ii) the Collateral Manager has determined in its sole discretion that an Obligor’s credit has deteriorated or (iii) the Collateral Manager has determined in its sole discretion to reduce its commitment to an Obligor, then Principal Collections received on the applicable Collateral Debt Obligation will be allocated between the portion not owned by the Issuer and the portion owned by the Issuer, pro rata based upon the outstanding principal amount of each such portion. With respect to any Delayed Draw Collateral Debt Obligations included in the Collateral subject to the Retained Interest provisions of this Indenture, Principal Collections received by the Issuer or the Collateral Manager on such Delayed Draw Collateral Debt Obligations will be allocated between the portion not owned by the Issuer and the portion owned by the Issuer, pro rata based upon the outstanding principal amount of each such portion.

(c) With respect to any Collateral Debt Obligations included in the Collateral subject to the Retained Interest provisions of this Indenture, Interest Collections received by the Issuer or the Collateral Manager on such Collateral Debt Obligations will be allocated between the portion not owned by the Issuer and the portion owned by the Issuer, pro rata based upon the outstanding principal amount of each such portion.

ARTICLE XV

ASSIGNMENT OF MANAGEMENT AGREEMENT

Section 15.01. Assignment of the Collateral Management Agreement

(a) The Issuer, in furtherance of the covenants of this Indenture and as security for the Secured Notes and amounts payable to the Holders of Secured Notes hereunder and the performance and observance of the provisions hereof, hereby assigns, transfers, conveys and sets over to the Trustee, for the benefit of the Holders of Secured Notes, all of the Issuer’s estate, right, title and interest in, to and under the Collateral Management Agreement, including (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Collateral Manager thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Issuer is or may be entitled to do thereunder; provided that the Trustee hereby grants the Issuer a license to exercise all of the Issuer’s rights pursuant to the Collateral Management Agreement without notice to or the consent of the Trustee (except as otherwise expressly required by this Indenture, including as set forth in Section 15.01(f)), which license shall be and is hereby deemed to be automatically revoked upon the occurrence of an Event of Default hereunder until such time, if any, as such Event of Default is cured or waived.

(b) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Issuer under the provisions of the Collateral Management Agreement, nor shall any of the obligations contained in the Collateral Management Agreement be imposed on the Trustee.

(c) Upon the retirement of the Secured Notes and the release of the Collateral from the lien of this Indenture, this assignment and all rights herein assigned to the Trustee for the benefit of the Holders of Secured Notes shall cease and terminate and all the estate, right, title and interest of the Trustee in, to and under the Collateral Management Agreement shall revert to the Issuer and no further instrument or act shall be necessary to evidence such termination and reversion.

(d) The Issuer represents that the Issuer has not executed any other assignment of the Collateral Management Agreement.

(e) The Issuer agrees that this assignment is irrevocable, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Issuer will, from time to time upon the written request of the Trustee, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as the Trustee may reasonably specify.

(f) The Issuer hereby agrees, and hereby undertakes to obtain the agreement of the Collateral Manager in the Collateral Management Agreement to the following:

(i) The Collateral Manager consents to this assignment and agrees to perform the provisions of this Indenture made expressly applicable to the Collateral Manager pursuant to the Collateral Management Agreement.

(ii) The Collateral Manager acknowledges that the Issuer is assigning all of its right, title and interest in, to and under the Collateral Management Agreement to the Trustee for the benefit of the Secured Parties and the Collateral Manager agrees that all of the representations, covenants and agreements made by the Collateral Manager in the Collateral Management Agreement are also for the benefit of the Holders of Secured Notes.

(iii) The Collateral Manager shall deliver to the Trustee duplicate original copies of all notices, statements, communications and instruments delivered or required to be delivered to the Issuer pursuant to the Collateral Management Agreement.

(iv) Neither the Issuer nor the Collateral Manager will enter into any agreement amending, modifying or terminating the Collateral Management Agreement (except as expressly permitted by this Indenture) or selecting or consenting to a successor Collateral Manager, unless the Rating Condition shall have been satisfied with respect to such amendment, modification, termination, selection or consent.

(v) Except as otherwise set forth in the Collateral Management Agreement, the Collateral Manager shall continue to serve as Collateral Manager under the Collateral Management Agreement notwithstanding that the Collateral Manager shall not have received amounts due it under the Collateral Management Agreement because sufficient funds were not then available hereunder to pay such amounts. The Collateral Manager agrees not to institute against, or join any other Person in instituting against, the Issuer any proceeding, suit or case under any applicable Insolvency Law until at least two years and one day, or if longer the applicable preference period then in effect, after the payment in full of all Notes issued under this Indenture; provided that nothing in this Section 15.01(f)(v) shall preclude, or be deemed to estop, the Collateral Manager (1) from taking any action prior to the expiration of the aforementioned two years and one day period, or if longer the applicable preference period then in effect, in (A) any case or proceeding voluntarily filed or commenced by the Issuer or (B) any involuntary insolvency proceeding filed or commenced against the Issuer by a Person other than the Collateral Manager or (2) from commencing against the Issuer or any properties of the Issuer any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

ARTICLE XVI

HEDGE AGREEMENTS

Section 16.01. Hedge Agreements.

(a) After the Closing Date, the Issuer may from time to time enter into Hedge Agreements if on the date on which the Issuer enters into a Hedge Agreement, (i) each Hedge Counterparty entering into a Hedge Agreement on such date (or any Affiliate of such Hedge Counterparty that shall have absolutely and unconditionally guaranteed (using a form of guarantee complying with

S&P’s then-current criteria with respect to guarantees) the obligations of such Hedge Counterparty under the relevant Hedge Agreement) shall be required to satisfy the Hedge Counterparty Ratings Requirement, (ii) the Issuer shall collaterally assign its rights under such Hedge Agreement to the Trustee pursuant to this Indenture and such Hedge Counterparty shall consent to such assignment and (iii) the Rating Condition is satisfied. The Issuer shall enter into a Hedge Agreement only if (x) the relevant Hedge Counterparty shall be required in accordance with the terms of such Hedge Agreement to pay additional amounts to the Issuer sufficient to cover any withholding tax due on payments made by such Hedge Counterparty to the Issuer under such Hedge Agreement, subject to the Issuer making customary payee tax representations and providing customary tax documentation and (y) such Hedge Agreement contains “limited recourse” and “non-petition” provisions equivalent to the “limited recourse” and “non-petition” provisions set forth herein (mutatis mutandis) and (z) the Rating Condition is satisfied. If on any Measurement Date after the Effective Date but prior to the end of the Reinvestment Period the Aggregate Principal Amount of all fixed rate Collateral Debt Obligations held by the Issuer as of such date exceeds 30% of the Aggregate Collateral Balance for a period of 10 consecutive Business Days, the Issuer shall give notice to the Holders of the Controlling Class of such occurrence and, upon the request of a Majority of the Controlling Class and subject to the requirements in the preceding sentence, enter into a Hedge Agreement (in form and substance reasonably satisfactory to the Majority of the Controlling Class) intended to have a notional amount equal to the excess of the Aggregate Principal Amount of all fixed rate Collateral Debt Obligations over an amount equal to 30% of the Aggregate Collateral Balance.

(b) The Trustee shall, on behalf of the Issuer and in accordance with the Note Valuation Report, pay amounts due to each Hedge Counterparty under the Hedge Agreements on any Payment Date subject to and in accordance with Section 11.01.

(c) Each Hedge Agreement shall provide that, in respect of any Hedge Counterparty or transferee:

(i) if the Hedge Rating Determining Party ceases to satisfy the Hedge Counterparty Ratings Requirement, then such Hedge Counterparty shall, within the period specified in the Hedge Agreement following such ratings downgrade (solely at the expense of the Hedge Counterparty), (x) enter into an agreement with the Issuer in the form of the ISDA Credit Support Annex providing for the posting of collateral and that satisfies the Rating Condition with respect to S&P or (y) obtain a guarantee (using a form of guarantee complying with S&P’s then-current criteria with respect to guarantees) or make an assignment to a replacement Hedge Counterparty that has ratings at least equal to the Hedge Counterparty Ratings Requirement; and

(ii) if its Hedge Rating Determining Party fails to satisfy the Ratings Threshold, then the Hedge Counterparty shall either (x) immediately assign its rights and obligations in and under the related Hedge Agreement (at its own expense) to another Hedge Counterparty that has ratings at least equal to the Hedge Counterparty Ratings Requirement or (y) enter into any other agreement with or arrangement for the benefit of the Issuer and the Trustee that is reasonably satisfactory to the Trustee on behalf of the Issuer and that satisfies the Rating Condition.

(d) The Trustee shall, upon the Issuer entering into a Hedge Agreement, cause to be established one or more securities accounts, each of which shall be designated a “Hedge Counterparty Collateral Account”, which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties. The Trustee shall deposit all collateral received from any Hedge Counterparty under any Hedge Agreement in the related Hedge Counterparty Collateral Account. Any and all funds at any time on deposit in, or otherwise standing to the credit of, a Hedge Counterparty Collateral Account shall be held in trust by the Trustee for the benefit of the Secured Parties. The only permitted withdrawal from or application of funds on deposit in, or otherwise standing to the credit of, a

Hedge Counterparty Collateral Account shall be (i) for application to obligations of the relevant Hedge Counterparty to the Issuer under the relevant Hedge Agreement that are not paid when due (whether when scheduled or upon early termination) or (ii) to return collateral to such Hedge Counterparty when and as required by the relevant Hedge Agreement (in each case as directed in writing by the Collateral Manager). The Trustee shall reinvest amounts in the Hedge Counterparty Collateral Account in accordance with the terms of the related Hedge Agreement, upon and as set forth in written direction from the Collateral Manager, and shall have no liability for any such investments. The Trustee shall not be obligated to make any such investment in the absence of such written instruction.

(e) The Hedge Agreements will provide that upon the default by the relevant Hedge Counterparty in the payment when due of its obligations to the Issuer under such Hedge Agreement, the Issuer shall promptly provide written notice thereof to the Trustee and, if applicable, any guarantor of such Hedge Counterparty’s obligations under such Hedge Agreement. Upon its receipt of such notice (or, if earlier, when the Trustee becomes aware of such default) the Trustee shall make a demand on such Hedge Counterparty, or any guarantor, if applicable, demanding payment forthwith. The Trustee shall give notice to the Noteholders and each Rating Agency upon the continuance of the failure by such Hedge Counterparty to perform its obligations for two Business Days following a demand made by the Trustee on such Hedge Counterparty.

(f) If at any time any Hedge Agreement becomes subject to early termination due to the occurrence of an “event of default” or a “termination event” (each as defined in the relevant Hedge Agreement) where the Hedge Counterparty is the sole defaulting party or the affected party, the Issuer shall give prompt written notice thereof to the Trustee, and the Issuer and the Trustee shall take such actions (following the expiration of any applicable grace period) to enforce the rights of the Issuer and the Trustee thereunder, as instructed in writing by the Collateral Manager and as may be permitted by the terms of such Hedge Agreement and consistent with the terms hereof, and shall apply the proceeds of any such actions (including the proceeds of the liquidation of any collateral pledged by such Hedge Counterparty) to the costs of such actions and to the cost of entering into a replacement Hedge Agreement to be arranged and entered into by the Issuer on such terms with respect to which the Issuer has satisfied the Rating Condition. Any costs attributable to entering into a replacement Hedge Agreement which exceed the sum of the proceeds of the liquidation of the terminated Hedge Agreement shall be borne by the “defaulting party” or sole “affected party” (each as defined in the relevant Hedge Agreement) with respect to the applicable “event of default” or “termination event.” In determining the amount payable under the terminated Hedge Agreement, the Issuer will seek quotations from “Reference Market-makers” (as defined in the relevant Hedge Agreement) that satisfy the Hedge Counterparty Ratings Requirement. In addition, the Issuer will use its best efforts to cause the termination of a Hedge Agreement to become effective simultaneously with the entry into a replacement Hedge Agreement described as aforesaid.

(g) Each Hedge Agreement shall provide that (i) any amount payable to the Hedge Counterparty thereunder shall be subject to the Priority of Payments and (ii) such Hedge Agreement is subject to termination upon the earlier to occur of (x) an Event of Default followed by the liquidation of the Collateral in accordance with this Indenture and (y) any redemption in whole of the Notes. Satisfaction of the Rating Condition will not be required in connection with such termination, but shall be required in connection with any other termination of a Hedge Agreement or any reduction in the notional amount thereof unless no payment is due to the relevant Hedge Counterparty as a result of such termination or reduction.

Section 16.02. Amendment and Reduction in Notional Amount.

(a) The Issuer shall notify the Trustee, the Collateral Manager and each Rating Agency in writing of all amendments and modifications to any Hedge Agreement and each such modification or amendment shall be subject to satisfaction of the Rating condition with respect to S&P.

(b) The Collateral Manager, on behalf of the Issuer, may reduce the notional amount of any Hedge Agreement (and, in connection therewith, cause the Issuer to pay a termination payment in accordance with the Priority of Payments to the Hedge Counterparty) if the Rating Condition is satisfied.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed and delivered as of the day and year first above written.

MCG Commercial Loan Trust 2006-1,
as Issuer

By:	Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee

By:	/s/ Jeanne M. Oller
Name:	Jeanne M. Oller
Title:	Senior Financial Services Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:	/s/ Joe Nardi
Name:	Joe Nardi
Title:	Vice President